   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        CHANGE TECHNOLOGY PARTNERS, INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                        3570
       (State or other jurisdiction of                (Primary Standard Industrial
       incorporation or organization)                  Classification Code Number)

                  DELAWARE                                      06-1582875
       (State or other jurisdiction of                         (IRS Employer
       incorporation or organization)                       Identification No.)

                             ---------------------
                               537 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830
                                 (203) 661-5233
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                MICHAEL GLEASON
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        CHANGE TECHNOLOGY PARTNERS, INC.
                               537 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830
                                 (203) 661-5233
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                             JAMES H. SCHWAB, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger under the merger agreement described in this Registration Statement have been satisfied or waived.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
             TITLE OF EACH CLASS                  AMOUNT TO BE       MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
       OF SECURITIES TO BE REGISTERED            REGISTERED(2)       PRICE PER SHARE       OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share(1)...     409,319,820              N/A               $1,858(3)             $0.15(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to the common stock, par value $0.01 per share, of the registrant ("Change common stock") to be issued to holders of
    (i) Neurologix, Inc. ("Neurologix") common stock, par value $0.001 per share ("Neurologix common stock"); and (ii) Neurologix Series B convertible preferred stock, par value $0.001 per share, ("Neurologix Series B convertible preferred stock") in connection with the proposed Merger of a wholly-owned subsidiary of the registrant and Neurologix.

(2) Based on the maximum number of shares of Change common stock that may be issued in connection with the Merger described in the enclosed proxy statement and prospectus, calculated as the product of (a) (i) 2,490,583 shares of Neurologix common stock outstanding on September 30, 2003, plus
    (ii) 2,205,000 additional shares of Neurologix common stock that will be issued immediately prior to the Merger in exchange for 147 shares of Neurologix's initial series of convertible preferred stock, par value $0.001 per share, pursuant to the voting agreement, plus (iii) approximately 386,375 shares of Neurologix common stock that will be issued immediately prior to the Merger to the holders of the Existing Neurologix Note, plus
    (iv) 490,754 shares of Neurologix Series B convertible preferred stock, plus
    (v) options to purchase 257,000 shares of Neurologix common stock, multiplied by (b) 70.2127, an estimate of the exchange ratio used in the merger agreement based on the value of Change's Net Cash Assets, the Total CTP Existing Shares and Total Neurologix Existing Shares as of July 31, 2003.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act, based on the sum of (a) $1,694, one-third of the par value of the Neurologix common stock to be received by Change in the Merger as of September 30, 2003, plus (b) $164, one-third of the par value of the Neurologix Series B convertible preferred stock to be received by Change in the Merger as of September 30, 2003.

(4) Reflects the product of (a) 0.0000809 multiplied by (b) the Proposed Maximum Aggregate Offering Price for shares of Change Common Stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2003

                        CHANGE TECHNOLOGY PARTNERS, INC.

                             ---------------------

                               537 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830
                                 (203) 661-5233

                             ---------------------

                                                                          , 2003

Dear Stockholder:

     You are cordially invited to attend the special meeting of the stockholders
of Change Technology Partners, Inc. ("Change") to be held at           ,
          , on           , 2003 at   a.m., local time, and any adjournment or
postponement of the meeting. At the special meeting, you will be asked to consider, approve and adopt resolutions relating to the merger of CTP/N Merger Corp., a Delaware corporation and wholly-owned subsidiary of Change ("Subcorp"), with and into Neurologix, Inc., a Delaware corporation ("Neurologix"), with Neurologix as the surviving corporation (the "Merger"), and amendments to Change's certificate of incorporation in connection with the Merger to (i) increase the number of authorized shares of Change common stock to 750,000,000 shares, (ii) decrease the par value of Change common stock to $0.001 per share,
(iii) change the name of Change to "Neurologix, Inc." and (iv) increase the size of and divide Change's board of directors into three classes, with staggered three-year terms for each class. The respective boards of directors of Change, Subcorp and Neurologix have unanimously approved the Merger. The approval of the Merger by the Change board of directors was based, in part, on the opinion of BNY Capital Markets, Inc., Change's financial advisor, as to the fairness, from a financial point of view, to Change's stockholders of the Merger.

     In connection with the Merger, Change common stockholders will continue to hold their shares and Neurologix stockholders will be entitled to receive, based upon the exchange ratio provided in the merger agreement, shares of Change common stock for each share of Neurologix common stock or Neurologix Series B convertible preferred stock that they own at the effective time of the Merger. Following the Merger, Neurologix's current stockholders and noteholders (including holders of Neurologix common stock issuable upon the conversion or exchange, as applicable, of (i) Neurologix's initial series of convertible preferred stock, (ii) Neurologix's Series B convertible preferred stock and
(iii) a promissory note in the aggregate principal amount of $2.0 million payable by Neurologix (the "Existing Neurologix Note")) are expected to hold approximately 68% of the outstanding common stock of the combined company, and Change's current stockholders are expected to hold approximately 32% of the outstanding common stock of the combined company.

     Change common stock is traded on the over-the-counter market and prices are quoted on the OTC electronic bulletin board under the symbol "CTPI."

     THE CHANGE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CHANGE COMMON STOCK AND SERIES A CONVERTIBLE PREFERRED STOCK VOTE FOR THE (I) APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND (II) THE PROPOSED AMENDMENTS TO ITS CERTIFICATE OF INCORPORATION.

     THIS PROXY STATEMENT AND PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE PROPOSALS RELATING TO THE MERGER AND WE URGE YOU TO READ IT CAREFULLY. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 16 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTIONS. IN ADDITION, YOU MAY OBTAIN ADDITIONAL INFORMATION ABOUT CHANGE FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     YOUR VOTE IS VERY IMPORTANT. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS IF YOU HAD VOTED AGAINST THE MERGER. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, WHETHER OR NOT YOU PLAN ON ATTENDING THE SPECIAL MEETING. IT IS IMPORTANT THAT YOU RETURN THE PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, SO THAT YOUR SHARES ARE PROPERLY VOTED.

     If you have any questions prior to the special meeting or need further assistance, please call Change's proxy solicitors, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

     Thank you for your cooperation.

                                          Very truly yours,

                                          MICHAEL GLEASON
                                          Chairman of the Board and Chief
                                          Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT OR DETERMINED THAT THIS PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement and prospectus is dated           , 2003 and is first
being mailed to stockholders on or about           , 2003.

                                NEUROLOGIX, INC.
                                ONE BRIDGE PLAZA
                           FORT LEE, NEW JERSEY 07024
                                 (201) 592-6451

                                          , 2003

Dear Stockholder:

     The board of directors of Neurologix, Inc. ("Neurologix") has unanimously approved the merger of CTP/N Merger Corp. ("Subcorp"), a Delaware corporation and wholly-owned subsidiary of Change Technology Partners, Inc., a Delaware corporation ("Change"), with and into Neurologix, with Neurologix as the surviving corporation (the "Merger"). The respective boards of directors of Subcorp and Change have also unanimously approved the Merger.

     In connection with the Merger, Neurologix stockholders will be entitled to receive, based upon the exchange ratio provided in the merger agreement, shares of Change common stock for each share of Neurologix common stock or Neurologix Series B convertible preferred stock that they own at the effective time of the Merger. Following the Merger, Neurologix's current stockholders and noteholders (including holders of Neurologix common stock issuable upon the conversion or exchange, as applicable, of (i) Neurologix's initial series of convertible preferred stock, (ii) Neurologix's Series B convertible preferred stock and
(iii) a promissory note in the aggregate principal amount of $2.0 million payable by Neurologix (the "Existing Neurologix Note")) are expected to hold approximately 68% of the outstanding common stock of the combined company and Change's current stockholders are expected to hold approximately 32% of the outstanding common stock of the combined company.

     THE BOARD OF DIRECTORS OF NEUROLOGIX HAS DETERMINED THAT THE APPROVAL OF THE MERGER IS ADVISABLE, AND IN THE BEST INTERESTS OF, NEUROLOGIX AND ITS STOCKHOLDERS.

     Pursuant to a voting agreement, the holders of (i) 100% of Neurologix's outstanding initial series of convertible preferred stock, (ii) approximately 79.2% of Neurologix's outstanding Series B convertible preferred stock and (iii) the Existing Neurologix Note have agreed to convert their securities into Neurologix common stock immediately prior to the effective time of the Merger. These holders, together with the holders of a majority of Neurologix's outstanding common stock, have approved the Merger.

     Neurologix stockholders who properly demand appraisal rights prior to
          , 2003, who do not consent to the approval and adoption of the merger agreement and the Merger and who otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware will be entitled, if the Merger is completed, to statutory appraisal of the fair value of their shares of common stock. Refer to the section entitled "Appraisal Rights" in the accompanying proxy statement and prospectus and the full text of Section 262 of the General Corporation Law of the State of Delaware, which is attached as Appendix E to the accompanying proxy statement, for a description of the procedures that Neurologix shareholders must follow in order to exercise their appraisal rights.

     THIS PROXY STATEMENT AND PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE MERGER AND WE URGE YOU TO READ IT CAREFULLY. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 16 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTION. IN ADDITION, YOU MAY OBTAIN ADDITIONAL INFORMATION ABOUT CHANGE FROM THE DOCUMENTS THAT IT HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     If you have any questions or need further assistance, please call Mark Hoffman at (201) 592-6451.

                                          Sincerely,

                                          MARK HOFFMAN
                                          Secretary

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT OR DETERMINED THAT THIS PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement and prospectus is dated           , 2003, and is first
being mailed to stockholders on or about           , 2003.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                               537 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830
                                 (203) 661-5233

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2003

                             ---------------------

To the Stockholders of Change Technology Partners, Inc.:

     NOTICE IS GIVEN that a special meeting of the stockholders of Change Technology Partners, Inc., a Delaware corporation ("Change"), will be held at
          , on           , 2003, at      a.m., local time. The board of
directors asks you to attend this meeting, in person or by proxy, for the following purposes:

          1. To consider, approve and adopt the merger agreement and the transactions contemplated by it.

          2. To consider, approve and adopt a proposal to amend the certificate of incorporation of Change, as provided in the merger agreement, which amendments provide for (i) increasing the number of authorized shares of Change common stock from 500,000,000 shares to 750,000,000 shares, (ii) decreasing the par value of Change common stock from $0.01 per share to $0.001 per share, (iii) changing the name of Change to "Neurologix, Inc." and (iv) increasing the size of and dividing Change's board of directors into three classes, with staggered three-year terms for each class.

          3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The approval of proposals 1 and 2 above requires the affirmative vote of the holders of a majority of the outstanding shares of Change common stock and Series A preferred stock voting together as a single class.

     Approval of proposals 1 and 2 listed above is a condition to the closing of the Merger. Therefore, if you vote against any one of these proposals, it would have the effect of a vote against the other proposals and the Merger. Should either of these proposals fail to be approved by the required vote of the stockholders at the special meeting then both Change and Neurologix will be entitled to terminate the merger agreement.

     THE CHANGE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CHANGE COMMON STOCK AND SERIES A CONVERTIBLE PREFERRED STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND THE AMENDMENTS TO CHANGE'S CERTIFICATE OF INCORPORATION.

     If, for any reason, the Merger is not consummated, neither of proposals 1 or 2 will be effected.

     Only stockholders of record at the close of business on           , 2003,
are entitled to notice of the special meeting and to vote at the meeting. A list
of stockholders entitled to vote as of the close of business on           , 2003
will be available at the special meeting for examination by any stockholder or the stockholder's attorney or agent. Please note that, by delivering a proxy to vote at the special meeting, you are also granting a proxy voting in favor of any adjournments or postponements of the special meeting.

     We cordially invite you to attend the special meeting in person because it is important that your shares be represented at the meeting. However, to ensure your representation at the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope as promptly as possible. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in.

You may also revoke your proxy at any time before the meeting by filing a written revocation with Change at the address set forth above or by filing a duly executed proxy bearing a later date.

                                          By the Order of the Board of Directors
                                          of
                                          Change Technology Partners, Inc.,

                                          MICHAEL GLEASON
                                          Chairman of the Board and Chief
                                          Executive Officer

          , 2003

                          YOUR VOTE IS VERY IMPORTANT.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
Questions and Answers About the Meeting..............................................    1
Summary..............................................................................    4
Risk Factors.........................................................................   16
Special Note Regarding Forward-Looking Statements....................................   22
The Change Special Meeting...........................................................   23
The Merger...........................................................................   26
The Merger Agreement.................................................................   39
Description of Related Agreements....................................................   50
Proposed Amendments to Change's Certificate of Incorporation in Connection With the
  Merger.............................................................................   55
Material United States Federal Income Tax Consequences of the Merger.................   56
Market Price and Dividend Policy.....................................................   58
Unaudited Pro Forma Financial Statements.............................................   59
Management of the Combined Company After the Merger..................................   65
Certain Relationships and Related-Party Transactions.................................   77
Selected Historical Financial Data of Change.........................................   78
Management's Discussion and Analysis of Financial Condition and Results of Operations
  of Change..........................................................................   81
Business of Change...................................................................   89
Selected Historical Consolidated Financial Data of Neurologix........................   91
Management's Discussion and Analysis of Financial Condition and Results of Operations
  of Neurologix......................................................................   92
Business of Neurologix...............................................................   98
Comparison of the Rights of the Holders of Neurologix Common Stock or Series B
  Convertible Preferred Stock and the Holders of Change Common Stock.................  103
Information Regarding Beneficial Ownership of Management and Principal Stockholders
  of Change..........................................................................  111
Information Regarding Beneficial Ownership of Management and Principal Stockholders
  of Neurologix......................................................................  113
Information Regarding Beneficial Ownership of Management and Principal Stockholders
  of the Combined Company............................................................  116
Legal Matters........................................................................  120
Experts..............................................................................  120
Stockholder Proposals................................................................  120
Where You Can Find More Information..................................................  120
Index to Financial Statements........................................................  F-1

Appendices
Appendix A          Agreement and Plan of Merger
Appendix B          Amendment No. 1 to Agreement and Plan of Merger
Appendix C          Voting Agreement
Appendix D          Opinion of BNY Capital Markets, Inc.
Appendix E          Section 262 of the Delaware General Corporation Law

                    QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:  WHAT IS THE PROPOSED TRANSACTION?

A: Change Technology Partners, Inc., a Delaware corporation ("Change"), is proposing to acquire all of the outstanding securities of Neurologix, Inc., a Delaware corporation ("Neurologix"). The acquisition will be effected by the merger of a wholly-owned subsidiary of Change with and into Neurologix, with Neurologix surviving as a wholly-owned subsidiary of Change (the "Merger"). Upon completion of the Merger, Neurologix's corporate name will be Neurologix Research, Inc. Upon completion of the Merger and as part of the amendment to its certificate of incorporation, Change's corporate name will be "Neurologix, Inc." We sometimes refer to Change following completion of the Merger and the change of its corporate name as the "combined company."

Q:  HOW MANY SHARES OF CHANGE COMMON STOCK WILL BE ISSUED IN THE MERGER?

A: The exact number of shares of common stock to be issued by Change will not be determined until immediately prior to the effective time of the Merger. Change currently expects to issue approximately 391,275,156 shares of Change common stock in the Merger. Change will issue a press release approximately 48 hours prior to the special meeting announcing an updated estimate of the number of shares to be issued, based on the value of Change's Net Cash Assets at that time. No fractional shares will be issued. All fractional shares will be rounded to the nearest whole number for each shareholder on an aggregate basis.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Change Stockholders: You will continue to hold the Change securities you currently own.

Neurologix Stockholders: You will be entitled to receive a number of shares of the combined company's common stock, based upon the exchange ratio provided in the merger agreement, for each share of Neurologix common stock or Series B convertible preferred stock you own on the date of the closing of the Merger. If you are an option holder, you will receive replacement options based on the exchange ratio provided for in the merger agreement.

Q:  WILL I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A: Change Stockholders: Under Delaware law, Change stockholders do not have appraisal rights with respect to the Merger.

Neurologix Stockholders: Yes. Under Section 262 of the Delaware General Corporation Law, holders of Neurologix common stock and Series B convertible preferred stock have appraisal rights with respect to the Merger. Record holders of shares of Neurologix who follow the statutory procedures provided in Section 262 of the Delaware General Corporation Law, may have their shares appraised by the Delaware Court of Chancery and may be entitled to receive the "fair value" of those shares, which could be greater than, less than or the same as the value of the consideration to be received in the Merger. A copy of Section 262 is attached as Appendix E to this proxy statement and prospectus. Please also refer to the section of this proxy statement and prospectus entitled "The Merger -- Appraisal Rights."

Q: WILL I BE ABLE TO FREELY RESELL THE SHARES OF CHANGE COMMON STOCK I RECEIVE IN THE MERGER?

A: All shares of Change common stock received by Neurologix stockholders in connection with the Merger will be freely transferable under federal securities laws, except for shares received by persons who are deemed to be "affiliates" of Change or Neurologix for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), prior to the completion of the Merger. These shares may be resold only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 under the Securities Act in the case of persons who become affiliates of Neurologix, or as otherwise permitted under the Securities Act.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTIONS TO ME?

A: Change Stockholders: There will be no tax consequences to you as stockholders as a result of the Merger.

Neurologix Stockholders: The Merger is structured as a tax free reorganization under section 368(a) of the Internal Revenue Code. As a result, U.S. holders of Neurologix common stock or Series B convertible preferred stock will not recognize any taxable gain or loss for U.S. federal income tax purposes on the receipt of Change common stock in the Merger. Each Neurologix stockholder's aggregate tax basis and holding period with respect to the shares of Change common stock it will receive in the Merger will be the same as that for the shares of Neurologix common stock or Series B convertible preferred stock that will be surrendered in exchange for Change common stock.

Q:  WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: Change Stockholders: The Merger proposal and the proposal relating to the amendments to the certificate of incorporation must be approved by the affirmative vote of a majority of the outstanding shares of Change common stock and Series A convertible preferred stock voting together as a single class. A broker non-vote or an abstention has the same effect as a vote against the Merger and charter amendment proposals.

Neurologix Stockholders: The Merger has been approved by the affirmative vote of holders of a majority of the outstanding shares of Neurologix's capital stock voting together as a single class.

Q: WHAT PERCENTAGE OF THE COMBINED COMPANY'S COMMON STOCK WILL BE HELD BY EXISTING HOLDERS OF CAPITAL STOCK AFTER THE MERGER?

A: It is anticipated that existing Change securityholders will hold approximately 32% of the shares of the combined company's outstanding common stock after the Merger. The exact percentage will be determined immediately prior to the effective time of the Merger. Change will issue a press release approximately 48 hours prior to the special meeting announcing an updated estimate of the number of shares to be issued, based on the value of Change's Net Cash Assets at that time.

Q: WHAT PERCENTAGE OF THE COMBINED COMPANY'S COMMON STOCK WILL BE HELD BY FORMER NEUROLOGIX STOCKHOLDERS?

A: It is anticipated that existing Neurologix securityholders will hold approximately 68% of the shares of the combined company's outstanding common stock after the Merger. The exact percentage will be determined immediately prior to the effective time of the Merger.

Q:  HAS SOMEONE DETERMINED THAT THE TRANSACTIONS ARE IN MY BEST INTERESTS?

A: Change Stockholders: The Change board of directors has unanimously determined that the Merger and the transactions relating to the Merger, including the proposals described in this proxy statement and prospectus, are advisable to, and in the best interests of, Change and its stockholders and recommends that Change stockholders vote FOR approval and adoption of each of the proposals relating to the Merger.

Neurologix Stockholders: The Neurologix board of directors has unanimously determined that the Merger and transactions relating to the Merger, including the proposals described in this proxy statement and prospectus, are advisable and in the best interests of Neurologix and its stockholders.

The Merger and the transactions relating to the Merger have been approved by the written consent of the holders of a majority of the outstanding shares of Neurologix's capital stock voting together as a single class. This proxy statement and prospectus is being provided to you for informational purposes only. You do not need to take any further action to participate in the Merger.

Q:  WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A: Change and Neurologix plan to complete the transactions as soon as possible after the Change special meeting, subject to the satisfaction or waiver of the other conditions to the transactions. Although the companies cannot predict when these conditions will be satisfied, Change and Neurologix expect to complete the transactions during the first calendar quarter of 2004.

Q:  WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained in this proxy statement and prospectus, including its appendices. It contains important information about Change, Neurologix and the combined company. It also contains important information about the respective factors that the boards of directors of Change and Neurologix considered in evaluating the proposed transactions.

Change Stockholders: After reading and considering the information contained in this proxy statement and prospectus, you should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible, so that your shares will be represented at Change's special meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger and the other proposals.

Neurologix Stockholders: After reading and considering the information contained in this proxy and prospectus, you do not need to take any further action to participate in the Merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Change Stockholders: Yes. You can change your vote at any time before your proxy is voted at Change's special meeting. You can do this in one of three ways:

- First, you can send a written notice stating that you revoke your proxy to the proxy solicitor for Change at the address listed below;

- Second, you can complete and submit a new proxy card, dated a later date than the first proxy card, and send it to the proxy solicitor for Change at the address listed below. The new proxy card will automatically replace any earlier dated proxy card that you returned so long as it is received by the proxy solicitor for Change at least 1 day prior to the Change special meeting; or

- Third, you can attend Change's special meeting of stockholders AND vote in person. Your attendance without voting at Change's special meeting of stockholders will not, however, by itself revoke your proxy.

You should send any notice of revocation or your completed new proxy card to the proxy solicitor for Change at the address provided below:

MacKenzie Partners, Inc.
105 Madison Ave.
New York, New York 10016
Attention: Dan Sullivan
Telephone: (800) 322-2885
Facsimile: (212) 929-0308

Neurologix Stockholders: You are not being asked to provide a signed proxy card because the holders of a majority of the outstanding shares of Neurologix's capital stock voting together as a single class have already approved by written consent the Merger and the transactions related to the Merger. THIS PROXY STATEMENT AND PROSPECTUS IS BEING PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Change Stockholders: No. You will keep the certificates you own. Although the name of the company will be changed, there is no need to exchange your existing stock certificates.

Neurologix Stockholders: No. After the Merger is completed, the exchange agent will send you written instructions for exchanging your stock certificates.

Q:  WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE PROPOSALS?

A:  If you are a Change stockholder you should contact:

MacKenzie Partners, Inc.
105 Madison Ave.
New York, New York 10016
Attention: Dan Sullivan
Telephone: (800) 322-2885
Facsimile: (212) 929-0308

If you are a Neurologix stockholder you should contact:

Mark Hoffman
Treasurer and Secretary
Telephone: (201) 592-6451

Q:  WHERE CAN I GET MORE INFORMATION?

A: You may obtain more information from the sources set forth under the section of this proxy statement and prospectus entitled "Where You Can Find More Information."

                                    SUMMARY

     This summary highlights selected information from this proxy statement and prospectus and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement and prospectus, including the appendices and the other documents to which we refer you. See the section of this proxy statement and prospectus entitled, "Where You Can Find More Information." Please note that the term "combined company" refers to Change Technology Partners, Inc. after the Merger is completed and its name has been changed to "Neurologix, Inc."

                                 THE COMPANIES

CHANGE TECHNOLOGY PARTNERS, INC.
537 Steamboat Road
Greenwich, Connecticut 06830
(203) 661-5233

     Arinco Computer Systems Inc., the predecessor to Change, was incorporated on March 31, 1978. Arinco Computer Systems was organized principally to serve its subsidiary operations, which included the sale of telecommunications equipment and services and the retail sales of computers. From 1985 to March 2000, Arinco Computer Systems had no business operations. In March 2000, an investor group acquired control of Arinco Computer Systems for the purpose of using Arinco Computer Systems to sell business consulting services. In September 2000, Arinco Computer Systems Inc. merged with and into Change Technology Partners, Inc. (f/k/a Pangea Internet, Inc.), a wholly owned subsidiary. All of the stockholders of Arinco Computer Systems became stockholders of Change, and Change redomesticated from New Mexico to Delaware.

     Until approximately July 2001, Change provided a broad range of consulting services, including e-services and technology strategy, online branding, web architecture and design, systems integration, systems architecture and outsourcing. The Change board of directors then voted to sell or wind down its business operations, other than those conducted by its only operating subsidiary, Canned Interactive, and use its assets to invest in and develop new businesses. Canned Interactive designs and produces interactive media, primarily for the entertainment industry. On September 30, 2002, the Change board of directors announced the adoption of a plan of liquidation and dissolution but continued to review suitable business opportunities.

     On June 30, 2003, Change sold Canned Interactive. Currently, the assets of Change primarily consist of cash and cash equivalents.

NEUROLOGIX, INC.
One Bridge Plaza
Fort Lee, New Jersey 07024
(201) 592-6451

     Established in 1999, Neurologix, Inc. develops proprietary gene therapies for the treatment of central nervous system disorders, with an initial clinical focus on Parkinson's disease and epilepsy. Neurologix's scientific founders recently became the first and only team to receive approval from the U.S. Food and Drug Administration to conduct a Phase I human clinical trial using gene therapy to treat Parkinson's disease. The clinical trial began in August 2003. Neurologix owns or licenses 11 patents and patent applications in this field, several of which support the treatment to be used in the ongoing clinical trial.

THE COMBINED COMPANY

     The combined company will continue to develop proprietary gene therapies for the treatment of central nervous system disorders, with an initial clinical focus on Parkinson's disease and epilepsy. The combined company expects to continue to devote most of its resources to the research and development of its gene therapy products. The combined company will maintain its corporate offices in Fort Lee, New Jersey and a laboratory in New York, New York. Following the Merger, Neurologix's executive officers will become the executive officers of the combined company.

       BOARD RECOMMENDATIONS AND FINANCIAL OPINION RELATING TO THE MERGER

RECOMMENDATION OF THE CHANGE BOARD OF DIRECTORS

     The Change board of directors has unanimously approved the merger agreement, the transactions contemplated by the merger agreement and the amendments to Change's certificate of incorporation, and unanimously recommends that the holders of Change common stock and Change Series A preferred stock vote FOR (i) the approval and adoption of the merger agreement and the transactions contemplated by it and (ii) the amendments to Change's certificate of incorporation. Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Recommendation of Change's Board of Directors; Factors Considered by Change's Board of Directors in Relation to the Merger."

FACTORS CONSIDERED BY THE CHANGE BOARD OF DIRECTORS

     In making its determination, the Change board of directors considered a number of factors including, but not limited to, the following:

     - the Merger with Neurologix is a suitable business opportunity and may provide more value to the stockholders of Change than they would receive under the plan of liquidation and dissolution previously adopted by the Change board of directors on September 30, 2002;

     - the financial resources of the combined company will enhance Neurologix's ability to conduct a Phase I clinical trial using gene therapy to treat Parkinson's disease;

     - the overall terms of the merger agreement and the other transaction agreements;

     - the opinion of BNY Capital Markets, Inc., Change's financial advisor; and

     - the qualification of the Merger as a tax-free reorganization for U.S. federal tax purposes.

Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Recommendation of Change's Board of Directors; Factors Considered by Change's Board of Directors in Relation to the Merger."

OPINION OF THE FINANCIAL ADVISOR TO CHANGE

     The Change board of directors received a written opinion from BNY Capital Markets, Inc. as to the fairness, from a financial point of view, to Change's stockholders, of the Merger. BNY Capital Markets' written opinion, dated August 11, 2003, is attached to this proxy statement and prospectus as Appendix D. You should read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. BNY CAPITAL MARKETS' OPINION IS ADDRESSED TO THE CHANGE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER. Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Opinion of the Financial Advisor to Change."

RECOMMENDATION OF THE NEUROLOGIX BOARD OF DIRECTORS

     The Neurologix board of directors has unanimously determined that the Merger and the transactions contemplated by it, as described in this proxy statement and prospectus, are advisable and in the best interests of Neurologix and its stockholders and recommended that Neurologix's stockholders vote FOR the approval and adoption of the Merger on August 8, 2003. Based on the board's recommendation, the holders of a majority of Neurologix's outstanding shares of capital stock voting together as a single class executed a written consent approving the Merger on August 13, 2003. Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Recommendation of Neurologix's Board of Directors; Factors Considered by Neurologix's Board of Directors in Relation to the Merger."

FACTORS CONSIDERED BY THE NEUROLOGIX BOARD OF DIRECTORS

     The Neurologix board of directors considered a number of factors in approving the Merger and the other transactions contemplated by the merger agreement and recommending them to Neurologix stockholders, including those listed below:

     - the financial resources of the combined company will enhance Neurologix's ability to conduct a Phase I clinical trial of gene therapy for the treatment of Parkinson's disease;

     - becoming a company with publicly traded securities may enhance the ability of Neurologix to raise additional capital in the future for its research and development efforts;

     - the overall terms of the merger agreement and the other transaction agreements;

     - the time and resources that would be required to obtain comparable alternative financing, if available; and

     - the qualification of the Merger as a tax-free reorganization for U.S. federal tax purposes.

Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Recommendation of Neurologix's Board of Directors; Factors Considered by Neurologix's Board of Directors in Relation to the Merger."

                         THE MERGER AND RELATED MATTERS

THE MERGER

     In the Merger, Subcorp, a wholly-owned subsidiary of Change, will merge with and into Neurologix, and Neurologix will survive as a wholly-owned subsidiary of Change. All of Neurologix's stockholders will be entitled to receive Change common stock in exchange for their Neurologix capital stock. Upon completion of the Merger, Change will change its corporate name to "Neurologix, Inc." and will decrease the par value of its common stock from $0.01 to $0.001 per share. The merger agreement is attached to this proxy statement and prospectus as Appendix A. Amendment No. 1 to the merger agreement is attached to this proxy statement and prospectus as Appendix B. References to the merger agreement in this proxy statement and prospectus refer to the merger agreement as amended by Amendment No. 1 unless the context otherwise requires. You should carefully read the merger agreement in its entirety, as it is the legal document that governs the Merger. Please also refer to the sections of this proxy statement and prospectus entitled "The Merger" and "The Merger Agreement."

RESULTS OF THE MERGER AND RELATED TRANSACTIONS

     At the effective time of the Merger and assuming the conversion of Neurologix securities as set forth in the voting agreement, as described below, each share of Neurologix common stock and Series B convertible preferred stock that is issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a proportionate number of shares of Change common stock according to the exchange ratio in the merger agreement. No fractional shares will be issued. Fractional shares will be rounded to the nearest whole number for each shareholder on an aggregate basis.

     The holders of Change securities will continue to hold their Change securities.

     It is anticipated that, upon the closing of the Merger, the existing Change stockholders and the existing Neurologix stockholders will hold approximately 32% and 68% respectively of the combined company's outstanding common stock. The exact percentages will be determined immediately prior to the effective time of the Merger. Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Conversion of Securities."

VOTING AGREEMENT

     In connection with the merger agreement, Change, Subcorp, Neurologix, holders of approximately 86.1% of the outstanding shares of Neurologix common stock, holders of 100% of the outstanding shares of Neurologix's initial series of convertible preferred stock, holders of approximately 79.2% of the outstanding shares of Neurologix Series B convertible preferred stock, and all of the persons having an interest in the 6% secured promissory note of Neurologix due in October 2007 (the "Existing Neurologix Note") entered into a voting agreement, a copy of which is attached as Appendix C. Under the voting agreement, these securityholders agreed to vote for the Merger and the transactions related to the Merger, convert their shares of Neurologix's initial series of convertible preferred stock and Series B convertible preferred stock and interests in the Existing Neurologix Note into Neurologix common stock and waive their appraisal rights with respect to such securities under Delaware law. Please refer to the section of this proxy statement and prospectus entitled "Description of Related Agreements -- Voting Agreement."

BOARD COMPOSITION

     The board of directors of the combined company will consist initially of 6 directors divided into three classes of directors with the directors in each class serving staggered three-year terms. Each class will consist, as nearly as possible, of one-third of the directors constituting the entire board. Following the Merger, the board of the combined company will be free to fix the number of directors from time to time and to nominate, or have a nominating committee nominate, those directors as the board or nominating committee may choose in its sole discretion. Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Material Covenants -- Change Board of Directors."

APPRAISAL RIGHTS

     Change's stockholders do not have appraisal rights with respect to the Merger.

     Neurologix stockholders who properly demand appraisal rights prior to
          , 2003, who do not consent to the approval and adoption of the merger agreement and the Merger and who otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law will be entitled, if the Merger is completed, to statutory appraisal of the fair value of their shares of Neurologix common stock. See the section of this proxy statement and prospectus entitled "The Merger -- Appraisal Rights" and the full text of Section 262 of the Delaware General Corporation Law, which is attached as Appendix E, for a description of the procedures that Neurologix stockholders must follow in order to exercise their appraisal rights.

CONDITIONS TO THE MERGER

     The respective obligations of Change, Subcorp and Neurologix to complete the Merger are subject to the satisfaction or waiver of the following conditions:

     - obtaining the approval of all of the proposals that are described in this proxy statement and prospectus by the requisite vote of Change's stockholders;

     - the representations and warranties of each of Change, Subcorp and Neurologix contained in the merger agreement being accurate in all material respects;

     - the Merger and the transactions contemplated in the merger agreement being consummated prior to February 15, 2004; and

     - other conditions precedent that are customary for transactions of this type.

     Change's obligation to complete the Merger is subject to the satisfaction or waiver by Change of the following additional conditions:

     - the aggregate number of shares for which appraisal rights are sought by Neurologix's stockholders does not exceed 5% of the aggregate number of shares of Neurologix common stock and Series B convertible preferred stock outstanding on the date of the closing of the Merger; and

     - since December 31, 2002, no event shall have occurred which has had a material adverse effect on Neurologix.

     Neurologix's obligation to complete the Merger is subject to the satisfaction or waiver by Neurologix of the following additional conditions:

     - since December 31, 2002, no event shall have occurred which has had a material adverse effect on Change and its subsidiaries, taken as a whole;

     - the receipt by Neurologix of resignations from each of the directors of Change and Subcorp, other than Austin M. Long, III and Craig J. Nickels as directors of Change, effective as of the date of the closing of the Merger;

     - Change's Net Cash Assets, as defined in the merger agreement, as of the date of the closing of the Merger is at least $6.5 million; and

     - Change has terminated all of its employee benefit plans, except for its 2000 stock option plan.

     Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Conditions to the Merger."

TERMINATION PROVISIONS

     The merger agreement may be terminated by mutual written consent of Change and Neurologix.

     Either Change or Neurologix may terminate the merger agreement:

     - if any law or regulation exists that makes consummation of the Merger illegal or otherwise prohibits the Merger;

     - if the Merger is not consummated on or before February 15, 2004;

     - if at or before the completion of the closing of the Merger, Change, Subcorp or Neurologix discovers that any representation or warranty made in the merger agreement for its benefit is untrue in any material respect under certain circumstances;

     - if (i) at Change's special meeting the requisite vote of Change's stockholders to approve the Merger, the merger agreement and the transactions contemplated by it and the amendments to Change's certificate of incorporation have not been obtained or (ii) the Change board of directors withdraws its recommendation to its stockholders to approve the Merger, the merger agreement and the transactions contemplated by the merger agreement;

     - if the other party defaults in the performance of any material obligation under the merger agreement where the default would reasonably be expected to prevent Change or Neurologix, as applicable, from obtaining a material portion of the benefits intended by the parties to be derived by Change or Neurologix, as applicable, from the merger agreement, with limited exception; or

     - in the event that any of the conditions to a respective party's obligation to close the Merger have not been satisfied or waived by February 15, 2004 or in the event that any such condition cannot possibly be satisfied prior to February 15, 2004.

Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Termination of the Merger Agreement."

TERMINATION FEES

     Under the merger agreement, if Neurologix or Change terminates the merger agreement because, at Change's special meeting, the requisite vote of Change's stockholders to approve the Merger, the merger agreement and the transactions contemplated by the merger agreement and the amendments to Change's certificate of incorporation is not obtained, then upon termination, Change will pay to Neurologix $225,000 in cash. However, if within 120 days after such termination, Change acquires or offers, or makes a proposal or agrees to acquire in any manner, whether directly or indirectly, any business or company (including, but not limited to, the assets, capital stock or ownership interests thereof) then Neurologix shall be entitled to $1,100,000 in cash.

     If Neurologix or Change terminates the merger agreement in connection with Change's entry into a competing transaction, or if the Change board of directors withdraws its recommendation to its stockholders to approve the Merger, the merger agreement and the transactions contemplated by the merger agreement, then upon such termination or withdrawal, Change will pay to Neurologix an amount equal to $1,100,000 in cash. Change may offset the payment against the unpaid principal of the $1,100,000 loan it provided to Neurologix under the merger agreement.

     In the event that the merger agreement is terminated such that Neurologix would be entitled to receive from Change both of the payments described in the preceding two paragraphs, Neurologix will only be entitled to the $1,100,000 payment described above. Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Expenses and Termination Fees."

NON-SOLICITATION PROVISIONS

     Under the merger agreement, both Change and Neurologix are prohibited from soliciting, entering into or providing non-public information with respect to a competing acquisition proposal.

     However, Change may consider any unsolicited third-party competing transaction if the Change board of directors determines, after consultation with its financial advisor and legal counsel, that (i) such third party has submitted to Change a competing transaction which has a reasonable likelihood of resulting in a superior proposal and (ii) the failure to participate in such process would constitute a breach of the Change board of directors' fiduciary duties under applicable law.

     Additionally, the merger agreement permits Neurologix to raise up to $1.0 million from the sale of additional equity between August 13, 2003 and the date of the closing of the Merger. Neurologix currently does not intend to exercise this right to raise additional capital. Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Material Covenants -- Non-Solicitation of Competing Transactions."

INTERIM OPERATIONS COVENANTS

     Change and Neurologix have agreed to limitations on their operations between the signing of the merger agreement and the effective time of the Merger. Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Material Covenants -- Interim Operations of Change, Subcorp and Neurologix."

LOAN BY CHANGE TO NEUROLOGIX

     Under the merger agreement, Change agreed to loan to Neurologix the principal amount of $1,100,000, secured by all of the assets of Neurologix. On August 13, 2003, in connection with the execution of the merger agreement, Change funded a loan of $750,000 to Neurologix. On November 14, 2003, Change, Neurologix and Subcorp amended the merger agreement to, among other things, increase the principal amount of the loan from $750,000 to $1,100,000. Change is required to fund the additional $350,000 upon the request of Neurologix at any time after December 1, 2003. Interest on the unpaid principal accrues at the rate of 4% per year. The outstanding principal under the loan and the accrued interest will be due and payable on demand at any time after June 30, 2004. Please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement -- Material Covenants -- Loan to Neurologix."

INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to be free of U.S. federal income tax to holders of Neurologix common stock or Series B convertible preferred stock who receive Change common stock in exchange for Neurologix common stock or Series B convertible preferred stock in connection with the Merger. Please refer to the section of this proxy statement and prospectus entitled "Material United States Federal Income Tax Consequences of the Merger."

STOCK EXCHANGE LISTING

     Change's common stock is traded, and will continue to be traded, on the over-the-counter market. Prices of Change's common stock are quoted on the OTC electronic bulletin board under the symbol "CTPI." The combined company's common stock will be quoted on the OTC electronic bulletin board under a new symbol. Please refer to the section of this proxy statement and prospectus entitled "Market Price and Dividend Policy -- Change."

ANTICIPATED ACCOUNTING TREATMENT

     The acquisition is anticipated to be accounted for as a reverse acquisition and the equivalent of a recapitalization of Neurologix. The assets and liabilities of Neurologix will be recorded at their historical carrying values and the assets and liabilities of Change will be recorded at their fair values, which approximate historical values. The reported financial condition and results of operations of Neurologix after the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Change. Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Accounting Treatment."

COMPARISON OF STOCKHOLDERS' RIGHTS

     The certificates of incorporation and bylaws of Neurologix and Change differ. As a result, Neurologix's stockholders will have different rights as stockholders of Change from those they have now. Change's stockholders will have substantially the same rights as they currently have, as modified by the proposed amendments to Change's certificate of incorporation. Please refer to the section of this proxy statement and prospectus entitled "Comparison of the Rights of the Holders of Neurologix Common Stock or Series B Convertible Preferred Stock and the Holders of Change Common Stock."

              SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF CHANGE

     The table below presents Change's selected historical financial data for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003. The selected historical financial data for the fiscal years ended December 31, 1998 and 1999 have been derived from audited financial statements not included in this proxy statement and prospectus. The selected historical financial data for the fiscal years ended December 31, 2000, 2001 and 2002 have been derived from audited financial statements included elsewhere in this proxy statement and prospectus. The audit opinion to these financial statements contains an explanatory paragraph that states that Change adopted a plan of liquidation and dissolution which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit opinion also contains an explanatory paragraph that refers to changes in Change's method of accounting for goodwill and other intangibles. The selected historical financial data for the six months ended June 30, 2002 and 2003 have been derived from unaudited condensed financial statements included elsewhere in this proxy statement and prospectus. The unaudited condensed financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

     On June 30, 2003, Change sold all of the issued and outstanding shares of its Canned Interactive subsidiary. Accordingly, the operations of Canned for all periods presented have been reclassed into a one-line presentation and are included in "Income (loss) from discontinued operations."

     You should read this information in conjunction with the audited consolidated financial statements, including the notes to those statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Change" included elsewhere in this report.

                                                                                              SIX MONTHS ENDED
                                                    FISCAL YEAR ENDED DECEMBER 31,                JUNE 30,
                                            -----------------------------------------------   -----------------
                                             2002       2001       2000      1999     1998     2003      2002
                                            -------   --------   --------   ------   ------   -------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $    --   $  4,596   $  1,370   $   --   $   --   $    --   $    --
Cost of Revenues..........................       --      6,088      1,119       --       --        --        --
                                            -------   --------   --------   ------   ------   -------   -------
Gross Profit (loss).......................       --     (1,492)       251       --       --        --        --
Operating expenses:
General and administrative................    3,342     12,894      3,305       12       11     1,545     1,922
Equity based compensation.................      377      3,086      2,921       --       --       270       263
Severance.................................       --      1,326         --       --       --       140        --
Loss on disposal of subsidiaries..........       --        377         --       --       --        --        --
Impairment losses.........................       69      7,263         --       --       --        --        --
                                            -------   --------   --------   ------   ------   -------   -------
Loss from operations......................   (3,788)   (26,438)    (5,975)     (12)     (11)   (1,955)   (2,185)
Other income (expense)....................      194     (4,687)      (263)      20      (42)      248      (175)
                                            -------   --------   --------   ------   ------   -------   -------
Income (loss) from continuing operations
  before extraordinary item...............   (3,594)   (31,125)    (6,238)       8      (53)   (1,707)   (2,360)
Income (loss) from discontinued
  operations..............................       93     (1,075)        --       --       --    (1,899)       88
                                            -------   --------   --------   ------   ------   -------   -------
Income (loss) before extraordinary item...   (3,501)   (32,200)        --       --       --    (3,606)   (2,272)
Extraordinary item........................       --         --         --       --      666        --        --
                                            -------   --------   --------   ------   ------   -------   -------
Net income (loss).........................   (3,501)   (32,200)    (6,238)       8      613    (3,606)   (2,272)
Dividends.................................       --         --         --      (14)     (24)       --        --

                                                                                              SIX MONTHS ENDED
                                                    FISCAL YEAR ENDED DECEMBER 31,                JUNE 30,
                                            -----------------------------------------------   -----------------
                                             2002       2001       2000      1999     1998     2003      2002
                                            -------   --------   --------   ------   ------   -------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                                 (UNAUDITED)
Deemed dividend attributable to issuance
  of convertible preferred stock..........       --         --     40,000       --       --        --        --
                                            -------   --------   --------   ------   ------   -------   -------
Net income (loss) applicable to common
  stockholders............................   (3,501)   (32,200)   (46,238)      (6)     589    (3,606)   (2,272)
Basic and diluted income (loss) per common
  share from continuing operations........    (0.02)     (0.23)     (1.31)   (0.00)   (0.02)    (0.01)    (0.01)
Discontinued operations...................    (0.00)     (0.00)     (0.00)   (0.00)   (0.00)    (0.01)    (0.00)
Extraordinary item........................    (0.00)     (0.00)     (0.00)   (0.00)    0.15     (0.00)    (0.00)
                                            -------   --------   --------   ------   ------   -------   -------
Basic and diluted net income (loss) per
  common share............................  $ (0.02)  $  (0.23)  $  (1.31)  $(0.00)  $ 0.13   $ (0.02)  $ (0.01)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities..............................  $ 2,944   $  8,702   $ 30,333   $  245   $  173   $ 7,252   $ 1,667
Working capital...........................    8,413     10,660     30,012      245      236     7,885     9,023
Total assets..............................   12,733     16,152     38,576      246      238     8,741    13,912
Total long-term obligations...............        8         74         15       --       --         4        23
Stockholders' equity......................   11,619     14,660     37,182      245      236     8,133    12,270

            SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF NEUROLOGIX

     The following selected historical financial data as of December 31, 2002 and 2001, and for the fiscal years ended December 31, 2002, 2001, and 2000, has been derived from the audited financial statements of Neurologix, which were audited by J.H. Cohn LLP, Neurologix's current independent auditors. The audit opinion to these financial statements includes an explanatory paragraph relating to Neurologix's ability to continue as a going concern. The following selected historical financial data as of December 31, 2000 and 1999, as of June 30, 2003 and 2002, for the period from February 12, 1999 (date of inception) through December 31, 1999 and for the six months ended June, 2003 and 2002 is unaudited and has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations. You should read this information in conjunction with the audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Neurologix" included elsewhere in this proxy statement and prospectus.

                                                                                             SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                       JUNE 30,
                                     ---------------------------------------------------   ---------------------
                                        2002         2001         2000         1999(1)       2003        2002
                                     -----------   ---------   -----------   -----------   ---------   ---------
                                                                             (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues(2)
Operating expenses:
  Research and licensing...........  $   440,830   $ 326,000   $   653,690    $ 180,000    $ 234,008   $ 123,250
  Scientific consulting............      286,256     202,750       222,000       41,500      160,816     200,000
  Administrative expenses..........      485,981     246,121       157,353      107,831      324,445     102,997
                                     -----------   ---------   -----------    ---------    ---------   ---------
Loss from operations...............   (1,213,067)   (774,871)    1,033,043     (329,331)    (719,269)   (426,247)
                                     -----------   ---------   -----------    ---------    ---------   ---------
Other income (expenses):
  Dividend income..................        6,736          --         2,902          984          662          --
  Interest income..................       14,798          --            --           --       11,655          --
  Interest expense.................     (118,098)    (95,755)      (24,438)          --      (60,757)    (58,098)
                                     -----------   ---------   -----------    ---------    ---------   ---------
    Totals.........................      (96,564)    (95,755)      (21,536)         984      (48,440)    (58,098)
                                     -----------   ---------   -----------    ---------    ---------   ---------
Net loss...........................  $(1,309,631)  $(870,626)  $(1,054,579)   $(328,347)   $(767,709)  $(484,345)
                                     ===========   =========   ===========    =========    =========   =========
Net income (loss) per share --basic
  and diluted......................  $      (.55)  $    (.38)  $      (.48)   $    (.15)   $    (.31)  $    (.21)

                                                      DECEMBER 31,                               JUNE 30,
                                  ----------------------------------------------------   ------------------------
                                     2002         2001          2000          1999          2003          2002
                                  ----------   -----------   -----------   -----------   -----------   ----------
                                                             (UNAUDITED)   (UNAUDITED)         (UNAUDITED)
BALANCE SHEET DATA:
Total assets....................  $1,933,921   $   288,496   $   283,628    $ 241,565    $ 1,329,607   $2,600,526
Total long term obligations.....   2,238,251     1,925,153     1,100,038           --      2,314,411    2,178,251
Mandatorily redeemable
  convertible preferred stock...     500,000       500,000       500,000      500,000        500,000      500,000
Total stockholders'
  deficiency....................    (889,330)   (2,216,642)   (1,378,516)    (323,937)    (1,559,960)     (77,725)

---------------

(1) Results for the fiscal year ended December 31, 1999 are from February 12, 1999, the date of inception of Neurologix.

(2) Neurologix has never earned revenues nor declared or paid any cash dividends on its capital stock.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     The following summary unaudited pro forma combined financial data of Change and Neurologix has been derived from, and should be read together with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement and prospectus.

     The unaudited pro forma combined financial data is provided for illustrative purposes only and does not reflect what the results of operations and financial position of the combined company would have been if the Merger and the related transactions had actually occurred on the dates assumed. This data also does not purport to indicate the combined company's future operating results or consolidated financial position.

                                                                  YEAR ENDED         SIX MONTHS ENDED
                                                               DECEMBER 31, 2002      JUNE 30, 2003
                                                                 PRO FORMA AS          PRO FORMA AS
                                                                   ADJUSTED              ADJUSTED
                                                              -------------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                            (UNAUDITED)
COMBINED STATEMENT OF OPERATIONS DATA:
Operating expenses..........................................
General and administrative expenses.........................      $      3,921         $      2,138
Research and licensing......................................               441                  234
Scientific consulting.......................................               286                  161
Impairment charge...........................................                69                   --
                                                                  ------------         ------------
Loss from operations........................................            (4,717)              (2,533)
Other income (expense):
Interest and dividend income (expense), net.................               646                   20
Equity in losses and impairment of investments in
  unconsolidated subsidiaries...............................              (549)                (107)
Realized gain on sale of investment.........................                --                  286
                                                                  ------------         ------------
Totals......................................................                97                  199
                                                                  ------------         ------------
Loss from continuing operations.............................            (4,620)              (2,334)
Loss from discontinued operations (including loss on
  disposal), net............................................                93               (1,899)
                                                                  ------------         ------------
Net loss....................................................            (4,527)              (4,233)
                                                                  ------------         ------------
Basic and diluted net loss per common share.................      $      (0.01)        $      (0.01)
                                                                  ============         ============
Weighted average common shares outstanding, basic and
  diluted...................................................       564,505,532          573,254,214
                                                                  ------------         ------------

                                                              JUNE 30, 2003
                                                              -------------
BALANCE SHEET DATA:
Total assets................................................     $9,838
Total stockholders' equity..................................      9,119

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

     The following table presents per common share information regarding the income (loss), cash dividends declared and book value of Change and Neurologix on both a historical and unaudited pro forma combined basis. The unaudited pro forma combined per share information has been derived from the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement and prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of Change and Neurologix that are included in this proxy statement and prospectus and with the unaudited pro forma combined information included in the section of this proxy statement and prospectus entitled "Unaudited Pro Forma Financial Statements."

     The unaudited pro forma combined financial information is provided for illustrative purposes only and does not reflect the results of operations and the financial position of the combined company as if the Merger and the related transactions had actually occurred on the dates assumed. This information also does not indicate the combined company's future operating results or consolidated financial position.

                                                              AS OF AND FOR THE   AS OF AND FOR THE
                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 2002     JUNE 30, 2003
                                                              -----------------   -----------------
NEUROLOGIX HISTORICAL:
Loss from continuing operations per share:
  Basic and diluted.........................................       $(0.54)             $(0.31)
Book value per common share.................................        (0.37)              (0.63)
CHANGE HISTORICAL:
Loss from continuing operations per share:
  Basic and diluted.........................................        (0.02)              (0.01)
Book value per common share.................................         0.01                0.01
COMBINED COMPANY -- UNAUDITED PRO FORMA COMBINED:
Basic and diluted loss per common share.....................        (0.01)              (0.01)
Book value per common share.................................         0.02                0.02
NEUROLOGIX PRO FORMA COMBINED PER NEUROLOGIX EQUIVALENT
  COMMON SHARE DATA:(1)
Basic and diluted loss per common share.....................        (0.00)              (0.00)
Book value per common share.................................        (0.00)              (0.01)

---------------

(1) We calculated the Neurologix equivalent pro forma per share data by dividing the applicable combined company pro forma per share data by 70.2127, the estimate of the exchange ratio in the merger agreement, based on the value of Change's Net Cash Assets and outstanding shares of common stock as of July 31, 2003.

                                  RISK FACTORS

     The transactions described in this proxy statement and prospectus involve substantial risks. Please refer to the section of this proxy statement and prospectus entitled "Risk Factors" immediately following this summary for a discussion of certain risks relating to the proposed transactions.

                                  RISK FACTORS

     Change stockholders voting in favor of the Merger and the proposals related to the Merger effectively will be choosing to combine the businesses of the two companies. If the Merger is consummated, Neurologix stockholders will become investors in Change common stock. This combination and investment involve some risks. You should carefully consider the information below as well as all other information provided to you or incorporated by reference in this proxy statement and prospectus in deciding whether to adopt the merger agreement and approve the related proposals, including information in the section of this proxy statement and prospectus entitled "Special Note Regarding Forward-Looking Statements."

            RISK FACTORS RELATED TO THE COMBINED COMPANY'S BUSINESS

     BECAUSE NEUROLOGIX IS A COMPANY WITH A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO PREDICT THE COMBINED COMPANY'S FUTURE GROWTH AND OPERATING RESULTS. Neurologix's limited operating history makes predicting the combined company's future growth and operating results extremely difficult. Neurologix was incorporated in Delaware in 1999. You should consider the risks and uncertainties that a company with a limited existence will face in the rapidly evolving market for gene-based therapy technologies and products. In particular, you should consider that Neurologix has not demonstrated that it can:

     - discover gene therapies that will be effective in treating Parkinson's disease or any other disease;

     - obtain the regulatory approvals necessary to commercialize product candidates that it may develop in the future;

     - manufacture, or arrange for third-parties to manufacture, future product candidates in a manner that will enable the company to be profitable;

     - attract, retain and manage a large, diverse staff of physicians and researchers;

     - establish many of the business functions necessary to operate, including sales, marketing, administrative and financial functions, and establish appropriate financial controls;

     - develop relationships with third-party collaborators to market and exploit the technologies that Neurologix may develop;

     - make, use and sell future product candidates without infringing upon third party intellectual property rights;

     - secure intellectual property protection of the company's future product candidates; or

     - respond effectively to competitive pressures.

In addition, if the pending Phase I clinical trial is unsuccessful, future operations and profitability will be significantly adversely affected. If the combined company cannot accomplish these goals, its business may not succeed.

     NEUROLOGIX'S TECHNOLOGIES ARE IN EARLY STAGES OF DEVELOPMENT AND NO REVENUES HAVE BEEN GENERATED FROM THE SALE OF ANY PRODUCT BASED ON ITS TECHNOLOGIES. Neurologix's technologies are in early stages of development and, to date, Neurologix has not generated any revenue from sales of products or developed any future product candidates. Even if the combined company obtains regulatory approval for a future product candidate, it may not be successful in engaging collaborative partners to finance and manage the sales and marketing of such a product. As a result of those and other factors, no assurance can be provided that the combined company will be able to generate revenue from sales of any future product candidates or otherwise successfully commercially exploit its technologies.

     THE COMBINED COMPANY PRESENTLY INTENDS TO RELY ON STRATEGIC RELATIONSHIPS WITH THIRD PARTIES TO DEVELOP ITS TECHNOLOGIES AND TEST AND COMMERCIALIZE ANY FUTURE PRODUCT CANDIDATE. The combined company intends to develop strategic relationships with third parties to finance research and development costs, manufacture (or assist with the manufacturing) and market any future product candidates (including wholly or partially financing the costs of marketing, sales and distribution). Given the high cost of funding clinical trials, commercializing a proposed product and obtaining governmental approval, Neurologix believes that successful development and commercialization of its technologies and future product candidates will depend in large part on the establishment of one or more of these strategic relationships. There is no assurance that the combined company will be able to negotiate any agreements with such third parties on terms that are acceptable to it, or at all. In addition, the failure to raise additional capital in the future could put the combined company at a disadvantage when negotiating such agreements with other companies. Additionally, Neurologix cannot guarantee that such third parties will not also independently develop competitive technologies and products.

     NEUROLOGIX HAS A HISTORY OF OPERATING LOSSES AND THE COMBINED COMPANY MAY NEVER BE PROFITABLE. Neurologix has incurred operating losses since its inception in 1999 as it has been engaged primarily in research and development activities. Specifically, Neurologix reported a cumulative net loss of approximately $4.3 million through June 30, 2003, and a net loss of approximately $1.3 million for the twelve months ended December 31, 2002 and $0.8 million for the six months ended June 30, 2003. As of December 31, 2002 and June 30, 2003, Neurologix's accumulated deficit was approximately $3.5 million and $4.3 million, respectively, with working capital of $1.6 million and $0.8 million, respectively. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the combined company likely will continue to incur significant losses for the foreseeable future. Accordingly, the combined company may never be profitable and, if it becomes profitable, it may be unable to sustain profitability.

     PRE-CLINICAL TESTING AND CLINICAL TRIALS REQUIRED FOR FUTURE PRODUCT CANDIDATES WILL BE EXPENSIVE AND TIME-CONSUMING AND THEIR OUTCOME IS UNCERTAIN. The industry in which the combined company will compete is subject to stringent regulation by a wide range of regulatory authorities. The combined company may not obtain regulatory approval for any future product candidates it develops. To market a pharmaceutical product in the United States rigorous preclinical testing and clinical trials of the product must be completed and an extensive regulatory approval process implemented by the Food and Drug Administration, or FDA. To date, neither the FDA nor any other regulatory agency has approved a gene therapy product for sale in the United States. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. The combined company may encounter delays or rejections in the regulatory approval process resulting from additional governmental regulation or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against the combined company's future product candidates or the combined company itself. If regulatory approval of a future product candidate is granted, such approval will be limited to those disease indications for which the future product candidate has been demonstrated to be safe and effective through clinical trials. The FDA also strictly regulates the promotion and labeling of pharmaceutical products after approval. Outside the United States, the ability to market a product is also contingent upon receiving clearances from appropriate foreign regulatory authorities. The non-U.S. regulatory approval process includes all of the risks associated with FDA clearance described above.

     The combined company will face the risks of failure involved in developing therapies based on new technologies. The estimated aggregate cost of completing the pending Phase I clinical trial of Neurologix's initial product candidate for treating Parkinson's disease is $1 million. This trial may not be successful.

     The combined company will also need to conduct significant additional research and animal testing, referred to as preclinical testing, before clinical trials involving other future product candidates can be conducted. It may take many years to complete preclinical testing and clinical trials and failure could occur at any stage of testing. Acceptable results in early testing or trials may not be repeated in later tests. Whether any products in preclinical testing or early stage clinical trials will become approved products is unknown. Before applications can be filed with the FDA for product approval, it must be demonstrated that a particular future product candidate is safe and effective. The combined company's failure to adequately demonstrate the safety and efficacy of future product candidates would prevent the FDA from approving them. The combined company's product development costs will increase if it experiences delays in testing or regulatory approvals or if it becomes necessary to perform more or larger clinical trials than planned. If the delays are significant, they could negatively affect the combined company's financial results and the commercial prospects for future product candidates.

     IF FUTURE PRODUCT CANDIDATES EMPLOYING THE COMBINED COMPANY'S TECHNOLOGIES DO NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE, ITS BUSINESS WILL SUFFER. The combined company's future success depends upon health care administrators and providers, patients and third-party payors' (including, without limitation, health insurance companies, Medicaid and Medicare) acceptance of its products. Market acceptance will depend on numerous factors, many of which are outside the combined company's control, including:

     - the safety and efficacy of future product candidates, as demonstrated in clinical trials;

     - favorable regulatory approval and product labeling;

     - the frequency of product use;

     - the availability, safety, efficacy and ease of use of alternative therapies;

     - the price of future product candidates relative to alternative therapies; and

     - the availability of third-party reimbursement.

Unanticipated side effects, patient discomfort, defects or unfavorable publicity concerning any of the combined company's future product candidates, or any other product incorporating technology similar to that used by future product candidates, could have a material adverse effect on the combined company's ability to commercialize its products or achieve market acceptance.

     ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT PUBLIC PERCEPTION OF, AND THE COMBINED COMPANY'S ABILITY TO OBTAIN REGULATORY APPROVAL FOR, FUTURE PRODUCT CANDIDATES. Patient complications that may occur in gene-based clinical trials conducted by the combined company and other companies and the resulting publicity surrounding them, as well as any other serious adverse events in the field of gene therapy that may occur in the future, may result in greater governmental regulation of future product candidates and potential regulatory delays relating to the testing or approval of them. Even with the requisite approval, the commercial success of the combined company's product candidates will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human disease. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater governmental regulation, stricter clinical trial oversight and commercial product labeling requirements of gene therapies and could negatively affect demand for any products the combined company may develop.

     NEUROLOGIX HAS NO MANUFACTURING CAPABILITIES OR EXPERIENCE. Neurologix does not have any experience in manufacturing products for commercial sale and if the combined company is not successful in engaging a third-party to manufacture its products, no assurance can be provided that it will be able to:

     - develop and implement large-scale manufacturing processes and purchase needed equipment and machinery on favorable terms;

     - hire and retain skilled personnel to oversee manufacturing operations;

     - avoid design and manufacturing defects; or

     - develop and maintain a manufacturing facility in compliance with governmental regulations, including the FDA's good manufacturing practices.

     The combined company, or third-party manufacturers that it contracts with to manufacture any future product candidate, must receive FDA approval before producing clinical material or commercial products. The combined company's future product candidates may compete with other products for access to third-party manufacturing facilities and may be subject to delays in manufacture if third party manufacturers give priority to products other than the combined company's future product candidates. The combined company may be unable to manufacture commercial-scale quantities of gene-based therapy products, or any quantities at all.

Failure to successfully manufacture products in commercial-scale quantities, and on a timely basis, would prevent the combined company from achieving its business objectives.

     THE COMBINED COMPANY WILL BE DEPENDENT ON ITS KEY PHYSICIANS AND RESEARCHERS. The combined company's future success depends, to a significant degree, on the skills, experience and efforts of Neurologix's current key physicians and researchers, including Dr. Matthew J. During and Dr. Michael G. Kaplitt. If either Dr. During or Dr. Kaplitt were unable or unwilling to continue in their present positions, it is likely that the combined company's business, financial condition, operating results and future prospects would be materially adversely affected.

     THE COMBINED COMPANY'S SUCCESS DEPENDS ON ITS ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY. The combined company's ability to commercialize its product candidates will depend, in large measure, on its ability to protect those products and its technology through U.S. and foreign patents. There is no assurance that any of the combined company's product candidates or technologies will be patentable, that any pending patent applications will result in issued patents, or that Neurologix's issued patents, if challenged, will be held to be valid or enforceable or will be interpreted to provide the combined company with meaningful protection. Consequently, there is no assurance that the combined company's patents will prevent other companies from developing similar or therapeutically equivalent products, or that other companies will not be issued patents that may prevent the manufacture, use or sale of its products or require it to pay significant licensing fees in order to market its products.

     From time to time, the combined company may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market product candidates. If the combined company is unable to obtain these licenses on commercially reasonable terms and in a timely manner, then its ability to commercially exploit such future product candidates will be inhibited or prevented.

     Neurologix also relies on a combination of trade secret and copyright laws, employee and third-party nondisclosure agreements, and other protective measures to protect its intellectual property rights. The combined company cannot be certain that these measures will provide meaningful protection of its trade secrets, know-how or other proprietary information. The laws of foreign countries may not protect the combined company's intellectual property rights to the same extent as do the laws of the United States. The combined company cannot assure you that it will be able to protect its intellectual property rights.

     OTHER COMPANIES MAY CLAIM THAT THE COMBINED COMPANY'S TECHNOLOGIES INFRINGE ON THEIR INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS. Because of the complex and difficult legal and factual questions that relate to patent positions in the combined company's industry, no assurance can be provided that its future product candidates or technologies will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that future product candidates or the combined company's technologies infringe on their patents, copyrights, trademarks or other proprietary rights and demand that it cease development or marketing of those products or technology or pay license fees. The combined company may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of its business. No assurance can be provided that the combined company would prevail in any such litigation. If the combined company is found to have infringed on a third party's intellectual property rights it may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular future product candidates or using particular technology.

     THE COMBINED COMPANY MAY FACE PRODUCT LIABILITY CLAIMS RELATED TO THE USE OR MISUSE OF FUTURE PRODUCT CANDIDATES EMPLOYING ITS TECHNOLOGY. Clinical trials of future product candidates, and any subsequent sales of products employing the combined company's technology, may involve injuries to persons using those products as a result of mislabeling, misuse or product failure. Product liability insurance is expensive. Although Neurologix has purchased product liability insurance to cover claims made during the expected duration of the ongoing Phase I clinical trials, there can be no assurance that this insurance will be available to the combined company in the future on satisfactory terms, if at all. A successful product liability claim or series of claims brought against the combined company in excess of any insurance coverage that it may obtain in the future could have a material adverse effect on its business, financial condition, results of operations and future prospects.

     THE COMBINED COMPANY WILL FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE. There is substantial competition to improve existing treatments and develop new treatments for Parkinson's disease and other central nervous system disorders, some of which involve gene-based therapies. For example, companies such as Cell Genesys (through its Ceregene subsidiary) and Avigen have announced research and development efforts involving gene-based therapies for Parkinson's disease. Some of the companies conducting research and development in this area are large pharmaceutical and medical device companies and other companies that have far greater financial and other resources than those available to the combined company. Further, the biotechnology industry is highly competitive and rapidly evolving, significant developments in the combined company's industry likely will continue at a rapid pace. There can be no assurance that any of the combined company's future product candidates will have advantages over alternative products and technologies that may be significant enough to cause health care providers to purchase the combined company's future product candidates or technologies.

     THE COMBINED COMPANY WILL REQUIRE SUBSTANTIAL ADDITIONAL FUNDING TO CONTINUE ITS BUSINESS, WHICH IT MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS, OR AT ALL. The success of the combined company's business depends on a positive outcome in the pending Phase I clinical trial and its ability to develop future product candidates, put those future product candidates through rigorous and time-consuming clinical testing, and obtain regulatory approval for and manufacture those future product candidates. The combined company will require substantial additional capital in the future to execute its business plan. The exact amount of the combined company's future capital requirements will depend on numerous factors, some of which are not within the combined company's control, including the progress of its research and development efforts, the costs of testing and manufacturing future product candidates, and changes in governmental regulation. Additional capital may not be available on acceptable terms, if at all. If the combined company is unable to raise adequate additional capital on acceptable terms, it will be forced to curtail or cease its planned product development.

     THE COMBINED COMPANY'S OPERATIONS WILL INVOLVE HAZARDOUS MATERIALS AND WILL BE SUBJECT TO ENVIRONMENTAL CONTROLS AND REGULATIONS. The combined company's research and development processes may involve the use of hazardous materials, including chemicals and radioactive and biological materials. The risk of accidental contamination or discharge or any resultant injury from these materials cannot be completely eliminated. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. The combined company could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, such hazardous materials. In addition, claimants may sue the combined company for injury or contamination that results from its use or the use by third parties of these materials and the combined company's liability may exceed its total assets. Compliance with environmental laws and regulations may be expensive and current or future environmental regulations may impair the combined company's research, development or production efforts.

                          RISKS RELATED TO THE MERGER

     CHANGE MAY NOT OBTAIN THE REQUISITE STOCKHOLDER APPROVAL NECESSARY TO CONSUMMATE THE MERGER. The Merger will not be consummated if Change fails to obtain the required approval of its stockholders.

     THE COMBINED COMPANY MAY BE UNABLE TO REALIZE THE BENEFITS ANTICIPATED BY CHANGE AND NEUROLOGIX. The Merger involves the integration of two companies that have previously operated independently. There can be no assurances that the benefits expected from such integration will be realized. Unforeseen liabilities in winding down Change's operations may result in a reduction in the capital available for the ongoing operations of the combined company. Incurring unexpected costs or delays in connection with such integration could have a material adverse effect on the combined company's business, financial condition or results of operations. In addition, if the combined company's future product candidates and other business ventures do not provide adequate returns, Change and its stockholders may have been better off liquidating Change rather than participating in the Merger.

           RISKS RELATED TO THE COMBINED COMPANY'S CAPITAL STRUCTURE

     A SMALL NUMBER OF STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER THE COMBINED COMPANY'S AFFAIRS. Following the closing, (i) Palisade Private Partnership, L.P. is expected to beneficially own approximately 172,519,415 shares, or 30.33%, of the combined company's outstanding common stock; (ii) Auckland Technology Enabling Corporation is expected to beneficially own approximately 92,154,169 shares, or 16.20%, of the combined company's outstanding common stock; and (iii) Zenith Partners is expected to beneficially own approximately 58,452,073 shares, or 10.28%, of the combined company's common stock. These shareholders will be able to exert significant influence over matters requiring approval by the combined company's stockholders, including the election of directors and the approval of significant corporate transactions. Such influence could delay or prevent an outside party from acquiring or merging with the combined company.

     Additionally, Medtronic International, Ltd. is expected to beneficially own approximately 22,754,111 shares, or 4.00%, shares of the combined company's outstanding common stock. Pursuant to certain agreements entered into in connection with its investment in Neurologix, Medtronic (a) has a right of first refusal with respect to new issuances of Neurologix securities, subject to limited exceptions, (b) has the right to designate directors of Neurologix and
(c) has a right of first refusal with respect to one patent application owned by Neurologix in the event that Neurologix intends to sell or license its rights in the patent application. Following the Merger, Medtronic's right of first refusal with respect to new issuances of Neurologix securities will terminate.

     SHARES OF CHANGE'S COMMON STOCK HAVE BEEN THINLY TRADED IN THE PAST. Although a trading market for Change common stock exists, the trading volume has not been significant, and an active trading market for the common stock may not continue. As a result of the thin trading market or "float" for Change's common stock, the market price for the combined company's common stock may fluctuate significantly more than the stock market as a whole. Without an active public trading market, the combined company's common stock is less liquid than the stock of companies with broader public ownership. As a result, the trading price of the combined company's common stock may be more volatile, and an investor may be unable to liquidate his investment in the combined company. Trading of a relatively small volume of the combined company's common stock may have a greater impact on the trading price for the combined company's stock than would be the case if its trading volume were larger. Change cannot predict the prices at which the combined company's common stock will trade in the future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Any statements in this proxy statement and prospectus about Change's, Neurologix's or the combined company's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "believe," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this proxy statement and prospectus. In addition to the risks related to the business of the combined company, Change and Neurologix and the risks relating to the Merger described under "Risk Factors," factors that could cause actual results to differ materially from those described in the forward-looking statements include:

     - the combined company may not be able to develop or commercialize effective therapies for the treatment of central nervous system disorders;

     - the combined company may not be able to secure sufficient financing to complete the clinical trial for treatment of Parkinson's disease or for the development and commercialization of effective therapies;

     - general economic conditions;

     - adverse publicity and litigation; and

     - the ability of the companies to complete the Merger and the combined company's ability to manage its growth.

     You should not place undue reliance on any of these forward-looking statements, which speak only as of the date of this proxy statement and prospectus. Neither of the companies undertakes any obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this proxy statement and prospectus. New factors emerge from time to time and it is not possible to predict which will arise. In addition, neither of the companies can assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                           THE CHANGE SPECIAL MEETING

     THE MATTERS TO BE CONSIDERED AT THE CHANGE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO CHANGE STOCKHOLDERS. THE CHANGE BOARD URGES ALL CHANGE STOCKHOLDERS TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

GENERAL

     This proxy statement and prospectus is being furnished in connection with the solicitation by the Change board of directors of proxies from the holders of Change common stock and Change Series A convertible preferred stock for use at
the Change special meeting. The meeting will be held at the           , on
          , 2003, at      a.m., local time. Change is first mailing this
document, the attached notice of special meeting of stockholders and the
enclosed proxy card to Change's stockholders on or about           , 2003.

MATTERS TO BE CONSIDERED AT THE CHANGE SPECIAL MEETING

     At the Change special meeting, Change stockholders will be asked:

          1. to consider, approve and adopt the merger agreement and the transactions contemplated by it;

          2. to consider, approve and adopt a proposal to amend the certificate of incorporation of Change, as provided in the merger agreement and contingent upon the closing of the Merger, which amendments provide for (i) increasing the number of authorized shares of Change common stock from 500,000,000 shares to 750,000,000 shares, (ii) decreasing the par value of Change common stock from $0.01 per share to $0.001 per share, (iii) changing the name of Change to "Neurologix, Inc." and (iv) increasing the size of and dividing the Change board of directors into three classes, with staggered three-year terms for each class; and

          3. to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Change knows of no matter to be brought before the Change special meeting other than the proposals described above. If any other business should properly come before the special meeting, the persons named in the proxy card will vote in their discretion.

     THE CHANGE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BOTH CHANGE COMMON STOCK AND CHANGE SERIES A CONVERTIBLE PREFERRED STOCK VOTE FOR THE (I) APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND (II) AMENDMENTS TO CHANGE'S CERTIFICATE OF INCORPORATION.

     If, for any reason, the Merger is not consummated, nether proposal 1 nor proposal 2 will be effected.

RECORD DATE; QUORUM; REQUIRED VOTE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     The Change board of directors has fixed the close of business on
          , 2004 as the record date for the Change special meeting. Accordingly, only holders of Change common stock or Series A convertible preferred stock on the record date will be entitled to vote at the Change special meeting and any adjournment or postponement of the special meeting. At the record date, shares of Change common stock and 645 shares of Change Series A convertible preferred stock were outstanding and entitled to vote.

     The presence, in person or by proxy, of a majority of these outstanding shares is necessary to constitute a quorum at the Change special meeting. Each share of Change common stock or Series A convertible preferred stock is entitled to one vote with respect to each matter to be voted on at the special meeting.

     The vote required for the adoption of the merger agreement and the transactions contemplated by it is the affirmative vote of the holders of a majority of the outstanding shares of Change common stock and Series A convertible preferred stock, voting together as a single class, entitled to vote on such adoption, provided a quorum is present. FOR THIS PROPOSAL, AN ABSTENTION OR A BROKER NON-VOTE WILL HAVE THE EFFECT OF A "NO" VOTE.

     The vote required for the approval of the proposal to amend Change's certificate of incorporation is the affirmative vote of the holders of a majority of the outstanding shares of Change common stock and Series A convertible preferred stock, voting together as a single class, entitled to vote on such amendments, provided a quorum is present. FOR THIS PROPOSAL, AN ABSTENTION OR A BROKER NON-VOTE WILL HAVE THE EFFECT OF A "NO" VOTE.

     Both the merger proposal and the proposal to amend Change's certificate of incorporation must be approved in order for the Merger to occur and for the amendment of Change's certificate of incorporation to be given effect.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the record date, the directors and executive officers of Change and their affiliates beneficially owned approximately 33.5 million of the outstanding shares of Change common stock. Accordingly, Change directors, executive officers and their affiliates hold shares representing approximately 18.71% of the outstanding shares of Change common stock and 18.71% of the shares of Change common stock that will be eligible to vote at the special meeting.

VOTING OF PROXIES

     PROPERLY EXECUTED PROXIES THAT HAVE NOT BEEN REVOKED WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED IN THE PROXIES. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR ALL OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND PROSPECTUS.

     Voting instructions are included on your proxy card. If you properly complete your proxy card and submit it to Change in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     If any other matters are properly presented at the special meeting, including consideration of a motion to adjourn the meeting to another time and place for the purpose of soliciting additional proxies, the persons named in the enclosed forms of proxy will have discretion to vote on those matters in accordance with their best judgment.

REVOCATION OF PROXIES

     Any proxy may be revoked by the person giving it at any time before it is voted.

     Proxies may be revoked by:

     - sending a written notice of revocation to the proxy solicitor for Change at the address below;

     - completing and submitting a new proxy card, dated a later date than the first proxy card, and sending it to the proxy solicitor for Change at the address below; or

     - attending the special meeting AND voting in person.

     In order to vote in person at the special meeting, you must attend the meeting and cast the votes in accordance with the voting procedures established for the meeting. Attendance at the special meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. Any written notice of revocation either must be delivered at the special meeting or must be sent, in time to be received before the day of the special meeting, to the proxy solicitor:

     MacKenzie Partners, Inc.
     105 Madison Avenue
     New York, NY 10016
     Contact:    Dan Sullivan
     Phone:      (800) 322-2885
     Facsimile:  (212) 929-0308

SOLICITATION OF PROXIES

     Change will bear the cost of the solicitation of proxies from its stockholders. Change will bear the expense of printing and mailing this document and the material used in this solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will, upon request, be reimbursed for their out-of-pocket expenses in forwarding proxy materials to the owners of Change common stock or Series A convertible preferred stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Change stockholders by directors, officers and employees of Change in person or by telephone, telegraph, facsimile or other appropriate means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Change in connection with the solicitation. In addition, MacKenzie Partners, Inc., a proxy solicitation firm has been engaged by Change to act as a proxy solicitor and will receive fees estimated at $7,500, plus reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this proxy statement and prospectus and related proxy materials may be directed to:

     MacKenzie Partners, Inc.
     105 Madison Avenue
     New York, NY 10016
     Contact:    Dan Sullivan
     Phone:      (800) 322-2885
     Facsimile:  (212) 929-0308

STOCKHOLDER PROPOSALS

     Under the SEC rules relating to when a company must include a stockholder's proposal in its proxy statement, stockholders may present proper proposals for inclusion in Change's proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to Change in a timely manner.

APPRAISAL RIGHTS

     Under Delaware law, Change stockholders will not be entitled to dissenters' rights of appraisal in connection with the Merger or with respect to any other proposal to be voted on at the special meeting.

STOCKHOLDER LIST

     As required by Delaware law, Change will make available for inspection by any Change stockholder for any purposes germane to the special meeting a complete list of stockholders eligible to vote at the special meeting, during ordinary business hours, at the principal offices of Change for the 10 days prior to the special meeting. The stockholder list will also be available for inspection at the special meeting.

                                   THE MERGER

     In the proposed transaction, Subcorp will merge with and into Neurologix, and Neurologix will survive the Merger as a wholly-owned subsidiary of Change. Upon completion of the Merger, Change will change its corporate name to "Neurologix, Inc." For more information regarding the terms of the Merger, please refer to the section of this proxy statement and prospectus entitled "The Merger Agreement."

BACKGROUND OF THE MERGER

     On September 30, 2002, the Change board of directors announced the adoption of a plan of liquidation and dissolution but continued to review suitable business opportunities. In early April 2003, Michael Gleason contacted Steven Berman and Martin Berman of Palisade Private Partnership, L.P. in connection with a proposed transaction with Neurologix Inc.

     On April 28, 2003, Michael Gleason met with Steven Berman, Martin Berman and Mark Hoffman of Palisade Private Partnership, L.P. and Drs. Martin Kaplitt and Mathew During of Neurologix, to discuss a proposed transaction with Neurologix. Michael Gleason agreed to discuss with William Avery, the then chief executive officer and a member of the board of directors of Change, a proposed transaction with Neurologix.

     In May 2003, Michael Gleason and William Avery made several trips to the offices of Neurologix and participated in conference calls with representatives of Neurologix to discuss the principal business terms of the proposed transaction.

     On May 27, 2003, a meeting of the Neurologix board of directors was held to review the principal terms of the letter of intent for the proposed transaction with Change. Following a discussion of the proposed terms of the transaction, the board adopted and approved the letter of intent subject to due diligence and other conditions contained in the letter of intent.

     On June 10, 2003, Change and Neurologix entered into a letter of intent reflecting the principal business terms of the proposed transaction. During the next several weeks, both companies conducted legal and financial diligence and were afforded opportunities to discuss any issue with management and legal counsel. Change and Neurologix also began negotiations of the transaction agreements.

     On June 10, 2003, the members of Neurologix board of directors executed written consents approving a modification of the letter of intent.

     On July 30, 2003, Change engaged BNY Capital Markets, Inc. to act as the financial advisor to the board of directors of Change in connection with the proposed transaction.

     On August 8, 2003, a meeting of the Change board of directors was held. BNY Capital Markets, Inc. rendered to the board its oral opinion that the Merger is fair from a financial point of view to Change stockholders. On August 8, 2003, representatives of Change and Neurologix and their respective legal counsel held a conference call to finalize outstanding issues.

     On August 8, 2003, a meeting of the Neurologix board of directors was held to review the terms of the merger agreement and the transactions contemplated therein. Following a discussion of the principal terms of the transactions, the board adopted and approved the merger agreement and the ancillary agreements and determined to recommend that the merger agreement be approved and adopted by Neurologix's stockholders.

     On August 11, 2003, BNY Capital Markets, Inc. rendered its written opinion that the Merger is fair from a financial point of view to Change stockholders. The Change board of directors then approved the merger agreement and the transactions contemplated therein and determined that it is advisable to, and in the best interest of, Change stockholders.

     On August 13, 2003, Neurologix's stockholders holding 86.1% of the outstanding shares of Neurologix common stock, 100% of the outstanding shares of Neurologix's initial series of convertible preferred stock, and 79.2% of the outstanding shares of Neurologix Series B convertible preferred stock and 91.4% of the outstanding shares of Neurologix common stock, initial series of convertible preferred stock and Series B convertible preferred stock voting together as a single class delivered written consents to Neurologix approving and adopting the merger agreement and the transactions contemplated by the merger agreement.

     On August 13, 2003, the parties to the merger agreement, voting agreement and loan documents executed and delivered all relevant agreements and Change funded a $750,000 secured loan to Neurologix. That same day, Change issued a press release announcing the execution of the merger agreement and the related agreements.

     On October 21, 2003, a meeting of the Change board of directors was held to review the terms of the amendment to the merger agreement and the transactions contemplated therein. Following a discussion of the principal terms of the transactions, the board adopted and approved the amendment to the merger agreement.

     On October 23, 2003, a meeting of the Neurologix board of directors was held to review the terms of the amendment to the merger agreement and the transactions contemplated therein. Following a discussion of the principal terms of the transactions, the board adopted and approved the amendment to the merger agreement.

     On November 14, 2003, Change, Subcorp and Neurologix amended the merger agreement to extend the termination date of the merger agreement and increase the amount of the secured loan from Change to Neurologix from $750,000 to $1,100,000. Change is required to fund the additional $350,000 if Neurologix so requests at any time after December 1, 2003. In addition, the definition of Net Cash Assets was modified to increase from $500,000 to $600,000 the amount of expenses permitted to be incurred by Change and not be counted against its total net cash assets for purposes of computing the merger exchange ratio.

RECOMMENDATION OF CHANGE'S BOARD OF DIRECTORS; FACTORS CONSIDERED BY CHANGE'S BOARD OF DIRECTORS IN RELATION TO THE MERGER

     THE CHANGE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS RELATING TO THE MERGER, INCLUDING THE PROPOSALS RELATING TO THE MERGER DESCRIBED IN THIS PROXY STATEMENT AND PROSPECTUS, ARE ADVISABLE TO, AND IN THE BEST INTERESTS OF, CHANGE AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF EACH OF THE PROPOSALS RELATING TO THE MERGER.

     In reaching the above determination, the Change board of directors gave significant consideration to a variety of factors, including those described below. In view of the wide variety of factors bearing on its decision, the Change board did not consider it practicable to, nor did it attempt to, quantify or assign relative specific weight to the factors it considered in reaching its decision. In addition, individual directors may have given different weight to different factors. The Change board consulted with its legal and financial advisors in connection with its consideration of the Merger. The Change board does not intend the following discussion of the information and factors to be exhaustive but believes the discussion includes the material factors it considered.

     In making its determination, the Change board of directors considered the following potentially material factors:

     - Suitable Business Opportunity. On September 30, 2002, the Change board of directors announced the adoption of a plan of liquidation and dissolution. However, the board continued to review suitable business opportunities. The directors of Change believe the proposed transaction with Neurologix is a suitable business opportunity and may provide more value to the stockholders of Change than they would receive under the plan of liquidation and dissolution.

     - Financial Resources of the Combined Company Will Enhance Its Ability to Conduct the Phase I Clinical Trial of Gene Therapy for the Treatment of Parkinson's disease. Neurologix's scientific founders recently became the first and only team to receive FDA approval to conduct a Phase I human clinical trial of gene therapy for the treatment of Parkinson's disease. The Change board believes that the financial resources of the combined company will greatly enhance its ability to conduct the Phase I clinical trial.

     - Terms of the Merger Agreement and other Transaction Agreements. The Change board evaluated the overall terms of the merger agreement and the other transaction agreements, including, but not limited to, the exchange ratio and the adjustments to the exchange ratio, the non-solicitation provisions and related fiduciary out, voting commitments, the termination fee provisions, the representations and warranties of the parties, the interim covenants, the closing conditions and the $1,100,000 secured loan provided by Change to Neurologix.

     - Opinion of Change's Financial Advisor. The Change board also considered the favorable opinion of BNY Capital Markets, Inc. described in this proxy statement and prospectus.

     - Tax Treatment. The qualification of the Merger as a tax-free reorganization for federal tax purposes.

In considering the recommendation of the Change board of directors to approve and adopt the Merger proposals described in this proxy statement and prospectus, Change stockholders should be aware that some officers and directors of Change have interests in the proposed Merger that are different from and in addition to the interests of Change stockholders generally. The Change board of directors was aware of these interests and considered them in approving the merger agreement and the Merger. Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Interests of Certain Persons in the Merger."

RECOMMENDATION OF NEUROLOGIX'S BOARD OF DIRECTORS; FACTORS CONSIDERED BY NEUROLOGIX'S BOARD OF DIRECTORS IN RELATION TO THE MERGER

     THE NEUROLOGIX BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS RELATING TO THE MERGER, AS DESCRIBED IN THIS PROXY STATEMENT AND PROSPECTUS, ARE ADVISABLE TO, AND IN THE BEST INTERESTS OF, NEUROLOGIX AND ITS STOCKHOLDERS. BASED UPON SUCH RECOMMENDATION, THE HOLDERS OF A MAJORITY OF NEUROLOGIX'S CAPITAL STOCK ENTERED INTO THE VOTING AGREEMENT AND EXECUTED A WRITTEN CONSENT APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     In making the above determination, the Neurologix board of directors gave significant consideration to a variety of factors, including those described below. In view of the wide variety of factors bearing on its decision, the Neurologix board did not consider it practicable to, nor did it attempt to, quantify or assign relative specific weight to the factors it considered in reaching its decision. In addition, individual directors may have given different weights to different factors. The Neurologix board does not intend for the following discussion of the information and factors considered by it to be exhaustive but believes such discussion includes the material factors it considered in making its determination.

     In making its determination, the Neurologix board of directors considered the following potentially material factors:

     - Financial Resources of the Combined Company Will Enhance Its Ability to Conduct the Phase I Clinical Trial of Gene Therapy for the Treatment of Parkinson's Disease. Neurologix's scientific founders recently became the first and only team to receive FDA approval to conduct a Phase I human clinical trial using gene therapy to treat Parkinson's disease. The trial began in August 2003. The Neurologix board of directors believes that the $1,100,000 secured loan provided by Change to Neurologix upon the execution of the merger agreement and the financial resources of the combined company will greatly enhance its ability to conduct its clinical trial for the treatment of Parkinson's disease.

     - Neurologix Will Require Additional Financing. The combined company will need significant additional financing to fund its research and development efforts. The combined company will have securities that are publicly traded. Although trading is currently only on the over-the-counter market and liquidity is not significant, the Neurologix board of directors believes that the Merger may provide it with greater access to financing to be able to satisfy its future capital needs.

     - Terms of the Merger Agreement and Other Transaction Agreements. The Neurologix board of directors evaluated the overall terms of the merger agreement and the other transaction agreements, including, but not limited to, the exchange ratio and the adjustments to the exchange ratio, the termination fee provisions, the representations of the parties, the interim covenants, the closing conditions and the immediate availability of the $1,100,000 secured loan provided by Change to Neurologix upon the execution of the merger agreement.

     - Availability of Alternative Financing. The Neurologix board of directors also considered the difficulty of obtaining venture capital or other financing in the current market, the time needed to obtain alternative financing, even if available, and the terms that would likely be required if such financing could be obtained, including liquidation preferences and other protective provisions.

     - Tax Treatment. The qualification of the Merger as a tax-free reorganization for U.S. federal tax purposes.

     Neurologix stockholders should be aware that some officers and directors of Neurologix have interests in the proposed Merger that are different from and in addition to the interests of Neurologix stockholders generally. The Neurologix board of directors was aware of these interests and considered them in approving the merger agreement and the Merger. Please refer to the section of this proxy statement and prospectus entitled "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF THE FINANCIAL ADVISOR TO CHANGE

     The Change board of directors evaluated several potential financial advisors in connection with the Merger on the basis of reputation, experience with comparable deals and cost, and selected BNY Capital Markets, Inc. to act as its exclusive financial advisor in connection with the Merger. On August 8, 2003, at a meeting of the Change board of directors held to evaluate the proposed Merger, BNY Capital Markets, Inc. rendered to the Change board an oral opinion to the effect that the Merger was fair from a financial point of view to stockholders of Change, based on and subject to the matters described in the opinion and finalizing of all relevant agreements. On August 11, 2003, BNY Capital Markets, Inc. confirmed its oral opinion by delivery of its written opinion dated the same date.

     In arriving at its opinion, BNY Capital Markets, Inc.:

     - reviewed the merger agreement, the voting agreement and the agreements relating to the loan provided by Change to Neurologix;

     - reviewed and analyzed certain internal financial statements, including audited historical and unaudited interim statements, and other financial and operating data concerning Change and Neurologix, as well as projections prepared by the management of Neurologix;

     - discussed the past and current operations and financial condition as well as the prospects of Change and Neurologix with senior executives and consultants of Change and Neurologix;

     - reviewed Change's Annual Reports on Form 10-K for the years ended December 31, 2000 through 2002, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, its Reports on Form 8-K, dated June 18, 2003, and June 30, 2003, and its certificate of incorporation;

     - reviewed the reported prices and trading activity of Change common stock from March 28, 2000 to August 11, 2003;

     - reviewed publicly available information for certain publicly-traded companies selected for comparative purposes;

     - considered traditional valuation methodologies, including but not limited to publicly-traded companies selected for comparative purposes, recent industry merger and acquisition transactions, recent industry venture capital transactions and discounted cash flow analyses; and

     - performed such other analyses and considered such other factors deemed relevant and appropriate.

     In rendering its opinion, BNY Capital Markets, Inc. assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with BNY Capital Markets, Inc. and relied upon the assurances of management of Change and Neurologix that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to financial forecasts and other information and data relating to Change and Neurologix provided to or otherwise discussed with BNY Capital Markets, Inc., the management teams of Change and Neurologix advised BNY Capital Markets, Inc. that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management teams of Change and Neurologix as to the future financial performance of Change and Neurologix. BNY Capital Markets, Inc. assumed that the Merger and related transactions would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary third-party approvals and consents for the Merger and related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Change or Neurologix. BNY Capital Markets, Inc. also assumed that the Merger would be treated as a tax-free reorganization for U.S. federal income tax purposes.

     BNY Capital Markets, Inc. did not express an opinion as to the price or range of prices at which the shares of Change common stock may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of Change common stock may trade subsequent to the consummation of the Merger.

     BNY Capital Markets, Inc. expressed no view as to, and its opinion does not address, the underlying business decision of Change to proceed with or effect the Merger. The opinion of BNY Capital Markets, Inc. was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to BNY Capital Markets, Inc. as of the date of its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF BNY CAPITAL MARKETS, INC., DATED AUGUST 11, 2003, WHICH DESCRIBES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AND PROSPECTUS AS APPENDIX D AND IS INCORPORATED BY REFERENCE. THE OPINION OF BNY CAPITAL MARKETS, INC. IS ADDRESSED TO THE CHANGE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER TO THE STOCKHOLDERS OF CHANGE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CHANGE OR NEUROLOGIX WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER.

     Pursuant to a letter agreement dated July 30, 2003, BNY Capital Markets, Inc. was engaged to provide financial advisory services, including a financial opinion letter (the Opinion), in connection with the Merger. At the August 11, 2003 meeting of the Change board of directors, BNY Capital Markets, Inc. rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various considerations set forth in its opinion, the valuation of Neurologix associated with the Merger was fair from a financial point of view to the holders of shares of Change common stock.

     The summary set forth below is not a complete description of the analyses underlying the Opinion. The preparation of a financial opinion is a complex process involving various determinations and as such is not readily susceptible to summary description. Accordingly, BNY Capital Markets, Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     BNY Capital Markets, Inc. considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Change and Neurologix. No company, transaction or business used in those analyses as a comparison is identical to Change, Neurologix or the Merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in BNY Capital Markets, Inc.'s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, BNY Capital Markets, Inc.'s analyses and estimates are inherently subject to substantial uncertainty.

     BNY Capital Markets, Inc.'s opinion and analyses were only one of many factors considered by Change's board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Change board of directors or management with respect to the Merger.

     The following is a summary of the material financial analyses performed by BNY Capital Markets, Inc. in connection with the rendering of its opinion dated August 11, 2003. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND BNY CAPITAL MARKETS, INC.'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF BNY CAPITAL MARKETS, INC.'S FINANCIAL ANALYSES.

     Merger Overview. For purposes of the financial analyses, BNY Capital Markets, Inc. assumed that the Merger would result in existing Change Stockholders owning approximately 33.3% of the fully diluted shares of the pro forma company, which would imply a pre-money equity value for Neurologix of $15.0 million (assuming Net Cash Assets are at least $7.5 million). This pre-money equity value was compared against the valuation determined by the financial analyses summarized below.

     Selected Comparative Mergers and Acquisitions Analysis. Using publicly available information, BNY Capital Markets, Inc. reviewed the purchase prices, including net debt, and implied transaction value multiples paid or proposed to be paid in the following seven selected merger and acquisition transactions with biotechnology targets that are focused on gene therapy:

  DATE
EFFECTIVE             ACQUIROR                               TARGET
7/30/03     -   Boston Scientific Corp.      -   Coratus Genetics Inc.
2/05/03     -   Genstar Therapeutics Corp.   -   Vascular Genetics, Inc.
7/03/02     -   Schering AG                  -   Collateral Therapeutics, Inc.
4/18/02     -   Qiagen NV                    -   Xeragon, Inc.
9/05/01     -   Cell Genesys, Inc.           -   Calydon, Inc.
1/11/01     -   Cell Genesys, Inc.           -   Neurologic Gene Therapeutics
1/08/01     -   Cell Genesys, Inc.           -   Gene Therapy Business (Chiron Corp.)

     The selected merger and acquisition transactions were not useful for comparative purposes because the target companies did not have similar products in comparable stages of development as Neurologix. Accordingly, BNY Capital Markets, Inc. did not use the merger and acquisition transaction approach to value Neurologix.

     Selected Comparative Venture Capital Transaction Analysis. Using publicly available information, BNY Capital Markets, Inc. reviewed the venture capital transactions completed since January 1, 2001, including the amount raised and post-money valuation, for the following eight biotechnology companies focused on gene therapy:

     - Athersys, Inc.;

     - BioForce Nanosciences, Inc.;

     - Copernicus Therapeutics, Inc.;

     - Discovery Genomics, Inc.;

     - Intronn LLC;

     - Osiris Therapeutics, Inc.;

     - Salus Therapeutics, Inc.; and

     - Selective Genetics, Inc.

     BNY Capital Markets, Inc. did not use the comparative venture capital transaction approach because of the lack of publicly available information regarding the target companies, including: (i) the product pipeline; (ii) the overall size of the market for each product; and (iii) the estimated market penetration for each product and the risks inherent with achieving such penetration rates.

     Selected Comparative Companies Analysis. Using publicly available information, BNY Capital Markets, Inc. reviewed the market values and trading multiples of the following six selected publicly held biotechnology companies focused on gene therapy:

     - Avigen, Inc.;

     - Cell Genesys, Inc.;

     - Corautus Genetics Inc.;

     - Introgen Therapeutics, Inc.;

     - Targeted Genetics Corporation; and

     - Transkaryotic Therapies.

     BNY Capital Markets, Inc. computed enterprise values, calculated as equity value on a fully diluted basis, plus debt, less cash and marketable securities, as a multiple of revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"), for each company's last twelve month reporting period. All multiples were based on closing stock prices on August 8, 2003. BNY Capital Markets, Inc. also computed the ratio of each company's closing stock price to its Net Income on a per share basis ("P/E"), for each company's last twelve month reporting period.

     BNY Capital Markets, Inc. did not use the comparative company approach because of the absence of any publicly-traded gene therapy company with similar products in comparable stages of development as Neurologix.

     BNY Capital Markets, Inc. observed that in the period since Neurologix raised $2.7 million in February 2002 at a pre-money valuation of $25.0 million to August 8, 2003, the stock prices for Avigen, Inc. and Cell Genesys, Inc. (the companies most comparable to Neurologix as they are both gene therapy companies that are currently developing treatments for Parkinson's disease in addition to other neurological disorders), had declined collectively by 43.0%. Based on this decline, BNY Capital Markets, Inc. imputed an implied equity value of $15.8 million for Neurologix, compared to the implied pre-money value in the Merger of $15.0 million. This analysis, however, does not take into consideration that during this time period, Neurologix reached an important milestone in achieving FDA approval to conduct a Phase I human clinical trial for Parkinson's disease, which suggests that taking a "biotechnology sector discount" of 43.0% is not appropriate.

     Discounted Cash Flow Analysis. BNY Capital Markets, Inc. performed a discounted cash flow analysis of Neurologix in order to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Neurologix could generate over fiscal years 2003 through 2015. BNY Capital Markets, Inc. utilized the projections provided by Neurologix's management, as well as a "downside case", which assumes Neurologix does not reach its estimated market penetration rates and only achieves 50.0% of its projected Net Income and EBITDA. BNY Capital Markets, Inc. calculated a range of estimated terminal values for Neurologix by applying to Neurologix's fiscal year 2015 estimated Net Income a range of terminal P/E multiples of 25.0x to 35.0x, consistent with biotechnology comparable stage industry ranges. The present value of the cash flows and terminal values were calculated using discount rates ranging from 45.0% to 55.0%, also consistent with biotechnology comparable stage industry ranges. This analysis indicated the following implied equity value ranges for Neurologix:

IMPLIED EQUITY VALUE RANGE ($ IN MILLIONS)

MANAGEMENT PROJECTIONS   DOWNSIDE CASE
----------------------   -------------
    $32.2 - $106.9       $13.2 - $50.0

     BNY Capital Markets, Inc. noted, however, the fact that $7.5 million of cash is not sufficient for Neurologix to become cash flow positive based on Neurologix's projections. Neurologix projects a future need to raise an additional $17.0 million to fund clinical trials prior to FDA approval. BNY Capital Markets, Inc. pointed out that the additional funding requirement would be dilutive if the funds raised in the future are in whole or in part additional equity. BNY Capital Markets, Inc. also stated that it believes such funds are likely to take the form of equity. While such financing would be expected to be at a pre-money value that is greater than $22.5 million if Neurologix continues to achieve its key milestones throughout the FDA process, any equity financing would be dilutive to existing shareholders.

     In order to model the effect of raising additional funds in the future, BNY Capital Markets, Inc. selected the mid-point of the discounted cash flow valuation and assumed the pre-money valuation for the next financing round would be at least equal to $22.5 million (the current post-money valuation). This valuation would result in approximately 40.0% dilution, effectively reducing existing Neurologix shareholders' to approximately 60.0%. BNY Capital Markets, Inc. calculated the implied equity values for Neurologix's existing shareholders (pro forma for the Merger), assuming an ownership stake of between 60.0% (future external funding requirements being 100.0% equity financed at $22.5 million pre-money) and 100.0% (100.0% debt financed) post dilution. This analysis indicated the following implied equity value ranges for Neurologix:

                           COMMON EQUITY VALUE RANGE
                    (BASED ON MID-POINT OF DCF METHODOLOGY)
                                ($ IN MILLIONS)

                                                  EXISTING NEUROLOGIX SHAREHOLDERS' ASSUMED
                                                        OWNERSHIP STAKE POST DILUTION
                                                 -------------------------------------------
% OF EBITDA REALIZED                             60.0%    70.0%    80.0%    90.0%    100.0%
--------------------                             ------   ------   ------   ------   -------
100.0%.........................................  $41.7    $48.7    $55.7    $62.6     $69.6
50.0%..........................................   19.0     22.1     25.3     28.4      31.6

     Other Factors. In rendering its opinion, BNY Capital Markets, Inc. also reviewed and considered other factors, including:

     - A group of investors led by Medtronic (publicly-traded biotechnology company with approximately $8.0 billion in revenue) invested $2.7 million in February 2002 at a pre-money valuation of $25.0 million; and

     - Neurologix's largest shareholder, Palisade Private Partnership, L.P., is converting its $2.3 million Neurologix Note to Neurologix Common Stock prior to the consummation of the Merger at a price per share equal to $6.00, which implies an equity value for Neurologix of approximately $35.0 million.

     Miscellaneous. BNY Capital Markets, Inc. is a nationally recognized investment banking firm and is acting as exclusive financial advisor to the Board of Directors of Change and has received a fee for its services. In addition, Change has agreed to indemnify BNY Capital Markets, Inc. for certain liabilities that may arise out of the rendering of its opinion. BNY Capital Markets, Inc. is a wholly owned subsidiary of The Bank of New York Company, Inc. ("BNYCo."). In the ordinary course of business, BNYCo. and its affiliates may from time to time trade in the securities of Change for the accounts of the investment funds under their management and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  GENERAL

     In considering the recommendations of the respective boards of directors of Change and Neurologix, you should be aware that members of the boards and management of each of Change and Neurologix may have interests in the Merger that are different from, or in addition to, your interests as a stockholder which may result in potential conflicts of interest. The boards of each company recognized these interests and determined that these interests neither supported nor detracted from the fairness of the Merger to you.

  INTERESTS OF CHANGE'S DIRECTORS

     Some of Change's directors have interests in the Merger that are different from, or in addition to, your interests generally and that may create a potential conflict of interest.

     As of September 30, 2003, Michael Gleason may be deemed to beneficially own 33,489,130 shares of Change common stock, consisting of 32,000,000 shares of Change common stock owned by Culmen Technology Partners, L.P. and options to purchase an aggregate of 1,489,130 shares of Change common stock. Mr. Gleason is the President and sole director of CTP, Inc., the general partner of Culmen Technology Partners, L.P. Mr. Gleason holds options which have not vested to purchase an additional 21,870 shares of Change common stock. Under the terms of the 2000 Stock Option Plan of Change, these additional options will remain outstanding but will fully vest as a result of the closing of the Merger, which is a change of control under such plan.

  INTERESTS OF NEUROLOGIX'S DIRECTORS, OFFICERS AND SIGNIFICANT STOCKHOLDERS

     Some of Neurologix's officers and directors and significant stockholders have interests in the Merger that are different from, or in addition to, your interests generally and that may create a potential conflict of interest.

     The merger agreement provides for the survival in the Merger of all indemnification rights of the members of Neurologix's board of directors and officers for acts and omissions occurring before the Merger, as their rights existed on August 13, 2003, in Neurologix's certificate of incorporation and bylaws. The combined company will observe all of these indemnification rights to the fullest extent permitted under Delaware law for a period of not less than six years after the Merger. During this period, the merger agreement also requires the combined company to maintain directors' and officers' liability insurance covering all individuals who were directors and officers of Neurologix immediately prior to the consummation of the Merger with respect to their acts and omissions as directors and officers of Neurologix prior to the Merger.

     Pursuant to the voting agreement, Martin J. Kaplitt, Clark A. Johnson and Palisade Private Partnership, L.P. have agreed, immediately prior to the consummation of the Merger, to exchange their interests in the Existing Neurologix Note for shares of Neurologix common stock. Messrs. Kaplitt and Johnson are members of Neurologix's board of directors, and Mark Hoffman, another member of Neurologix's board of directors, is a managing member of Palisade Private Holdings, LLC, the sole general partner of Palisade Private Partnership, L.P. The aggregate number of shares of Neurologix common stock that Palisade Private Partnership, L.P., and Messrs. Johnson and Kaplitt will receive shall not exceed 400,000 shares and will be determined by dividing (x) the sum of (a) the product of the outstanding unpaid principal amount of the Existing Neurologix Note as of the date of the exchange plus (b) the amount of accrued and unpaid interest on the Existing Neurologix Note as of the date of the exchange by (y) $6.00. At September 30, 2003, the outstanding principal amount of the Existing Neurologix Note was $2 million and the accrued interest was $328,289, so if the Merger had occurred on that date, Palisade Private Partnership, L.P., and Messrs. Johnson and Clark would have been entitled to receive approximately 388,048 shares of Neurologix common stock in the aggregate.

     Neurologix has agreed to pay Palisade Capital Securities, L.L.C., an affiliate of Palisade Private Partnership, L.P., $200,000 contingent upon the closing of the Merger in exchange for investment banking services rendered by Palisade Capital Securities in connection with the Merger.

REGULATORY APPROVALS

     The Merger does not require any federal or state agency regulatory approvals.

STOCK EXCHANGE LISTING

     The common stock of Change, including the common stock to be issued to Neurologix stockholders in connection with the Merger, will continue to be quoted on the OTC electronic bulletin board under a new symbol to be applied for following the Merger.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All of the shares of Change common stock received by Neurologix stockholders in the Merger will be freely transferable under the federal securities laws, except for shares received by persons who are deemed to be "affiliates" of Change or Neurologix for purposes of Rule 145 under the Securities Act prior to the completion of the Merger. These shares may be resold only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or Rule 144 under the Securities Act in the case of persons who become affiliates of Neurologix or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Change or Neurologix generally include individuals or entities that control, are controlled by, or are under common control with, those companies and may include some of their officers and directors, as well as their principal stockholders.

FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF NEUROLOGIX COMMON STOCK OR SERIES B CONVERTIBLE PREFERRED STOCK

     The Merger is structured as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, U.S. holders of Neurologix capital stock will not recognize any taxable gain from the receipt of Change common stock in connection with the Merger. For more information regarding the tax treatment of the Merger, please refer to the section of this proxy statement and prospectus entitled "Material United States Federal Income Tax Consequences of the Merger."

ACCOUNTING TREATMENT

     The acquisition is anticipated to be accounted for as a reverse acquisition and the equivalent of a recapitalization of Neurologix. The assets and liabilities of Neurologix will be recorded at their historical carrying values and the assets and liabilities of Change will be recorded at their fair values, which approximate their historical values. The reported financial condition and results of operations of Neurologix after the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Change.

DIVIDEND POLICY

     Under the merger agreement, Change and Neurologix have each agreed not to declare or pay any dividend on their equity securities until the Merger is consummated.

     The combined company anticipates that for the foreseeable future, its earnings, if any, will be retained for use in the operation of its business and that no cash dividends will be paid on its capital stock. The decision of the combined company's board as to whether or not to pay cash dividends in the future will depend upon a number of factors, including the combined company's future earnings, capital requirements, financial condition and the existence or absence of any contractual limitations on the payment of dividends.

APPRAISAL RIGHTS

     If the Merger is completed, holders of Neurologix common stock and Series B convertible preferred stock who follow the procedures summarized below will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

     Under Delaware law, the holders of record of shares of Neurologix common stock and Series B convertible preferred stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law are entitled to have their shares appraised by the Delaware Court of Chancery and may receive the "fair value" of those shares, without taking into account any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the court. The "fair value" could be greater than, less than or the same as the consideration to be received in the Merger.

     In order to exercise these rights, a Neurologix stockholder must demand and perfect the rights in accordance with Section 262. Under Section 262, where a Merger is approved without a meeting of stockholders, as in the case of the adoption of the merger agreement by Neurologix's stockholders, the corporation, before the effective date of the Merger, or the surviving corporation, within 10 days of the Merger, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in this notice a copy of Section 262. This proxy statement and prospectus serves as this
statutory notice. The estimated effective date of the Merger is           ,
2004. If this date changes, Neurologix or the surviving corporation will send a second notice, notifying stockholders of the effective date; provided, however, that if the second notice is sent more than 20 days following sending this proxy statement and prospectus, the second notice will only be sent to stockholders who have demanded appraisal of such holder's shares in accordance with the statute.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS ATTACHED HERETO AS APPENDIX E. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF NEUROLOGIX COMMON STOCK OR SERIES B CONVERTIBLE PREFERRED STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF NEUROLOGIX COMMON STOCK OR SERIES B CONVERTIBLE PREFERRED STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR A NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS. NEUROLOGIX STOCKHOLDERS SHOULD CAREFULLY REVIEW SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.

     Filing Written Demand. If a Neurologix stockholder elects to exercise the right to an appraisal under Section 262, that stockholder must do ALL of the following:

     - The stockholder must deliver to Neurologix a written demand for appraisal of shares of Neurologix common stock or Series B convertible preferred stock held, which demand must reasonably inform Neurologix of the identity of the stockholder and that the demanding stockholder is demanding appraisal, within 20 days after the date of mailing of the notice (i.e., the mailing date of this prospectus and proxy statement). This written demand for appraisal must be delivered to Neurologix prior
       to           , 2004, and must be in addition to and separate from any
       vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

     - The stockholder must not vote in favor of or consent to adopting the merger agreement. Failing to vote or to consent or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed consent that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal.

     - The stockholder must continuously hold the shares of record from the date of the written demand for appraisal until the effective time of the Merger.

     All written demands for appraisal should be addressed to Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Mark Hoffman, and
received before           , 2004. The demand must
reasonably inform Neurologix of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Neurologix common stock or Series B convertible preferred stock.

     The written demand for appraisal must be executed by or for the record holder of shares of Neurologix stock, fully and correctly, as the holder's name appears on the certificate(s) for the holder's shares. If the shares of Neurologix stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

     A record holder, such as a bank broker, fiduciary, depository or other nominee, who holds shares of Neurologix common stock or Series B convertible preferred stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Neurologix common stock or Series B convertible preferred stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Neurologix common stock or Series B convertible preferred stock outstanding in the name of the record owner.

     Any Neurologix stockholder may withdraw its demand for appraisal and accept the Change securities to be issued in the Merger by delivering to Neurologix a written withdrawal of the demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Court and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the Neurologix stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the value of the Change securities to be issued in the Merger.

     Notice by Neurologix. Within 10 days after the effective time of the Merger, Neurologix will provide written notice of the date of the consummation of the Merger to each Neurologix stockholder who has not voted in favor of the Merger and who has properly demanded appraisal and satisfied the requirements of
Section 262, referred to as a "dissenting stockholder." Within 120 days after the effective date of the Merger, any dissenting stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the combined company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The combined company must mail that statement to the dissenting stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     Filing a Petition for Appraisal. Within 120 days after the completion of the Merger, Neurologix or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Neurologix common stock or Series B convertible preferred stock that are held by all dissenting stockholders. Neurologix is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Neurologix stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time period prescribed by Section 262. A Neurologix stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the combined company, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all Neurologix stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the combined company. After providing notice to those Neurologix stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which Neurologix stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require Neurologix stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any Neurologix stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that Neurologix stockholder.

     Determination of Fair Value. If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine the fair value of the shares of Neurologix stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court will take into account all relevant factors. Holders of Neurologix stock considering seeking appraisal should be aware that (i) the fair value of their shares of Neurologix stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Neurologix stock and (ii) investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., among other things, that "proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding.

     In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, a Neurologix stockholder's exclusive remedy in connection with transactions such as the Merger. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

     The costs of the appraisal proceeding shall be determined by the Delaware Court of Chancery and taxed against the parties as the court determines to be equitable under the circumstances. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Neurologix common stock or Series B convertible preferred stock have been appraised. Upon application of a Neurologix stockholder, the court may order all or a portion of the expenses incurred by any Neurologix stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Neurologix common stock entitled to appraisal.

     From and after the completion of the Merger, no dissenting stockholder shall have any rights of a Neurologix stockholder with respect to that holder's shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder's shares of Neurologix stock, if any, payable to Neurologix stockholders of record as of a time prior to the completion of the Merger. If a dissenting stockholder delivers to the combined company a written withdrawal of the demand for an appraisal within 60 days after the completion of the Merger or subsequently with the written approval of the combined company, or, if no petition for appraisal is filed within 120 days after the completion of the Merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the Merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any Neurologix stockholder without the approval of the court.

     ANY NEUROLOGIX STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF A NEUROLOGIX STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

     The following summarizes the material provisions of the merger agreement. Copies of the merger agreement and amendment no. 1 to the merger agreement are attached as Appendix A and Appendix B, respectively, to this proxy statement and prospectus and are incorporated by reference. You should read the merger agreement carefully and in its entirety for a more complete understanding of its terms. The provisions of related agreements are summarized in the next section entitled "Description of Related Agreements."

GENERAL

     The merger agreement provides that, following the receipt of the requisite approvals of Change's stockholders and the satisfaction or waiver of the other conditions to the Merger, Subcorp, a wholly-owned subsidiary of Change, will be merged with and into Neurologix. As a result of the Merger, Neurologix will continue as a wholly-owned subsidiary of Change. Upon completion of the Merger, Change will change its corporate name to "Neurologix, Inc."

     The Merger will be effective at 12:01 a.m. on the date that Change and Neurologix file a certificate of merger with the Delaware Secretary of State. This filing will occur as soon as is practicable after the closing under the merger agreement. Unless agreed otherwise, the closing will occur on a date specified by Neurologix, provided that specified conditions set forth in the merger agreement have been satisfied or waived at or prior to such date.

CONVERSION OF SECURITIES

     As of the date of the merger agreement, Neurologix's capital stock consisted of common stock, par value $.001 per share, its initial series of convertible preferred stock, par value $.001 per share, and Series B convertible preferred stock, par value $.001 per share. As described in this proxy statement and prospectus, under the voting agreement, holders of 100% of Neurologix's initial series of convertible preferred stock and approximately 79.2% of the Neurologix Series B convertible preferred stock agreed to convert their shares into shares of Neurologix common stock immediately prior to the Merger. In addition, all of the persons having an interest in the Existing Neurologix Note agreed to convert their interests into shares of Neurologix common stock. Accordingly, at the effective time of the Merger, the capital stock of Neurologix is expected to consist solely of common stock and Series B convertible preferred stock.

     At the effective time of the Merger, each issued and outstanding share of Neurologix common stock and Series B convertible preferred stock, on an as-converted to Neurologix common stock basis, will be converted into that number of shares of Change common stock multiplied by the exchange ratio, as defined below.

  EXCHANGE RATIO IF CHANGE'S NET CASH ASSETS (AS DEFINED IN THE MERGER AGREEMENT) ARE AT LEAST $7.5 MILLION.

     If immediately prior to the closing, Change's Net Cash Assets are at least $7.5 million and Neurologix has not raised cash proceeds through the issuance of additional equity, then each share of Neurologix common stock and Series B convertible preferred stock, on an as-converted to Neurologix common stock basis, issued and outstanding immediately prior to the effective time of the Merger, excluding shares owned by Neurologix or Change and dissenting shares, will be converted into that number of shares of Change common stock multiplied by the exchange ratio.

                      Total CTP Existing Shares multiplied by 2
    Exchange Ratio =  -----------------------------------------
                          Total Neurologix Existing Shares

     Where:

     "Total CTP Existing Shares" means the number of shares of Change common stock (i) issued and outstanding prior to the effective time of the Merger,
     (ii) issuable upon conversion of all Change convertible securities including shares of Change Series A convertible preferred stock, par value $.10 per share, and (iii) issuable upon exercise of all Change options with an exercise price per share that is less than or equal to $0.03, which options, provide for the purchase of 12,000,000 shares of Change common stock.

     "Total Neurologix Existing Shares" means the number of shares of Neurologix common stock (i) issued and outstanding prior to the effective time of the Merger, (ii) issuable upon conversion of all Neurologix convertible securities including shares of Neurologix's initial series of convertible preferred stock and Neurologix Series B convertible preferred stock, (iii) issuable upon exchange of the Existing Neurologix Note as provided in the voting agreement and (iv) issuable upon exercise of all Neurologix options with an exercise price per share less than or equal to $0.25, which options provide for the purchase of 232,000 shares of Neurologix common stock, in each case, excluding all shares owned by Neurologix or Change but including all dissenting shares.

  EXCHANGE RATIO IF CHANGE'S NET CASH ASSETS ARE LESS THAN $7.5 MILLION.

                      Total CTP Existing Shares multiplied by X
    Exchange Ratio =  -----------------------------------------
                          Total Neurologix Existing Shares

     Where "X" is the quotient obtained by dividing (x) $15.0 million by (y) the lesser of (i) the amount of Change's Net Cash Assets as of the closing of the Merger or (ii) $7.5 million. In the event that Neurologix sells any additional equity, the net cash proceeds from such sale (after all expenses incurred relating thereto) shall be added to the numerator.

  THE NUMBER OF SHARES TO BE ISSUED BY CHANGE IN CONNECTION WITH THE MERGER WILL BE UNCERTAIN UNTIL IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER.

     As described in this proxy statement and prospectus, the number of shares of Change common stock to be issued to holders of Neurologix common stock and Neurologix Series B convertible preferred stock is directly related to Change's Net Cash Assets as of the closing of the Merger. Because Change's Net Cash Assets is to be determined as of the closing of the Merger, the number of shares to be issued by Change in connection with the Merger is at this time uncertain.

     The chart below sets forth the approximate percentages of the outstanding common stock of the combined company to be held after the Merger by the existing stockholders of Change and Neurologix based upon varying assumptions of Change's Net Cash Assets and assuming Neurologix does not raise any funds from the sale of additional equity prior to the closing. The chart assumes that Total CTP Existing Shares was equal to 194,004,564 and Total Neurologix Existing Shares was equal to 5,804,712.

                                         % OF OUTSTANDING        % OF OUTSTANDING
                                        COMMON STOCK OF THE     COMMON STOCK OF THE
                                         COMBINED COMPANY        COMBINED COMPANY
                                         HELD BY EXISTING        HELD BY EXISTING
CHANGE NET CASH ASSETS                  CHANGE STOCKHOLDERS   NEUROLOGIX STOCKHOLDERS   TOTAL
----------------------                  -------------------   -----------------------   ------
$7,500,000 or more....................         32.82%                  67.18%           100.00%
$7,000,000............................         31.32%                  68.68%           100.00%
$6,500,000............................         29.75%                  70.25%           100.00%
$6,000,000............................         28.10%                  71.90%           100.00%
$5,500,000............................         26.38%                  73.62%           100.00%

     The merger agreement provides that Neurologix is not obligated to participate in the Merger if Change's Net Cash Assets are $6,500,000 or less.

     In connection with the signing of the merger agreement and based upon information as of July 31, 2003, Change estimated that its Net Cash Assets at closing would be approximately $7,139,995. On that date, Total

CTP Existing Shares was equal to 194,004,564 and Total Neurologix Existing Shares was equal to 5,804,712, resulting in the following:

                      194,004,564 multiplied by 2.1008
    Exchange Ratio =  --------------------------------
                                 5,804,712

     Accordingly, had the Exchange Ratio been determined as of July 31, 2003, it would have been 70.2127 resulting in approximately 32% and 68% of the common stock of the combined company outstanding after the Merger being held by existing Change stockholders and existing Neurologix stockholders, respectively. Change currently expects that Change's Net Cash Assets will be less than $7.5 million. Change's Net Cash Assets may be more or less than the $7,139,995 of Net Cash Assets it was estimated to hold on July 31, 2003.

     The estimated total number of shares of common stock of the combined company outstanding after the Merger excludes:

     - 645 shares of common stock of the combined company issuable upon conversion of Change's Series A convertible preferred stock outstanding at September 30, 2003;

     - 14,585,747 shares of common stock of the combined company issuable upon exercise of Change stock options outstanding at September 30, 2003, with a weighted average exercise price of $0.08 per share;

     - 25,856,252 shares of common stock of the combined company issuable upon exercise of Change stock warrants outstanding at September 30, 2003, with a weighted average exercise price of $0.49 per share;

     - an estimated 18,044,664 shares of common stock of the combined company issuable upon exercise of Neurologix stock options outstanding at September 30, 2003, which are to be exchanged in the Merger for Change stock options having a post-merger weighted average exercise price of approximately $0.01 per share; and

     - an additional 5,414,253 shares of common stock of the combined company reserved for future issuance under Change's 2000 Stock Option Plan.

     The estimated total number of shares of common stock of the combined company outstanding after the Merger includes:

     - 4,500,000 shares of Change that were received by Change as part of the sale of Canned Interactive on June 30, 2003, and subsequently canceled.

     CHANGE WILL ISSUE A PRESS RELEASE 48 HOURS PRIOR TO THE SPECIAL MEETING ANNOUNCING AN ESTIMATE OF THE NUMBER OF SHARES OF CHANGE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER BASED ON THE VALUE OF CHANGE'S NET CASH ASSETS AT THAT TIME.

TREATMENT OF STOCK OPTIONS

     The merger agreement provides that Change and Neurologix will take all actions necessary to cause each outstanding option to purchase Neurologix common stock to be converted into an option to purchase a number of shares of Change common stock equal to the number of shares of Neurologix common stock covered by the Neurologix option multiplied by the exchange ratio provided in the merger agreement. The exercise price per share of the Change common stock will be the exercise price per share of Neurologix common stock under the Neurologix options divided by the applicable exchange ratio.

     Each option held under the existing stock option plan of Change will remain outstanding but will fully vest as a result of the closing of the Merger, which is a change of control under such plan.

EXCHANGE OF STOCK CERTIFICATES

     Exchange agent. Following the Merger, Change will cause the exchange agent to mail to each record holder of Neurologix common stock or Series B convertible preferred stock a letter of transmittal with instructions regarding how to exchange Neurologix common stock or Series B convertible preferred stock certificates for certificate(s) representing shares of Change common stock. Upon surrender of its Neurologix stock certificate to the exchange agent, each Neurologix stockholder will be entitled to receive a certificate representing that number of whole shares of Change common stock, based upon the applicable exchange ratio provided in the merger agreement, rounded to the nearest whole number. The Neurologix stock certificates will then be canceled. NEUROLOGIX STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES TO EITHER NEUROLOGIX OR THE COMBINED COMPANY UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Fractional shares. Change will not issue any fractional shares of its common stock in the Merger. Each Neurologix stockholder will be entitled to receive that number of whole shares of Change common stock, based upon the applicable exchange ratio provided in the merger agreement, rounded to the nearest whole number in exchange for the number of shares of Neurologix common and Series B convertible preferred stock held in aggregate.

     Lost certificates. If a Neurologix stockholder's stock certificates have been lost, stolen or destroyed, the stockholder will only be entitled to obtain shares of Change common stock by (i) providing appropriate evidence as to such loss, theft or destruction and as to the stockholder's ownership of such certificate, and (ii) the receipt by Change and the exchange agent of reasonably appropriate and customary indemnification in an amount sufficient to protect against claims related to the Neurologix certificates, all as explained in the letter of transmittal that will be sent to Neurologix stockholders.

REPRESENTATIONS AND WARRANTIES

     Change, Subcorp and Neurologix have made customary representations and warranties to each other in the merger agreement, relating, among other things, to:

     - their organization and qualification;

     - their authority to deliver and execute the merger agreement and its legal force and effect;

     - the absence of conflict between the merger agreement and their charter documents, existing agreements they have entered into or the laws applicable to them;

     - governmental filings and consents in relation to the merger agreement;

     - their capital structure;

     - litigation issues;

     - the possession of all franchises, licenses, permits and other approvals required to conduct their respective businesses and compliance with laws;

     - the absence of events that could result in material adverse changes;

     - tax matters;

     - their title to their respective assets;

     - intellectual property rights;

     - the absence of any undisclosed liabilities;

     - environmental matters;

     - their use of other business names;

     - employee benefit plans;

     - material contracts and debt instruments;

     - the absence of any funded debt;

     - insurance matters;

     - absence of brokers;

     - absence of affiliate transactions of a nature required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended; and

     - full disclosure.

     Change and Subcorp have also made representations and warranties to Neurologix in the merger agreement relating to:

     - documents Change has filed with the Securities and Exchange Commission and other public disclosures;

     - the absence of any default by Change under any existing contract;

     - the absence of any current operations;

     - Change's Net Cash Assets (as such term is defined in the merger agreement); and

     - payments to Change's former chief executive officer.

     Neurologix has also made representations and warranties to Change and Subcorp in the merger agreement relating to:

     - the accuracy of its financial statements;

     - the requisite stockholder vote to approve the Merger, the merger agreement and the transactions contemplated thereby; and

     - matters relating to the regulations of the FDA.

     None of the representations and warranties made in the merger agreement will survive the closing of the Merger. The merger agreement does not provide either of Change, Subcorp, Neurologix or their respective stockholders with any right to seek indemnification for any breach of the merger agreement by Change, Subcorp or Neurologix.

MATERIAL COVENANTS

  INTERIM OPERATIONS OF CHANGE, SUBCORP AND NEUROLOGIX

     Under the merger agreement, each of Change, Subcorp and Neurologix has agreed that, between the time the merger agreement was executed and the closing of the transactions contemplated by the merger agreement, each will, and will cause each of their respective subsidiaries to, subject to limited exceptions:

     - use reasonable commercial efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or pertaining to its businesses;

     - conduct its operations only in the ordinary course of business consistent with past practice;

     - maintain its books, accounts and records in accordance with past practice;

     - properly pay, timely file and consult with one another with respect to all tax returns required to be filed by it;

     - use reasonable commercial efforts to obtain all authorizations, consents, waivers, approvals or actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated by the merger agreement and cause the respective conditions to the other's obligation to close the transactions contemplated by the merger agreement to be satisfied; and

     - promptly notify the other parties to the merger agreement in writing if, prior to the consummation of the transactions contemplated by the merger agreement, to its knowledge (i) any of the representations and warranties made by it in the merger agreement cease to be materially accurate and complete or

       (ii) it fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

     In addition, each of Change, Subcorp and Neurologix agreed that, between the time the merger agreement was executed and the closing of the transactions contemplated by the merger agreement, each will not, and will cause each of their respective subsidiaries to not, subject to limited exceptions:

     - change any method or principle of accounting in a manner that is inconsistent with past practice;

     - take or omit to be taken any action, or permit any of its respective affiliates to take or to omit to take any action which would reasonably be expected to result in a material adverse effect;

     - take any action that would likely result in any representation or warranty made by a party becoming false or inaccurate, other than those representations or warranties made as of a particular date;

     - consummate the acquisition of any entity;

     - issue, sell or pledge shares of its capital stock or other equity securities, warrants or options or incur any indebtedness to any party, other than upon stock option exercises, the conversion of Neurologix's initial series of convertible preferred stock, Neurologix Series B convertible preferred stock and the Existing Neurologix Note or the issuance and sale for cash of not more than $1 million of additional equity securities by Neurologix;

     - other than the adoption of the amendments to Change's certificate of incorporation described elsewhere in this proxy statement and prospectus, effect any change to its certificate of incorporation or bylaws;

     - make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

     - increase the compensation or fringe benefits payable or to become payable to, pay any compensation or benefits not required by any existing plan or arrangement, or grant any severance or termination pay to, or enter into any employment or severance agreement with any of its officers, directors or employees, or take any action to accelerate rights under any collective bargaining or any employee benefit plan for the benefit or welfare of any of its directors, officers or current or former employees, except in each case in accordance with past practice, or to the extent required by applicable law or any existing agreement and except for increases in connection with new hires, promotions or other bona fide changes in job status, or pursuant to existing collective bargaining agreements;

     - incur, assume or prepay any long-term or short-term indebtedness, other than in the ordinary course of business consistent with past practice under existing lines of credit;

     - assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other party;

     - make any loans, advances or capital contributions to, or investments in, any other party except in the ordinary course of business consistent with past practice or in accordance with the terms of the merger agreement;

     - make any loans to its directors, officers or shareholders;

     - waive, release, assign, settle or compromise any material rights, claims or litigation or pay, discharge or satisfy any material liabilities, except in connection with the disposition and/or termination of the business and operations of Change and its subsidiaries; or

     - propose, authorize, agree or commit to take any of the above-listed actions.

  STOCKHOLDERS' MEETING

     Change agreed to take all actions necessary in accordance with applicable laws to obtain the consent and approval of its stockholders to the Merger, the merger agreement and the transactions contemplated by the merger agreement, including its board of directors' recommending to its stockholders approval of each.

  CHANGE BOARD OF DIRECTORS

     On or prior to the closing of the Merger, Change agreed to deliver to Neurologix a written resignation from each officer and director of Change (with the exception of two directors that Change is entitled to designate to the combined company's board of directors under the merger agreement), effective as of the effective time of the Merger. Change agreed that at the effective time of the Merger, its board of directors will consist of no more than two directors designated by Change, four members of Neurologix's then current board of directors plus up to three additional members to be designated by Neurologix. Upon the closing of the Merger, Change agreed that its board of directors will be divided into three classes, as nearly equal in size as is practicable, designated as Class I, Class II and Class III, respectively. At the first annual meeting of the combined company's stockholders following the closing of the Merger, the term of office of the Class I directors will expire and Class I directors will be elected for a full term of three years. At the second annual meeting of the combined company's stockholders following the closing of the Merger, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of the combined company's stockholders following the closing of the Merger, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. When the Merger becomes effective, each of Change's designated directors will be designated as Class III directors and each of the other directors will be designated by Neurologix, in its discretion, as either Class I, Class II or Class III directors as necessary to make each class of directors as nearly equal in size as possible.

  NON-SOLICITATION OF COMPETING TRANSACTIONS

     Under the merger agreement, Change agreed that it will not, and will cause its directors, officers, employees, agents or representatives to not, during the term of the merger agreement, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Change or Subcorp, or acquisition of any capital stock of Change or Subcorp or 5% or more of the assets of Change or any of its subsidiaries in a single transaction or a series of related transactions, or any acquisition by Change or Subcorp of any material assets or capital stock of any other party, or any liquidation of Change or Subcorp, or any combination of the foregoing (each a "competing transaction"). Additionally, Change agreed that it would not and will cause its directors, officers, employees, agents or representatives to not, during the term of the merger agreement, enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the merger agreement.

     However, Change and its board of directors may ask questions of, consider and clarify a proposal from, and conduct a due diligence investigation of, any third party making an unsolicited competing transaction, solely for the purpose of evaluating such competing transaction, if the Change board of directors or any committee thereof determines, after consultation with Change's financial advisor and its legal counsel, that (i) such third party has submitted to Change a competing transaction that has a reasonable likelihood of resulting in a superior proposal (as defined in the merger agreement) and (ii) the failure to participate in such process would constitute a breach of the Change board of directors' fiduciary duties under applicable law. After notifying Neurologix of such development and negotiating in good faith with Neurologix during the subsequent two business days to make adjustments to the terms and conditions of the merger agreement such that the competing transaction is no longer a superior proposal, Change may participate in discussions or negotiations with the third party if the Change board of directors concludes after the negotiations with Neurologix that the competing transaction continues to be a superior proposal.

     Neurologix is bound by a similar non-solicitation provision under the merger agreement. Although it is not provided a fiduciary out similar to that of Change described immediately above, a specific exception from Neurologix's agreement to not solicit a competing transaction provides that Neurologix may raise up to $1.0 million of additional equity between August 13, 2003 and the closing of the Merger. Neurologix currently does not intend to exercise this right to raise additional capital.

  DIRECTORS AND OFFICERS INSURANCE

     Change agreed, for a period of six years after the closing of the Merger, to maintain in effect a policy of directors' and officers' liability insurance covering all individuals who were directors and officers of Neurologix immediately prior to the closing of the Merger. All rights to indemnification now existing in favor of any such director or officer as provided in the certificate of incorporation and bylaws of Neurologix in effect on the date of the merger agreement will survive the Merger and continue in full force and effect for a period of not less than six years after the closing of the Merger.

  CHANGE STOCK OPTION PLAN

     Under the merger agreement, Change may establish a new incentive stock option plan after the closing of the Merger, provided that all options under the plan, if fully exercised, would represent no more than 5% of the total number of shares of Change common stock outstanding immediately after its adoption. Such new plan may not be amended or replaced for a period ending 18 months after the date on which the Merger becomes effective.

  LOAN TO NEUROLOGIX

     Under the merger agreement as amended by amendment no. 1, Change agreed to loan to Neurologix the principal amount of $1,100,000 secured by all of the assets of Neurologix. Interest on the unpaid principal will accrue at the rate of 4% per year. An initial amount of $750,000 of the loan was funded on August 13, 2003. On November 14, 2003 Neurologix, Change and Subcorp amended the merger agreement to increase the principal amount of the loan from $750,000 to $1,100,000. Change is required to fund the additional $350,000 if Neurologix so requests at any time after December 1, 2003. The outstanding principal amount of the loan and the accrued interest on that amount will be due and payable on demand at any time after June 30, 2004.

CONDITIONS TO THE MERGER

  CONDITIONS TO NEUROLOGIX'S, CHANGE'S AND SUBCORP'S OBLIGATIONS TO CONSUMMATE THE MERGER

     The respective obligations of Neurologix, Change and Subcorp to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions:

     - no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the Merger and the transactions contemplated by the merger agreement;

     - the absence of any legal proceeding by any governmental entity or other third party (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit the ownership or operation by Neurologix, Change or Subcorp of, or to compel Neurologix, Change or Subcorp to dispose of or hold separate, any material portion of the business or assets of Neurologix, Change or any subsidiary of Change, as a result of the Merger or any of the other transactions contemplated by the merger agreement, or (iii) seeking to impose limitations on the ability of Change to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the combined company, including the right to vote the capital stock on all matters properly presented to the stockholders of the combined company;

     - the Merger, the merger agreement and the transactions contemplated by the merger agreement and the amendments proposed to Change's certificate of incorporation in connection with the Merger shall

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       have been approved and adopted by Change's stockholders in the manner required by any applicable law;

     - the registration statement of which this proxy statement and prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Securities Exchange Commission or any state securities administrator; and

     - all consents, approvals and action of any governmental entity required to permit the consummation of the Merger and the other transactions contemplated by the merger agreement shall have been obtained or made.

  CONDITIONS TO CHANGE'S AND SUBCORP'S OBLIGATIONS TO CONSUMMATE THE MERGER

     The respective obligations of Change and Subcorp to consummate the transactions contemplated by the merger agreement are also subject to the fulfillment of the following conditions at or prior to the closing:

     - all of Neurologix's representations and warranties made in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and on and as of the date on which the Merger is to close;

     - Neurologix shall have complied in all material respects with its obligations under the merger agreement;

     - Neurologix shall not have experienced a material adverse effect since December 31, 2002;

     - Neurologix shall have received all material authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of the merger agreement by Neurologix, each of which shall be in full force and effect, and Neurologix shall also have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by Neurologix under any material contract to which Neurologix is a party or for the continuation of any material agreement to which Neurologix is a party; and

     - the aggregate number of shares for which appraisal rights are sought shall not exceed 5% of the aggregate number of shares of Neurologix common stock and Series B convertible preferred stock outstanding on the date of the closing of the Merger.

  CONDITIONS TO NEUROLOGIX'S OBLIGATION TO CONSUMMATE THE MERGER

     The obligation of Neurologix to consummate the transactions contemplated by the merger agreement is also subject to the fulfillment of the following conditions at or prior to the closing:

     - all of the representations and warranties made by Change and Subcorp in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and on and as of the date on which the Merger is to close;

     - Change and Subcorp shall have complied in all material respects with their respective obligations under the merger agreement;

     - Change and its subsidiaries, taken as a whole, shall not have experienced a material adverse effect since December 31, 2002;

     - prior to, or on the date of the closing of the Merger, Neurologix shall have received written resignations from each of the directors of Change and Subcorp (with the exception of the two directors Change is entitled to designate to the combined company's board of directors under the merger agreement), effective as of the date of the closing of the Merger;

     - Change and Subcorp shall have received all material authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of the merger agreement by Change and Subcorp, each of which shall be in full force and effect, and Change and
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

       Subcorp shall also have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by Change and Subcorp under any material contract to which Change or Subcorp is a party or for the continuation of any material agreement to which Change or Subcorp is a party;

     - Change's Net Cash Assets, as such term is defined in the merger agreement, as of the date of the closing of the Merger shall be at least $6.5 million; and

     - Change shall have terminated all of its employee benefit plans, except for the Change 2000 Stock Option Plan.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated by mutual written consent of Change and Neurologix.

     In addition, either Change or Neurologix may terminate the merger agreement:

     - if there exists any law or regulation that, as supported by the written opinion of legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a governmental entity enjoining Change or Neurologix from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

     - if the Merger shall not have been consummated on or before February 15, 2004; provided, however, that this right to terminate the merger agreement shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under the merger agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before such date;

     - if at or before the completion of the closing of the Merger, either Change or Neurologix discovers that any representation or warranty made in the merger agreement for its benefit is untrue in any material respect and, but only if, the failure to be true in any material respect (i) would give rise to the failure of certain conditions to the obligations of the parties to close the Merger or (ii) would reasonably be expected to prevent Change or Neurologix, respectively, from obtaining the material portion of the benefits intended by the parties to be derived by Change or Neurologix, as applicable, from the merger agreement and the transactions contemplated by the merger agreement, with limited exception; or

     - if (i) at Change's special meeting the requisite vote of Change's stockholders to approve the Merger, the merger agreement and the transactions contemplated by it and the amendments to Change's certificate of incorporation shall not have been obtained or (ii) the Change board of directors withdraws its recommendation to its stockholders to approve the Merger, the merger agreement and the transactions contemplated by the merger agreement.

     Change may terminate the merger agreement:

     - if (i) Neurologix shall have defaulted in the performance of any material obligation under the merger agreement and the default would reasonably be expected to prevent Change from obtaining the material portion of the benefits intended by the parties to be derived by Change from the merger agreement and the transactions contemplated by the merger agreement or
       (ii) any party, other than Change or Subcorp, shall have defaulted in the performance of any material obligation under the voting agreement executed in connection with the Merger such that Neurologix cannot represent that it has requisite stockholder approval for the Merger, with limited exceptions in each case;

     - if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated by the merger agreement requires the divestiture or cessation of any of the present material business or operations conducted by Neurologix or imposes any other condition or requirement, which divestiture, cessation, condition or requirement would constitute a material adverse effect on Neurologix's business, operations, assets or financial condition upon consummation of the transactions contemplated by the merger agreement; or

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

     - in the event that any of the conditions to its obligation to close the Merger have not been satisfied or waived by February 15, 2004 or in the event that any such condition cannot possibly be satisfied prior to February 15, 2004.

     Neurologix may terminate the merger agreement if:

     - Change shall have defaulted in the performance of any material obligation under the merger agreement and the default would reasonably be expected to prevent Neurologix from obtaining a material portion of the benefits intended by the parties to be derived by Neurologix from the merger agreement and the transactions contemplated by the merger agreement, with limited exception; or

     - in the event that any of the conditions to its obligation to close the Merger have not been satisfied or waived by February 15, 2004 or in the event that any such condition cannot possibly be satisfied prior to February 15, 2004.

EXPENSES AND TERMINATION FEES

  PAYMENT OF EXPENSES OF THE MERGER GENERALLY

     Upon consummation of the Merger, Change will pay all transaction expenses, including legal and accounting fees and disbursements, incurred by Change, Subcorp and Neurologix relating to the Merger, the merger agreement and the transactions contemplated by the merger agreement. If the Merger is not consummated, subject to the limitations described below, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the respective party incurring such expenses. However, reasonable out-of-pocket expenses that the parties incurred in connection with this registration statement and proxy statement and prospectus are to be paid by Change.

     Neurologix has agreed to pay Palisade Capital Securities, L.L.C., an affiliate of Palisade Private Partnership, L.P., $200,000 upon the closing of the Merger in exchange for investment banking services rendered by Palisade Capital Securities in connection with the Merger.

  PAYMENTS FROM CHANGE TO NEUROLOGIX UPON TERMINATION

     Under the merger agreement, if Neurologix or Change terminates the merger agreement because, at Change's special meeting, the requisite vote of Change's stockholders to approve the Merger, the merger agreement and the transactions contemplated by the merger agreement and the amendments to Change's certificate of incorporation is not obtained, then upon termination, Change will pay to Neurologix $225,000 in cash. However, if within 120 days after such termination, Change acquires or offers, or makes a proposal or agrees to acquire in any manner, whether directly or indirectly, any business or company (including, but not limited to, the assets, capital stock or ownership interests thereof) then Neurologix shall be entitled to $1,100,000 in cash.

     If Neurologix or Change terminates the merger agreement in connection with Change's entry into a competing transaction, or if the Change board of directors withdraws its recommendation to its stockholders to approve the Merger, the merger agreement and the transactions contemplated by the merger agreement, then, upon such termination or withdrawal, Change will pay to Neurologix an amount equal to $1,100,000 in cash. Change may offset the payment against the unpaid principal of the $1,100,000 loan it provided to Neurologix under the merger agreement.

     In the event that the merger agreement is terminated such that Neurologix would be entitled to receive from Change both of the payments described in the preceding two paragraphs, Neurologix will only be entitled to the $1,100,000 payment described above.

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                       DESCRIPTION OF RELATED AGREEMENTS

VOTING AGREEMENT

     The following summarizes the material provisions of the voting agreement. You should read, carefully and in its entirety, the copy of the voting agreement that is attached to this proxy statement and prospectus as Appendix C.

     In connection with the merger agreement, Change, Subcorp, Neurologix, holders of approximately 86.1% of the outstanding shares of Neurologix common stock, 100% of the outstanding shares of Neurologix's initial series of convertible preferred stock, 79.2% of the outstanding shares of Neurologix Series B convertible preferred stock, and all of the interests in the Existing Neurologix Note entered into a voting agreement. As described below, under the voting agreement, these holders of Neurologix securities and debt agreed to (i) vote for the Merger and the transactions related to the Merger, (ii) convert their Neurologix securities into Neurologix common stock and (iii) waive their appraisal rights with respect to their Neurologix securities under Delaware law.

  VOTING OF SHARES

     The Neurologix stockholders who are party to the voting agreement hold a majority of the outstanding shares of each class of Neurologix capital stock and, concurrently with the execution of the merger agreement, executed a written consent approving the adoption of the merger agreement and all of the transactions contemplated by the merger agreement. These stockholders also agreed to vote in favor of any other matter necessary for the consummation of the transactions contemplated by the merger agreement.

  CONVERSION OF SECURITIES

     The securityholders party to the voting agreement agreed to, immediately prior to the consummation of the Merger, convert all of their shares of Neurologix's initial series of convertible preferred stock and Neurologix Series B convertible preferred stock into Neurologix common stock. These stockholders' shares of Neurologix's initial series of convertible preferred stock will convert on a 1:15,000 basis into 2,205,000 shares of Neurologix common stock and their shares of Neurologix Series B convertible preferred stock will convert on a 1:1 basis into 388,894 shares of Neurologix common stock. Holders of interests in the Existing Neurologix Note agreed to exchange their interests in the Existing Neurologix Note for the number of whole shares of Neurologix common stock, which will not exceed an aggregate of 400,000 shares, determined by dividing (x) the sum of (a) the product of the outstanding unpaid principal amount of the Existing Neurologix Note as of the date of the exchange multiplied by such holder's percentage participatory interest in the Existing Neurologix Note plus (b) the amount of accrued and unpaid interest on the holder's portion as of the date of the exchange by (y) $6.00.

  WAIVER OF APPRAISAL RIGHTS

     The holders of Neurologix securities and debt party to the voting agreement waived, with respect to all of such holders' shares of Neurologix capital stock and to the fullest extent permitted by applicable law, all appraisal or other rights to which such holder may be entitled under Section 262 of the General Corporation Law of the State of Delaware in connection with the Merger. The waiver is binding upon all of such holders' heirs, representatives, executors, successors and assigns.

     In addition, Neurologix agreed not to issue any shares with respect to any new class or series of capital stock authorized after the date of the merger agreement unless the prospective holders of such shares become party to the voting agreement or a enter into a similar written agreement for the benefit of Change, Subcorp and Neurologix. The holders of Neurologix securities and debt party to the voting agreement agreed not to transfer or assign any of their shares prior to the effective time of the merger agreement, except to any other holder who is a party to the voting agreement and remains bound by the voting agreement.

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

     The voting agreement terminates upon the earlier of the consummation of the Merger and the termination of the merger agreement.

SENIOR SECURED PROMISSORY NOTE

     The following summarizes the material provisions of the senior secured promissory note due April 30, 2004 issued by Neurologix in favor of Change.

     On August 13, 2003, in connection with execution of the merger agreement, Change loaned Neurologix $750,000 and Neurologix issued a senior secured promissory note due April 30, 2004, in the aggregate principal amount of $750,000 in favor of Change (the "New Note"). The New Note accrues interest at a rate of 4% per year from the date of issuance until repayment of the principal amount and accrued interest in full. Neurologix may prepay any portion of the principal amount and accrued interest without penalty or premium.

     To secure the due and punctual payment of the principal of and interest on the New Note, whether at maturity, by acceleration or otherwise, Neurologix granted a first priority lien and security interest in all of its assets pursuant to a security agreement between Change and Neurologix. The security agreement is described in more detail below.

     To ensure that the security interest granted by Neurologix to Change is entitled to priority over all of Neurologix's existing secured indebtedness, Change, the holders of the Existing Neurologix Note (Palisade Private Partnership, L.P., Dr. Martin J. Kaplitt and Clark A. Johnson) and Neurologix entered into a subordination and intercreditor agreement (the "Subordination Agreement"). The Subordination Agreement is described in more detailed below.

     Under the New Note, Change may accelerate the note and declare the principal of and accrued interest on the New Note due and immediately payable if any of the following events of default occurs and is continuing:

     - Neurologix defaults in the payment of the principal or interest under the New Note;

     - Neurologix defaults in the observance or performance of any covenant, condition or agreement under the New Note, security agreement or Subordination Agreement and such default continues for 15 days;

     - Neurologix commences any proceeding or other action seeking an order for relief, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, composition, extension or other such relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for all or any substantial part of its assets (each a "bankruptcy action"); or

     - Neurologix becomes the debtor named in any bankruptcy action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed or undischarged for a period of 60 days.

     On November 14, 2003, Change, Subcorp and Neurologix amended the merger agreement to, among other things, increase the Neurologix loan to $1,100,000, due June 30, 2004, at Neurologix's request any time after December 1, 2003. In connection with the funding of the additional loan, Neurologix will amend and restate the New Note to (i) increase the aggregate principal amount to $1,100,000 and (ii) extend the maturity date to June 30, 2004 (the "amended and restated note").

SECURITY AGREEMENT

     The following summarizes the material provisions of the security agreement.

     To secure the due and punctual payment of the principal of and interest on the New Note, Neurologix and Change entered into a security agreement, dated as of August 13, 2003.

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

     Under the security agreement, Neurologix granted a first priority lien and security interest in all of its assets, whether now owned or acquired after the date of the security agreement, and all proceeds from such assets. The collateral includes, but is not limited to, the following:

     - any machinery, equipment, furniture, fixtures, inventory or work-in-progress;

     - cash and cash equivalents;

     - accounts receivable;

     - contracts, leases, software, source and operating codes, designs or marketing and other plans;

     - all patents and patent applications to which the Neurologix acquires any right, title or interest in or to, including without limitation, the inventions and improvements described and/or claimed in the patents and patent applications, together with any reissues, divisions, continuations, renewals, extensions and continuations in part of the patents and patent applications and any United States and foreign patents that may issue on the patents and patent applications for the United States and all other countries ("Patents");

     - all agreements, whether written or oral, providing for the grant to or by Neurologix of any right to manufacture, use or sell any invention covered by a Patent, including without limitation, the patent license agreement between Neurologix and The Rockefeller University, except to the extent that the grant of a security interest or assignment (a) is prohibited under any licensing agreement currently in effect and (b) would result in a breach of such licensing agreement that would allow termination of such licensing agreement ("Patent Licenses");

     - all proceeds and products of each Patent and Patent License, including without limitation, all income, royalties, damages and payments now or hereafter due and/or payable with respect to any Patent or Patent License, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world;

     - all of Neurologix's trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress and other designations, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all reissues, extensions or renewals thereof ("Trademarks");

     - all agreements, whether written or oral, now or hereafter in existence, providing for the grant to or by Neurologix of any right to use any Trademark, except to the extent that such grant of a security interest or assignment (a) is prohibited under any licensing agreement currently in effect and (b) such grant of a security interest or assignment would result in a breach of such licensing agreement that would allow termination of such licensing agreement ("Trademark Licenses");

     - all of the goodwill of Neurologix's business connected with the use of, and symbolized by, each Trademark and Trademark License;

     - all products and proceeds of each Trademark and Trademark License, including, without limitation, any claim by Neurologix against third parties for past, present or future infringement or dilution of any Trademark, or for injury to the goodwill associated with any Trademark;

     - all general intangibles, as defined in the Uniform Commercial Code of each jurisdiction where any of the collateral is located, and whether or not so included in such definition, all intangible assets of whatever kind or nature of Neurologix, whether now owned or acquired after the date of the security agreement, including, without limitation, all copyrights, copyright applications, all franchises, licenses,

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

       permits, all good will associated with Neurologix's business, customer lists, proprietary rights and know-how, trade secrets, choses in action and rights to indemnity; and

     - all products and proceeds of any and all of the foregoing.

     Under the security agreement, until Neurologix repays all of the principal of and accrued interest on the New Note, Neurologix cannot, without the consent of Change, take any of the following actions:

     - create, incur, assume or suffer to exist any liability for borrowed money, except (i) purchase money indebtedness for the purchase of new equipment (but not for the refinancing of any collateral securing this loan); (ii) indebtedness to Change contemplated by the New Note; (iii) other indebtedness for borrowed money (whether or not constituting a refinancing of existing indebtedness) so long as (x) such indebtedness is not secured by collateral securing repayment of the New Note and (y) the incurrence of which will not cause an event of default under the security agreement, or an event which with notice or the lapse of time or both would constitute an event of default;

     - create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever, except: (i) liens securing purchase money indebtedness for the purchase of new equipment (but not for the refinancing of any collateral securing this loan); (ii) liens and security interests of Change; (iii) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Neurologix and with respect to which adequate reserves have been set aside on its books; (iv) nonconsensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Neurologix's business to the extent: (x) such liens secure indebtedness which is not overdue or (y) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Neurologix, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; and the security interests and liens created under the security agreement;

     - assume, endorse, be or become liable for or guarantee the obligations of any other person except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

     - lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other person except (i) investments in United States Government obligations and certificates of deposit of any bank institution with combined capital and surplus of at least $200,000,000, (ii) trade credit, or (iii) security deposits;

     - make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of Neurologix's capital stock, except to the extent necessary to satisfy its obligation pursuant to Section 262 of the General Corporation Law of the State of Delaware as set forth in the merger agreement; or

     - enter into any transaction, agreement, arrangement or understanding between Neurologix, on the one hand, and any officer, director, employee, family member of any of the foregoing, or any affiliate (including Palisade Capital Management LLC and its affiliates) of Neurologix or other persons, on the other hand, except (i) in the ordinary course of business consistent with past practice or (ii) as contemplated by the merger agreement.

     The security agreement terminates upon the payment in full by Neurologix to Change of all principal of and accrued interest on the New Note. In connection with the issuance by Neurologix of the amended and restated note, Change and Neurologix intend to amend the security agreement to secure the amended and restated note.

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SUBORDINATION AND INTERCREDITOR AGREEMENT

     The following summarizes the material provisions of the subordination agreement.

     Neurologix is presently indebted to Palisade Private Partnership, L.P., Dr. Martin J. Kaplitt and Clark A. Johnson pursuant to the Existing Neurologix Note which is secured by the grant of a security interest by Neurologix in some of its properties and assets.

     As described in this proxy statement and prospectus, concurrent with the execution of the merger agreement, Neurologix issued the New Note. Neurologix's obligations under the New Note are secured by all of the assets of Neurologix pursuant to the security agreement described above. To ensure that the security interest granted by Neurologix to Change under the security agreement is entitled to priority over any security interest granted to secure Neurologix's existing indebtedness, Change, Palisade Private Partnership, L.P., Dr. Martin J. Kaplitt, Clark A. Johnson and Neurologix entered into the subordination agreement.

     Under the subordination agreement, the repayment of the Existing Neurologix
Note is expressly subordinated and made junior to the payment of the principal amount, all interest and any other amounts due on the New Note. Accordingly, the New Note must first be paid in full before any payment or distribution of any character, whether in cash, securities, obligations or other property, is made in respect of the Existing Neurologix Note.

     In addition, so long as the New Note remains unpaid, Change may at all times and in its sole discretion, exercise any and all powers and rights, including, without limitation, the right to foreclose, upon any asset or property of Neurologix in the possession of any secured party without the necessity of obtaining the consent or approval of such secured party.

     Prior to the payment in full of the New Note, holders of the Existing Neurologix Note may not, without the prior written consent of Change, take any of the following actions:

     - amend, modify or supplement the Existing Neurologix Note or any agreement relating to the Existing Neurologix Note in any manner;

     - sell, transfer, pledge, assign, grant a security interest in, or otherwise dispose of or encumber its interest as a secured party or mortgagee with respect to any assets and properties of Neurologix in the possession of such secured party; or

     - accelerate the maturity of all or any portion of the Existing Neurologix Note, or take any action towards collection of all such indebtedness or enforcement of any rights, powers or remedies under the existing indebtedness or any agreement related to the existing indebtedness.

     The subordination agreement terminates upon the earlier of (i) the payment in full by Neurologix to Change of all principal of and accrued interest on the New Note and (ii) the conversion of the Existing Neurologix Note pursuant to the terms of the voting agreement.

     In connection with the issuance by Neurologix of the amended and restated note, the parties to the subordination agreement intend to amend the subordination agreement so that repayment of the Existing Neurologix Note is expressly subordinated and made prior to the payment of the principal amount, all interest and any other amounts due on the amended and restated note and so that all other obligations under the subordination agreement apply to the amended and restated note.

                        PROPOSED AMENDMENTS TO CHANGE'S
                   CERTIFICATE OF INCORPORATION IN CONNECTION
                                WITH THE MERGER

     In connection with the Merger, the Change board of directors has adopted a resolution to amend selected provisions of the Change certificate of incorporation. As described below, the amendments to the Change certificate of incorporation will change Change's corporate name to "Neurologix, Inc.," increase the number of authorized shares of capital stock, decrease the par value of Change common stock to $.001, increase the number of directors on the Change board of directors and implement a classified board of directors with three-year terms. The amendments would become effective only at the effective time of the Merger. If for any reason the Merger is not consummated, the amendments to the Change certificate of incorporation will not be effected.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     The following are the proposed amendments to the Change certificate of incorporation:

     - Article 1 of the Change certificate of incorporation shall be deleted in its entirety and replaced with the following new Article 1:

        "NAME. The name of the corporation is Neurologix, Inc. (the "Corporation")."

     - Article 4.1 of the Change certificate of incorporation shall be deleted in its entirety and replaced with the following new Article 4.1:

        "NUMBER OF SHARES. The total number of shares of stock that the Corporation shall have authority to issue is: seven hundred fifty-five million (755,000,000), seven hundred fifty million (750,000,000) of which shall be shares of Common Stock of the par value of one-tenth of one cent ($.001) each and five million (5,000,000) of which shall be shares of Preferred Stock of the par value of ten cents ($.10) each."

     - Article 6 of the Change certificate of incorporation shall be deleted in its entirety and replaced with the following new Article 6:

        "6.  BOARD OF DIRECTORS

        6.1 NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the "Board"). The total number of directors constituting the entire Board shall be not less than three nor more than twelve, with the then-authorized number of directors being fixed from time to time by the Board.

        6.2 STAGGERED BOARD. The Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2004 annual meeting of stockholders; Class II directors shall initially serve until the 2005 annual meeting of stockholders; and Class III directors shall initially serve until the 2006 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2004, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

        6.3 ELECTION OF DIRECTORS. Members of the Board may be elected either by written ballot or by voice vote."

     IN CONNECTION WITH APPROVING AND ADOPTING THE OTHER PROPOSALS RELATING TO THE MERGER, THE CHANGE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENTS DESCRIBED ABOVE AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CHANGE CAPITAL STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THIS PROPOSAL.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                                 OF THE MERGER

GENERAL

     The following describes the material U.S. federal income tax consequences of the Merger that are generally applicable to U.S. holders of Neurologix common stock or Series B convertible preferred stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances, or to persons that are subject to special tax rules. In particular, this discussion deals only with U.S. holders that hold Neurologix common stock or Series B convertible preferred stock as capital assets within the meaning of the Code of 1986, as amended. This description of U.S. federal income tax consequences does not address the tax treatment of special classes of stockholders such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding Neurologix common stock or Series B convertible preferred stock as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, non-U.S. holders and holders who acquired Neurologix common stock or Series B convertible preferred stock pursuant to the exercise of options or warrants or otherwise as compensation. In addition, this discussion does not set forth any state, local or foreign tax consequences of the Merger. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

     A U.S. holder of Neurologix common stock or Series B convertible preferred stock is a stockholder who or that is for U.S. federal income tax purposes:

     - a citizen or resident alien individual of the United States;

     - a corporation, partnership or other entity organized under the laws of the United States or any political subdivision of it, including the States and the District of Columbia;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly made an election to be treated as a U.S. person under applicable United States Department of Treasury regulations; or

     - any person that is subject to U.S. federal income tax on its worldwide income.

     This discussion is based on the Internal Revenue Code, applicable Department of Treasury regulations, judicial authority and administrative rulings and practice, all as in effect as of the date of this proxy statement and prospectus, as well as representations, covenants and assumptions as to factual matters made by, among others, Change and Neurologix. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any such factual representations, covenants, or assumptions to be true, accurate and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described in this discussion.

MATERIAL TAX CONSEQUENCES OF THE MERGER

     The material U.S. federal income tax consequences of the Merger will be as follows:

     - the Merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Code for U.S. federal income tax purposes and Change, Subcorp and Neurologix will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

     - no gain or loss will be recognized by Change, Subcorp or Neurologix as a result of the Merger, except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations;

     - no gain or loss will be recognized by holders of Neurologix common stock or Series B convertible preferred stock upon their receipt of Change common stock in exchange for their Neurologix common stock or Series B convertible preferred stock in the Merger;

     - the aggregate tax basis of the shares of Change common stock that Neurologix stockholders receive in exchange for their Neurologix common stock or Series B convertible preferred stock in the Merger will be the same as the aggregate tax basis of their Neurologix common stock or Series B convertible preferred stock exchanged in the Merger;

     - the holding period for shares of Change common stock received in exchange for shares of Neurologix common stock or Series B convertible preferred stock in the Merger will include the holding period of the Neurologix common stock or Series B convertible preferred stock exchanged, provided such Neurologix common stock or Series B convertible preferred stock was held as a capital asset at the time the Merger is completed; and

     - if holders of Neurologix common stock or Series B convertible preferred stock exercise dissenters' rights, such stockholders generally will recognize taxable gain or loss based upon the difference between the amount of cash received by such stockholder and the tax basis of their Neurologix common stock or Series B convertible preferred stock exchanged; this gain or loss generally will constitute long-term capital gain or loss if the stock was held by such Neurologix stockholder as a capital asset for more than one year.

REPORTING REQUIREMENTS

     Neurologix stockholders will be required to attach a statement to their tax returns for the taxable year in which the Merger is completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement must include your tax basis in the Neurologix common stock or Series B convertible preferred stock surrendered in the Merger and a description of the Change common stock received in the Merger.

                        MARKET PRICE AND DIVIDEND POLICY

CHANGE

     Change's common stock is traded on the over-the-counter market and prices are quoted on the OTC electronic bulletin board under the symbol "CTPI." The last reported sale price of Change's common stock on the OTC electronic bulletin board on August 12, 2003, the day before the Merger was announced, was $0.03.

     The following table lists, for the fiscal quarters indicated, the range of high and low bid prices per share of Change's common stock in U.S. dollars, as reported on the OTC electronic bulletin board.

                                                              HIGH     LOW
                                                              -----   -----
FISCAL 2001:
  First Quarter.............................................  $2.00   $0.25
  Second Quarter............................................   0.31    0.07
  Third Quarter.............................................   0.14    0.02
  Fourth Quarter............................................   0.10    0.03
FISCAL 2002:
  First Quarter.............................................   0.07    0.04
  Second Quarter............................................   0.07    0.03
  Third Quarter.............................................   0.02    0.01
  Fourth Quarter............................................   0.03    0.02
FISCAL 2003:
  First Quarter.............................................   0.02    0.02
  Second Quarter............................................   0.09    0.01
  Third Quarter.............................................   0.08    0.03
  Fourth Quarter (through November 5, 2003).................   0.06    0.04

     As of September 30, 2003, 177,503,919 shares of Change's common stock were issued and outstanding, held by approximately 458 record holders. The last reported sale price of Change's common stock on the OTC electronic bulletin board on November 5, 2003 was $0.05.

     Since 1999, Change has not paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future.

     The combined company anticipates that for the foreseeable future, its earnings, if any, will be retained for use in the operation of its business and that no cash dividends will be paid on its capital stock. Any determination to pay cash dividends after the Merger is completed will be at the discretion of the combined company's board of directors and will be dependent upon its results of operations, financial condition, contractual restrictions and other factors deemed relevant by the board of directors.

NEUROLOGIX

     No established public trading market exists for any class of Neurologix's capital stock.

     As of September 30, 2003, Neurologix's common stock was held by seven record holders, its initial series of convertible preferred stock was held by three record holders and its Series B convertible preferred stock was held by 12 record holders.

     Neurologix has never declared or paid any cash dividends on its capital stock. Neurologix currently expects to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends. The agreements governing Change's loan to Neurologix prohibit the payment of dividends by Neurologix without Change's prior approval.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                      INTRODUCTION TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     The merger agreement provides for Change to complete a reverse acquisition of Neurologix. Under the merger agreement, Subcorp will merge with and into Neurologix, with Neurologix being the surviving corporation and becoming a wholly-owned subsidiary of Change. Change will change its corporate name to Neurologix, Inc. Under the merger agreement, at the effective time of the Merger, the outstanding shares of Neurologix common stock and preferred stock will automatically convert into Change common stock. The actual number of shares of Change common stock to be issued in the Merger is directly related to Change's Net Cash Assets as of the closing of the Merger. As of July 31, 2003, Change estimated that its Net Cash Assets at closing would be approximately $7 million. Accordingly, had the Exchange Ratio been determined as of July 31, 2003, it would have been 70.2127 resulting in an aggregate of 391,275,156 shares of Change common stock being issued to existing Neurologix stockholders and approximately 32% and 68% of the common stock of the combined company outstanding after the Merger being held by existing Change stockholders and existing Neurologix stockholders, respectively. In addition, Neurologix has outstanding options to purchase an aggregate of 257,000 shares of its common stock, which, in accordance with the terms of the merger agreement, would automatically convert into options to purchase an aggregate of 18,044,664 shares of Change common stock. Since the stockholders of Neurologix will receive the majority of the voting shares of the combined company, and the board of directors and management of the combined company will be controlled by members of the board of directors and management of Neurologix, the Merger will be accounted for as a reverse acquisition whereby Neurologix will be the acquirer and Change will be the acquiree for accounting purposes.

     Following the Merger, none of Change's current net operating loss carryforwards will be available to the combined company due to a lack of continuity of business enterprise under Section 382 of the Code.

     The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Neurologix and Change giving effect to the Merger as if it had been consummated at the beginning of the periods presented. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Neurologix and the historical balance sheet of Change, giving effect to the Merger as if it had been consummated on June 30, 2003.

     You should read this information in conjunction with the:

     - accompanying notes to the unaudited pro forma condensed combined financial statements;

     - historical financial statements of Change as of and for the year ended December 31, 2002 included elsewhere in this proxy statement and prospectus;

     - historical unaudited financial statements of Change as of and for the six months ended June 30, 2003 included elsewhere in this proxy statement and prospectus;

     - historical financial statements of Neurologix for the year ended December 31, 2002 and the historical unaudited financial statements of Neurologix as of June 30, 2003 and for the six months ended June 30, 2003 which are included in this proxy statement and prospectus.

     The unaudited pro forma condensed combined financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations of the combined company would have actually been had the Merger occurred on June 30, 2003 or January 1, 2002. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2003

                                                        CHANGE
                                                      TECHNOLOGY      PRO FORMA                       PRO FORMA
                                 NEUROLOGIX, INC.   PARTNERS, INC.   ADJUSTMENTS                      COMBINED
                                 ----------------   --------------   -----------                      ---------
                                                           (IN THOUSANDS OF DOLLARS)
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents......      $   899           $  7,252                                        $ 8,151
Related party receivable.......           --                115                                            115
Other receivable...............           --                300                                            300
Prepaid expenses and other
  current assets...............           --                842                                            842
                                     -------           --------       --------                         -------
Total current assets...........          899              8,509                                          9,408
Investments in and loans to
  unconsolidated
  subsidiaries.................           --                 92            (92)(f)                          --
Property and equipment, net....          170                140           (140)(f)                         170
Intangible assets, net.........          260                 --             --                             260
                                     -------           --------       --------                         -------
    Total assets...............      $ 1,329           $  8,741           (232)                        $ 9,838
                                     =======           ========       ========                         =======
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
CURRENT LIABILITIES:
Accounts payable and accrued
  expenses.....................      $    55           $    601       $     --                         $   656
Current portion of capital
  lease obligations............           20                 23             --                              43
                                     -------           --------       --------                         -------
Total current liabilities......           75                624             --                             699
Note payable to related
  party........................        2,298                 --       $ (2,298)(a)                          --
Capital lease obligations, net
  of current portion...........           16                  4             --                              20
                                     -------           --------       --------                         -------
Total liabilities..............        2,389                628         (1,848)                            719
                                     -------           --------       --------                         -------
Mandatorily redeemable
  convertible preferred
  stock........................          500                 --           (500)(b)                          --
                                     -------           --------       --------                         -------
STOCKHOLDERS' EQUITY
  (DEFICIENCY):
  Preferred stock..............           --                 --             --                              --
  Common stock.................            2              1,775         (1,208)(a)(b)(c)(d)(e)(f)          569
  Additional paid-in capital...        3,656             94,334        (84,552)(a)(b)(c)(d)(e)(f)       13,438
  Unearned compensation........         (887)               (88)            88(e)                         (887)
  Accumulated deficit..........       (4,331)           (87,908)        88,238(e)(f)                    (4,001)
                                     -------           --------       --------                         -------
Total stockholder's equity
  (deficiency).................       (1,560)             8,113          2,566                           9,119
                                     -------           --------       --------                         -------
  Total liabilities and
    stockholders' equity.......      $ 1,329           $  8,741       $   (232)                        $ 9,838
                                     =======           ========       ========                         =======

        See notes to unaudited condensed combined financial statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002

                                                                CHANGE
                                                              TECHNOLOGY      PRO FORMA       PRO FORMA
                                         NEUROLOGIX, INC.   PARTNERS, INC.   ADJUSTMENTS       COMBINED
                                         ----------------   --------------   -----------     ------------
                                             (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE INFORMATION)
Operating expenses:
  General and administrative
     expenses..........................      $   486           $ 3,719        $   (284)(g)   $      3,921
  Research and licensing...............          441                --              --                441
  Scientific consulting................          286                --              --                286
  Impairment charge....................           --                69              --                 69
                                             -------           -------        --------       ------------
Loss from operations...................       (1,213)           (3,788)            284             (4,717)
                                             -------           -------        --------       ------------
Other income (expense):
  Interest and dividend income
     (expense), net....................          (97)              743              --                646
  Equity in losses and impairment of
     investments in unconsolidated
     subsidiaries......................                           (549)             --               (549)
                                             -------           -------        --------       ------------
     Totals............................          (97)              194              --                 97
                                             -------           -------        --------       ------------
Loss from continuing operations........       (1,310)           (3,594)            284             (4,620)
Income from discontinued operations....           --                93              --                 93
                                             -------           -------        --------       ------------
Net loss...............................       (1,310)           (3,501)            284             (4,527)
                                             -------           -------        --------       ------------
Basic and diluted loss per common share
  from continuing operations...........                                                      $      (0.01)
Discontinued operations................                                                      $      (0.00)
Basic and diluted net loss per common
  share................................                                                      $      (0.01)
                                                                                             ============
Weighted average common shares
  outstanding, basic and diluted.......                                                       564,505,532
                                                                                             ============

        See notes to unaudited condensed combined financial statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2003

                                                                 CHANGE
                                                               TECHNOLOGY      PRO FORMA      PRO FORMA
                                          NEUROLOGIX, INC.   PARTNERS, INC.   ADJUSTMENTS      COMBINED
                                          ----------------   --------------   -----------    ------------
                                              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE INFORMATION)
Operating expenses:
  Selling, general, and administrative
     expenses...........................       $ 324            $ 1,955        $   (141)(g)  $      2,138
  Research and licensing................         234                 --              --               234
  Scientific consulting.................         161                 --              --               161
                                               -----            -------        --------      ------------
Loss from operations....................        (719)            (1,955)            141            (2,533)
                                               -----            -------        --------      ------------
Other income (expense):
  Interest and dividend income
     (expense), net.....................         (49)                69              --                20
  Equity in losses and impairment of
     investments in unconsolidated
     subsidiaries.......................          --               (107)             --              (107)
  Realized gain on sale of investment...          --                286              --               286
                                               -----            -------        --------      ------------
       Totals...........................         (49)               248              --               199
                                               -----            -------        --------      ------------
Loss from continuing operations.........        (768)            (1,707)            141            (2,334)
Loss from discontinued operations
  (including loss on disposal), net.....          --             (1,899)             --            (1,899)
                                               -----            -------        --------      ------------
Net loss................................        (768)            (3,606)            141            (4,233)
                                               -----            -------        --------      ------------
Basic and diluted loss per common share
  from continuing operations............                                                     $      (0.01)
Discontinued operations.................                                                     $      (0.00)
Basic and diluted net loss per common
  share.................................                                                     $      (0.01)
                                                                                             ============
Weighted average common shares
  outstanding, basic and diluted........                                                      573,254,214
                                                                                             ============

        See notes to unaudited condensed combined financial statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Description of transaction and basis of presentation:

          (1) On August 13, 2003, Change, Subcorp and Neurologix entered into the merger agreement, which provides for Change to complete a reverse acquisition of Neurologix. Under the merger agreement, Subcorp will merge with and into Neurologix, with Neurologix being the surviving corporation and becoming a wholly-owned subsidiary of Change. Under the merger agreement, at the effective time of the Merger, the outstanding shares of Neurologix common stock and preferred stock will automatically convert into Change common stock. The actual number of shares of Change common stock to be issued in the Merger is directly related to Change's Net Cash Assets as of the closing of the Merger. As of July 31, 2003, Change estimated that its Net Cash Assets at closing would be approximately $7 million. Accordingly, had the Exchange Ratio been determined as of July 31, 2003, it would have been 70.2127 resulting in an aggregate of 391,275,156 shares of Change common stock being issued to existing Neurologix stockholders and approximately 32% and 68% of the common stock of the combined company outstanding after the Merger being held by existing Change stockholders and existing Neurologix stockholders, respectively. In addition, Neurologix has outstanding options to purchase an aggregate of 257,000 shares of its common stock, which, in accordance with the terms of the merger agreement, would automatically convert into options to purchase an aggregate of 18,044,664 shares of Change's common stock.

          Since the stockholders of Neurologix will receive the majority of the voting shares of the combined company, and the board of directors and management of the combined company will be controlled by members of the board of directors and management of Neurologix, the Merger will be accounted for as a reverse acquisition whereby Neurologix will be the acquirer and Change will be the acquiree for accounting purposes. Accordingly, the assets and liabilities of Neurologix will be recorded at their historical carrying values and the assets and liabilities of Change will be recorded at their fair values which approximate their historical values. The reported financial condition and results of operations of Neurologix after the Merger will not be retroactively restated to reflect the historical financial position or results of operations of Change.

          (2) Pro forma adjustments:

             (a) To adjust for the conversion of the Existing Neurologix Note payable into 27,128,432 shares of common stock at $0.001 par value.

             (b) To adjust for the conversion of mandatorily redeemable preferred stock into 154,819,004 shares of common stock at $0.001 par value.

             (c) To adjust for the conversion of Neurologix Series B convertible preferred stock into 34,457,163 shares of common stock at $0.001 par value.

             (d) To reflect the issuance of 174,870,557 shares of common stock to the current holders of Neurologix's common stock at $0.001 par value.

             (e) To eliminate the equity of Change.

             (f) To reflect purchase accounting adjustments comprised of:

                    (1) Purchase price, totaling $7,551 including

                   (a) 177,503,920 shares of common stock to be retained by
                       Change shareholders, valued at $6,745;

                   (b) 40,441,999 options and warrants to purchase Change common stock that will be retained by current holders, valued at $356;

                   (c) 645 shares of preferred stock to be retained by Change shareholders, value at $0;

                   (d) Estimated transaction costs of the acquiror, totaling
                       $450,

                    (2) Proportionate adjustment to the estimated fair value of non-financial, non-current assets of Change, and adjustment to pro forma accumulated deficit totaling $330. This amount represents the excess of the estimated fair value of Change net assets at June 30, 2003 over the purchase price, which is directly attributable to the transaction. This amount has been calculated on a pro forma basis as the difference between the purchase price of $7,551 and the net assets of Change at June 30, 2003 of $8,113. The negative goodwill was allocated first to reduce the book values of the long lived assets to zero with the remainder totaling $330 which will be recorded as a one-time gain. This gain has been excluded from the pro forma information and is subject to change upon consummation. Any gain, or goodwill, recognized upon consummation of the Merger will be based upon the fair value of the Change net assets at that date.

             (g) To decrease pro forma depreciation expense in connection with the pro forma reduction in recorded value of Change property and equipment.

              MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning each individual who will serve on the combined company's initial board of directors and each individual to be appointed as an executive officer of the combined company upon completion of the
Merger:

NAME                                        AGE       POSITION WITH THE COMBINED COMPANY
----                                        ---       ----------------------------------
Martin Kaplitt, M.D.......................  64    President and Director, Class II
Mark Hoffman..............................  42    Secretary, Treasurer and Director, Class
                                                  II
Clark Johnson.............................  72    Director, Class I
Jan Robinson Willinger....................  64    Director, Class I
Austin M. Long, III.......................  59    Director, Class III
Craig J. Nickels..........................  50    Director, Class III

Michael Gleason, the current chairman of the Change board of directors and chief executive officer of Change, will resign prior to the completion of the Merger.

     Should any of the proposals relating to the Merger set forth in this proxy statement and prospectus fail to be approved by the required vote of the stockholders of Change at the special meeting, or if the Merger is not consummated for any other reason, then the Change board of directors will not be composed of the above individuals, but will instead continue as currently constituted.

     The combined company's certificate of incorporation will provide for a board of directors consisting of three classes of directors with the directors in each class serving staggered three-year terms. Each class will consist, as nearly as may be possible, of one-third of the directors constituting the entire board. The Class I nominees are Mr. Johnson and Ms. Willinger, the Class II nominees are Messrs. Hoffman and Kaplitt and the Class III nominees are Messrs. Long and Nickels. The terms of the Class I, Class II and Class III directors will expire at the combined company's annual meetings of stockholders following the end of the 2003, 2004 and 2005 fiscal years, respectively. At each annual meeting of the stockholders, the successors to the class of directors whose term expires will be elected for a three year term.

     Martin Kaplitt, M.D., President and Director. Dr. Martin Kaplitt has been the president and a director of Neurologix since August 1999. Dr. Kaplitt is the Associate Attending in Surgery at North Shore University Hospital and a clinical associate professor of surgery at Cornell University Medical College. Dr. Kaplitt is a graduate of Cornell University and the State University of New York, Downstate Medical Center. Dr. Kaplitt is a director of the Trust Company of New Jersey. Dr. Kaplitt is a fellow of the American College of Surgeons and the American College of Cardiology.

     Mark Hoffman, Secretary, Treasurer and Director. Mr. Hoffman has been the secretary and treasurer and a director of Neurologix since November 1999. Since 1995, Mr. Hoffman has been a managing director of Palisade Capital Management, L.L.C., a private investment firm. Mr. Hoffman is also a director of OptiCare Health Systems, Inc. and Refac, an intellectual property licensing company. Mr. Hoffman received his B.S. in Economics from the Wharton School of the University of Pennsylvania in 1983.

     Clark A. Johnson, Director. Mr. Johnson has been a director of Neurologix since November 1999. He has been the chairman of the board of directors of PSS World Medical, a distributor of medical equipment and supplies since October 2000 and a director of PSS World Medical since 1999. Mr. Johnson served as the chairman and chief executive officer of Pier 1 Imports from March 1985 to June 1998. Mr. Johnson is a director of Metromedia International Group, a communications company, and OptiCare Health Systems, Inc., Refac, Inc., an intellectual property licensing company and PSS World Medical, Inc.

     Jan Robinson Willinger, Director. Ms. Robinson Willinger has been a director of Neurologix since July 2000. Ms. Robinson Willinger is a retired health care consultant. In 1976, Ms. Robinson Willinger founded

AVMD, an international health care communications company, which was sold on a division by division basis from 1990 to 1992.

     Austin M. Long, III, Director. Mr. Long has been a director of Change since June 2003. Mr. Long has worked as an investment professional in private markets since 1987, when he co-founded the University of Texas Management System's private investment group. Mr. Long left the University of Texas in March 2000 to co-found Alignment Capital Partners, LLC, a private market portfolio management advisory operation based in Austin, Texas that was reorganized in October 2001 as Alignment Capital Group, LLC. Mr. Long holds a Masters in Professional Accounting from the University of Texas at Austin and is a Certified Public Accountant.

     Craig J. Nickels, Director. Mr. Nickels has been a director of Change since June 2003. Mr. Nickels has worked as an investment professional in private markets since 1993, when he joined Mr. Long at The University of Texas Management System's private investment group. Mr. Nickels left the University of Texas in March of 2000 to co-found Alignment Capital Partners, LLC, a private investment management firm based in Austin, Texas that was reorganized in October 2001 as Alignment Capital Group, LLC, specializing in alternative asset consulting.

SCIENTIFIC ADVISORY BOARD

     Neurologix has assembled a scientific advisory board that currently consists of 5 members. The scientific advisory board advises Neurologix on the selection, implementation and prioritization of its research programs.

     Neurologix's scientific advisory board consists of the following individuals:

     Dr. Paul Greengard, Scientific Advisory Board Chairman. Dr. Greengard has been a member and chairman of Neurologix's scientific advisory board since July 2003. Dr. Greengard is the Vincent Astor Professor and Chairman of the Laboratory of Molecular and Cellular Neuroscience at The Rockefeller University. Dr. Greengard was awarded the 2000 Nobel Prize in Physiology or Medicine. Dr. Greengard received a Ph.D. in biophysics from Johns Hopkins University. Prior to joining The Rockefeller University in 1983, Dr. Greengard was the director of biochemical research at the Geigy Research Laboratories and subsequently Professor of Pharmacology and Professor of Psychiatry at the Yale University School of Medicine. Dr. Greengard is an elected member of the U.S. National Academy of Sciences and its Institute of Medicine and of the American Academy of Arts and Sciences. He is also a foreign member of the Royal Swedish Academy of Sciences and a member of the Norwegian Academy of Science and Letters.

     Andrew Brooks, Ph.D., Scientific Advisory Board Member. Dr. Brooks has been a member of Neurologix's scientific advisory board since January 2002. Dr. Brooks is currently the Director of the Center for Functional Genomics in the Aab Institute for Biomedical Science at the University of Rochester from which he also received his Ph.D.

     Matthew J. During, M.D., Scientific Consultant, Scientific Advisory Board Member. Dr. During has been a member of Neurologix's scientific advisory board since October 1999. He is currently Professor of Molecular Medicine and Pathology at University of Auckland in New Zealand where he directs neuroscience and gene therapy programs. He also served as Director of the CNS Gene Therapy Center and Professor of Neurosurgery at Jefferson Medical College from 1998 through 2002. From 1989 through 1998, Dr. During was a faculty member at Yale University where he directed a program on the molecular basis of learning and memory and headed Yale's first gene therapy protocol. Dr. During is a graduate of University of Auckland School of Medicine and did further postgraduate training at M.I.T. from 1985 to 1987, Harvard Medical School from 1986 to 1989 and Yale from 1988 to 1989.

     Michael G. Kaplitt, M.D., Ph.D., Scientific Consultant, Scientific Advisory Board Member. Dr. Kaplitt has been a member of Neurologix's scientific advisory board since October 1999. Dr. Kaplitt is Assistant Professor of Neurosurgery, Director of Stereotactic and Functional Neurosurgery and Director of the Laboratory of Molecular Neurosurgery at Weill Medical College of Cornell University. He is also Clinical Assistant Attending, Division of Neurosurgery, Department of Surgery at Memorial-Sloan Kettering Cancer Center, and Adjunct Faculty, Laboratory of Neurobiology and Behavior at The Rockefeller University.

Dr. Kaplitt graduated magna cum laude with a bachelor's degree in molecular biology from Princeton University. Dr. Kaplitt received his M.D. from Cornell University School of Medicine in 1995, where he completed his residency in Neurosurgery. Dr. Kaplitt also received a Ph.D. in molecular neurobiology from The Rockefeller University. Michael Kaplitt is the son of Martin Kaplitt, who is Neurologix's President, a member of its board of directors and one of its principal stockholders.

     Andres M. Lozano, M.D., Ph.D., Scientific Advisory Board Member. Dr. Lozano has been a member of Neurologix's scientific advisory board since April 2001. He is currently Professor of Neurosurgery and holds the Ronald Tasker Chair in Stereotactic and Functional Neurosurgery at The University of Toronto. Dr. Lozano received his M.D. from the University of Ottawa and a Ph.D. from McGill University. He completed a residency in Neurosurgery at the Montreal Neurological Institute prior to joining the staff at the University of Toronto. Dr. Lozano is currently the Secretary of both the American Society for Stereotactic and Functional Neurosurgery and the World Society for Stereotactic and Functional Neurosurgery.

AUDIT COMMITTEE

     Messrs. Long and Nickels will serve on the audit committee of the combined company.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid by Change or Neurologix for the last three fiscal years to the chief executive officer (president) and the other executive officer of the combined company.

                               ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                       -----------------------------------   --------------------------------------
                                                 OTHER       RESTRICTED   SECURITIES
NAME AND                                         ANNUAL        STOCK      UNDERLYING                   ALL OTHER
PRINCIPAL POSITION     YEAR  SALARY   BONUS   COMPENSATION     AWARDS      OPTIONS     LTIP PAYOUTS   COMPENSATION
------------------     ----  -------  -----   ------------   ----------   ----------   ------------   ------------
Martin Kaplitt,......  2002  $24,000   $0          $0             --           --            --            $0
  president and        2001   24,000    0           0             --           --            --             0
  director             2000   24,000    0           0             --           --            --             0
Mark Hoffman,........  2002  $     0   $0          $0             --           --            --            $0
  secretary,           2001        0    0           0             --           --            --             0
     treasurer
  and director         2000        0    0           0             --           --            --             0

  OTHER LONG-TERM COMPENSATION AWARDED OR EXERCISED IN THE LAST FISCAL YEAR

     No individual grants of stock options or freestanding stock appreciation rights ("SARs") were made to Messrs. Kaplitt and Hoffman in the last completed fiscal year nor did they hold any unexercised options at the end of the last fiscal year. Messrs. Kaplitt and Hoffman did not exercise any stock options (or tandem SARs) or freestanding SARS during the last completed fiscal year. No awards were made to Messrs. Kaplitt and Hoffman under any long-term incentive plan in the last fiscal year.

DIRECTOR COMPENSATION

     Following the Merger, the combined company intends to evaluate potential compensation arrangements for non-employee directors and implement a new compensation policy. Directors who are employees of the combined company will not receive any fees for their service on the board of directors or a committee.

EMPLOYMENT AGREEMENTS

  CHANGE

     Change is not a party to any employment agreement with any individual who is expected to serve as a director or executive officer of the combined company.

  NEUROLOGIX

     Neurologix is not a party to any employment agreement with any individual who is expected to serve as a director or executive officer of the combined company.

  CONSULTING AGREEMENTS

     Dr. Michael Kaplitt. In October 1999, Neurologix entered into a consulting agreement with Dr. Michael Kaplitt. Under the agreement, Dr. Kaplitt has agreed to serve on Neurologix's scientific advisory board and provide to Neurologix, on an exclusive basis, scientific and other requested consulting services regarding human gene therapy using adenovirus and adeno-associated virus vectors in the nervous system, which is referred to in the agreement as the "Field." Neurologix agreed to pay Dr. Kaplitt $12,500 per quarter as compensation for his services, which quarterly amount was increased to $18,500 beginning on April 1, 2002. Because of his role in the pending Phase I clinical trial of Neurologix's gene therapy products to treat Parkinson's disease, Dr. Kaplitt agreed to waive these payments effective as of April 2, 2003. The agreement expires on September 30, 2007, unless earlier terminated for cause by either party upon 30 days' written notice to the other party. Dr. Kaplitt has agreed to indemnify Neurologix and its directors, officers and controlling shareholders against any claims or suits arising from Dr. Kaplitt's performance of services to Neurologix under the agreement or from the use of any information or products which result from his performance under the agreement.

     As part of his consulting agreement with Neurologix, Dr. Kaplitt entered into a confidentiality, proprietary information and inventions agreement for Neurologix's benefit. Under this agreement, Dr. Kaplitt has assigned to Neurologix all of his rights to any intellectual property related to the Field that arises from research or consulting services performed during the course of the consulting arrangement. The assignment specifically excludes any intellectual property developed outside the course of Dr. Kaplitt's engagement by Neurologix or in which the academic institution with which he is affiliated claims rights. Dr. Kaplitt has agreed to keep confidential all of Neurologix's proprietary information and not to disclose or permit the use or disclosure of any of Neurologix's proprietary information without Neurologix's prior written consent. Dr. Kaplitt has agreed that during the term of his consulting relationship with Neurologix and for one year after its termination not to engage, directly or indirectly, in any activity concerning the Field in the United States or Canada that Neurologix determines in good faith to be in competition with it. During the term of his consulting relationship with Neurologix and for two years thereafter, Dr. Kaplitt will not solicit or encourage any employee of or consultant to Neurologix to leave Neurologix or compete with Neurologix. Dr. Kaplitt also will not, during the term of his consulting relationship, plan or take preliminary steps to set up or engage in any competing business in the Field. In accordance with the policies of the educational institutions with which Dr. Kaplitt is associated, Dr. Kaplitt is entitled to receive a portion of the income that such institutions receive from patents on which Dr. Kaplitt is listed as an inventor, which includes patents licensed to Neurologix.

     Dr. Matthew During. In October 1999, Neurologix entered into a consulting agreement with Dr. Matthew During. Under the agreement, Dr. During has agreed to serve on Neurologix's scientific advisory board and provide to Neurologix, on an exclusive basis, scientific and other requested consulting services regarding the Field. Neurologix agreed to pay Dr. During $25,000 per quarter as compensation for his services, which quarterly amount was increased to $31,000 beginning on April 1, 2002. The agreement expires on September 30, 2007, unless earlier terminated for cause by either party upon 30 days' written notice to the other party. Dr. During has agreed to indemnify Neurologix and its directors, officers and controlling shareholders against any claims or suits arising from Dr. During's performance of services to Neurologix under the agreement or from the use of any information or products which result from his performance under the agreement.

     As part of his consulting agreement with Neurologix, Dr. During entered into a confidentiality, proprietary information and inventions agreement for Neurologix's benefit. Under this agreement, Dr. During has assigned to Neurologix all of his rights to any intellectual property related to the Field that arises from research or consulting services performed during the course of the consulting arrangement. The assignment specifically excludes any intellectual property developed outside the course of Dr. During's engagement by

Neurologix or in which the academic institution with which he is affiliated claims rights. Dr. During has agreed to keep confidential all of Neurologix's proprietary information and not to disclose or permit the use or disclosure of any of Neurologix's proprietary information without Neurologix's prior written consent. Dr. During has agreed that during the term of his consulting relationship with Neurologix and for one year after its termination not to engage, directly or indirectly, in any activity concerning the Field in the United States or Canada that Neurologix determines in good faith to be in competition with it. During the term of his consulting relationship with Neurologix and for two years thereafter, Dr. During will not solicit or encourage any employee of or consultant to Neurologix to leave Neurologix or compete with Neurologix. Dr. During also will not, during the term of his consulting relationship, plan or take preliminary steps to set up or engage in any competing business in the Field. In accordance with the policies of the educational institutions with which Dr. During is associated, Dr. During is entitled to receive a portion of the income that such institutions receive from patents for which Dr. During is listed as an inventor, which includes patents licensed to Neurologix.

BENEFIT PLANS

  THE EXISTING CHANGE INCENTIVE PLAN

     Outstanding Change stock options are governed by Change's current incentive plan and option agreements between Change and the optionees, Change's 2000 Stock Option Plan (the "Plan"). The following description of the Plan merely summarizes certain provisions and is qualified in its entirety by the full text of the Plan.

     Purpose. The purpose of the Plan is to provide a means through which Change and its affiliates may attract able persons to enter and remain in the employ of Change and affiliates and to provide a means whereby employees, directors and consultants of Change and its affiliates can acquire and maintain Change common stock ownership, thereby strengthening their commitment to the welfare of Change and its affiliates and promoting an identity of interest between shareholders and these directors, employees and consultants.

     Administration. The Plan is administered by Change's compensation committee.

     Eligible Participants. Any employee, director or consultant to Change or an affiliate of Change is eligible to participate in the Plan. However, Change does not presently allow holders of warrants of Change to participate in the Plan. The compensation committee has the sole and complete authority to determine the participants to whom stock options shall be granted (a "Participant" or the "Participants").

     Shares of Change Common Stock Authorized under the Plan. The Plan authorizes the grant of stock options to Participants with respect to a maximum of 20,000,000 shares of Change's common stock, which awards may be made in the form of (a) non- qualified stock options and (b) stock options intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code. In any calendar year, a Participant may not receive stock options for more than 3,000,000 shares of Change common stock, subject to adjustments in a manner that will not cause the stock options granted under the Plan to fail to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. To the extent the aggregate fair market value (determined as of the date of grant) of stock for which incentive stock options are exercisable for the first time by any Participant during any calendar year (under all plans of Change) exceeds $100,000, such excess incentive stock options shall be treated as non-qualified stock options. If any award granted under the Plan is forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares of Change common stock covered by such award may be granted to another Participant pursuant to the terms of the Plan, to the maximum extent permitted under Section 162(m) of the Code.

     Effective Date and Duration of the Plan. The Plan was approved by the Change board of directors on March 28, 2000 and became effective on the date of its approval by stockholders of Change. The term during which awards may be granted under the Plan expire on March 28, 2010.

     Stock Option Price. The exercise price per share of Change common stock for each stock option is set by Change's compensation committee at the time of grant. The compensation committee is entitled to set an exercise price below the fair market value of a share of Change common stock at the date of grant solely in the event of it decides to grant non qualified stock options to a director of Change.

     Manner of Exercise and Form of Payment. No shares of Change common stock may be delivered pursuant to any exercise of an option until payment in full of the aggregate exercise price therefor is received by Change. Stock options which have become exercisable may be exercised by delivery of written notice of exercise to the compensation committee accompanied by payment of the stock option price. The stock option price shall be payable in cash and if the compensation committee so permits, partially or completely in shares of Change common stock valued at the fair market value at the time the stock option is exercised; provided, however, that such shares are not subject to any pledge or other security interest and have either been held by the Participant for six months, previously acquired by the Participant on the open market or meet such other requirements as the compensation committee may determine necessary in order to avoid an accounting earnings charge in respect of the stock option) or, in the discretion of the compensation committee, either (i) in other property having a fair market value on the date of exercise equal to the stock option price, or (ii) by such other method as the compensation committee may permit.

     Vesting, Stock Option Period and Expiration. Stock options vest and become exercisable in such manner and on such date or dates determined by the compensation committee and expire after such period, not to exceed ten years, as may be determined by the compensation committee all as set forth in an applicable stock option agreement; provided, that the compensation committee has the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. If a stock option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the stock option expires. If an incentive stock option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of Change, the stock option period may not exceed five years from the date of grant of such option and the stock option price shall be at least 110 percent of the fair market value (on the date of grant) of the stock subject to the stock option.

     Change of Control or Reorganization. Except to the extent reflected in a particular stock option agreement:

          (a) In the event of a Change in Control (as defined in the Plan), notwithstanding any vesting schedule, all stock options shall become immediately exercisable with respect to all shares subject to such stock option.

          (b) The obligations of Change under the Plan are binding upon any successor corporation or organization resulting from the Merger, consolidation or other reorganization of Change, or upon any successor corporation or organization succeeding to substantially all of the assets and business of Change. Change agreed to make appropriate provisions for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such Merger, consolidation, reorganization or transfer of assets.

     Transferability. Each award and each right under any award, is exercisable only by the Participant during the Participant's lifetime or if permissible under applicable law, by the Participant's guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against Change or any of its affiliates; provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. The Plan provides for limited exceptions to the non-transferability of the awards (and the rights attached thereto) received under the Plan, such exceptions to be inserted in the relevant stock option agreement or amendment thereto.

     Amendment. The Change board of directors may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to prevent the stock options granted under the Plan from failing to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code); and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any stock option theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

     Federal Income Tax Consequences Relating to the Plan. The following summary of the federal income tax consequences of the grant and exercise of stock options, both ISOs and non qualified stock options, awarded under the Plan, and the disposition of Change common stock purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Code and the regulations thereunder. The summary is not intended to be a complete statement of applicable laws, it does not address state and local tax considerations nor does it address the tax consequences of options granted to individual tax payers located outside the U.S. and is not intended as tax advice to any person. Moreover the U.S. Federal income tax consequences to any particular individual may differ from those described herein by reason of the particular circumstances of such individual.

     No income is realized by an optionee upon grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread is deductible by Change for federal income tax purposes subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code of compensation paid to executives designated in those sections. The optionee's tax basis in the underlying shares acquired by exercise of a non-qualified stock option equals the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the non-qualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of a non-qualified stock option will begin on the date of exercise of such option.

     Pursuant to currently applicable rules under Section 16(b) of the Securities Exchange Act of 1933, as amended, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. Under current rules promulgated under
Section 16(b), the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Change board of directors (or a committee composed solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified, by Change's shareholders no later than the next annual meeting of shareholders. If the grant satisfies either of the conditions described in clause (i) or (ii) above, the taxable event will ordinarily be the date of exercise. However, if an option is exercised by a Section 16 Person within six months after the date of grant and neither of the conditions described in clause (i) or (ii) above are satisfied, taxation will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to section 83(b) of the Code to be taxed on the date of exercise.

     The Code requires that, for ISO treatment, shares acquired through exercise of an ISO cannot be disposed of before two years from the date of grant of the option and one year from the date of exercise. ISO holders generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the Spread at exercise will be an "item of tax preference" which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs at the time of exercise. If the optionee does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction is permitted to be taken by Change for federal income tax purposes in connection with the grant or exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of such shares, the optionee will generally realize ordinary taxable compensation at the time of such disposition equal to the difference
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

between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount is generally deductible by Change for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections.

     The payment of an optionee of the exercise price, in full or in part, with previously acquired shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares of Change, and shares received by the optionee, equal in number to the previously surrendered shares, have the same tax basis as the shares surrendered to Change and have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to Change is taxable to the optionee. Such additional shares have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized and have a holding period that begins on the date ordinary income is recognized.

     In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any employee during a specified period, the exercise price is not less than the fair market value of the common stock at the time of grant and the plan under which the options are granted is approved by stockholders and is administered by a compensation committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to grants of options to covered employees.

  THE EXISTING NEUROLOGIX INCENTIVE PLAN

     Outstanding Neurologix stock options and restricted stock awards are governed by the Neurologix, Inc. 2001 Stock Plan (the "Stock Plan"), option agreements between Neurologix and the optionees and restricted stock award agreements between Neurologix and restricted stock grantees.

     Purpose. The purposes of the Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility within Neurologix, to provide incentives to existing employees, directors and consultants of Neurologix and to promote the success of Neurologix's business.

     Administration. The Stock Plan may be administered by the Neurologix board of directors or a committee of the Neurologix board of directors (either, as applicable, the "Administrator"). Currently, the Stock Plan is administered by the entire Neurologix board of directors.

     Eligible Participants. Any employee, director, consultant or other independent advisor to Neurologix or an affiliate of Neurologix is eligible to participate in the Stock Plan. However, the Administrator has the sole and complete authority to determine the participants to whom stock options shall be granted (each, a "Participant"; collectively, the "Participants").

     Shares of Neurologix Common Stock Authorized under the Stock Plan. The maximum aggregate number of shares of Neurologix's common stock that can be optioned and sold or granted under the Stock Plan is 1,400,000 shares. Awards may be made in the form of (a) non-qualified stock options ("NSOs"); (b) stock options intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code; or (c) restricted stock awards. If a single optionee becomes eligible in any given year to exercise ISOs (under all plans of Neurologix and any parent or subsidiary of Neurologix) for shares having a fair market value (determined as of the date of grant) in excess of $100,000, those options representing the excess of fair market value over $100,000 shall be treated as NSOs. For the purpose of deciding which options apply to shares that "exceed" the $100,000 limit, ISOs shall be taken into account in the same order as granted. The shares issued under the Stock Plan may be authorized, but unissued, or reacquired Neurologix common stock. If a stock option expires, becomes unexercisable without having been exercised in full or is surrendered in connection with an option exchange program, the unpurchased shares that were subject to such option become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated); provided, however, that shares that actually have been issued under the Stock Plan, whether upon exercise of a stock option or stock purchase right, may not be returned to the Stock Plan and may not become available for future distribution under the Stock Plan; except that if shares of restricted common stock of Neurologix are repurchased by Neurologix at their original purchase price, such shares do become available for future grant or sale under the Stock Plan.

     Effective Date and Duration of the Stock Plan. The Stock Plan was approved by joint resolution of the Board and stockholders of Neurologix, dated December 12, 2001, and became effective on that date. The term during which awards may be granted under the Stock Plan expires on December 11, 2011.

     Stock Option Price. The exercise price per share of Neurologix common stock for each stock option is set by the Administrator at the time of grant. With respect to the issuance of NSOs, the Administrator is entitled to set an exercise price below the fair market value of a share of Neurologix common stock at the date of grant. With respect to the issuance of ISOs to an employee who, at the time the ISO is granted, owns stock representing more than 10% of the voting power of all classes of stock of Neurologix, Inc., the per-share exercise price may be no less than 110% of the fair market value per share of common stock on the date of grant.

     Manner of Exercise and Form of Payment. No shares of Neurologix common stock may be delivered pursuant to any exercise of an option until payment in full of the aggregate exercise price therefor is received by Neurologix, together with appropriate proof that the person exercising the option (if other than the optionee) has the right to effect such exercise. Stock options that have become exercisable may be exercised by delivery of written notice of exercise to the Administrator accompanied by payment of the stock option price. The Administrator is responsible for determining the acceptable form of consideration for exercising an option, including the method of payment. In the case of an ISO, the Administrator determines the acceptable form of consideration at the time of grant. Such consideration may consist entirely of cash, check, promissory note, such other shares of Neurologix stock owned by the optionee as meet certain restrictions, consideration received by Neurologix under a cashless exercise program implemented by Neurologix in connection with the Stock Plan, a reduction in the amount of any Neurologix liability to the optionee, including any liability attributable to the optionee's participation in any Neurologix-sponsored deferred compensation program or arrangement, any combination of the foregoing methods of payment or such other consideration or methods of payment as are permitted by applicable law. Optionees are required to satisfy all applicable income and employment tax withholding requirements at the time of exercise.

     Vesting, Stock Option Period and Expiration. Stock options vest and become exercisable in such manner and on such date or dates as determined by the Administrator. They expire after such period, not to exceed ten years, as may be determined by the Administrator, all as set forth in an applicable stock option agreement. In the event that the applicable option agreement does not provide for a vesting schedule, an option vests and becomes exercisable as to one-third of the shares subject to the option on each of the first three anniversaries of its date of grant. Unless the Administrator provides otherwise, the vesting of an optionee's options is tolled during any unpaid leave of absence of that optionee.

     Restricted Stock Awards: Rights and Lapse of Forfeiture Provisions. Except with respect to the ability to transfer or encumber restricted shares, the recipient of a restricted stock award receives all of the rights of a stockholder of Neurologix, with respect to the shares that are the subject of the award, including the right to vote the shares and the right to receive any cash dividends. Certificates for shares of unrestricted stock are delivered to grantees only if and after the period of forfeiture with respect to such shares expires. The risk of forfeiture with respect to restricted stock awards lapses in such manner and on such date or dates as determined by the Administrator, all as set forth in an applicable restricted stock award agreement. In the event that the restricted stock award agreement does not specify when the risk of forfeiture shall expire with respect to the subject restricted shares, the Stock Plan provides that the risk of forfeiture lapses as to one-third of the shares subject to the restricted stock award agreement on the each of the first three anniversaries of the grant of the restricted stock award.

     Changes in Capitalization; Dissolution or Liquidation; Change in
Control. Except to the extent reflected in a particular stock option agreement or restricted stock award agreement:

     (a) Subject to any required action by the stockholders of Neurologix, the number of shares of Neurologix common stock covered by each outstanding option and restricted stock award (and the number of shares of Neurologix common stock authorized for issuance under the Stock Plan but as to which no options or restricted stock awards have been granted or that have been returned to the Stock Plan upon cancellation or expiration of an option or forfeiture of a restricted stock award), as well as the price per share of Neurologix common stock covered by each such outstanding option or restricted stock award, is to be proportionately adjusted for any increase or decrease in the number of issued shares of Neurologix common stock resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Neurologix common stock, or any other increase or decrease in the number of issued shares of Neurologix common stock effected without receipt of consideration by Neurologix.

     (b) In the event of the proposed dissolution or liquidation of Neurologix, the Administrator is to notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator, in its discretion, may provide for an optionee to have the right to exercise his or her option until 10 days prior to such transaction as to all of the optioned Neurologix common stock covered thereby, including shares as to which the option otherwise would not be exercisable. In addition, the Administrator may provide that any Neurologix repurchase option applicable to restricted shares shall lapse as to all such shares, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent not been previously exercised, options terminate immediately prior to the consummation of such proposed action.

     (c) In the event of a Merger or consolidation of Neurologix with or into another corporation or any other entity or the exchange of substantially all of the outstanding stock of Neurologix for shares of another entity or other property in which, after either transaction, the prior stockholders of Neurologix own less than 50% of the voting shares of the continuing or surviving entity, or in the event of the sale of all or substantially all of the assets of Neurologix, (either event, a "Change in Control"), the Stock Plan provides that each outstanding option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the Administrator determines that the successor corporation or a parent or a subsidiary of the successor corporation has refused to assume or substitute an equivalent option or right for each outstanding option, the optionees shall vest fully in and have the right to exercise each outstanding option as to all of the optioned Neurologix common stock covered thereby, including shares that otherwise would not be vested or exercisable. All outstanding options are considered assumed if, following the consummation of the Change in Control, the option confers the right to purchase or receive, for each Share of stock subject to the option immediately prior to the consummation of the Change in Control, the consideration (whether stock, cash, or other securities property) received in the Change in Control by holders of Neurologix common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option to be, for each share of optioned stock subject to the option, solely common stock of the successor corporation or its parent or subsidiary equal in fair market value to the per-share consideration received by holders of common stock in the Change in Control.

     Transferability. Unless determined otherwise by the Administrator, an option or restricted stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee. In a case in which the Administrator makes an option or restricted stock award transferable, the Administrator may include in that option or restricted stock such additional terms and conditions as the Administrator may deem appropriate.

     Amendment and Termination. The Neurologix board of directors may at any time amend, alter, suspend, or terminate the Stock Plan. No amendment, alteration, suspension, or termination of the Stock Plan may impair the rights of any optionee, unless mutually agreed otherwise between the optionee and the Administrator, which agreement must be in writing and signed by the optionee and Neurologix. Termination of the Stock Plan does not affect the Administrator's ability to exercise the powers granted to it with respect to options granted under the Stock Plan prior to the date of termination.

     Federal Income Tax Consequences Relating to Stock Plan Options. The following summary of the federal income tax consequences of the grant and exercise of stock options, both ISOs and NSOs, awarded under the Stock Plan and the disposition of Neurologix common stock purchased pursuant to the exercise of such stock options is intended to reflect the current provisions of the Code and the regulations thereunder. The summary is not intended to be a complete statement of applicable laws, it does not address state and local tax considerations and it does not address the tax consequences of options granted to individual taxpayers located outside the U.S. It is not intended to be tax advice to any person. Moreover the U.S. federal income tax consequences to any particular individual may differ from those described herein by reason of the particular circumstances of such individual.

     (a) No income is recognized by an optionee upon the grant of an NSO. Upon exercise of an NSO, the optionee recognizes ordinary compensation income at the time of exercise in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread"). The Spread generally is deductible by Neurologix for federal income tax purposes. The optionee's tax basis in the underlying shares acquired by exercise of an NSO equals the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee due to the exercise of the NSO, any gain or loss generally is long-term or short-term capital gain or loss, depending upon the holding period. If the Optionee holds NSO shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. The optionee's holding period for shares acquired pursuant to the exercise of an NSO begins on the date of exercise of such option.

     (b) The Code requires that, for ISO treatment, shares acquired through exercise of an ISO cannot be disposed of before two years from the date of grant of the option and one year from the date of exercise. ISO holders generally incur no federal income tax liability at the time of grant or upon exercise of their ISOs. However, the Spread at exercise will be an "item of tax preference," which may give rise to alternative minimum tax liability for the taxable year in which the exercise occurs. If the optionee does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction is permitted to be taken by Neurologix for federal income tax purposes in connection with the grant or exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of such shares, the optionee generally will recognize ordinary compensation income at the time of such disposition. Such income will be equal to the lesser of (x) the excess of the fair market value of the stock on the date of initial exercise over the exercise price and (y) the excess of the amount realized on the subsequent disposition over the exercise price. The amount of such recognized income generally is deductible by Neurologix for federal income tax purposes.

     (c) The payment by an optionee of the exercise price, in full or in part, with previously acquired shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares of Neurologix and shares received by the optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to Neurologix and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to Neurologix is taxable to the optionee. Such additional shares have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized and have a holding period that begins on the date ordinary income is recognized.

     Federal Income Tax Consequences Relating to Restricted Stock
Awards. Restricted stock awards under the Stock Plan are transfers of property, subject to a "substantial risk of forfeiture," in exchange for services. Consequently, the federal tax consequences of the receipt of a restricted stock award are governed by section 83 of the Code. Absent an "83(b) election" by the grantee of the restricted stock award, taxable income will be measured and recognized by the grantee at the time or times on which Neurologix's repurchase option lapses. Such gain will be equal to the excess, if any, of the fair market value of the stock as to which the repurchase option has lapsed (with fair market value measured at the time of such lapse) over the amount, if any, paid by the grantee for such stock at the time of grant. An 83(b) election may be filed by the grantee with the Internal Revenue Service within 30 days of the grantee's receipt of the restricted shares. The consequence of the election is that the grantee will be taxed, pursuant to section 83(b) of the Code, at the time of grant on the excess, if any, of the fair market value of the restricted shares (with fair market value measured at the time of grant) over the amount paid, if any, by the grantee for the restricted shares. A grantee who makes such an election will not recognize income at the time or times that Neurologix's repurchase option with respect to such shares lapses, notwithstanding that the fair market value of such shares may increase between the date of grant and the date or dates on which Neurologix's repurchase option lapses. Neurologix generally may take a tax deduction with respect to a restricted stock award at the time and to the extent that the grantee of such restricted stock award recognizes income.

              CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

CHANGE

     Members of the board and management of Change have interests in the Merger and the transactions related to it. Such interests are summarized in the section of this proxy statement and prospectus entitled "The Merger -- Interests of Certain Persons in the Merger."

NEUROLOGIX

     Members of the board and management of Neurologix have interests in the Merger. Such interests are summarized in the section of this proxy statement and prospectus entitled "The Merger -- Interests of Certain Persons in the Merger."

     There are a number of transactions that have been entered into by Neurologix with its officers, directors and significant stockholders in connection with the Merger and the transactions related to it. Those transactions are summarized in the section of this proxy statement and prospectus entitled "The Merger -- Interests of Certain Persons in the Merger."

                  SELECTED HISTORICAL FINANCIAL DATA OF CHANGE

     The table below presents Change's selected historical financial data for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003. The selected historical financial data for the fiscal years ended December 31, 1998 and 1999 have been derived from audited financial statements not included in this proxy statement and prospectus. The selected historical financial data for the fiscal years ended December 31, 2000, 2001 and 2002 have been derived from audited financial statements included elsewhere in this proxy statement and prospectus. The audit opinion to these financial statements contains an explanatory paragraph that states that Change adopted a plan of liquidation and dissolution which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit opinion also contains an explanatory paragraph that refers to changes in Change's method of accounting for goodwill and other intangibles. The selected historical financial data for the six months ended June 30, 2002 and 2003 have been derived from unaudited condensed financial statements included elsewhere in this proxy statement and prospectus. The unaudited condensed financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

     On June 30, 2003, Change sold all of the issued and outstanding shares of its Canned Interactive subsidiary. Accordingly, the operations of Canned for all periods presented have been reclassed into a one-line presentation and are included in "Income (loss ) from discontinued operations."

     You should read this information in conjunction with the audited consolidated financial statements, including the notes to those statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Change" included elsewhere in this report.

                                                                                        SIX MONTHS ENDED
                                              FISCAL YEAR ENDED DECEMBER 31,                JUNE 30,
                                      -----------------------------------------------   -----------------
                                       2002       2001       2000      1999     1998     2003      2002
                                      -------   --------   --------   ------   ------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues............................  $    --   $  4,596   $  1,370   $   --   $   --   $    --   $    --
Cost of Revenues....................       --      6,088      1,119       --       --        --        --
                                      -------   --------   --------   ------   ------   -------   -------
Gross Profit (loss).................       --     (1,492)       251       --       --        --        --
Operating expenses:
General and administrative..........    3,342     12,894      3,305       12       11     1,545     1,922
Equity based compensation...........      377      3,086      2,921                --       270       263
Severance...........................       --      1,326         --       --       --       140        --
Loss on disposal of subsidiaries....       --        377         --       --       --        --        --
Impairment losses...................       69      7,263         --       --       --        --        --
                                      -------   --------   --------   ------   ------   -------   -------
Loss from operations................   (3,788)   (26,438)    (5,975)     (12)     (11)   (1,955)   (2,185)
Other income (expense)..............      194     (4,687)      (263)      20      (42)      248      (175)
                                      -------   --------   --------   ------   ------   -------   -------
Income (loss) from continuing
  operations before extraordinary
  item..............................   (3,594)   (31,125)    (6,238)       8      (53)   (1,707)   (2,360)
Income (loss) from discontinued
  operations........................       93     (1,075)        --       --       --    (1,899)       88
                                      -------   --------   --------   ------   ------   -------   -------
Income (loss) before extraordinary
  item..............................   (3,501)   (32,200)    (6,238)       8      (53)   (3,606)   (2,272)
Extraordinary item..................       --         --         --       --      666        --        --
                                      -------   --------   --------   ------   ------   -------   -------
Net income (loss)...................   (3,501)   (32,200)    (6,238)       8      613    (3,606)   (2,272)
Dividends...........................       --         --         --      (14)     (24)       --        --
Deemed dividend attributable to
  issuance of convertible preferred
  stock.............................       --         --     40,000       --       --        --        --
                                      -------   --------   --------   ------   ------   -------   -------
Net income (loss) applicable to
  common stockholders...............   (3,501)   (32,200)   (46,238)      (6)     589    (3,606)   (2,272)

                                                                                        SIX MONTHS ENDED
                                              FISCAL YEAR ENDED DECEMBER 31,                JUNE 30,
                                      -----------------------------------------------   -----------------
                                       2002       2001       2000      1999     1998     2003      2002
                                      -------   --------   --------   ------   ------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                           (UNAUDITED)
Basic and diluted income (loss) per
  common share from continuing
  operations........................    (0.02)     (0.23)     (1.31)   (0.00)   (0.02)    (0.01)    (0.01)
Discontinued operations.............    (0.00)     (0.00)     (0.00)   (0.00)   (0.00)    (0.01)    (0.00)
Extraordinary item..................    (0.00)     (0.00)     (0.00)   (0.00)    0.15     (0.00)    (0.00)
                                      -------   --------   --------   ------   ------   -------   -------
Basic and diluted net income (loss)
  per common share..................  $ (0.02)  $  (0.23)  $  (1.31)  $(0.00)  $ 0.13   $ (0.02)  $ (0.01)
BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities.............  $ 2,944   $  8,702   $ 30,333   $  245   $  173   $ 7,252   $ 1,667
Working capital.....................    8,413     10,660     30,012      245      236     7,885     9,023
Total assets........................   12,733     16,152     38,576      246      238     8,741    13,912
Total long-term obligations.........        8         74         15       --       --         4        23
Stockholders' equity................   11,619     14,660     37,182      245      236     8,133    12,270

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following tables set forth unaudited quarterly statement of operations data of Change for each of Change's ten most recent quarters. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the unaudited information for the quarters presented. You should read this information in conjunction with the consolidated financial statements, including the notes to those statements, included elsewhere in this proxy statement and prospectus. The results of operations for a quarter are not necessarily indicative of results that Change may achieve for any subsequent periods and, as a result of Change's adoption of a plan of liquidation and dissolution, historical information may not be indicative of future results.

                                                       THREE MONTHS ENDED
                                 ---------------------------------------------------------------
                                  JUNE 30,      MARCH 31,    DEC. 31,    SEPT. 30,    JUNE 30,
                                    2003          2003         2002        2002         2002
                                 -----------   -----------   ---------   ---------   -----------
Revenues.......................  $        --   $        --   $      --   $      --   $        --
Cost of revenues...............           --            --          --          --            --
                                 -----------   -----------   ---------   ---------   -----------
Gross profit...................           --            --          --          --            --
General and administrative.....      516,000     1,029,000     744,000     745,000     1,104,000
Equity based compensation
  expense......................      180,000        90,000     (17,000)    131,000       132,000
Impairment losses..............           --            --          --          --        69,000
Severance charges..............      140,000            --          --          --            --
Loss on disposal of
  subsidiaries.................           --            --          --          --            --
                                 -----------   -----------   ---------   ---------   -----------
Loss from operations...........     (836,000)   (1,119,000)   (727,000)   (876,000)   (1,305,000)
Other income (loss), net.......      (31,000)      279,000     170,000     199,000        (3,000)
                                 -----------   -----------   ---------   ---------   -----------
Loss from continuing
  operations...................     (867,000)     (840,000)   (557,000)   (677,000)   (1,308,000)
Discontinued operations........   (1,967,000)       68,000     119,000    (114,000)      (44,000)
                                 -----------   -----------   ---------   ---------   -----------
Net loss.......................   (2,834,000)     (772,000)   (438,000)   (791,000)   (1,352,000)

                                                      THREE MONTHS ENDED
                             --------------------------------------------------------------------
                              MARCH 31,     DEC. 31,      SEPT. 30,      JUNE 30,      MARCH 31,
                                2002          2001           2001          2001          2001
                             -----------   -----------   ------------   -----------   -----------
Revenues...................  $        --   $        --   $  1,298,000   $ 1,424,000   $ 1,874,000
Cost of revenues...........           --            --      1,837,000     2,199,000     2,052,000
                             -----------   -----------   ------------   -----------   -----------
Gross profit...............           --            --       (539,000)     (775,000)     (178,000)
General and
  administrative...........      749,000     2,502,000      2,599,000     5,009,000     2,784,000
Equity based compensation
  expense..................      131,000       133,000        159,000       165,000     2,629,000
Impairment losses..........           --            --      7,263,000            --            --
Severance charges..........           --            --      1,326,000            --            --
Loss on disposal of
  subsidiaries.............           --       377,000             --            --            --
                             -----------   -----------   ------------   -----------   -----------
Loss from operations.......     (880,000)   (3,012,000)   (11,886,000)   (5,949,000)   (5,591,000)
Other income (loss), net...     (172,000)     (518,000)    (1,698,000)   (2,021,000)     (450,000)
                             -----------   -----------   ------------   -----------   -----------
Loss from continuing
  operations...............   (1,052,000)   (3,530,000)   (13,584,000)   (7,970,000)   (6,041,000)
Discontinued operations....      132,000      (424,000)      (616,000)      (35,000)           --
                             -----------   -----------   ------------   -----------   -----------
Net loss...................     (920,000)   (3,954,000)   (14,200,000)   (8,005,000)   (6,041,000)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHANGE

     The following discussion should be read in conjunction with Change's audited consolidated financial statements and accompanying notes for the fiscal year ended December 31, 2002. Certain statements contained within this discussion constitute forward-looking statements. Please refer to the section entitled "Special Note Regarding Forward -- Looking Statements."

ACCOUNTING POLICIES

     The preparation of Change's financial statements in conformity with generally accepted accounting principles in the United States requires Change to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Change's estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

     Prior to the divestiture of Papke-Textor, Inc. d/b/a Canned Interactive ("Canned Interactive"), Change derived its revenues from services performed under one of two pricing arrangements: time-and-materials or fixed-price. The services performed under either of these arrangements were substantially identical.

     Revenues were recognized for fixed-price arrangements in the period services were rendered using the percentage-of-completion method, based on the percentage of costs incurred to date to total estimated projects costs, provided Change had the ability to produce reasonably dependable estimates, collection of the resulting receivable was probable and no significant obligations remained. The cumulative impact of any revision in estimates of the cost to complete and losses on projects in process were reflected in the period in which they became known. Canned Interactive's projects were typically short term in nature, generally spanning less than 90 days.

     Revenues were recognized for time-and-materials based arrangements in the period when the underlying services were rendered, provided collection of the resulting receivable was probable and no significant obligations remained.

     Provisions for estimated project specific losses on both types of contracts were made during the period in which such losses became probable and could be estimated. To date, such losses have not been significant.

     Any estimation process, including that used in preparing contract accounting models, involves inherent risk. Change reduced the inherent risk relating to revenue and cost estimates in percentage-of-completion models through corporate policy, approval and monitoring processes. Risks relating to service delivery, productivity and other factors were considered in the estimation process. For all client contracts, provisions for estimated losses on individual contracts were made in the period in which the loss first became apparent.

     Change maintained allowances for doubtful accounts for estimated losses resulting from the inability of customers to make payments. If the financial condition of Change's customers deteriorated, resulting in the customers' inability to make payments, additional allowances were required. Additionally, Change assesses the need for provisions for estimated uncollectible amounts with respect to its loans receivable resulting from the inability of an issuer to make payments when they become due. Change bases this estimate on the financial condition of the issuer, trends in its results of operations or other changes in circumstances. If the financial condition of an issuer deteriorates, resulting in such issuer's inability to fulfill its obligation under the promissory note evidencing such a loan, additional allowances will be required.

     Change has reduced its deferred tax assets to an amount that Change believes is more likely than not to be realized, which was $0 at December 31, 2002 and June 30, 2003. In so doing, Change has estimated future taxable losses in determining the valuation allowance. In the event that actual results differ from these estimates or these estimates are adjusted in future periods, Change may need to modify its valuation allowance which could materially affect its financial position and results of operations.

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

OVERVIEW AND RECENT DEVELOPMENTS

     Prior to commencement of the operational divestiture described below for the year ended December 31, 2001, Change was a provider of a broad range of professional consulting services, including e-services and technology strategy, online branding, web architecture and design systems integration, system architecture and outsourcing.

     On December 4, 2001 Change entered into an agreement and plan of merger with Franklin Capital Corporation, a Delaware corporation. On July 1, 2002 Change received a notice of termination from Franklin Capital terminating the proposed merger.

     Change made two investments in 2001 and one in the first quarter of 2002 in Excelsior Radio Networks, Inc. (f/k/a eCom Capital, Inc.), a subsidiary of Franklin Capital, which produces, syndicates and distributes radio programs and related services. Change purchased a promissory note and warrant for $2,250,000 from Excelsior in August 2001 and in December 2001 purchased 250,000 common shares of Excelsior from Franklin Capital for $250,000. In April 2002, Change purchased an additional promissory note from Excelsior for $4,708,000 in conjunction with the purchase by Excelsior of Dial Communication Group Inc. and Dial Communications Group LLC. The $2,250,000 promissory note was paid in full, together with related accrued interest, on October 1, 2002. The $4,708,000 note was repaid in full, together with related accrued interest, on January 21, 2003.

     On January 15, 2003, Change sold the Excelsior shares and the Excelsior warrant to Sunshine III, LLC for total consideration of approximately $648,000 in cash.

     On September 30, 2002, the Change board of directors announced the adoption of a plan of liquidation and dissolution in order to maximize stockholder value and noted that if no suitable business opportunities became available to it, subject to stockholder approval, it would commence liquidation in 2003. However, the plan permits the Change board of directors to amend, modify or abandon the plan, notwithstanding stockholder approval, if the board determines doing so would be in the best interests of Change and its stockholders.

     On June 17, 2003, William Avery, Change's then president, chief executive officer and chief financial officer, resigned. Mr. Avery had an employment agreement dated September 17, 2001 governing the terms and conditions of his employment. On June 17, 2003, the date of Mr. Avery's resignation, Change and Mr. Avery entered into a separation agreement and general release. Change will pay the severance he is entitled to under the separation agreement and general release, totaling $140,000, and has recorded a charge in the Statement of Operations for the six months ended June 30, 2003 for the value of expected payments and benefits payable to the former executive.

     Change announced on June 18, 2003 that it signed a letter of intent in connection with its proposed Merger with Neurologix. In the event the Merger is consummated, Change expects to abandon the plan of liquidation and dissolution. If the Merger is not consummated, Change expects to pursue the plan of liquidation and dissolution previously adopted.

     On June 30, 2003, Change sold to Textor Family Limited Partnership all of the issued and outstanding shares of capital stock of Canned Interactive. As a result of the divestiture, Change has no continuing revenue generating operations.

OVERVIEW OF OPERATIONS

     Canned Interactive was Change's sole revenue generating subsidiary from December 2001 through June 30, 2003. Canned Interactive is based in Los Angeles, California and designs and produces interactive media such as digital video discs (DVDs) and web sites, primarily for entertainment, consumer goods, sports and technology companies.

     Most theatrical films, including new and library releases, are now released in DVD format. Canned Interactive designed interactive content for those titles, enriching the viewer experience and creating value for Canned Interactive's clients. Canned Interactive also used its design and technology skills to create and enhance web sites with interactive and streaming content.

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

     Agreements entered into in connection with time-and-materials projects were generally terminable by the client upon 30-days' prior written notice and clients were required to pay Change for all time, materials and expenses incurred by Change through the effective date of termination. Agreements entered into in connection with fixed-price projects were generally terminable by the client upon payment for work performed and the next progress payment due.

     Canned Interactive's costs consisted primarily of compensation and related costs of personnel dedicated to customer assignments. Project personnel costs also included fees paid to subcontractors for work performed in connection with projects and non-reimbursed travel expenses.

     Change's selling, general and administrative costs consist primarily of compensation and related costs of the management and administrative functions, including finance and accounting, marketing, human resources and internal information technology, the costs of Change's facilities and other general corporate expenses.

     Change's equity based compensation expense is comprised of amortization of the deferred compensation associated with the grant of stock options to the Change board of directors and a former President and Chief Executive Officer whose employment was terminated by the board in July 2001. Such cost is measured as the difference between the exercise price of options granted and the fair market value of the underlying stock on the date of measurement and is being recognized as expense over the vesting period of the options. Also included in equity based compensation is a charge, totaling $90,000, associated with the modification of the former Chief Executive's options upon his resignation in June 2003. Change incurred approximately $270,000 and $263,000 in equity based compensation expense during the six months ended June 30, 2003 and 2002, respectively.

ACQUISITIONS AND DIVESTITURES

     Change evaluated acquisitions based on numerous quantitative and qualitative factors. Quantitative factors include historical and projected revenues and profitability, geographic coverage and backlog of projects under contract. Qualitative factors include strategic and cultural fit, management skills, customer relationships and technical proficiency.

  INSYS

     On November 8, 2001 Change sold a 51% voting interest in InSys, a wholly-owned subsidiary, to a member of its management team in exchange for $50,000 and concurrently forgave approximately $400,000 of advances to InSys. In addition, Change loaned InSys $100,000 evidenced by a promissory note. This note bears interest at a rate equal to the London Interbank Offer Rate plus 2%. Pursuant to the separation agreement and general release, dated as of June 17, 2003, by and between Change and William B. Avery, Change transferred the remaining 49% voting interest in InSys as well as the promissory note issued by InSys to William B. Avery effective October 1, 2003.

  RAND INTERACTIVE CORPORATION

     On November 2, 2001 Change sold all of the issued and outstanding shares of RAND, a wholly-owned subsidiary, to a member of its management team in exchange for 375,039 shares of Change common stock and a warrant to purchase such amount of shares of RAND common stock that equals, at the time of exercise, 30% of the issued and outstanding shares of RAND common stock on a fully diluted basis. The warrant has an aggregate exercise price of $1.00, is exercisable upon the occurrence of certain events and expires on November 3, 2013.

  IGUANA

     In connection with the acquisition of Iguana in March 2001, 2,300,000 shares of the Change's common stock were placed in escrow. The related contingency period expired in July 2002, and the fair value of such shares was included in the aggregate purchase price. As of December 31, 2001 all employees of Iguana had been terminated and the subsidiary's operating activities had ceased. The remaining net book value of Iguana intangibles was $0. Accordingly, Change recorded additional impairment charges in July 2002 totaling $69,000 representing the fair value of such shares.

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

  CANNED INTERACTIVE

     On June 12, 2001, Change acquired Canned Interactive, a Los Angeles based media and entertainment interactive agency, for approximately $1,100,000 in cash, including acquisition costs, and 6,436,552 shares of Change common stock, valued at approximately $1,000,000. The business combination was accounted for using the purchase method of accounting.

     Also in connection with the acquisition of Canned Interactive, $200,000 in cash and 715,172 shares of the Change's common stock were placed in escrow. The related contingency period expired in December 2002, at which time the cash and the then fair value of the shares, totaling $214,000, was included in the aggregate purchase price.

     On June 30, 2003, Change sold all of the issued and outstanding shares of the capital stock of Canned Interactive to Textor Family Limited Partnership in exchange for 4,500,000 shares of Change's common stock owned by Textor Family Limited Partnership, with a fair market value of $170,000. In connection with such sale, all inter-company loans in excess of $300,000 were converted by Change into equity of Canned Interactive without the issuance to Change of any additional capital stock or the granting of any right to receive any additional equity in Canned Interactive. Additionally, Change received $300,000 from Canned Interactive as payment in full of the outstanding inter-company loans.

  BROADSTREAM AND NETPRO

     In May 2001, Broadstream completed a recapitalization whereby the holders of its Series A Convertible Redeemable Preferred Stock exchanged their Series A shares for shares of Series A-1 Convertible Redeemable Preferred Stock. The recapitalization modified the conversion ratio, policies regarding dividends and voting rights for Series A-1 holders. No additional consideration was paid by Change or any other preferred shareholder in connection with this transaction. As a result of the recapitalization the voting interest of common shareholders was reduced from 31% to 13%.

     Also in May 2001, in connection with the recapitalization, Change transferred 1,191,569 shares of Broadstream's Series A-1 convertible redeemable preferred stock to Adelson Investors, LLC, another shareholder of Broadstream. This transfer is accounted for as a contribution by Change of such shares to Broadstream in exchange for no consideration. Subsequent to the recapitalization, and non-reciprocal share transfer, Change owned 6,434,596 shares of Broadstream Series A-1 convertible redeemable preferred stock, representing an approximately 43% equity interest (calculated on an as-if-converted basis) and 49% voting interest.

     On August 15, 2001 Change purchased a secured convertible promissory note from Broadstream in exchange for $600,000 in connection with an aggregate $1,600,000 bridge loan financing consummated by Broadstream. The aggregate bridge loan financing was secured by all of Broadstream's assets. The note also contained certain conversion provisions in the event Broadstream closed a new round of financing or entered into a change of control transaction.

     On November 30, 2001 Change assigned its note to a newly formed entity, NetPro Holdings Inc. in exchange for 13,674,753 shares of NetPro Series A-1 convertible redeemable participating preferred stock. On November 30, 2001 as a result of the application of the equity method, the net book value of the note approximated $0. No gain or loss was recorded as a result of this exchange. Concurrent with this transaction, NetPro foreclosed on the note and elected to take possession of all of Broadstream's assets in full satisfaction of the notes. Broadstream remains in existence but is not conducting any business.

     On December 24, 2001, Change purchased 1,585,479 shares of NetPro Series B-1 convertible redeemable participating preferred stock in exchange for $200,000 in connection with a larger ongoing financing effort by NetPro. On January 10, 2002, Change invested an additional $100,000 in NetPro Series B-1 stock and on March 7, 2002 Change invested a final $100,000 in NetPro Series B-1 stock. On March 14, 2002, the board of directors of NetPro voted to suspend all of the company's business operations and immediately terminate substantially all of its employees due to NetPro's loss of significant clients and associated revenues.

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

RESULTS OF OPERATIONS

  THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2003

     Revenues. In connection with the divestiture of Canned Interactive by Change, revenues are now included in discontinued operations.

     Cost of Revenues. Cost of revenues consists principally of costs directly incurred in the delivery of services to clients, primarily consisting of compensation of billable employees. Billable employees are full time employees and sub-contractors whose time spent working on client projects is charged to that client at agreed-upon rates. Billable employees were Change's primary source of revenue. In connection with the divestiture of Canned Interactive by Change, such costs are now included in discontinued operations.

     General and Administrative Expenses. General and administrative expenses consist primarily of compensation and related benefits, professional services fees, facilities costs and advertising and promotional costs. General and administrative expenses decreased from $1,173,000 in the three months ended June 30, 2002 to $516,000 in the three months ended June 30, 2003 and from $1,922,000 in the six months ended June 30, 2002 to $1,545,000 in the six months ended June 30, 2003. This decrease was primarily a result of the decreased rent expense associated with facilities abandoned in the second quarter of 2002 and a decrease in professional services fees as a result of the termination in 2002 of the proposed merger with Franklin Capital.

     Equity in Losses and Impairment of Investments in Unconsolidated Affiliates. Equity in losses and Impairment of investments in unconsolidated affiliates was $260,000 in the three months ended June 30, 2002 and $44,000 in the three months ended June 30, 2003, and $582,000 in the six months ended June 30, 2002 and $107,000 in the six months ended June 30, 2003. Equity in losses of unconsolidated affiliates is a result of Change's minority ownership in Broadstream, NetPro and InSys that have been accounted for under the equity method of accounting. Under the equity method of accounting, Change's proportionate share, calculated on an as-if-converted basis, of the investee's operating losses and amortization of the Change's net excess investment over its equity in the investee's net assets is included in equity in losses of unconsolidated affiliates. Impairment of investments in unconsolidated affiliates is a result of the cessation of NetPro's and LiveSky's operations in 2002. Change evaluated the recoverability of its investments in light of the carrying values relative to future cash flows. As a result of this analysis, in 2002 Change recorded impairment charges that reduced the remaining NetPro and Livesky investment balances to $0.

     Interest and Dividend Income. Interest and dividend income was $257,000 in the three months ended June 30, 2002 and $13,000 in the three months ended June 30, 2003, and $407,000 in the six months ended June 30, 2002 and $69,000 in the six months ended June 30, 2003. The decrease in interest and dividend income for the six months ended June 30, 2003 was attributable to a decrease in Change's notes receivable as a result of repayment. Interest income in future periods may fluctuate as a result of the average cash Change maintains and changes in the market rates of Change's cash equivalents. Change expects that the average cash balance may continue to decrease as Change continues to incur operating losses.

     Income Taxes. Change has available estimated net operating loss carry forwards for income tax purposes of approximately $23,137,000 through the period ended June 30, 2003, which expire on various dates from 2003 through 2023. A full valuation allowance has been established due to uncertainty whether the Company will generate sufficient taxable earnings to utilize the available net operating loss carryforwards. A portion of Change's net operating loss carryforwards may also be limited due to significant changes in ownership under
Section 382 of the Code.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Revenues. Revenues decreased from $4,596,000 for the year ended December 31, 2001 to $0 for the year ended December 31, 2002. This decrease is a result of Change's divestitures of operating businesses. In connection with the divestiture of Canned Interactive by Change, related revenues have been reclassed to discontinued operations.

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

     Cost of Revenues. Cost of revenues consists principally of costs directly incurred in the delivery of services to clients, primarily consisting of compensation of billable employees. Billable employees are full time employees and sub-contractors whose time was spent working directly on client projects. Billable employees were Change's primary source of revenue. Such costs decreased from $6,088,000 for the year ended December 31, 2001, to $0 for the year ended December 31, 2002. The decrease in cost is a result of the divestitures of InSys and RAND, and the downsizing of Iguana's operations. In connection with the divestiture of Canned Interactive by Change, related costs have been reclassed to discontinued operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of compensation and related benefits, professional services fees, facilities costs, and advertising and promotional costs. Selling, general and administrative expenses decreased from $12,894,000 for the year ended December 31, 2001 to $3,342,000 for the year ended December 31, 2002. This decrease was primarily a result of the decreased number of employees, resulting in decreased compensation, decreased professional services fees, and decreases in other costs associated with the limited scope of operations over the prior year.

     Impairment Losses. As a result of the aforementioned terminations and divestitures in 2001, coupled with historical and projected operating and cash flow losses, Change evaluated the recoverability of its acquired intangible assets and goodwill by comparison of the carrying values relative to related future cash flows. As a result of this analysis, Change recorded impairment charges totaling $7,263,000 and $69,000 in the years ended December 31, 2001 and 2002, respectively, which are included in the "Impairment Losses" in the Statement of Operations.

     Severance Costs. Severance costs were incurred as a result of the aforementioned terminations in 2001 and totaled $1,326,000 and $0 for the years ended December 31, 2001 and 2002, respectively.

     Equity in Losses and Impairment of Investments in Unconsolidated Affiliates. Equity in losses of unconsolidated affiliates results from Change's minority ownership in Broadstream, NetPro and InSys which are accounted for under the equity method of accounting. Under the equity method of accounting, Change's proportionate share, calculated on an as-if-converted basis, of the investee's operating losses, and amortization of Change's net excess investment over its equity in the investee's net assets, is included in equity in losses of unconsolidated affiliates. Impairment of investments in unconsolidated affiliates is a result of the cessation of NetPro's and LiveSky's operations in 2002. Change evaluated the recoverability of its investments in light of the carrying values relative to future cash flows. As a result of this analysis, Change recorded impairment charges that reduced the remaining investment balances to $0. Equity in losses and impairment of investments in unconsolidated affiliates was $5,546,000 for the year ended December 31, 2001 and $549,000 for the year ended December 31, 2002.

     Interest and Dividend Income. Interest and dividend income was $859,000 for the year ended December 31, 2001 and $743,000 for the year ended December 31, 2002. The decrease in interest and dividend income is attributable to a decrease in Change's invested cash balance as it has funded its ongoing operations and investments, partially offset by interest income earned on notes receivable. Interest income in future periods may fluctuate as a result of the average cash Change maintains and changes in the market rates of interest, and management expects that the average cash balance may continue to decrease as Change continues to incur operating losses.

     Income Taxes. Change has available estimated net operating loss carry forwards for income tax purposes of approximately $22,000,000 through the period ended December 31, 2002, which expire on various dates from 2002 through 2022. A valuation allowance has been established due to uncertainty as to whether Change will generate sufficient taxable earnings to utilize the available net operating loss carryforwards. A portion of Change's net operating loss carryforwards may also be limited due to significant changes in ownership under Section 382 of the Code.

 YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Revenues. Revenues increased from $1,370,000 for the year ended December 31, 2000 to $4,596,000 for the year ended December 31, 2001. This increase is the result of the contribution to revenues of acquired companies' revenues streams. As a result of Change's divestitures and continued unfavorable market

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conditions for its professional services, revenues from historical service offerings decreased on a sequential basis during 2001.

     Cost of Revenues. Cost of revenues increased from $1,119,000 for the year ended December 31, 2000 to $6,088,000 for the year ended December 31, 2001. Cost of revenues consists primarily of compensation of billable employees, travel, subcontractor costs and other costs directly incurred in the delivery of services to clients. Billable employees are full time employees and subcontractors whose time are spent servicing client projects. Also included in Cost of Revenues is the amortization of certain purchased intangible assets, representing the value of customer relationship and workforces acquired.

     In connection with certain acquisitions, Change recorded intangible assets representing the value ascribed to the customer lists and assembled workforces of the acquired companies. The aggregate amortization of these intangible assets totaled $50,000 and $654,000, for the years ended December 31, 2000 and 2001 respectively, and is included in Cost of Revenues.

     As a result of Change's divestitures, terminations and unfavorable market conditions, cost of revenues decreased on a sequential basis during 2001.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of compensation and related benefits, professional services fees, facilities costs and advertising and promotional costs. Selling, general and administrative expenses increased from $3,305,000 for the year ended December 31, 2000 to $12,894,000 for the year ended December 31, 2001. These increases were primarily the result of increased compensation, increased professional services fees, increased facility costs and increases in other costs associated with the growth of Change's business and operations over the prior year.

     Impairment Losses. As a result of the aforementioned terminations, coupled with historical, current and projected operating and cash flow losses, Change evaluated the recoverability of its acquired intangible assets and goodwill by comparison of the carrying value relative to future cash flows. As a result, Change recorded impairment charges totaling $7,263,000 which are included in the Impairment Losses section of the accompanying Statement of Operations.

     Severance Costs. Severance costs were $0 and $1,326,000 in the years ended December 31, 2000 and 2001, respectively.

     Equity in Losses of Unconsolidated Affiliates. Equity in losses of unconsolidated affiliates was $1,732,000 and $5,546,000 for the years ended December 31, 2000 and 2001, respectively. Equity in losses of unconsolidated affiliates resulting from Change's minority ownership in Broadstream, Inc., NetPro Holdings, Inc. and InSys LLC have been accounted for under the equity method of accounting. Under the equity method of accounting, Change's proportionate share, calculated on an as-if-converted basis, of the investee's operating losses and amortization of Change's net excess investment over its equity in the investee's net assets is included in equity in losses of unconsolidated affiliates.

     Interest and Dividend Income. Interest and dividend income was $1,469,000 and $859,000 for the years ended December 31, 2000 and 2001, respectively. The decrease in interest income over the prior year was attributable to a decrease in Change's invested cash balance, as it has funded its ongoing operations.

     Income Taxes. Change had available estimated net operating loss carryforwards for income tax purposes of approximately $20,000,000 as of December 31, 2001, which expire on various dates from 2001 through 2021. A valuation allowance had been established due to uncertainty as to whether Change will generate sufficient taxable earnings to utilize the available net operating loss carryforwards.

 LIQUIDITY AND CAPITAL RESOURCES

     Historical Source of Funding. On March 28, 2000, an investor group led by Pangea Internet Advisors, LLC purchased 4,000,000 shares of Series B convertible preferred stock for net proceeds to Change of approximately $39,450,000 in cash. Also on March 28, 2000, certain other investors purchased warrants to purchase 41,250,000 shares of Change common stock for $100,000.

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     Working Capital and Results of Operations.  Change had $7,252,000 in cash and cash equivalents available as of June 30, 2003, invested predominantly in instruments that are highly liquid, investment grade securities that have maturities of less than 45 days.

     Beginning in the third quarter of 2001, in response to continued unfavorable market conditions for its services, Change embarked on a review of its operations with the goal of formulating a course of action to minimize near term losses, capital expenditures and reduce cash outflows. As of June 30, 2003, Change has no revenue generating operations, a limited number of employees and has significantly reduced fixed expenses. During the six months ended June 30, 2003, Change used $1,008,000 to fund operations.

     In August 2003, Change loaned Neurologix an aggregate principal amount of $750,000. The note bears interest at 4% per year, is secured by substantially all of Neurologix's assets and matures on April 30, 2004. In connection with an amendment to the merger agreement, Change has agreed to loan Neurologix an additional $350,000, fundable at Neurologix's request any time after December 1, 2003 and due June 30, 2004.

     Change's future contractual obligations at June 30, 2003 were as follows:

                                                          AMOUNTS DUE IN FISCAL YEAR
                                                              ENDING DECEMBER 31,
                                                   -----------------------------------------
                                                                                   2007 AND
                                                   2003   2004    2005    2006    THEREAFTER
                                                   ----   -----   -----   -----   ----------
                                                                (IN THOUSANDS)
Operating leases.................................  $229   $ --    $ --    $ --      $  --
Capital Leases...................................    17     10      --      --         --
                                                   ----   -----   -----   -----     -----
                                                   $246   $ 10    $ --    $ --      $  --

     Change intends to fund these obligations from its cash on hand at June 30, 2003.

     In January, 2003, Change sold its shares of Excelsior common stock and the Excelsior warrant to Sunshine III, LLC for total consideration of approximately $648,000 in cash. Also in January, 2003 the $4,708,000 note from Excelsior was repaid in full, together with related accrued interest totaling $142,000.

     Given Change's current level of operations, Change's capital resources are sufficient to meet anticipated cash needs for working capital and capital expenditures relating to existing operations for at least the next 12 months. However, if the Merger is consummated, the plan of liquidation and dissolution adopted by the Change board of directors is abandoned and Change's operations require significant cash outlays to fund operations, Change may be required to seek additional sources of financing or to sell certain assets.

     If the plan of liquidation and dissolution adopted by the Change board of directors is pursued, Change will begin the process of negotiating settlements with respect to its remaining obligations and liabilities. In the event Change is unable to negotiate successfully the termination of these obligations, Change may have less or no cash proceeds to distribute to its stockholders.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Change's primary objective in investing in securities and other instruments is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, Change maintains a portfolio of cash and cash equivalents and money market funds. As of December 31, 2002, Change held cash and cash equivalents with an average maturity of 45 days or less.

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

                               BUSINESS OF CHANGE

     Arinco Computer Systems Inc., the predecessor to Change, was incorporated on March 31, 1978. Arinco Computer Systems was organized principally to serve its subsidiary operations, which included the sale of telecommunications equipment and services and the retail sales of computers. From 1985 to March 2000, Arinco Computer Systems had no business operations. In March 2000, an investor group acquired control of Arinco Computer Systems for the purpose of using Arinco Computer Systems to sell business consulting services. In September 2000, Arinco Computer Systems Inc. merged with and into Change, a wholly owned subsidiary. All of the stockholders of Arinco Computer Systems became stockholders of Change and Change redomesticated from New Mexico to Delaware.

     Change's sole consolidated subsidiaries are Iguana Studios, Inc., which has limited continuing operating activities, and CTP/N Merger Corp., which has no operating activities.

     Based on Change's assessment of the opportunities in the radio business, in 2001 the Change board of directors decided to merge with Franklin Capital and jointly develop and acquire network radio programming and sales and syndication businesses. On December 4, 2001, Change entered into an agreement and plan of merger with Franklin Capital. On July 1, 2002, Change received a notice of termination from Franklin Capital terminating the proposed merger.

     On September 30, 2002, the Change board of directors adopted a plan of liquidation and dissolution in order to maximize stockholder value and noted that if no suitable business opportunities became available to it, subject to stockholder approval, it would commence liquidation in 2003. However, the plan permits the Change board of directors to amend, modify or abandon the plan, notwithstanding stockholder approval, if the board determines doing so would be in the best interests of Change and its stockholders.

     On June 17, 2003, William Avery, Change's then president, chief executive officer and chief financial officer resigned. Mr. Avery had an employment agreement dated September 17, 2001 governing the terms and conditions of his employment. On June 17, 2003, Change and Mr. Avery entered into a separation agreement and general release. Change will pay Mr. Avery the severance he is entitled to under the separation agreement and general release, totaling $140,000, and has recorded a charge in its statement of operations for the three months ended June 30, 2003 for the value of expected payments and benefits payable to the former executive.

     On June 10, 2003, Change signed a Letter of Intent with Neurologix in connection with the proposed Merger. In the event the Merger is consummated, Change expects to abandon the plan of liquidation and dissolution. If the Merger is not consummated, Change expects to pursue the plan of liquidation and dissolution previously adopted.

     On June 30, 2003, Change sold to Textor Family Limited Partnership all of the issued and outstanding shares of capital stock of Canned Interactive.

PROPERTIES

     As of September 30, 2003, Change leases one floor of office space at 16 West 19th Street, New York, New York. Change currently sublets this space and the lease will expire in November, 2003.

EMPLOYEES

     As of September 30, 2003, Change does not have any employees.

LEGAL PROCEEDINGS

     Change is subject to legal claims from time to time and is involved in litigation that has arisen in the ordinary course of its business. It is the opinion of Change's management that either it has adequate legal defenses to these claims or that any liability that might be incurred due to these claims will not, in the aggregate, exceed the limits of Change's insurance policies or otherwise result in any material adverse effect on Change's operations or financial position.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  CHANGE IN ACCOUNTANTS

     None.

  DISAGREEMENTS WITH ACCOUNTANTS

     None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Change's primary objective in investing in securities and other instruments is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, Change maintains a portfolio of cash and cash equivalents and money market funds. As of December 31, 2002, Change held cash and cash equivalents with an average maturity of 45 days or less.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NEUROLOGIX

     The following selected financial data as of December 31, 2002 and 2001, and for the fiscal years ended December 31, 2002, 2001, and 2000, has been derived from the audited financial statements of Neurologix, which were audited by J.H. Cohn LLP, Neurologix's current independent auditors. The audit opinion to these financial statements includes an explanatory paragraph relating to Neurologix's ability to continue as a going concern. The following selected financial data as of December 31, 2000 and 1999, as of June 30, 2003 and 2002, for the period from February 12, 1999 (date of inception) through December 31, 1999 and for the six months ended June, 2003 and 2002 is unaudited and has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations. You should read this information in conjunction with the audited consolidated financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Neurologix" included elsewhere in this proxy statement and prospectus.

                                                                                             SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                       JUNE 30,
                                     ---------------------------------------------------   ---------------------
                                        2002         2001         2000         1999(1)       2003        2002
                                     -----------   ---------   -----------   -----------   ---------   ---------
                                                                             (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues(2)
Operating expenses:
  Research and licensing...........  $   440,830   $ 326,000   $   653,690    $ 180,000    $ 234,008   $ 123,250
  Scientific consulting............      286,256     202,750       222,000       41,500      160,816     200,000
  Administrative expenses..........      485,981     246,121       157,353      107,831      324,445     102,997
                                     -----------   ---------   -----------    ---------    ---------   ---------
Loss from operations...............   (1,213,067)   (774,871)    1,033,043     (329,331)    (719,269)   (426,247)
                                     -----------   ---------   -----------    ---------    ---------   ---------
Other income (expenses):
  Dividend income..................        6,736          --         2,902          984          662          --
  Interest income..................       14,798          --            --           --       11,655          --
  Interest expense.................     (118,098)    (95,755)      (24,438)          --      (60,757)    (58,098)
                                     -----------   ---------   -----------    ---------    ---------   ---------
    Totals.........................      (96,564)    (95,755)      (21,536)         984      (48,440)    (58,098)
                                     -----------   ---------   -----------    ---------    ---------   ---------
Net loss...........................  $(1,309,631)  $(870,626)  $(1,054,579)   $(328,347)   $(767,709)  $(484,345)
                                     ===========   =========   ===========    =========    =========   =========
Net loss per share -- basic and
  diluted..........................  $      (.55)  $    (.38)  $      (.48)   $    (.15)   $    (.31)  $    (.21)

                                                      DECEMBER 31,                               JUNE 30,
                                  ----------------------------------------------------   ------------------------
                                     2002         2001          2000          1999          2003          2002
                                  ----------   -----------   -----------   -----------   -----------   ----------
                                                             (UNAUDITED)   (UNAUDITED)         (UNAUDITED)
BALANCE SHEET DATA:
Total assets....................  $1,933,921   $   288,496   $   283,628    $ 241,565    $ 1,329,607   $2,600,526
Total long term obligations.....   2,238,251     1,925,153     1,100,038           --      2,314,411    2,178,251
Mandatorily redeemable
  convertible preferred stock...     500,000       500,000       500,000      500,000        500,000      500,000
Total stockholders'
  deficiency....................    (889,330)   (2,216,642)   (1,378,516)    (323,937)    (1,559,960)     (77,725)

---------------

(1) Results for the fiscal year ended December 31, 1999 are from February 12, 1999, the date of inception of Neurologix.

(2) Neurologix has never declared or paid any cash dividends on its capital stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEUROLOGIX

OVERVIEW

     Neurologix is a development stage company, involved in the development of proprietary gene therapies for the treatment of disorders of the brain and central nervous system.

     Since Neurologix's inception in 1999, Neurologix has used its resources to conduct research and development activities, primarily for gene therapy treatments for Parkinson's disease and epilepsy and, to a lesser extent, for other diseases. At June 30, 2003, Neurologix had an accumulated deficit of approximately $4.3 million. Neurologix expects to incur additional losses in the future, and these losses may exceed its current cumulative losses. At June 30, 2003, Neurologix had cash and cash equivalents of $0.9 million.

     During the year ended December 31, 2002, Neurologix used $1.1 million of cash for operating activities. This cash usage rate will likely increase in future periods as Neurologix continues Phase I clinical trials of its NLX gene therapy technology for the treatment of Parkinson's disease and expands its research and development of additional gene therapy technologies. To continue its research and development efforts and commercialize its gene therapy technologies, Neurologix may need to raise additional funds through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Neurologix does not know whether such additional financing will be available when needed, or on terms favorable to it or its stockholders.

CRITICAL ACCOUNTING POLICIES

  USE OF ESTIMATES

     Neurologix's preparation of financial statements in conformity with accounting principles generally accepted in the United States requires its management to make estimates and assumptions that affect its reported amounts of assets and liabilities, its disclosure of contingent assets and liabilities at the date of the financial statements and its reported amounts of revenues and expenses during the reporting period. Neurologix's actual results could differ from those estimates.

  CARRYING VALUE OF FIXED AND INTANGIBLE ASSETS

     Neurologix's fixed assets and certain of its patents have been recorded at cost and are being amortized on a straight-line basis over the estimated useful lives of those assets. If Neurologix becomes aware of facts that indicate one or more of those assets may be impaired, Neurologix assesses whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If Neurologix determines that an asset is impaired, Neurologix measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. Adverse changes to Neurologix's estimates of the future cash flows to be received from a particular long-lived asset could indicate that the asset is impaired, and would require Neurologix to write down the asset's carrying value at that time.

  FAIR VALUE OF EQUITY INSTRUMENTS

     Neurologix follows Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which allows companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but discloses the pro forma effect on net income (loss) as if the fair value of options had been expensed. Neurologix has elected to apply APB 25 in accounting for its employee stock option incentive plan. Neurologix has used the minimum value method as permitted by SFAS 123 to estimate the fair value of options granted to employees for such pro forma disclosures.

     In accordance with SFAS 123, all other issuances of common stock, stock options or other equity instruments issued to employees and non-employees as consideration for goods or services received by Neurologix are accounted for based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more readily measurable. Such fair value is measured at an appropriate date pursuant to the guidance in the consensus reached for EITF Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date the performance by the other party is complete) and capitalized or expensed as if Neurologix had paid cash for the goods or services.

     For purposes of determining the pro forma and historical values of options granted to employees and non-employees during the years ended December 31, 2002 and 2001 using the minimum value method Neurologix used the following assumptions:

     - risk free interest rate of 4%,

     - estimated life of five years,

     - volatility of 0%, and

     - dividend yield of 0%.

VALUATION OF DEFERRED TAX ASSETS

     Neurologix regularly evaluates its ability to recover the reported amount of its deferred income taxes considering several factors, including its estimate of the likelihood that it will generate sufficient taxable income in future years in which temporary differences reverse. Due to the uncertainties related to, among other things, the extent and timing of future taxable income and the potential changes in the ownership of Neurologix, which could subject its net operating loss carryforwards to substantial annual limitations, Neurologix offset its net deferred tax assets by an equivalent valuation allowance as of December 31, 2002 and June 30, 2003.

RESULTS OF OPERATIONS

  COMPARISON OF SIX-MONTH PERIODS ENDED JUNE 30, 2003 AND 2002

  Revenues

     Neurologix did not generate revenues for the six-month periods ended June 30, 2003 and 2002.

  Costs and Expenses

     Research, Licensing and Scientific Consulting. Research, licensing and scientific consulting expenses were $394,824 for the six-month period ended June 30, 2003, and $323,250 for the six-month period ended June 30, 2002. The 22% increase in research, licensing and scientific consulting expenses during the six-month period ended June 30, 2003, was attributable primarily to compensation and related expenses paid to the three scientists Neurologix hired in October 2002 for its laboratory in Newark, Delaware. The remaining research, licensing and scientific consulting expenses consisted of licensing fees and royalties Neurologix paid under licensing agreements with academic and medical institutions as well as consulting fees Neurologix paid to members of its scientific advisory board.

     General and Administrative. General and administrative expenses were $324,445 for the six-month period ended June 30, 2003, and $102,997 for the six-month period ended June 30, 2002. The 215% increase in general and administrative expenses during the six-month period ended June 30, 2003, was due primarily to the rent expenses associated with Neurologix's establishment of a laboratory in Newark, Delaware, and associated office costs, increased travel and depreciation expense as well as $38,000 in investment banking fees that Neurologix incurred in connection with its retention of a placement agent to assist it in conducting a private financing that was never consummated.

     Interest Income and Interest Expense. Interest income was $11,655 for the six-month period ended June 30, 2003. Neurologix had no interest income for the six-month period ended June 30, 2002. The increase in interest income during the six-month period ended June 30, 2003, was primarily due to the interest earned on the proceeds of the sale of Neurologix's Series B convertible preferred stock during February and March 2002. Interest expense was $60,757 for the six-month period ended June 30, 2003, and $58,098 for the six-month period ended June 30, 2002. The 5% increase in interest expense during the six-month period ended June 30, 2003, was attributable to the higher average outstanding balance of the Existing Neurologix Note on which interest accrued during the six-month period ended June 30, 2003, compared to the six-month period ended June 30, 2002.

  COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND 2001

  Revenues

     Neurologix did not generate revenues during 2002 or 2001.

  Costs and Expenses

     Research, Licensing and Scientific Consulting. Research, licensing and scientific consulting expenses were $727,086 in 2002 and $528,750 in 2001. The 38% increase in cash expenses in 2002 compared to 2001 was primarily attributable to an increase in scientific consulting fees paid to members of the scientific advisory board, as well as compensation and related expenses that Neurologix incurred in hiring the three scientists in October 2002 for its laboratory in Newark, Delaware.

     General and Administrative. General and administrative expenses were $458,981 in 2002 and $246,121 in 2001. This 86% increase in general and administrative expenses in 2002 was due to the rent expenses incurred as a result of Neurologix establishing a laboratory in Delaware in October 2002, and associated office costs, increased depreciation expenses as well as approximately $84,000 of additional legal and other professional fees.

     Interest Income and Interest Expense. Interest income was $14,798 in 2002. Neurologix had no interest income in 2001. This difference was due to the interest earned on the proceeds of the sale of Neurologix's Series B convertible preferred stock in February and March 2002. Interest expense was $118,098 in 2002 and $95,754 in 2001. The 23% increase in interest expense during 2002 was attributable to the higher average outstanding balance of the Existing Neurologix Note on which interest accrued during 2002 compared to 2001.

  COMPARISON OF YEARS ENDED DECEMBER 31, 2001 AND 2000

  Revenues

     Neurologix did not generate revenues during 2001 or 2000.

  Costs and Expenses

     Research, Licensing and Scientific Consulting. Research, licensing and scientific consulting expenses were $528,750 in 2001 and $875,690 in 2000. The 40% decrease in 2001 compared to 2000 was primarily attributable to a one-time payment of approximately $329,000 to a university to sponsor research related to Neurologix's business.

     General and Administrative. General and administrative expenses were $246,121 in 2001 and $157,353 in 2000. This 86% increase in general and administrative expenses in 2001 was due to an increase in professional fees incurred by Neurologix in 2001.

     Interest Income and Interest Expense. Interest expense was $95,755 in 2001 and $24,438 in 2000. The 292% increase in interest expense during 2001 was attributable to the higher average outstanding balance of the existing note on which interest accrued during 2001 compared to 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Neurologix has incurred annual operating losses since its inception in February 1999. At June 30, 2003, Neurologix had an accumulated deficit of $4.3 million.

     Neurologix is in the development stage and has not generated any revenue as of June 30, 2003. As a result, Neurologix incurred net losses of approximately $4.3 million and negative cash flows from operating activities of $3.7 million during the period from February 12, 1999, date of inception, through June 30, 2003. As a result, Neurologix had an accumulated deficit of approximately $4.3 million as of June 30, 2003. In addition, Neurologix expects to continue to incur net losses and cash flow deficiencies through at least June 30, 2004. These matters raise substantial doubt about Neurologix's ability to continue as a going concern.

     To enable the Neurologix to sustain its operations through at least June 30, 2004, and, ultimately complete its marketing and development program and achieve profitability, Neurologix expects to seek additional financing for the Neurologix through the sale of debt and equity securities.

     In addition on August 13, 2003 Neurologix entered into a merger agreement with Change. As of June 30, 2003, Change's assets consisted primarily of approximately $7.3 million in cash and cash equivalents. Neurologix believes that the Merger with Change will enable Neurologix to conduct the Phase I clinical trial of gene therapy that it has developed for the treatment of Parkinson's disease and to continue the development of therapies for the treatment of other degenerative neurological disorders.

     From Neurologix's inception through June 30, 2003, Neurologix has financed its operations primarily using the proceeds from the sale of its capital stock and by borrowing $2 million from several of its shareholders.

     In October 1999, Neurologix raised $500,000 through the issuance of 147 shares of its initial series of convertible preferred stock. Each share of the initial series of convertible preferred stock is entitled to cumulative dividends at an annual rate equal to 10% of the liquidation preference per share, which currently is $3,401 per share. Each share of the initial series of convertible preferred stock is convertible into 15,000 shares of Neurologix's common stock. In the event that the shares of the initial series of convertible preferred stock are not converted into common stock on or prior to October 15, 2004, the holders of the shares of the initial series of convertible preferred stock shall be entitled to have Neurologix repurchase the holders' shares of the initial series of convertible preferred stock and to receive $3,401 per share (as adjusted for any share dividends, combinations or subdivision with respect to such shares of the initial series of convertible preferred stock) plus all accrued and unpaid dividends on the repurchased shares of the initial series of convertible preferred stock. The holders of the convertible preferred stock have agreed to convert the initial series of convertible preferred stock into common stock concurrently with the closing of the Merger.

     In February and March 2002, Neurologix raised $2.65 million through the issuance of 490,754 shares of Series B convertible preferred stock. Each share of the Series B convertible preferred stock is convertible into one share of common stock subject to certain anti-dilution provisions. Upon a liquidation, dissolution or winding up of Neurologix, the holders of the Series B convertible preferred stock are entitled to receive $5.40 per share prior to any distribution by Neurologix of its assets to its other common and preferred stockholders. The holders of 79.2% of the outstanding shares of Series B convertible preferred stock have agreed to convert their shares of Series B convertible preferred stock into common stock immediately prior to the closing of the Merger. Those shares of Neurologix common stock and the remaining outstanding shares of Series B convertible preferred stock will be converted into Change common stock pursuant to the terms of the merger agreement.

     The Existing Neurologix Note evidences the loan to Neurologix of $2,000,000 by several of its stockholders. The Existing Neurologix Note matures in October 2007 and is collateralized by certain intellectual property of Neurologix. The Existing Neurologix Note bears interest at 6% per year. Accrued interest on the Existing Neurologix Note at June 30, 2003, was $298,249. The persons having an interest in the Existing Neurologix Note have agreed to convert the Existing Neurologix Note into Neurologix common stock immediately prior to the closing of the Merger. Upon conversion, such persons would be entitled to receive a number of shares of Neurologix common stock determined by dividing (x) the sum of (a) the outstanding unpaid principal amount of the Existing Neurologix Note as of the date of the exchange plus (b) the amount of accrued and unpaid interest on the Existing Neurologix Note as of the date of the exchange by (y) $6.00.

     At June 30, 2003, Neurologix had cash and cash equivalents of approximately $900,000, compared with $2.4 million at June 30, 2002. This decrease was primarily a result of the use of cash to fund Neurologix's operations. For at least the next two years, Neurologix expects to focus its operations on conducting Phase I and Phase II clinical trials of its NLX gene therapy technology, researching gene therapy treatments for Parkinson's disease and epilepsy and preparing regulatory documentation including FDA submissions. Neurologix also expects to continue its research and development of additional gene therapy technologies. The majority of Neurologix's expenditures over this two-year period will most likely relate to the clinical trials of Neurologix gene therapy treatment for Parkinson's disease and epilepsy. These activities may increase the rate at which Neurologix uses cash in the future as compared to the rates at which Neurologix used cash for operating activities during 2002 and the six months ended June 30, 2003. Neurologix believes its existing working capital can fund its operations for the next several months. In August 2003, Neurologix issued a senior secured promissory note (the "New Note") in the aggregate principal amount of $750,000 to Change in exchange for a $750,000 loan from Change. The New Note bears interest at 4% per year, is secured by substantially all of Neurologix's assets and matures on April 30, 2004. In connection with an amendment to the merger agreement, Change has agreed to loan Neurologix an additional $350,000, fundable at Neurologix's request any time after December 1, 2003, and Neurologix has agreed to issue to Change an amended and restated promissory note in the aggregate principal amount of $1,100,000, due June 30, 2004.

     Neurologix's existing resources will not be sufficient to support the commercial introduction of any of its product candidates. Neurologix will need to raise additional funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Neurologix does not know whether additional financing will be available when needed, or on terms favorable to it or its stockholders.

SIX-MONTH PERIODS ENDED JUNE 30, 2003 AND 2002

     Net cash used in operating activities was $586,120 for the six-month period ended June 30, 2003, compared with $474,530 for the six-month period ended June 30, 2002. The increase in cash usage was attributable to the higher level of operating expenses that Neurologix incurred during the six-month period ended June 30, 2003.

     Net cash used in investing activities was $146,612 for the six-month period ended June 30, 2003, compared with $30,813 for the six-month period ended June 30, 2002. The increase was primarily due to purchase of laboratory equipment and increase in patent-related expenses during the first six months of 2003.

     Net cash used by financing activities was $3,802 for the six-month period ended June 30, 2003, compared with net cash provided by financing activities of $2.8 million for the six-month period ended June 30, 2002. The change was due to the issuance of $2.65 million of Series B convertible preferred stock in February and March 2002.

YEARS ENDED DECEMBER 31, 2002 AND 2001

     Net cash used in operating activities was $1.1 million in 2002, compared with $728,552 in 2001. The increase in cash usage was attributable to the higher level of operating expenses that Neurologix incurred in 2002.

     Net cash used in investing activities was $171,342 in 2002, compared with $93,958 in 2001. The increase was primarily due to the purchase of equipment for $125,800 in 2002.

     Net cash provided by financing activities was $2.8 million in 2002, compared with $729,360 in 2001. The increase was due to the sale of $2.65 million of Series B convertible preferred stock in February and March 2002.

YEARS ENDED DECEMBER 31, 2001 AND 2000

     Net cash used in operating activities was $728,552 in 2001 compared with $1,023,374 in 2000. The decrease in cash usage in 2001 was attributable to the lower level of operating expenses that Neurologix incurred in 2001.

     Net cash used in investing activities was $93,958 in 2001, compared with $62,527 in 2000. The increase was primarily due to an increase in capitalized legal expenses regarding its patent prosecution efforts.

     Net cash provided by financing activities was $729,360 in 2001, compared with $1,075,600 in 2000. The decrease was due to the lower borrowings under the existing note in 2001 compared to 2000.

     In September 2003, Neurologix relocated its laboratory from Delaware to New York. The lease for the New York facility has a term of one year and provides for aggregate annual lease payments of $43,620.

     As of June 30, 2003, Neurologix's material future contractual obligations were as follows:

                                                           PAYMENTS DUE BY PERIOD
                                         ----------------------------------------------------------
                                                      LESS THAN                           MORE THAN
CONTRACTUAL OBLIGATION                     TOTAL       1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS
----------------------                   ----------   ---------   ---------   ---------   ---------
Capital Lease..........................  $   38,929   $ 22,245    $ 16,684    $           $
Rental Lease...........................  $   43,620   $ 43,620    $     --    $           $
Payments under License, Research and
  Consulting Agreements................  $1,183,917   $330,000    $593,917    $260,000    $

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board, the Emerging Issues Task Force and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants have issued certain accounting pronouncements that will become effective in subsequent periods; however, management of Neurologix does not believe that any of those pronouncements would have significantly affected Neurologix's financial accounting measurements or disclosures had they been in effect during the periods reported, and it does not believe that any of those pronouncements will have a significant impact on Neurologix's financial statements at the time they become effective.

                             BUSINESS OF NEUROLOGIX

GENERAL

     Neurologix, Inc., is a development stage company, involved in developing treatments for disorders of the brain and central nervous system using gene therapy and other innovative therapies. These treatments are designed as alternatives to conventional surgical and pharmacological treatments.

     The Company's scientific founders, Dr. Matthew J. During and Dr. Michael G. Kaplitt, have collaborated for more than ten years in working with central nervous system disorders. Their research spans from animal studies (for gene therapy in Parkinson's disease) to completed Phase I human clinical trials (for Canavan's disease, a fatal degenerative disorder).

     Neurologix's initial development efforts are focused on gene therapy products for treating Parkinson's disease and epilepsy. Neurologix's core gene therapy technology, which it refers to as NLX, is currently being tested in a Phase I human clinical trial, sponsored by Neurologix, to treat Parkinson's disease. A Phase I clinical trial tests the safety, as opposed to efficacy, of a proposed treatment. The clinical trial is being conducted by Dr. During and Dr. Kaplitt. As part of this clinical trial, twelve patients with Parkinson's disease will undergo surgical gene therapy at The New York Presbyterian Hospital/Weill Medical College of Cornell University. The first of these surgeries was performed in August 2003 and marks the first time that gene therapy products have been used in a human to attempt to treat Parkinson's disease. A second patient underwent surgery as part of the clinical trial in September 2003. Neurologix expects the remaining ten surgeries to be conducted over the next year. With guidance during the approval process from the National Institutes of Health, or NIH, and the Food and Drug Administration, or FDA, Dr. During and Dr. Kaplitt designed a clinical trial to minimize complications to patients participating in the study. Upon successful completion of the Phase I clinical trial, Neurologix expects to proceed with a Phase II human clinical trial to demonstrate the efficacy of NLX in treating Parkinson's disease.

     Neurologix was established in 1999. Between 1999 and 2002, Neurologix conducted its gene therapy research through sponsorship agreements with Thomas Jefferson University, The Rockefeller University and the University of Auckland. In October 2002, Neurologix opened a laboratory facility and hired a staff, with the objective of manufacturing its current gene therapy products for use in pre-clinical trials and to continue research and development of additional gene therapy products. In September 2003, Neurologix relocated this laboratory from Delaware to New York.

BUSINESS STRATEGY

     Neurologix's objective is to develop and commercialize long-term, cost-effective treatments for disorders of the brain and central nervous system. Key elements of Neurologix's strategy are:

     - Focus resources on development of NLX technology. Neurologix intends to focus its research and development efforts on what it believes are achievable technologies having practical applications. Consequently, Neurologix expects to initially allocate substantially all of its resources and efforts to the development of its first-generation NLX products for the treatment of Parkinson's disease and epilepsy.

     - Focus on central nervous system disorders that are likely to be receptive to gene therapy treatment. To attempt to reduce the technical and commercial risks inherent in the development of new gene therapies, Neurologix intends to pursue treatments for neurological diseases for which:

        -- the gene function is defined;

        -- animal studies, including studies involving non-human primates, have indicated that gene therapy technology may be effective in treating the disease;

        -- partial correction of the disease is expected to be established;

        -- clinical testing can be conducted in a relatively small number of patients within a reasonably short time period.

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     - Design treatment strategies that are likely to receive relatively quick regulatory approvals and which minimize the risk to the patient. In this regard, Neurologix has benefited from guidance provided by the NIH and FDA in formulating Phase I of its current Parkinson's disease clinical trial. It is Neurologix's hope that successful completion of the Phase I trial will lead to more rapid approval of clinical trials for other products intended to demonstrate that gene therapy in the brain can be both safe and effective. Neurologix NLX gene therapy technology involves using adeno-associated virus, or AAV, vector to deliver genes to cells. AAV is not known to cause disease in humans.

     - Establish strategic relationships to facilitate research and manufacturing. Neurologix intends to seek to establish collaborative research and manufacturing relationships with universities and companies involved in the development of gene therapy and other technologies. Neurologix expects that such relationships, if established, will reduce the resources that Neurologix needs to provide to manufacture gene therapy products and conduct clinical trials involving these products, which may accelerate their commercialization.

TECHNOLOGY OVERVIEW

     DNA is organized into segments called genes with each gene representing the information necessary to make one particular protein. Occasionally, the DNA for one or more genes can be defective, resulting in the absence or improper production of a functioning protein in the cell. This improper expression can alter a cell's normal function and can frequently result in a disease. One goal of gene therapy is to treat these diseases by delivering DNA containing the corrected gene into cells. Also, gene therapy can increase or decrease the synthesis of gene products, or introduce new genes in a cell and thus provide new functions to that cell. There are several different ways of delivering genes to cells. Each of the methods of delivery uses carriers, called "vectors," to transport the genes into cells. Similar to the relationship between a delivery truck and its cargo, the vector (the "truck") provides a mode of transport and the therapeutic agent (the "cargo") provides the disease remedy. These carriers can be either man-made components or modified viruses. The use of viruses takes advantage of their natural ability to introduce DNA into cells. Gene therapy takes advantage of this property by replacing viral DNA with a specific gene. Once the vector inserts the gene into the cell, the gene acts as a blueprint directing the cell to make the therapeutic protein.

     For its first-generation of products, Neurologix intends to exclusively utilize the AAV vector. In 1994, Dr. Kaplitt and Dr. During demonstrated that AAV could be a safe and effective vehicle for gene therapy in the brain. Since that time, AAV has been used safely in a variety of clinical gene therapy trials, and to Neurologix's knowledge, the virus has never been associated with any human disease.

     Producing an AAV vector involves three steps. First, the AAV virus is modified by removing all of its viral genes and replacing them with a gene that produces the therapeutic protein. Second, a human cell line is constructed, which contains, among other things, the original AAV viral genes. Finally, the AAV viral gene is stripped of the helper virus (the virus needed to facilitate production of the additional stock of AAV) in order to eliminate contamination of the final product.

     Neurologix believes that the benefits of AAV vector gene therapy technology include:

     - Safety. AAV vectors are based on a virus that, to Neurologix's knowledge, has never been associated with a human disease.

     - Efficiency of Delivery. AAV vectors are effective at delivering genes to cells. Once in the cell, genes delivered by AAV vectors in animal models have produced large amounts of protein on a continuous basis, often for months or longer from a single administration.

     - Ability to Deliver Many Different Genes. The vast majority of genes fit into AAV vectors and have been successfully delivered to a wide range of cell types.

     - A Simpler and Safer Option than Surgery. Neurologix intends to administer the AAV vector-based products in a procedure that is simpler and safer than other common surgical procedures such as lesion removal.

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     - Stability.  Unlike other viruses, AAV is stable under a wide range of conditions. This allows AAV vectors to be handled like normal pharmaceutical products, lending themselves to traditional shipping and storing procedures.

PRODUCT DEVELOPMENT

     Neurologix's initial focus is to develop therapeutic products to meet the needs of two classes of patients: those suffering from Parkinson's disease and those suffering from epilepsy.

  PARKINSON'S DISEASE

     Parkinson's disease is a neurodegenerative disorder; it arises from the gradual death of nerve cells. Parkinson's disease is a progressive and debilitating disease that affects the control of movement and is characterized by four principal symptoms:

     - rigidity of the limbs,

     - tremor of the limbs,

     - bradykinesia of the limbs and body evidenced by difficulty and slowness of movement, and

     - postural instability.

     Physicians and patients have long recognized that this disease, or treatment complications, can cause a wide spectrum of other symptoms, including dementia, abnormal speech, sleep disturbances, swallowing problems, sexual dysfunction, and depression.

     Rigidity, tremor, and bradykinesia result, primarily, from a loss of dopamine in two regions of the brain: the substantia nigra and striatum. Dopamine is a chemical, or neurotransmitter, which enhances or facilitates the flow of impulses from nerve cells (neurons) in the substantia nigra to nerve cells in the striatum. Standard therapy for Parkinson's disease often involves use of levodopa, a drug which stimulates production of dopamine. However, over extended periods of time levodopa often declines in its effectiveness. In advanced stages of Parkinson's disease, as the disease becomes more and more debilitating, it becomes necessary and advisable to accept a riskier and potentially more invasive medical procedure to treat the disease. It is at this juncture that surgical procedures (deep brain stimulators, lesion removal, etc.) are commonly advised.

     Neurologix believes that the glutamic acid decarboxylase, or GAD, gene can be used to selectively target gene expression and alter the neural circuitry affected in Parkinson's disease. Neurologix's technology inserts a GAD gene into the AAV based viral vector. The GAD gene is responsible for making gamma aminobutyric acid, which is released by nerve cells to inhibit or dampen activity. Neurologix's gene therapy is designed to reset the overactive brain cells to inhibit electrical activity and return brain network activity to more normal levels without destroying brain tissue and without implanting hardware.

  EPILEPSY

     Epilepsy, which involves recurring seizures, is caused by periodic episodes of repetitive, abnormal electrochemical disturbance in the central nervous system, beginning in the brain. Generalized seizures happen when massive bursts of electrical energy sweep through the whole brain at once, causing loss of consciousness, falls, convulsions or intense muscle spasms. Partial seizures happen when the disturbance occurs in only one part of the brain, affecting the physical or mental activity that area of the brain controls. Seizures may also begin as partial or focal seizures and then generalize.

     Neurologix believes that its technology can be applied to the treatment of epilepsy with advantages over the currently available treatments for epilepsy. Neurologix's proposed treatment includes the following:

     - Using gene-transfer technology to deliver genes which restore the chemical balance but only in the areas in which the disease process is occurring; and

     - Using vaccine technology to selectively target the epileptic regions of the brain, dampening excessive activity and preventing seizures and brain damage.

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PATENTS AND OTHER PROPRIETARY RIGHTS

     Neurologix believes that its success will depend on its ability to protect its proprietary technology. Neurologix is actively pursuing a policy of seeking patent protection for its proprietary products and technologies which Neurologix believes are patentable and where Neurologix believes its interests are best served by seeking patent protection. Neurologix has 2 issued U.S. patents, 6 pending U.S. patent applications and 6 pending foreign patent applications. Neurologix has acquired licenses to or assignments of 3 additional U.S. patents covering gene therapy technologies.

     Neurologix has entered into agreements with The Rockefeller University, Auckland UniServices, Ltd., Thomas Jefferson University and University Health Network to fund gene therapy research projects at these institutions. These agreements grant Neurologix a right of first refusal to obtain, upon commercially reasonable terms, exclusive license rights to any intellectual property developed in the course of the sponsored research projects.

     Neurologix relies on trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. Neurologix requires all of its employees and consultants to execute confidentiality and assignment of invention agreements. These agreements typically provide that (i) all materials and confidential information developed or made known to the individual during the course of the individual's relationship with Neurologix is to be kept confidential and not disclosed to third parties except in specific circumstances and (ii) all inventions arising out of the relationship with Neurologix shall be Neurologix's exclusive property. These agreements may not provide meaningful protection for Neurologix's trade secrets in the event of unauthorized use or disclosure of Neurologix's confidential information.

COMPETITION

     Although Neurologix is not aware of any other company currently conducting clinical trials of gene therapy products in humans to treat Parkinson's disease or epilepsy, Neurologix faces intense competition from pharmaceutical companies, biotechnology companies, universities, governmental entities and other healthcare providers developing alternative treatments for these diseases. Alternative treatments include surgery, deep brain stimulator implants and pharmaceutical s. Neurologix may face competition from companies and institutions involved in developing gene therapy and cell therapy treatments for other diseases, whose technologies may be adapted for the treatment of central nervous system disorders. Some companies, such as Avigen, Inc., Cell Genesys, Inc., and Targeted Genetics Corporation, have significant experience in developing and using AAV vectors to deliver gene therapy products.

     Many of Neurologix's competitors have significantly greater research and development capabilities than Neurologix, as well as substantial marketing, manufacturing, financial and managerial resources. Acquisitions of, or investments in, Neurologix's competitors by larger companies, as well as competitors' entry into collaborative relationships with large pharmaceutical companies and academic institutions, could increase Neurologix's competitors' financial, marketing, manufacturing and other resources. Developments by others may render Neurologix's products or technologies noncompetitive or obsolete.

GOVERNMENT REGULATION

     The production and marketing of Neurologix's proposed products and research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and potentially other foreign countries. In the United States, the FDA regulates, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and promotional practices and import and export of drugs and biological products.

     In addition, in the event that Neurologix seeks to commercialize a product embodying technology covered by a patent that was exclusively licensed to Neurologix by an educational or other non-profit institution in the United States, Neurologix may be required to manufacture such product substantially in the United States, if the technology resulted from federally funded research.

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FACILITIES

     Neurologix leases approximately 2,000 square feet of laboratory space in New York, New York. This lease, which provides for an aggregate annual rental payment of $43,620 expires August 31, 2004. Neurologix's corporate offices are located at the following address: One Bridge Plaza, Fort Lee, New Jersey, 07024. Neurologix currently uses these premises on a month-to-month basis under a verbal agreement with Palisade that does not require the payment of any rent by Neurologix.

EMPLOYEES

     At September 1, 2003, Neurologix had 3 full-time employees, including 2 research scientists with doctoral degrees. Neurologix's researchers have expertise in virology, protein chemistry and molecular biology. Neurologix uses consultants and temporary employees to complement its staffing. Neurologix's employees are not subject to any collective bargaining agreements, and it regards its relations with its employees to be good.

LEGAL PROCEEDINGS

     Neurologix is not a party to any material legal proceedings.

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                    COMPARISON OF THE RIGHTS OF THE HOLDERS
               OF NEUROLOGIX COMMON STOCK OR SERIES B CONVERTIBLE
             PREFERRED STOCK AND THE HOLDERS OF CHANGE COMMON STOCK

     Some significant differences exist between the rights of Neurologix stockholders and those of Change stockholders. The differences between the rights of Neurologix stockholders and Change stockholders result from differences in the respective certificates of incorporation and bylaws of Change and Neurologix. Additionally, Change's certificate of incorporation will be amended in connection with the Merger. For more information regarding these amendments, please refer to the section of this proxy statement and prospectus entitled "Proposed Amendments to Change's Certificate of Incorporation in Connection with the Merger."

     The following summarizes the material differences between the rights of the holders of Change common stock and the rights of the holders of Neurologix common stock and Series B convertible preferred stock. The summary does not purport to be a complete comparison of the respective rights of Change stockholders and Neurologix stockholders or a complete description of the specific provisions referred to in this section. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. However, the following summary includes a description of those differences that Change believes are material. The summary is qualified in its entirety by reference to the governing statutes and corporate instruments of Change and Neurologix, including the Delaware General Corporation Law. The certificate of incorporation and bylaws of Change have been filed with the SEC as Exhibits 3.1 and 3.2, respectively, to Change's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed on November 20, 2000.

     The summary concludes with a brief description of the rights of holders of Change Series A convertible preferred stock. No shares of Change Series A convertible preferred stock will be issued in connection with Merger.

AUTHORIZED CAPITAL STOCK

  CHANGE

     The authorized capital stock of Change as of the date of this proxy statement and prospectus consists of 505,000,000 shares divided into 500,000,000 shares of Change common stock and 5,000,000 shares of Change preferred stock. The par value of Change's common stock is $0.01 per share and the par value of Change's preferred stock is $0.10 per share. The authorized capital stock of the Change will be increased to 755,000,000 in connection with the Merger. The par value of all of Change's common stock will be decreased to $0.001 per share in connection with the Merger. As of the date of this proxy statement and prospectus, 177,503,919 shares of Change common stock and 645 shares of Change Series A preferred stock were issued and outstanding.

  NEUROLOGIX

     Neurologix's authorized capital stock consists of 21,000,000 shares, with a par value of $.001 per share, divided into 20,000,000 shares of Neurologix common stock and 1,000,000 shares of Neurologix preferred stock, of which 147 shares have been designated as its initial series of convertible preferred stock and 562,500 shares have been designated as Series B convertible preferred stock. As of the date of this proxy statement and prospectus, 2,490,583 shares of Neurologix common stock, 147 shares of Neurologix's initial series of convertible preferred stock and 490,754 shares of Neurologix Series B convertible preferred stock were issued and outstanding. Each share of Neurologix's initial series of convertible preferred stock is convertible into 15,000 shares of Neurologix common stock and each share of Neurologix Series B convertible preferred stock is convertible into one share of Neurologix common stock. The holders of (i) all of the shares of Neurologix's initial series of convertible preferred stock and (ii) 388,894 shares of Neurologix Series B convertible preferred stock have agreed in the voting agreement to convert all of those shares into shares of Neurologix common stock immediately prior to the consummation of the Merger.

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DIVIDEND RIGHTS

  CHANGE COMMON STOCK

     Change's certificate of incorporation provides that, subject to the rights of any holders of shares of Change preferred stock, the holders of shares of Change common stock are entitled to receive all lawful dividends declared by the Change board of directors.

  NEUROLOGIX

     Neurologix Common Stock. Neurologix's certificate of incorporation provides that, subject to the rights of any holders of shares of Neurologix preferred stock, the holders of shares of Neurologix common stock are entitled to receive all lawful dividends declared by the Neurologix board of directors on the Neurologix common stock.

     Neurologix Series B Convertible Preferred Stock. Neurologix's certificate of incorporation provides that no dividend may be paid on the Neurologix common stock, other than a dividend in Neurologix common stock, unless an equivalent dividend is paid on the Neurologix Series B convertible preferred stock.

PREEMPTIVE RIGHTS

  CHANGE COMMON STOCK

     Holders of shares of Change common stock do not have any preemptive rights under Change's certificate of incorporation or bylaws to acquire shares of Change common stock.

  NEUROLOGIX

     Neurologix Common Stock. Holders of Neurologix common stock do not have any preemptive rights under Neurologix's certificate of incorporation or bylaws to acquire shares of Neurologix common stock.

     Neurologix Series B Convertible Preferred Stock. Holders of Neurologix Series B convertible preferred stock do not have any preemptive rights under Neurologix's certificate of incorporation or bylaws to acquire shares of Neurologix common stock.

LIQUIDATION RIGHTS

  CHANGE COMMON STOCK

     Change's certificate of incorporation provides that upon the liquidation, dissolution or winding-up of Change, after payment has been made to the holders of Change preferred stock of the full amount to which they are entitled, the holders of shares of Change common stock are entitled to share, ratably according to the number of shares of Change common stock held by them, in all remaining assets of Change available for distribution to its stockholders.

  NEUROLOGIX

     Neurologix Common Stock. Neurologix's certificate of incorporation provides that upon the liquidation, dissolution, or winding-up of Neurologix, after payment has been made to the holders of Neurologix Series B convertible preferred stock and Neurologix's initial series of convertible preferred stock of the specified amounts to which they are entitled, the holders of shares of Neurologix common stock and Neurologix's initial series of convertible preferred stock are entitled to share, ratably according to the number of shares of Neurologix common stock held by them or issuable to them upon conversion of Neurologix's initial series of convertible preferred stock, in all of the remaining assets of Neurologix available for distribution to its stockholders.

     Neurologix Series B Convertible Preferred Stock. Neurologix's certificate of incorporation provides that upon the liquidation, dissolution, or winding-up of Neurologix, the holders of the Neurologix Series B convertible preferred stock will be entitled to receive, before any distribution of Neurologix's assets is made to
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the holders of the Neurologix common stock and Neurologix's initial series of convertible preferred stock, $5.40 for each share of Series B convertible preferred stock. After this liquidation preference is paid to the holders of the Series B convertible preferred stock, the remaining assets of Neurologix available for distribution to Neurologix's stockholders will be distributed among the holders of the Neurologix common stock and Neurologix's initial series of convertible preferred stock as provided in Neurologix's certificate of incorporation.

VOTING RIGHTS OF STOCKHOLDERS

  CHANGE

     Change's bylaws provide that except as otherwise provided by any statute, Change's certificate of incorporation or Change's bylaws, the holders of one-third of all outstanding shares of stock entitled to vote at any meeting of Change's stockholders, present in person or represented by proxy, constitutes a quorum for the transaction of business. If a quorum exists, all matters are decided by a majority of the votes cast at the meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon, except as otherwise provided by statute, Change's certificate of incorporation or Change's bylaws. Change's bylaws further provide that, except as otherwise provided by any statute or Change's certificate of incorporation, directors of Change are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election.

  NEUROLOGIX

     Neurologix's bylaws provide that except as otherwise provided by any statute or Neurologix's certificate of incorporation, the presence, in person or represented by proxy, at a meeting of Neurologix's stockholders of the holders of a majority of the outstanding shares of Neurologix stock entitled to vote at the meeting constitutes a quorum for the transaction of business. If a quorum exists, all matters are decided by a majority of the votes cast at the meeting by the holders of shares present, in person or represented by proxy, and entitled to vote thereon, except as otherwise provided by statute, Neurologix's certificate of incorporation or Neurologix's bylaws. Neurologix's bylaws further provide that directors of Neurologix are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares of Neurologix capital stock present, in person or represented by proxy, and entitled to vote in the election.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  CHANGE

     Change's bylaws provide that unless otherwise provided in Change's certificate of incorporation, any action required by the Delaware General Corporation Law to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  NEUROLOGIX

     Neurologix's bylaws provide that any action required or permitted by the Delaware General Corporation Law to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders entitled to vote thereon were present and voted.

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SPECIAL MEETINGS OF STOCKHOLDERS

  CHANGE

     Change's bylaws provide that a special meeting of stockholders, other than a special meeting for the election of directors, unless otherwise prescribed by statute, may be called at any time by the Change board of directors, president or secretary. At any special meeting of Change's stockholders, only business that is related to the purpose or purposes of such meeting as indicated in the notice of the special meeting or in any waiver of notice may be transacted.

  NEUROLOGIX

     Neurologix's bylaws provide that a special meeting of stockholders, unless otherwise prescribed by statute or Neurologix's certificate of incorporation, may be called at any time by the chairperson of Neurologix's board of directors, the president or any other officer instructed by Neurologix's board of directors to call a meeting of the stockholders and shall be called upon the written request of a majority of Neurologix's directors or the holders of record of least one-third of the outstanding capital stock of Neurologix entitled to vote at the meeting. At any special meeting of stockholders, only business that is related to the purpose or purposes of such meeting as indicated in the notice of the special meeting or in any waiver of notice may be transacted.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

  CHANGE

     Under Delaware law, the amendment of a corporation's certificate of incorporation generally requires the approval of the corporation's board of directors and the affirmative vote of the holders of a majority of the corporation's outstanding voting stock, unless the certificate of incorporation of the corporation otherwise provides. Change's certificate of incorporation does not otherwise provide for an alternative means of amendment.

     Under Delaware law, an amendment to a corporation's bylaws requires the approval of the stockholders, unless the certificate of incorporation also confers the power to amend the bylaws upon the board of directors. Change's certificate of incorporation provides that the Change board of directors may adopt, amend or repeal Change's bylaws; provided, however, that any bylaws adopted or amended by the board may be amended or repealed, and any bylaws may be adopted, by Change's stockholders by the vote of a majority of the holders of shares of Change's stock entitled to vote in the election of the directors of Change.

  NEUROLOGIX

     Under Delaware law, the amendment of a corporation's certificate of incorporation generally requires the approval of the corporation's board of directors and the affirmative vote of the holders of a majority of the corporation's outstanding voting stock, unless the corporation's certificate of incorporation otherwise provides. Neurologix's certificate of incorporation does not require for purposes of its amendment the approval by a greater number or proportion of Neurologix's directors or stockholders than is otherwise required by Delaware law.

     Under Delaware law, an amendment to a corporation's bylaws requires the approval of the stockholders, unless the certificate of incorporation also confers the power to amend the bylaws upon the corporation's board of directors. Neurologix's bylaws provide that, except as otherwise provided by statute, Neurologix's certificate of incorporation or the bylaws, the board of directors of Neurologix may adopt, amend or repeal Neurologix's bylaws; provided, however, that Neurologix's stockholders shall retain the power to adopt, amend or repeal the bylaws.

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NUMBER AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  CHANGE

     Change's bylaws provide that the Change board of directors will consist of one or more members. The number of directors may be changed from time to time by action of Change's stockholders or by the Change board of directors. Each director holds office until a successor is elected and qualified or until such director's death, resignation or removal.

     The combined company's certificate of incorporation will provide that the Change board of directors will consist of not less than three nor more than twelve directors, with the then-authorized number of directors being fixed from time to time by the board of directors. Additionally, the Change board of directors will be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors will initially serve until the 2004 annual meeting of Change's stockholders; Class II directors will initially serve until the 2005 annual meeting of Change's stockholders; and Class III directors will initially serve until the 2006 annual meeting of Change's stockholders. Commencing with the annual meeting of Change's stockholders in 2004, directors of each class, the term of which will then expire, will be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In the case of any increase or decrease, from time to time, in the number of directors of the combined company, the number of directors in each class will be apportioned so as to keep the number of directors in each class as equal as possible.

  NEUROLOGIX

     Neurologix's bylaws provide that Neurologix's board of directors will consist of not less than two nor more than seven directors, unless there is only one stockholder, in which case, there may be only one director. The exact number of directors within such range may be fixed from time to time by action of Neurologix's stockholders or by Neurologix's board of directors. Each director holds office until a successor is elected and qualified or until such director's death, resignation or removal.

QUORUM FOR DIRECTOR MEETINGS

  CHANGE

     Change's bylaws provide that the presence in person of a majority of the entire Change board of directors constitutes a quorum for the transaction of business at any meeting of the board, but a majority of a smaller number may adjourn any such meeting to a later date.

  NEUROLOGIX

     Neurologix's bylaws provide that the presence in person of a majority of the whole board of directors of Neurologix constitutes a quorum for the transaction of business at any meeting of the board, except that when one or more vacancies prevent such a majority, a majority of the directors then in office constitutes a quorum, provided such majority constitutes at least one-third of the whole board of directors. A majority of the directors present, whether or not they constitute a quorum, may adjourn a meeting to another place and time.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

  CHANGE

     Change's certificate of incorporation provides that no director will be personally liable to Change or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability in connection with:

     - breaches of the director's duty of loyalty to Change or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

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     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions in which the director derived an improper personal benefit.

  NEUROLOGIX

     Neurologix's certificate of incorporation provides that no director will be personally liable to Neurologix or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - breaches of the director's duty of loyalty to Neurologix or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  CHANGE

     Change's certificate of incorporation and bylaws require Change, to the extent permitted by applicable law, to indemnify any person against whom a claim is made by reason of the fact that the person, or a person of whom such person is the legal representative, is or was a director or officer of Change or is or was serving, at the request of Change, in similar capacity for any other entity against judgments, fines, penalties, excise taxes, amounts paid in settlement, costs, charges and expenses associated with that claim. Persons not directors or officers of Change may be similarly indemnified at the option of Change to the extent the board of Change so specifies. Any director or officer of Change serving in any capacity in a majority-owned direct or indirect subsidiary of Change or any Change benefit plan is deemed to be serving at the request of Change. Change has the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of Change, or who is or was serving at the request of Change in a similar capacity for any other entity.

  NEUROLOGIX

     Neurologix's certificate of incorporation requires Neurologix, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, to indemnify Neurologix's officers and directors against all expenses, liabilities or other matters referred to in or covered by Section 145. Persons who are not directors or officers of Neurologix may be similarly indemnified at the option of Neurologix to the extent that Neurologix's board of directors so specifies. Neurologix has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Neurologix, or who is or was serving at the request of Neurologix in a similar capacity for any other entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, provided that they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law.

VOTING WITH RESPECT TO CERTAIN BUSINESS COMBINATIONS

  CHANGE

     Section 203 of the Delaware General Corporation Law provides that a corporation may not engage in any business combination, generally defined as a merger, consolidation, sale of greater than 10% of assets, issuance of stock or granting of other financial benefits, with any interested stockholder, generally defined as any person owning greater than 15% of the voting stock of a corporation, for a period of three years following the time that such stockholder became an interested stockholder, unless:

     - prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors, and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding stock which is not owned by the interested stockholder.

     Change is subject to Section 203 and the combined company will be subject to Section 203.

  NEUROLOGIX

     Neurologix is not subject to Section 203 of the Delaware General Corporation Law but the combined company will be subject to Section 203.

REQUIRED VOTE FOR AUTHORIZATION OF FUNDAMENTAL CORPORATE TRANSACTIONS

  CHANGE

     Under the Delaware General Corporation Law, fundamental corporate transactions, such as mergers, sales of all or substantially all of the corporation's assets and dissolutions, require the approval of the holders of a majority of the shares outstanding and entitled to vote. The Delaware General Corporation Law permits a corporation to increase the minimum percentage vote required. The certificate of incorporation and bylaws of Change do not contain provisions increasing such percentage.

  NEUROLOGIX

     Under the Delaware General Corporation Law, fundamental corporate transactions, such as mergers, sales of all or substantially all of the corporation's assets and dissolutions, require the approval of the holders of a majority of the shares outstanding and entitled to vote. The Delaware General Corporation Law permits a corporation to increase the minimum percentage vote required. The certificate of incorporation and bylaws of Neurologix do not contain provisions increasing such percentage.

TRANSFER RESTRICTIONS

  CHANGE

     Transfers of shares of the capital stock of Change may be made only on the books of Change by the holder thereof or by the holder's duly authorized attorney and on surrender of the certificate or certificates representing such shares of capital stock properly endorsed for transfer and upon payment of all necessary transfer taxes. Change's bylaws provide that a person in whose name shares of capital stock stands in the books of Change is deemed the owner thereof to receive dividends, to vote as such owner and for all other purposes with respect to Change. Change's bylaws further provide that no transfer of shares of capital stock is valid as against Change, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of Change to the extent provided by applicable law, until such transfer is entered into the books of Change, showing from and to whom transferred.

  NEUROLOGIX

     Transfers of shares of the capital stock of Neurologix may be made only on the books of Neurologix by the holder thereof or by the holder's duly authorized attorney and on surrender of the certificate or certificates representing such shares of capital stock properly endorsed for transfer and upon payment of all necessary transfer taxes.

CHANGE SERIES A PREFERRED STOCK

     Shares of Change Series A preferred stock are convertible to Change common stock on a share-for-share basis and have voting rights on an as if converted to common stock basis. Change Series A preferred stock accumulates $0.06 per share cumulative dividends annually, payable each May 31st at the discretion of the Change board of directors. Holders of Change Series A preferred stock are not entitled to payment of any accrued but unpaid dividends existing at the time of a voluntary conversion of such stock to common stock. As of September 30, 2003, there were 645 shares of Change Series A convertible preferred stock issued and outstanding, with an aggregate liquidation preference of $1.00 per share.

                 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
                MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF CHANGE

INFORMATION AS TO DIRECTORS AND OFFICERS OF CHANGE AND 5% OR LARGER STOCKHOLDERS

     The following table sets forth certain information as of September 30, 2003 regarding (i) each person known by Change, based upon filings by such persons with the Commission or information provided by such persons to Change, to be the beneficial owner of more than 5% of the outstanding shares of Change common stock or Series A preferred stock, (ii) each current director of Change, (iii) the current chief executive officer of Change and (iv) all current executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares. The address for all beneficial owners, unless stated otherwise below, is c/o Change Technology Partners, Inc., 537 Steamboat Road, Greenwich, Connecticut 06830.

     Each share of the Change Series A preferred stock is convertible into one share of Change common stock.

     Beneficial ownership includes shares for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes options and warrants which are exercisable within sixty days of September 30, 2003.

                                                                              SERIES A
                                              COMMON STOCK                 PREFERRED STOCK
                                      -----------------------------   -------------------------
NAME OF BENEFICIAL OWNER                SHARES     PERCENT OF CLASS   SHARES   PERCENT OF CLASS
------------------------              ----------   ----------------   ------   ----------------
Michael Gleason.....................  33,489,130(1)      18.71%         --            --
Culmen Technology Partners, L.P. ...  32,000,000        18.03%          --            --
  6226 Colleyville Blvd
  Suite A
  Colleyville, Texas 76034
Christopher H.B. Mills..............  12,939,700(2)       7.29%         --            --
  c/o J.O. Hambro Capital
  Management Limited
  Ryder Court, 14 Ryder St.
  London SW1Y 6QB, England
Gordon Bryant.......................          --           --          645           100%
  9408 Avenido Del Oso NE
  Albuquerque, NM 87111
Austin M. Long......................          --           --           --            --
Craig J. Nickels....................          --           --           --            --
All officers and directors as a
  group (1 person)(3)...............  33,489,130(4)      18.71%         --            --

---------------

(1) Represents 32,000,000 shares of Change common stock owned by Culmen Technology Partners, L.P. ("Culmen"). Mr. Gleason is the President and sole director of CTP, Inc., the general partner of Culmen. As a result, he may be deemed to have beneficial ownership over these shares. However, Mr. Gleason disclaims beneficial ownership of 30,200,000 shares of Change common stock. Also includes options to purchase an aggregate of 1,489,130 shares of Change common stock.

(2) According to a Schedule 13G filed with the Securities and Exchange Commission on July 19, 2001, Mr. Mills (i) shares voting and dispositive power over such shares with J.O. Hambro Capital Management (Holdings) Limited and J.O. Hambro Capital Management Limited, (ii) shares voting and dispositive power over 1,280,000 such shares with American Opportunity Trust plc, (iii) shares voting and dispositive power over 4,400,000 such shares with Growth Financial Services and North Atlantic Smaller Companies Investment Trust plc, (iv) shares voting and dispositive power over 640,000 such shares with Oryx International Growth Fund Limited and Consulta (Channel Islands) Limited and

    (v) shares voting and dispositive power over 1,498,000 such shares with The Trident North Atlantic Fund.

(3) Duplications eliminated.

(4) Represents 32,000,000 shares of Change common stock and options to purchase 1,489,130 shares of Change common stock. Includes 32,000,000 shares of Change common stock owned by Culmen, which Mr. Gleason may be deemed to beneficially own.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
                    OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
                                 OF NEUROLOGIX

     The following table provides information about the beneficial ownership of Neurologix's capital stock at September 30, 2003 by:

     - each person known by Neurologix to beneficially own more than 5% of the outstanding shares of Neurologix's common stock, convertible preferred stock or Series B convertible preferred stock,

     - each of Neurologix's directors and executive officers, and

     - all of Neurologix's directors and officers as a group.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Neurologix capital stock issuable upon the exercise of options held by that person that are exercisable within sixty days of September 30, 2003, are assumed to be issued and outstanding. These shares, however, are not assumed to be outstanding for purposes of computing the percentage ownership of any other stockholder. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power over the shares shown as beneficially owned by them.

     The percentage of Neurologix capital stock beneficially owned is based on 2,490,583 shares of Neurologix common stock, 147 shares of Neurologix's initial series of convertible preferred stock and 490,754 shares of Neurologix Series B convertible preferred stock outstanding on September 30, 2003. Each share of Neurologix's initial series of convertible preferred stock is convertible into 15,000 shares of Neurologix common stock, and each share of Neurologix Series B convertible preferred stock is convertible into one share of Neurologix common stock.

     The address for all beneficial owners, unless stated otherwise below, is c/o Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024.

                                                                                    SERIES B
                                                             CONVERTIBLE          CONVERTIBLE
                                      COMMON STOCK         PREFERRED STOCK      PREFERRED STOCK
                                  ---------------------   ------------------   ------------------
                                               PERCENT              PERCENT              PERCENT
NAME OF BENEFICIAL OWNER           SHARES      OF CLASS   SHARES    OF CLASS   SHARES    OF CLASS
------------------------          ---------    --------   -------   --------   -------   --------
Auckland Technology Enabling
  Corporation Limited...........  1,312,500     52.70%         --        --         --       --
  P.O. Box 10-359
  8th Floor, Lumley House
  93 The Terrace
  Wellington, New Zealand
Zenith Partners.................    832,500     33.43%         --        --         --       --
Palisade Private Partnership,
  L.P...........................  2,457,097(1)  49.66%    138.768     94.40%     9,260     1.89%
Medtronic International, Ltd....    324,074(2)  11.51%         --        --    324,074    66.04%
  710 Medtronic Parkway
  Minneapolis, MN 55421
The Rockefeller University......    133,583      5.36%         --        --         --       --
  1230 York Avenue
  New York, NY 10021
Martin J. Kaplitt...............    873,989(3)  34.52%      2.352      1.60%        --       --
Mark S. Hoffman.................  2,457,097(1)  49.66%    138.768     94.40%     9,260     1.89%
Clark A. Johnson................    159,282(4)   6.01%      5.880      4.00%    55,560    11.32%
Janice K. Robinson Willinger....     50,000(5)   1.97%         --        --         --       --
Steven R. LaPorte...............    324,074(2)  11.51%         --        --    324,074    66.04%
All directors and officers as a
  group (5 persons).............  3,864,442(6)  69.98%    147.000    100.00%   388,894    79.24%

---------------

(1) Of the 2,457,097 shares:

     - 2,081,520 shares may be acquired by Palisade Private Partnership, L.P., upon the conversion of 138.768 shares of Neurologix's initial series of convertible preferred stock within 60 days after September 30, 2003;

     - 9,260 shares may be acquired by Palisade Private Partnership, L.P., upon the conversion of 9,260 shares of Neurologix Series B convertible preferred stock within 60 days after September 30, 2003; and

     - 366,317 shares may be acquired by Palisade Private Partnership, L.P., upon the exchange of its interest in the Existing Neurologix Note pursuant to the voting agreement within 60 days after September 30, 2003.

     The sole general partner of Palisade Private Partnership, L.P., is Palisade Private Holdings, LLC. Mark Hoffman, one of Neurologix's directors, is a managing member of Palisade Private Holdings, LLC. Mr. Hoffman shares voting and investment power over the shares held by Palisade Private Partnership, L.P. with the other members of Palisade Private Holdings, LLC. Mr. Hoffman and the other managing members of Palisade Private Holdings, LLC, disclaim beneficial ownership of the shares held by Palisade Private Partnership, L.P., except to the extent of their pecuniary interest in the shares.

(2) The 324,074 shares may be acquired by Medtronic International, Ltd., upon the conversion of 324,074 shares of Neurologix Series B convertible preferred stock within 60 days after September 30, 2003.

     Mr. LaPorte, one of Neurologix's directors, is the vice president and general manager of Medtronic Neurological Ventures and as such exercises sole voting and investment power over the shares held by Medtronic International, Ltd. Mr. LaPorte disclaims beneficial ownership of the shares held by Medtronic International, Ltd., except to the extent of his pecuniary interest in the shares.

(3) Of the 873,989 shares:

     - 832,500 shares are held by Zenith Partners;

     - 35,280 shares may be acquired by the Martin J. Kaplitt Keogh-Profit Sharing Plan upon the conversion of 2.352 shares of Neurologix's initial series of convertible preferred stock within 60 days after September 30, 2003; and

     - 6,209 shares may be acquired by Mr. Kaplitt upon the exchange of his interest in the Existing Neurologix Note pursuant to the voting agreement within 60 days after September 30, 2003.

     Mr. Kaplitt, one of Neurologix's directors and its president, is the sole general partner of Zenith Partners and manages the Martin J. Kaplitt Keogh-Profit Sharing Plan.

(4) Of the 159,282 shares:

     - 88,200 shares may be acquired by Mr. Johnson upon the conversion of 5.880 shares of Neurologix's initial series of convertible preferred stock within 60 days after September 30, 2003;

     - 55,560 shares may be acquired by Mr. Johnson upon the conversion of 55,560 shares of Neurologix Series B convertible preferred stock within 60 days after September 30, 2003; and

     - 15,522 shares may be acquired by Mr. Johnson upon the exchange of his interest in the Existing Neurologix Note pursuant to the voting agreement within 60 days after September 30, 2003.

(5) Of the 50,000 shares:

     - 25,000 shares may be acquired by Ms. Willinger upon the exercise of stock options with 60 days after September 30, 2003; and

     - 25,000 shares may be acquired by the Janice K. Robinson Revocable Trust upon the exercise of stock options within 60 days after September 30, 2003.

(6) Includes 3,031,942 shares issuable upon the conversion of shares of Neurologix's initial series of convertible preferred stock and Neurologix Series B convertible preferred stock, the exercise of options to purchase Neurologix common stock, and the exchange of interests in the Existing Neurologix Note as referenced in notes 1, 2, 3, 4 and 5 above.

            INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT
               AND PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

     The following table shows beneficial ownership of Change common stock and Series A preferred stock after giving effect to the completion of the Merger and the transactions related to the Merger as of September 30, 2003, by beneficial owners of more than 5% of either Change's or Neurologix's common and preferred stock, the current directors of Change and Neurologix, the nominees to the board of directors of the combined company, all directors and named executive officers of Change as a group and all directors and "named executive officers" of Neurologix as a group. All of the share ownership amounts for the Change parties and the Neurologix parties are based on the share ownership amounts for those parties listed in the tables under the captions "Information Regarding Beneficial Ownership of Management and Principal Stockholders of Change" and "Information Regarding Beneficial Ownership of Management and Principal Stockholders of Neurologix."

                                                            SHARES BENEFICIALLY OWNED(1)
                                                   -----------------------------------------------
                                                            COMMON             SERIES A PREFERRED
                                                   -------------------------   -------------------
NAME                                                 NUMBER       PERCENTAGE   NUMBER   PERCENTAGE
----                                               -----------    ----------   ------   ----------
Holders of 5% or more of Change's common stock or
  Series A preferred stock or Neurologix's common
  stock, initial series of convertible preferred
  stock or Series B convertible preferred stock:
  Michael Gleason(2).............................   33,500,000(3)    5.87%       --         --
  Culmen Technology Partners, L.P.(4)............   32,000,000       5.63%       --         --
  Christopher H.B. Mills(5)......................   12,939,700(6)    2.27%       --         --
  Gordon Bryant(7)...............................           --         --       645        100%
  Auckland Technology Enabling Corporation
     Limited(8)..................................   92,154,169      16.20%       --         --
  Zenith Partners(9).............................   58,452,073      10.28%       --         --
  Palisade Private Partnership, L.P.(9)..........  172,519,415(10)   30.33%      --         --
  Medtronic International, Ltd.(11)..............   22,754,111(12)    4.00%      --         --
  The Rockefeller University(13).................    9,379,223       1.65%
  Martin J. Kaplitt(9)...........................   61,365,127(14)   10.79%      --         --
  Clark A. Johnson(9)............................   11,183,619(15)    1.97%      --         --
  Mark S. Hoffman(9).............................  172,519,415(10)   30.33%      --         --
  Steven R. LaPorte(9)...........................   22,754,111(12)    4.00%      --         --
Current Directors of Change
  Michael Gleason(2).............................   33,500,000(3)    5.87%       --         --
  Austin M. Long(2)..............................           --         --        --         --
  Craig J. Nickels(2)............................           --         --        --         --
  All Directors and named executive officers of
     Change as a group (1 person)(16)............   33,500,000(17)    5.87%      --         --
Current Directors of Neurologix
  Martin J. Kaplitt(9)...........................   61,365,127(14)   10.79%      --         --
  Mark S. Hoffman(9).............................  172,519,415(10)   30.33%      --         --
  Clark A. Johnson(9)............................   11,183,619(15)    1.97%      --         --
  Janice K. Robinson Willinger(9)................    3,510,635(18)       *       --         --
  Steven R. LaPorte(9)...........................   22,754,111(12)    4.00%      --         --
  All Directors and named executive officers of
     Neurologix as a group (5 persons)(16).......  271,332,907(19)   47.41%      --         --

                                                            SHARES BENEFICIALLY OWNED(1)
                                                   -----------------------------------------------
                                                            COMMON             SERIES A PREFERRED
                                                   -------------------------   -------------------
NAME                                                 NUMBER       PERCENTAGE   NUMBER   PERCENTAGE
----                                               -----------    ----------   ------   ----------
Nominees for Directors of the Combined Company
  Martin J. Kaplitt(9)...........................   61,365,127(14)   10.79%      --         --
  Mark S. Hoffman(9).............................  172,519,415(10)   30.33%      --         --
  Clark A. Johnson(9)............................   11,183,619(15)    1.97%      --         --
  Janice K. Robinson Willinger(9)................    3,510,635(18)       *       --         --
  Austin M. Long(2)..............................           --         --        --         --
  Craig J. Nickels(2)............................           --         --        --         --
  All Directors and named executive officers of
     the combined company as a group(16).........  248,578,796      43.44%       --         --

---------------

  *  Less than one percent (1.00%).

 (1) As of September 30, 2003, there were 177,503,919 shares of Change common stock issued and outstanding. We estimated that as of September 30, 2003, after giving effect to the completion of the Merger and the transactions related to the Merger, former holders of Neurologix common stock, Neurologix's initial series of convertible preferred stock, Neurologix Series B convertible preferred stock and the Existing Neurologix Note would hold 391,275,156 shares of Change common stock based on an estimated exchange ratio of 70.2127. For additional information regarding the estimated exchange ratio, refer to the section of this proxy statement and prospectus entitled "The Merger -- Conversion of Securities."

 (2) The address of this beneficial owner is c/o Change Technology Partners, Inc., 537 Steamboat Road, Greenwich, Connecticut 06830.

 (3) Represents 32,000,000 shares of Change common stock owned by Culmen Technology Partners, L.P. ("Culmen"). Mr. Gleason is the President and sole director of CTP, Inc., the general partner of Culmen. As a result, he may be deemed to have beneficial ownership over these shares. However, Mr. Gleason disclaims beneficial ownership of 30,200,000 shares of Change common stock. Also includes options to purchase an aggregate of 1,500,000 shares of Change common stock.

 (4) Culmen's address is Culmen Technology Partners, L.P., 6226 Colleyville Boulevard, Suite A, Colleyville, Texas 76034.

 (5) Mr. Mills' address is c/o J.O. Hambro Capital, Management Limited, Ryder Court, 14 Ryder St., London SW1Y 6QB, England.

 (6) According to a Schedule 13G filed with the Securities and Exchange Commission on July 19, 2001, Mr. Mills (i) shares voting and dispositive power over such shares with J.O. Hambro Capital Management (Holdings) Limited and J.O. Hambro Capital Management Limited, (ii) shares voting and dispositive power over 1,280,000 such shares with American Opportunity Trust plc, (iii) shares voting and dispositive power over 4,400,000 such shares with Growth Financial Services and North Atlantic Smaller Companies Investment Trust plc, (iv) shares voting and dispositive power over 640,000 such shares with Oryx International Growth Fund Limited and Consulta (Channel Islands) Limited and (v) shares voting and dispositive power over 1,498,000 such shares with The Trident North Atlantic Fund.

 (7) Mr. Bryant's address is 9408 Avenido Del Oso NE, Albuquerque, New Mexico 87111.

 (8) The address of this beneficial owner is Auckland Technology Enabling Corporation Limited, P.O. Box 10-359, 8th Floor, Lumley House, 93 The Terrace, Wellington, New Zealand.

 (9) The address for this beneficial owner is c/o Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024.

(10) Of the 172,519,415 shares:

     - 146,149,139 shares may be acquired by Palisade Private Partnership, L.P., upon the conversion of 138.768 shares of Neurologix's initial series of convertible preferred stock within 60 days after September 30, 2003;

     - 650,170 shares may be acquired by Palisade Private Partnership, L.P., upon the conversion of 9,260 shares of Neurologix Series B convertible preferred stock within 60 days after September 30, 2003; and

     - 25,720,106 shares may be acquired by Palisade Private Partnership, L.P., upon the exchange of its interest in the Existing Neurologix Note pursuant to the voting agreement within 60 days after September 30, 2003.

      The sole general partner of Palisade Private Partnership, L.P., is Palisade Private Holdings, LLC. Mark Hoffman, one of Neurologix's directors, is a managing member of Palisade Private Holdings, LLC. Mr. Hoffman shares voting and investment power over the shares held by Palisade Private Partnership, L.P. with the other members of Palisade Private Holdings, LLC. Mr. Hoffman and the other managing members of Palisade Private Holdings, LLC, disclaim beneficial ownership of the shares held by Palisade Private Partnership, L.P., except to the extent of their pecuniary interest in the shares.

(11) The address for this beneficial owner is Medtronic International, Ltd., 710 Medtronic Parkway, Minneapolis, MN 55421.

(12) The 22,754,111 shares may be acquired by Medtronic International, Ltd., upon the conversion of 324,074 shares of Neurologix Series B convertible preferred stock within 60 days after September 30, 2003.

      Mr. LaPorte, one of Neurologix's directors, is the vice president and general manager of Medtronic Neurological Ventures and as such exercises sole voting and investment power over the shares held by Medtronic International, Ltd. Mr. LaPorte disclaims beneficial ownership of the shares held by Medtronic International, Ltd., except to the extent of his pecuniary interest in the shares.

(13) The address for this beneficial owner is The Rockefeller University, 1230 York Avenue, New York, New York 10021.

(14) Of the 61,365,127 shares:

     - 58,452,073 shares are held by Zenith Partners;

     - 2,477,104 shares may be acquired by the Martin J. Kaplitt Keogh-Profit Sharing Plan upon the conversion of 2.352 shares of Neurologix's initial series of convertible preferred stock within 60 days after September 30, 2003; and

     - 435,951 shares may be acquired by Mr. Kaplitt upon the exchange of his interest in the Existing Neurologix Note pursuant to the voting agreement within 60 days after September 30, 2003.

    Mr. Kaplitt, one of Neurologix's directors and its president, is the sole general partner of Zenith Partners and manages the Martin J. Kaplitt Keogh-Profit Sharing Plan.

(15) Of the 11,183,619 shares:

     - 6,192,760 shares may be acquired by Mr. Johnson upon the conversion of
       5.880 shares of Neurologix's initial series of convertible preferred stock within 60 days after September 30, 2003;

     - 3,901,018 shares may be acquired by Mr. Johnson upon the conversion of 55,560 shares of Neurologix Series B convertible preferred stock within 60 days after September 30, 2003; and

     - 1,089,842 shares may be acquired by Mr. Johnson upon the exchange of his interest in the Existing Neurologix Note pursuant to the voting agreement within 60 days after September 30, 2003.

(16) Duplications eliminated.

(17) Represents 32,000,000 shares of Change common stock and options to purchase 1,500,000 shares of Change common stock. Includes 32,000,000 shares of Change common stock owned by Culmen, which Mr. Gleason may be deemed to beneficially own.

(18) Of the 3,510,635 shares:

     - 1,755,318 shares may be acquired by Ms. Willinger upon the exercise of stock options with 60 days after September 30, 2003; and

     - 1,755,318 shares may be acquired by the Janice K. Robinson Revocable Trust upon the exercise of stock options within 60 days after September 30, 2003.

(19) Includes 212,880,834 shares issuable upon the conversion of shares of Neurologix's initial series of convertible preferred stock and Neurologix Series B convertible preferred stock, the exercise of options to purchase Neurologix common stock, and the exchange of interests in the Existing Neurologix Note as referenced in notes 10, 12, 14, 15 and 18 above.

(20) Includes 248,578,796 shares issuable upon the conversion of shares of Neurologix's initial series of convertible preferred stock and Series B convertible preferred stock, the exercise of options to purchase Neurologix common stock, and the exchange of interests in the Existing Neurologix Note as referenced in notes 10, 14, 15 and 18.

                                 LEGAL MATTERS

     The legality of the shares of Change common stock offered to the holders of Neurologix common stock and Series B convertible preferred stock will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Change Technology Partners, Inc. and subsidiaries as of December 31, 2001 and December 31, 2002, and for each of the three years in the period ended December 31, 2002 have been included in this registration statement in reliance upon the report of KPMG LLP, independent accountants, included in this proxy statement and prospectus, and upon the authority of said firm as experts in accounting and auditing. The report contains an explanatory paragraph that states that Change adopted a plan of liquidation and dissolution which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The report also contains an explanatory paragraph that refers to a Change's method of accounting for goodwill and other intangibles.

     The financial statements of Neurologix, Inc. as of December 31, 2001 and December 31, 2002 and for each of the years in the three-year period ended December 31, 2002 and for the period from February 12, 1999 (date of inception) through December 31, 2002 have been included in this registration statement in reliance upon the report of J.H. Cohn LLP, independent accountants, which includes an explanatory paragraph relating to Neurologix's ability to continue as a going concern, included in this proxy statement and prospectus, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     If any stockholder of the combined company intends to present a proposal for consideration at the next annual meeting of stockholders and wishes to have such proposal in the proxy statement and form of proxy distributed by the board of directors with respect to that meeting, the proposal must be received at the combined company's principal executive offices, One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Mark Hoffman, Secretary, between 60 and 90 days before the annual meeting of stockholders in 2004. In addition, any stockholder intending to present a proposal for consideration at the next annual meeting of stockholders must also comply with certain provisions of the combined company's certificate of incorporation and bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

     Change files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Change at the Securities and Exchange Commissions public reference rooms located at 450 Fifth Street, N.W., Washington, DC 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website maintained by the SEC at "http://www.sec.gov."

     Change has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the issuance of the shares of its common stock in connection with the Merger to Neurologix stockholders. This proxy statement and prospectus is a part of the registration statement and constitutes a prospectus of Change for the issuance of that common stock. As permitted by SEC rules, this proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Change stockholders should rely only on the information contained in this proxy statement and prospectus in making their decision about how to vote on the approval and adoption of the merger agreement. Neither Change nor Neurologix has authorized anyone to provide you with information that is different from what is contained in this proxy statement and prospectus. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date set forth on the cover and should view neither the mailing of this proxy statement and prospectus to stockholders nor the issuance of Change common stock in the Merger as implying otherwise.

                              FINANCIAL STATEMENTS

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

Consolidated Balance Sheets as of June 30, 2003 and December
  31, 2002 (Unaudited)......................................   F-2
Consolidated Statements of Operations for the Three Months
  Ended June 30, 2003 and 2002 (Unaudited)..................   F-3
Consolidated Statements of Operations for the Six Months
  Ended June 30, 2003 and 2002 (Unaudited)..................   F-4
Consolidated Statements of Stockholders' Equity for the Six
  Months Ended June 30, 2003 (Unaudited)....................   F-5
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 2003 and 2002 (Unaudited)..................   F-6
Notes To Unaudited Condensed Consolidated Interim Financial
  Statements................................................   F-7
Report of KPMG LLP, Independent Accountants.................  F-17
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................  F-18
Consolidated Statements of Operations for the Years Ended
  December 31, 2002, 2001 and 2000..........................  F-19
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock for the Years Ended December
  31, 2002, 2001 and 2000...................................  F-20
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2002, 2001 and 2000..........................  F-21
Notes To Consolidated Financial Statements..................  F-22
                         NEUROLOGIX, INC.
Condensed Balance Sheet June 30, 2003 (Unaudited)...........  F-44
Condensed Statements of Operations Six Months Ended June 30,
  2003 and 2002 (Unaudited) and Period From February 12,
  1999 (Date of Inception) through June 30, 2003
  (Unaudited)...............................................  F-45
Condensed Statements of Changes In Stockholders' Equity
  Deficiency Six Months Ended June 30, 2003 and 2002
  (Unaudited) and Period From February 12, 1999 (Date of
  Inception) through June 30, 2003 (Unaudited)..............  F-46
Condensed Statements of Cash Flows Six Months Ended June 30,
  2003 and 2002 (Unaudited) and Period From February 12,
  1999 (Date of Inception) through June 30, 2003
  (Unaudited)...............................................  F-47
Notes to Unaudited Condensed Financial Statements...........  F-48
Report of Independent Public Accountants....................  F-51
Balance Sheet December 31, 2002 and 2001....................  F-52
Statements of Operations Years Ended December 31, 2002, 2001
  and 2000 and Period From February 12, 1999 (Date of
  Inception) through December 31, 2002......................  F-53
Statements of Changes In Stockholders' Deficiency Years
  Ended December 31, 2002, 2001 and 2000 and Period From
  February 12, 1999 (Date of Inception) through December 31,
  2002......................................................  F-54
Statements of Cash Flows Years Ended December 31, 2002 and
  2001 and Period From February 12, 1999 (Date of Inception)
  through December 31, 2002.................................  F-55
Notes To Financial Statements...............................  F-56

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2003           2002
                                                              ----------   --------------
                                                                      (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                AND PER SHARE AMOUNTS)
                                         ASSETS
Cash and cash equivalents...................................   $  7,252       $  2,944
Related party receivable....................................        115            194
Other Receivable............................................        300            318
Notes receivable............................................         --          4,926
Prepaid expenses and other current assets...................        842            672
Current assets related to discontinued operations...........         --            465
                                                               --------       --------
  Total current assets......................................      8,509          9,519
Notes receivable, excluding current portion.................         --            424
Investments in and loans to unconsolidated subsidiaries.....         92            449
Property and equipment, net.................................        140            281
Goodwill related to discontinued operations.................         --          1,782
Long term assets related to discontinued operations.........         --            155
Other assets................................................         --            123
                                                               --------       --------
  Total assets..............................................      8,741         12,733
                                                               ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................        257            123
Accrued expenses............................................        344            580
Capital lease obligation....................................         23             70
Liabilities related to discontinued operations, net.........         --            333
                                                               --------       --------
  Total current liabilities.................................        624          1,106
Capital lease obligation, less current portion..............          4              8
                                                               --------       --------
  Total liabilities.........................................        628          1,114
Stockholders' equity:
Preferred stock:
  Series A -- $.06 per share cumulative, convertible
     share-for-share into common stock; $.10 par value;
     500,000 shares authorized, 645 shares issued and
     outstanding at June 30, 2003 and December 31, 2002,
     with an aggregate liquidation preference of $1.........         --             --
Common stock:
  $.01 par value; 500,000,000 shares authorized, 177,503,920 and 182,003,920 shares issued and outstanding at June
     30, 2003 and December 31, 2002, respectively...........      1,775          1,820
Additional paid-in capital..................................     94,334         94,369
Deferred compensation.......................................        (88)          (268)
Accumulated deficit.........................................    (87,908)       (84,302)
                                                               --------       --------
  Total stockholders' equity................................      8,113         11,619
                                                               --------       --------
  Total liabilities and stockholders' equity................   $  8,741       $ 12,733
                                                               ========       ========

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED JUNE 30,
                                                              -----------------------------------
                                                                    2003               2002
                                                              ----------------   ----------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                        SHARE AMOUNTS)
Operating expenses:
  General and administrative expenses, exclusive of equity
     based compensation of $90 and $132, respectively.......    $        516       $      1,173
     Equity based compensation..............................             180                132
     Severance, exclusive of equity based compensation of
       $90..................................................             140                 --
                                                                ------------       ------------
       Loss from operations.................................            (836)            (1,305)
Other income (expense):
  Interest and dividend income..............................              13                257
  Equity in losses and impairment of investments in
     unconsolidated subsidiaries............................             (44)              (260)
                                                                ------------       ------------
     Total other income (expense)...........................             (31)                (3)
                                                                ------------       ------------
       Loss from continuing operations......................            (867)            (1,308)
  Income (loss) from discontinued operations (including loss
     on disposal), net......................................          (1,967)               (44)
                                                                ------------       ------------
       Net loss.............................................    $     (2,834)      $     (1,352)
                                                                ============       ============
Basic and diluted net loss per common share from continuing
  operations................................................    $      (0.01)      $      (0.01)
Discontinued operations.....................................    $      (0.01)      $      (0.00)
                                                                ------------       ------------
Basic and diluted net loss per common share.................    $      (0.02)      $      (0.01)
                                                                ------------       ------------
Weighted average common shares outstanding, basic and
  diluted...................................................     181,953,920        179,048,437
                                                                ============       ============

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 SIX MONTHS ENDED JUNE 30,
                                                              -------------------------------
                                                                   2003             2002
                                                              --------------   --------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                                    PER SHARE AMOUNTS)
Operating expenses:
  General, and administrative expenses, exclusive of equity
     based compensation of $180 and $263, respectively......   $      1,545     $      1,922
  Equity based compensation.................................            270              263
  Severance, exclusive of equity based compensation of
     $90....................................................            140               --
                                                               ------------     ------------
     Loss from operations...................................         (1,955)          (2,185)
Other income (expense):
  Interest and dividend income..............................             69              407
  Equity in losses and impairment of investments in
     unconsolidated subsidiaries............................           (107)            (582)
  Realized gain on sale of Excelsior stock and warrants.....            286               --
                                                               ------------     ------------
  Total other income (expense)..............................            248             (175)
                                                               ------------     ------------
     Loss from continuing operations........................         (1,707)          (2,360)
  Income (loss) from discontinued operations (including loss
     on disposal), net......................................         (1,899)              88
                                                               ------------     ------------
       Net loss.............................................   $     (3,606)    $     (2,272)
                                                               ============     ============
Basic and diluted net loss per common share from continuing
  operations................................................         $(0.01)          $(0.01)
Discontinued operations.....................................         $(0.01)          $(0.00)
                                                               ------------     ------------
Basic and diluted net loss per common share.................         $(0.02)          $(0.01)
                                                               ============     ============
Weighted average common shares outstanding, basic and
  diluted...................................................    181,979,058      179,023,094
                                                               ============     ============

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

            UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 2003

                                 SERIES A
                              PREFERRED STOCK       COMMON STOCK       ADDITIONAL                                    TOTAL
                              ---------------   --------------------    PAID IN       DEFERRED     ACCUMULATED   STOCKHOLDERS'
                              SHARES   AMOUNT     SHARES      AMOUNT    CAPITAL     COMPENSATION     DEFICIT        EQUITY
                              ------   ------   -----------   ------   ----------   ------------   -----------   -------------
                                                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31,
  2002......................   645      $--     182,003,920   $1,820    $94,369        $(268)       $(84,302)       $11,619
Common stock received as
  consideration for
  Canned....................    --       --      (4,500,000)    (45)       (125)          --              --           (170)
Modification of former Chief
  Executive Officer's
  options...................    --       --              --      --          90           --              --             90
Amortization of deferred
  compensation..............    --       --              --      --          --          180              --            180
  Net loss..................    --       --              --      --          --           --          (3,606)        (3,606)
                               ---      ---     -----------   ------    -------        -----        --------        -------
Balance at June 30, 2003
  (unaudited)...............   645      $--     177,503,920   $1,775    $94,334        $ (88)       $(87,908)       $ 8,113
                               ---      ===     -----------   ======    =======        =====        ========        =======

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
                                                               (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(3,606)  $(2,272)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................      141       141
     Equity based compensation..............................      270       263
     Equity in losses of unconsolidated subsidiary..........      107       155
     Accretion of loan discount.............................       --       (54)
     Impairment loss........................................       --       427
     Accrued interest on notes receivable...................       (8)     (233)
     Receipt of accrued interest on notes receivable........      166        48
     Gain on sale of Excelsior stock and warrant............     (286)       --
     Valuation allowance on notes receivable................      473        --
     Discontinued operations, net...........................     (159)      (88)
     Loss on disposal of discontinued operations............    2,058        --
  Changes in operating assets and liabilities, net of
     acquisitions:
     Related party receivable...............................       79        27
     Receivable from Canned.................................       18      (140)
     Prepaid expenses and other assets......................     (159)      140
     Accounts payable and accrued liabilities...............     (102)     (436)
                                                              -------   -------
       Net cash used in operating activities................   (1,008)   (2,022)
Cash flows from investing activities:
  Cash paid for notes receivable............................       --    (4,708)
  Principle payments -- received............................    4,719        25
  Sale of Excelsior investment and warrant..................      648        --
  Cash paid for cost method investments and acquisitions,
     net of cash acquired...................................       --      (278)
                                                              -------   -------
       Net cash used in investing activities................    5,367    (4,961)
Cash flows from financing activities:
  Principal payments under capital leases...................      (51)      (52)
                                                              -------   -------
       Net cash used in financing activities................      (51)      (52)
       Net increase (decrease) in cash and cash
        equivalents.........................................  $ 4,308   $(7,035)
Cash and cash equivalents at beginning of period............  $ 2,944   $ 8,702
                                                              -------   -------
Cash and cash equivalents at end of period..................  $ 7,252   $ 1,667
                                                              =======   =======

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                              FINANCIAL STATEMENTS
                                 JUNE 30, 2003
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Arinco Computer Systems Inc., the predecessor of the Company and its subsidiaries, (the "Company"), was incorporated on March 31, 1978; however, the Company formally commenced implementation of its plan to provide professional consulting services on June 15, 2000. The Company provided a broad range of professional consulting services, including e-services and technology strategy, online branding, web architecture and design, systems integration, systems architecture and outsourcing. The Company has served clients throughout the United States and, as of June 30, 2003, has offices in Connecticut. During the year ended December 31, 2001, the Board of Directors voted to divest the Company of a majority of its then existing operations.

     At June 30, 2003, the Company's sole consolidated subsidiary is:

     - Iguana Studios, Inc. (which has limited continuing operating activities)

     Based on the Company's assessment of the opportunities in the radio business, in 2001 the Board of Directors decided to merge with Franklin Capital Corporation and jointly develop and acquire network radio programming and sales and syndication businesses. On December 4, 2001 the Company entered into an agreement and plan of merger with Franklin Capital. On July 1, 2002, the Company received a notice of termination from Franklin Capital terminating the proposed merger.

     On September 30, 2002, the Board of Directors announced the adoption of a plan of liquidation and dissolution in order to maximize stockholder value and noted that if no suitable business opportunities became available to it, subject to stockholder approval, it would commence liquidation in 2003. However, the plan permits the Board of Directors to amend, modify or abandon the plan, notwithstanding stockholder approval, if the Board determines doing so would be in the best interests of the Company and its stockholders.

     On June 17, 2003, the individual filling the roles of President, Chief Executive Officer and Chief Financial Officer of the Company resigned. The former executive had an employment agreement dated September 17, 2001 governing the terms and conditions of his employment. On June 17, 2003, the Company and such former executive entered into a separation agreement and general release (the "Separation Agreement"). The Company will pay the former executive the severance he is entitled to under the Separation Agreement, totaling $140, and has recorded a charge in the Statement of Operations for the three months ended June 30, 2003 for the value of expected payments and benefits payable to the former executive.

     The Company announced on June 18, 2003 that it signed a Letter of Intent (the "Letter of Intent") with Neurologix, Inc. ("Neurologix") to merge a newly-formed, wholly-owned subsidiary of the Company with and into Neurologix, with Neurologix surviving as a wholly-owned subsidiary of the Company (the "Merger"). In the event the Merger is consummated, the Company expects to abandon the plan of liquidation and dissolution. If the Merger is not consummated, the Company expects to pursue the plan of liquidation and dissolution previously adopted.

     On June 30, 2003, the Company sold to Textor Family Limited Partnership all of the issued and outstanding shares of capital stock of Papke-Textor, Inc. d/b/a Canned Interactive ("Canned").

  INTERIM RESULTS

     The accompanying unaudited consolidated balance sheet as of June 30, 2003, the unaudited consolidated statements of operations and cash flows for the periods ended June 30, 2003 and 2002, and the unaudited consolidated statement of stockholders' equity as of June 30, 2003 have been prepared by the Company. In the

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

opinion of management, the accompanying condensed consolidated financial statements have been prepared on the same basis as the annual audited financial statements and contain all adjustments, which include only normal recurring adjustments, considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods presented in conformity with accounting principles generally accepted in the United States applicable to interim periods. Certain prior period amounts have been reclassified to conform to the current period's presentation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

     While the Company believes that the disclosures presented are adequate to make the information not misleading, these condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes for the fiscal year ended December 31, 2002, which are contained in the Company's Annual Report on Form 10-K. As a result of the divestiture of Canned, the Company's last remaining revenue generating operation, the results for the six month period ended June 30, 2003 will not be indicative of the results to be expected for the full fiscal year or for any future periods.

  PRINCIPLES OF CONSOLIDATION

     The accompanying unaudited condensed consolidated financial statements include the accounts of Change Technology Partners, Inc. and its majority-owned and controlled subsidiaries from the date of acquisition. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in less than majority-owned entities over which the Company has significant influence are accounted for using the equity method.

  REVENUE RECOGNITION

     Revenues are recognized for fixed price arrangements in the period services are rendered using the percentage-of-completion method, provided the Company has the ability to produce reasonably dependable estimates, collection of the resulting receivable is probable and no significant obligations remain. The cumulative impact of any revision in estimates of the cost to complete and losses on projects in process are reflected in the period in which they become known. Through September 30, 2002 the Company's revenues were recognized under the completed contract method of accounting as the Company did not have reasonably dependable estimates with respect to projects at its former subsidiary, Canned. Beginning in the fourth quarter of 2002, Canned's revenues were recognized using the percentage of completion method. Canned's projects were typically short term in nature, generally spanning less than 90 days.

     Revenues are recognized for time-and-materials based arrangements in the period when the underlying services are rendered, provided collection of the resulting receivable is probable and no significant obligations remain.

     The Company enters into project specific contracts with its clients who are generally billed in the same period in which services are rendered. If services are rendered in advance of billings, the Company records and presents the related amounts as unbilled revenue. If amounts are received in advance of services being performed, the amounts are recorded and presented as deferred revenues.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the divestiture of Canned by the Company, revenues are now included in discontinued operations.

  COST OF REVENUES

     Cost of revenues consists primarily of compensation of billable employees, travel, subcontractor costs, and other costs directly incurred in the delivery of services to clients. Billable employees are full time employees and subcontractors whose time is spent servicing client projects.

     In connection with the divestiture of Canned by the Company, such costs are now included in discontinued operations.

  EQUITY-BASED COMPENSATION

     The Company accounts for its employee stock option plans in accordance with the provisions of the Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board Interpretation No. 44. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. All such deferred compensation is amortized over the related vesting period on a straight-line basis. The Company adopted the disclosure-only requirements of SFAS No. 123 "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock grants made as if the fair value based method of accounting in SFAS No. 123 had been applied to these transactions.

     Had compensation cost for these awards been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                 THREE MONTHS ENDED    SIX MONTHS ENDED
                                                      JUNE 30,             JUNE 30,
                                                 -------------------   -----------------
                                                   2003       2002      2003      2002
                                                 --------   --------   -------   -------
Net loss, as reported..........................  $(2,834)   $(1,352)   $(3,606)  $(2,272)
Add back: compensation expense related to
  stock options, as reported...................      180        132        270       263
Deduct: compensation expense related to
  stock options under fair value based
  method.......................................     (381)      (225)      (509)     (361)
                                                 -------    -------    -------   -------
Pro forma net loss.............................   (3,035)    (1,445)    (3,845)   (2,370)
Basic and diluted net loss per share as
  reported.....................................    (0.02)     (0.01)     (0.02)    (0.01)
Pro forma basic income loss per share..........    (0.02)     (0.01)     (0.02)    (0.01)

  BASIC AND DILUTED NET LOSS PER COMMON SHARE

     Basic net loss per common share excludes the effect of potentially dilutive securities and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share adjusts for the effect of convertible securities, warrants and other potentially dilutive financial instruments only in the periods in which such effect would have been dilutive.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The following securities were not included in the computation of diluted net loss per share because to do so would have had an antidilutive effect for the periods presented:

                                                              JUNE 30, 2003   JUNE 30, 2002
                                                              -------------   -------------
Stock Options...............................................   14,585,747       9,985,747
Warrants....................................................   25,856,252      25,856,252
Series A Convertible Preferred Stock........................          645             645

     As a result, the basic and diluted net loss per share is equal for all periods presented.

  GOODWILL

     Effective January 1, 2002, the Company adopted SFAS 142, "Goodwill and Intangible Assets." At January 1, 2002 the intangible assets consisted of goodwill and the subsumed workforce acquired in connection with the acquisition of the Company's former subsidiary, Canned. Management reviewed goodwill for impairment in the fourth quarter of each year or earlier if indicators of potential impairment exist. In connection with the sale of the Canned reporting unit in June 2003, goodwill totaling $1,782 was charged to loss on disposal of discontinued operations.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146, which is effective prospectively for exit or disposal activities initiated after December 31, 2002, applies to costs associated with an exit activity, including restructurings, or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. SFAS No. 146 requires that exit or disposal costs are recorded as an operating expense when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal by itself will not meet the requirement for recognizing a liability and the related expense under SFAS No. 146. SFAS No. 146 grandfathers the accounting for liabilities that were previously recorded under EITF Issue 94-3. Accordingly, SFAS No. 146 will have no effect on the exit costs recorded by the Company prior to December 31, 2002.

     Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation" ("SFAS 148"), is an amendment to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", and provides alternative methods of transition for an entity that voluntarily changes from the intrinsic value based method of accounting for stock-based employee compensation prescribed in APB No. 25 to the fair value method prescribed in SFAS 123. As permitted under SFAS 148, the Company has continued to apply the accounting provisions of APB No. 25, and to provide the annual pro forma disclosures of the effect of adopting the fair value method as required by SFAS 123. SFAS 148 also requires pro forma disclosure to be provided on a quarterly basis. The Financial Accounting Standards Board recently indicated that they will require stock-based employee compensation to be recorded as a charge to earnings beginning in 2004. The Company will continue to monitor their progress on the issuance of this standard, as well as evaluate the Company's position with respect to current guidance.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

(2) INVESTMENTS IN AND LOANS TO UNCONSOLIDATED SUBSIDIARIES

     The following summarizes the Company's ownership interests in unconsolidated subsidiaries accounted for under the equity method or cost method of accounting (in thousands):

                                                                  CARRYING VALUE
                                                         --------------------------------
                                                         JUNE 30,   DECEMBER 31,    COST
                                                           2003         2002       BASIS
                                                         --------   ------------   ------
Equity method investments:
Broadstream.com Inc. ("Broadstream")...................    $--          $ --       $7,100
NetPro Holdings, Inc. ("NetPro").......................     --            --          400
InSys LLC ("InSys")....................................     14           121          323
Cost method investments:
Livesky, Inc. ("Livesky")..............................     --            --          125
Excelsior Radio Networks, Inc. ("Excelsior")...........     --           250          250
Alacra, Inc. ("Alacra")................................     78            78           78
                                                           ---          ----       ------
Total investments......................................    $92          $449       $8,276
                                                           ===          ====       ======

  INVESTMENTS IN BROADSTREAM AND NETPRO

     In June 2000, the Company purchased 7,626,165 shares of Series A Convertible Redeemable Preferred Stock ("Series A") of Broadstream, Inc. (d/b/a Network Prophecy) ("Broadstream"), representing an approximately 30% equity interest (calculated on an as-if-converted basis) and approximately 47% voting interest, in exchange for $6,500.

     Broadstream is a streaming media management services company that provides software to measure, manage and monitor delivery of streaming media content and data. The investment in Broadstream is being accounted for under the equity method. Based upon the capital structure of, and the equity participation in, the equity investee, the Company has assumed conversion of Series A shares in computing its share of losses of this investee.

     In May 2001, Broadstream completed a recapitalization whereby all of the holders of Series A shares exchanged their Series A shares for shares of Series A-1 Convertible Redeemable Preferred Stock ("Series A-1"). The recapitalization modified the conversion ratio, policies regarding dividends and voting rights for Series A-1 holders. No additional consideration was paid by the Company or any other Series A-1 shareholder in connection with this transaction. As a result of the recapitalization the voting interest of common shareholders was reduced from 31% to 13%.

     Also in May 2001, in connection with the recapitalization, the Company transferred 1,191,569 Series A-1 shares to Adelson Investors, LLC ("Adelson"), another shareholder of Broadstream, as payment for certain financing-related services performed by Adelson on behalf of Broadstream. This transfer has been accounted for as a contribution by the Company of such shares to Broadstream in exchange for no consideration. Subsequent to the recapitalization and non-reciprocal share transfer, the Company owned 6,434,596 shares of Series A-1 Convertible Redeemable Preferred Stock of Broadstream, representing an approximately 43% equity interest (calculated on an as-if-converted basis) and a 49% voting interest.

     On August 15, 2001 the Company purchased a secured convertible promissory note from Broadstream in exchange for $600 in connection with an aggregate $1,600 bridge loan financing consummated by Broadstream. The aggregate bridge loan financing was secured by all of Broadstream's assets. The note also

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

contained certain conversion provisions in the event Broadstream were to close a new round of financing or enter into certain transactions.

     On November 30, 2001 the Company assigned its Broadstream promissory note to a newly formed entity, NetPro Holdings Inc. ("NetPro") in exchange for 13,674,753 shares of NetPro Series A-1 Convertible Redeemable Participating Preferred Stock. On November 30, 2001 as a result of the application of the equity method, the net book value of the note approximated zero and no gain or loss was recorded as a result of this exchange. Concurrent with this transaction, NetPro foreclosed on the note and elected to take possession of all of Broadstream's assets in full satisfaction of the notes.

     On December 15, 2001, the Company purchased 1,585,479 shares of NetPro Series B-1 Convertible Redeemable Participating Preferred Stock in exchange for $200 in connection with a larger ongoing financing arrangement.

     As of December 31, 2001 the Company's interest in NetPro represented approximately 38% of NetPro outstanding equity, and was being accounted for under the equity method of accounting. The Company's proportionate share of NetPro's net losses totaled $167 from the date of investment through December 31, 2001.

     On January 10, 2002, the Company invested an additional $100 in NetPro Series B-1 stock, and on March 7, 2002 the Company invested a final $100 in NetPro Series B-1 stock. On March 14, 2002, the board of directors of NetPro voted to suspend all of NetPro's business operations and immediately terminate substantially all of its employees due to NetPro's loss of significant clients and associated revenues. The Company has no obligation to provide additional funding to NetPro. As a result of this action, the Company evaluated the recoverability of this investment by comparison of its carrying value relative to estimated future cash flows. As a result of this analysis, the Company recorded an impairment charge to reduce the remaining investment balance to $0. The Company's proportionate share of net loss, and impairment charge, for the six months ended June 30, 2003, totaling $0, is included in equity in losses and impairment of investments in unconsolidated affiliates in the accompanying statement of operations.

  INVESTMENT IN AND NOTE RECEIVABLE FROM EXCELSIOR RADIO NETWORKS

     The Company made two investments in 2001 and one in the first quarter of 2002 in Excelsior Radio Networks, Inc. (f/k/a eCom Capital, Inc.), a subsidiary of Franklin Capital, which produces, syndicates and distributes radio programs and related services. The Company purchased a promissory note and warrant for $2,250 from Excelsior in August 2001 and in December 2001 purchased 250,000 common shares of Excelsior from Franklin Capital for $250. In April 2002 the Company purchased an additional promissory note from Excelsior for $4,708 in conjunction with the purchase by Excelsior of Dial Communication Group Inc. and Dial Communications Group LLC. The $2,250 promissory note was paid in full, together with related accrued interest, on October 1, 2002. The $4,708 note was repaid in full, together with related accrued interest, on January 21, 2003.

     On January 15, 2003, the Company sold the Excelsior shares and the Excelsior warrant to Sunshine III, LLC for total consideration of approximately $648 in cash.

  INVESTMENT IN LIVESKY

     On December 21, 2000, the Company purchased 625,001 shares of Series A Convertible preferred stock, representing an approximate 2% equity interest of LiveSky Solutions, Inc. ("LiveSky") in exchange for $125. LiveSky is a developer of wireless technology, including mobile business strategy and assessment as well as

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

mobile application design and development. This investment is being accounted for under the cost method of accounting.

     In June 2002, the Company received notice that the board of directors of LiveSky had voted to liquidate LiveSky in the context of a Chapter 7 bankruptcy case. The Company has no obligation to provide additional funding to LiveSky. As a result of this action, the Company evaluated the recoverability of this investment by comparison of its carrying value relative to future cash flows. As a result of this analysis, the Company recorded an impairment charge totaling $125 in the second quarter of 2002 to reduce the remaining balance to $0.

  INVESTMENT IN ALACRA

     On January 31, 2002, the Company purchased 38,840 shares of common stock, representing less than 1% equity interest, of Alacra, Inc. ("Alacra") in exchange for $78. The Company has no obligation to provide additional funding to Alacra. Alacra provides a diverse portfolio of online and offline services that allow users to quickly find, analyze, package and present mission-critical business information. This investment is being accounted for under the cost method of accounting.

(3) ACQUISITIONS AND DIVESTITURES

  DIVESTITURE OF INSYS TECHNOLOGIES, LLC

     On November 8, 2001 the Company sold a 51% voting interest in InSys Technology, Inc. ("InSys"), a wholly-owned subsidiary, to a certain member of the management team in exchange for $50 and concurrently forgave approximately $400 of advances to InSys. The Company has no obligation to provide additional funding to InSys.

     Concurrently, the Company loaned InSys $100 evidenced by a promissory note. The note bears interest at a rate equal to the London Interbank offer rate plus 2%, until the principal amount of the note is paid in full. InSys is obligated to pay, on an annual basis, at a minimum, 50% of the excess of its annual earnings before taxes.

     The Company's retained equity interest and note receivable, net of the Company's pro rata share of InSys' net losses absorbed during the period from November 8, 2001 to December 31, 2001, totaled $312. The Company's pro rata share of InSys' net loss for the six months ended June 30, 2003 and 2002 totaled $107 and $155, respectively, which is included in equity in losses and impairment of investments in unconsolidated affiliates in the accompanying statement of operations.

     On June 17, 2003, in connection with the resignation of the Company's Chief Executive Officer, the Company entered into an agreement to transfer its interest in InSys to the former executive, contingent upon the approval of the other member of InSys. Upon receipt of such approval, the then book value of InSys will be charged to severance expense.

  DIVESTITURE OF RAND INTERACTIVE CORPORATION

     On November 2, 2001 the Company sold all issued and outstanding shares of RAND Interactive Corporation ("RAND"), a wholly-owned subsidiary, to certain members of management in exchange for 375,039 shares of the Company's common stock, and a warrant to purchase such amount of shares of common stock that shall equal, at the time of exercise, 30% of the issued and outstanding shares of RAND common stock on a fully diluted basis. Such warrants have a stated exercise price of $1.00 in the aggregate, expire on November 3, 2013, and are contingently exercisable upon the occurrence of certain prospective events, as defined.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

  ACQUISITION OF IGUANA STUDIOS, INC.

     In connection with the acquisition of Iguana Studios, Inc. ("Iguana"), in March 2001, 2,300,000 shares of the Company's common stock were placed in escrow. The related contingency period expired in July 2002, and the fair value of such shares was included in the aggregate purchase price at that time. As of December 31, 2001 all employees of Iguana had been terminated, and the subsidiary's operating activities had ceased. The remaining net book value of Iguana intangibles was $0. Accordingly, the Company recorded additional impairment charges in July 2002 totaling $69 representing the fair value of such shares.

  ACQUISITION AND DIVESTITURE OF PAPKE-TEXTOR, INC.

     In June 2001, the Company acquired Papke-Textor, Inc. d/b/a Canned Interactive ("Canned"), a Los Angeles-based media and entertainment interactive agency, for approximately $1,100 in cash, including acquisition costs, and 6,436,552 shares of the Company's common stock valued at approximately $1,000.

     The business combination was accounted for using the purchase method of accounting and, accordingly, the total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the date of acquisition. The results of operations of Canned, and the estimated fair value of the assets acquired and liabilities assumed are included in the Company's consolidated financial statements from the date of acquisition. Of the total purchase price, approximately $104 was allocated to the net tangible liabilities assumed, $2,177 was allocated to identified intangible assets, primarily assembled workforce, and to goodwill. The fair value of the identified intangible assets was determined using the replacement cost approach for the assembled workforce. On January 1, 2002, in connection with the Company's adoption of SFAS 142, the value ascribed to the acquired workforce was subsumed into goodwill, and amortization of these assets ceased. Also in connection with the acquisition of Canned, $200 in cash and 715,172 shares of the Company's common stock were placed in escrow. The related contingency period expired in December 2002, at which time the cash and the then fair value of the shares, totaling $214, was included in the aggregate purchase price.

     On June 30, 2003, the Company sold all of the issued and outstanding shares of Canned to a limited partnership of which Canned's managing director is the general partner. Consideration paid to the Company consisted of 4,500,000 shares of the Company's common stock with a fair market value of $170. As a result of this divestiture, the Company recognized a loss of $274. Additionally, the Company recognized an impairment charge of $1,782, which is included in discontinued operations, to reduce the carrying amount of the Company's goodwill ascribed to its single reporting unit to zero.

     The results of operations for Canned, including the loss on sale and goodwill impairment in 2003, are reported as discontinued operations for all periods presented. The accompanying consolidated Statements of Operations for the three and six month periods ending June 30, 2002 were restated to reflect such classification. Revenues included in discontinued operations were $839 and $594 for the three months ended June 30, 2003 and 2002, respectively, and $1,547 and $1,333 for the six months ended June 30, 2003 and 2002, respectively. Net income (loss) of Canned included in discontinued operations was $91 and ($44) for the three months ended June 30, 2003 and 2002, respectively, and $159 and $88 for the six months ended June 30, 2003 and 2002, respectively. Additionally, Canned's assets and liabilities were classified as discontinued operations in the accompanying consolidated Balance Sheet as of December 31, 2002.

     At June 30, 2003, there was a remaining receivable balance of $300, which was subsequently repaid by Canned. This amount is included in other receivables in the accompanying Balance Sheet.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

(4) NOTES RECEIVABLE

     In April 2001, the Company loaned two consultants an aggregate of $500. The full recourse promissory notes, with initial principal amounts of $350 and $150, respectively, accrue interest at the rate of 7.25% per annum. Payments are due in various installments of principal plus accrued interest commencing on April 25, 2002 and continuing annually thereafter through April 25, 2006. During the second quarter of 2003, the Company received installment payments, totaling $36. This amount was less than the $86 due in that period. As a result of the underpayment and management's assessment of the likelihood of future collection, the Company established a valuation allowance for the remaining principal amount of the notes totaling $473.

(5) COMMITMENTS AND CONTINGENCIES

     In July 2001, the Board of Directors terminated the employment of the Company's then President and Chief Executive Officer. The former executive had an employment agreement dated August 21, 2000 that provided for severance benefits. As of June 30, 2003, the Company has paid the former executive the full severance he is entitled to under his employment agreement; the related obligation totaled $0 at June 30, 2003.

     On June 17, 2003, the individual filling the roles of President, Chief Executive Officer and Chief Financial Officer of the Company resigned and entered into the Separation Agreement with the Company. The former executive had an employment agreement dated September 17, 2001 governing the terms and conditions of his employment. The Company will pay the former executive the severance he is entitled to under the Separation Agreement, totaling $140, and has recognized a charge in the Statement of Operations for the three months ended June 30, 2003 for the value of expected payments and benefits payable to the former executive (See Note 6).

  OPERATING LEASES

     The Company leases its facilities under operating lease agreements. The following are the future minimum lease payments under non-cancelable leases as of June 30, 2003:

PERIOD ENDED DECEMBER 31,                                     OPERATING   CAPITAL
-------------------------                                     ---------   -------
2003........................................................    $229        $17
2004........................................................      --         10
Thereafter..................................................      --         --
                                                                ----        ---
Total Lease Obligation......................................    $229         27
Amount Representing Interest................................                 --
                                                                             27
Current Portion.............................................                 23
                                                                            ---
Long Term Portion...........................................                $ 4
                                                                            ===

     Total minimum lease payments, above, have not been reduced for future minimum sublease rentals totaling approximately $103.

     As a result of the Company's divestiture of certain operations, employee terminations and terminated business combination, the Company evaluated its alternatives with respect to its contractual obligations concerning leased facilities. As of June 30, 2002, the Company determined that certain facilities had no substantive future use or benefit to the Company. The Company accrued the remaining costs relating to these leases, net of sublease income, in the second quarter of 2002. At June 30, 2003, $106 of this amount remained.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

  LEGAL PROCEEDINGS

     The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operation or liquidity.

(6) STOCKHOLDER'S EQUITY

     In April, 2002 the Company cancelled 15,468,748 outstanding warrants with a weighted average exercise price of $0.85 in exchange for no consideration.

     In August, 2002 the Company's shareholders approved the grant to the former Chief Executive Officer of an option to purchase 6,000,000 shares of the Company's common stock. Under the Separation Agreement entered into in connection with such former Chief Executive Officer's resignation on June 17, 2003, such options, together with 3,000,000 previously granted, were immediately vested and may be exercised at any time on or before March 31, 2005. As a result of this modification to the terms of the options, the Company has recorded a charge of $90. This amount is included in stock-based compensation in the accompanying Statement of Operations for the period ended June 30, 2003.

(7) RELATED PARTY TRANSACTIONS

     During the six months ended June 30, 2003, the Company incurred legal fees in connection with certain transactions and other matters in the normal course of business. A portion of these services were provided by a firm of which a former member of the Board of Directors is a partner. Such former member of the Board of Directors resigned on June 12, 2003. Fees incurred by this firm totaled approximately $148 in the six months ended June 30, 2003.

     During the three months ended March 31, 2002, the Company incurred management and investment advisory service fees in connection with identifying, evaluating, negotiating, and managing investment opportunities for the Company. These services were provided by a firm of which the former President and Chief Executive Officer of the Company was previously affiliated. Such former President and Chief Executive Officer of the Company resigned on June 17, 2003. Fees incurred by the Company to this firm totaled $75 in the three months ended March 31, 2002. As of June 30, 2002, the Company no longer utilizes this firm to perform any services for the Company. Additionally, this firm occupies a portion of the Company's office space in Connecticut, for which it pays rent at an amount which approximates fair market value. Such payments to the Company totaled $156 and $115 during the six months ended June 30, 2003 and 2002, respectively. Furthermore, the firm was indebted to the Company in the amount of $115 and $194 at June 30, 2003 and December 31, 2002, respectively, for its pro rata share of certain leasehold improvements and rental payments due, which are reflected in the Related Party Receivable in the accompanying Balance Sheet.

(8) SUBSEQUENT EVENTS

     On August 13, 2003, in connection with the proposed merger, Change funded an aggregate loan of $750,000 to Neurologix. On November 14, 2003, the merger agreement was amended to increase the principal amount of the loan from $750,000 to $1,100,000. Change is required to fund the additional $350,000 upon the request of Neurologix at any time after December 1, 2003. Interest on the unpaid principal accrues at the rate of 4% per year. The outstanding principal under the loan and the accrued interest will be due and payable on demand at any time after June 30, 2004.

                  REPORT OF KPMG LLP, INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
Change Technology Partners, Inc.

     We have audited the accompanying consolidated balance sheets of Change Technology Partners, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and redeemable preferred stock, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Change Technology Partners, Inc. and subsidiaries as of December 31, 2002 and 2001 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company adopted a plan of liquidation and dissolution that raises substantial doubt about its ability to continue as a going concern. The Company's plans with regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might arise from the outcome of this uncertainty.

KPMG LLP
New York, New York
March 27, 2003, except for the reclassification and presentation of the discounted operations of Papke Textor, Inc., as discussed in Note 3, as to which the date is November 14, 2003.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                    AMOUNTS)
                                      ASSETS
Cash and cash equivalents...................................  $  2,944    $  8,702
Related party receivable....................................       194         204
Other Receivable............................................       318         229
Notes receivable............................................     4,926       2,393
Prepaid expenses and other current assets, including
  restricted cash of $200 at December 31, 2001..............       672         479
Current assets related to discounted operations.............       465          71
                                                              --------    --------
  Total current assets......................................  $  9,519    $ 12,078
Notes receivable, excluding current portion.................       424         333
Investments in and loans to unconsolidated subsidiaries.....       449         720
Property and equipment, net.................................       281         562
Goodwill related to discontinued operations.................     1,782       1,568
Long term assets related to discontinued operations.........       155         238
Other assets................................................       123         653
                                                              --------    --------
  Total assets..............................................  $ 12,733    $ 16,152
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $    123    $    272
Accrued expenses............................................       580         976
Capital lease obligation....................................        70          55
Liabilities related to discontinued operations, net.........       333         115
                                                              --------    --------
  Total current liabilities.................................     1,106       1,418
Capital lease obligation, less current portion..............         8          74
                                                              --------    --------
  Total liabilities.........................................     1,114       1,492
Stockholders' equity:
  Preferred stock:
  Series A -- $.06 per share cumulative, convertible
     share-for-share into common stock; $.10 par value;
     500,000 shares authorized, 645 issued and outstanding
     at December 31, 2002 and 2001, with an aggregate
     liquidation preference of $1 per share.................        --          --
  Series B -- convertible into common on a 1:40 basis; $.10
     par value; 4,000,000 shares authorized; 0 shares issued
     and outstanding at December 31, 2002 and 2001..........        --          --
  Common stock:
     $.01 par value; 500,000,000 shares authorized,
      182,003,920 and 179,022,881 issued and outstanding at
      December 31, 2002 and 2001, respectively..............     1,820       1,790
Additional paid-in capital..................................    94,369      94,637
Deferred compensation.......................................      (268)       (966)
Accumulated deficit.........................................   (84,302)    (80,801)
                                                              --------    --------
     Total stockholders' equity.............................    11,619      14,660
                                                              --------    --------
     Total liabilities and stockholders' equity.............  $ 12,733    $ 16,152
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------
                                                           2002              2001              2000
                                                      ---------------   ---------------   --------------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues............................................   $         --      $      4,596      $     1,370
Cost of revenues including the amortization of
  purchased intangibles of $654 and $50 in 2001 and
  2000, respectively................................             --             6,088            1,119
                                                       ------------      ------------      -----------
Gross Profit (loss).................................             --            (1,492)             251
Operating expenses:
General and administrative expenses, exclusive of
  equity based compensation of $377, $3,086 and
  $2,921 in 2002, 2001 and 2000, respectively.......          3,342            12,894            3,305
Equity based compensation...........................            377             3,086            2,921
Severance...........................................             --             1,326               --
Loss on disposal of subsidiaries....................             --               377               --
Impairment..........................................             69             7,263               --
                                                       ------------      ------------      -----------
Loss from operations................................         (3,788)          (26,438)          (5,975)
Other income (expense):
Interest and dividend income, net...................            743               859            1,469
Equity in losses and impairment of investments in
  unconsolidated subsidiaries.......................           (549)           (5,546)          (1,732)
                                                       ------------      ------------      -----------
Loss from continuing operations.....................         (3,594)          (31,125)          (6,238)
Income (loss) from discontinued operations..........             93            (1,075)              --
                                                       ------------      ------------      -----------
  Net loss..........................................         (3,501)          (32,200)          (6,238)
                                                       ------------      ------------      -----------
Deemed dividend attributable to issuance of Series B
  convertible preferred stock.......................             --                --           40,000
                                                       ------------      ------------      -----------
Net loss attributable to common stockholders........   $     (3,501)     $    (32,200)     $   (46,238)
Basic and diluted loss per common share from
  continuing operations.............................   $      (0.02)     $      (0.23)     $     (1.31)
Discontinued operations.............................          (0.00)            (0.00)           (0.00)
                                                       ------------      ------------      -----------
Basic and diluted net loss per common share.........   $      (0.02)     $      (0.23)     $     (1.31)
Weighted average common shares outstanding, basic
  and diluted.......................................    180,251,646       138,478,550       35,424,000

          See accompanying notes to consolidated financial statements.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                           SERIES B
                                          REDEEMABLE            SERIES A            SERIES B
                                        PREFERRED STOCK      PREFERRED STOCK     PREFERRED STOCK         COMMON STOCK
                                     ---------------------   ---------------   -------------------   --------------------
                                       SHARES      AMOUNT    SHARES   AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT
                                     ----------   --------   ------   ------   ----------   ------   -----------   ------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Balance as of December 31, 1999....          --         --   3,221       --            --      --      4,958,234      49
Sale of warrants to purchase common
 stock.............................          --         --      --       --            --      --             --      --
Issuance of Series B redeemable
 preferred stock, net of offering
 costs.............................   4,000,000     40,000      --       --            --      --             --      --
Beneficial conversion feature
 related to Series B redeemable
 convertible preferred stock.......          --    (40,000)     --       --            --      --             --      --
Amortization of beneficial
 conversion feature................          --     40,000      --       --            --      --             --      --
Conversion of Series B preferred
 stock into common stock...........  (1,000,000)   (10,000)     --       --            --      --     40,000,000     400
Nullification of redemption feature
 of Series B preferred stock.......  (3,000,000)   (30,000)     --       --     3,000,000     300             --      --
Deferred compensation..............          --         --      --       --            --      --             --      --
Amortization of deferred
 compensation......................          --         --      --       --            --      --             --      --
Removal of restrictions on
 subsidiary stock to employee and
 independent contractors...........          --         --      --       --            --      --             --      --
Issuance of subsidiary stock for
 acquisition.......................          --         --      --       --            --      --             --      --
Net loss for the year ended
 December 31, 2000.................          --         --      --       --            --      --             --      --
                                     ----------   --------   ------   -----    ----------   -----    -----------   ------
Balance as of December 31, 2000....          --   $     --   3,221    $  --     3,000,000   $ 300     44,958,234   $ 449
Amortization of deferred
 compensation......................          --         --      --       --            --      --             --      --
Forfeiture of unvested options.....                     --      --       --            --      --             --      --
Options Granted to Executive (Note
 8)................................          --         --      --       --            --      --             --      --
Reacquisition of stock in
 connection with sale of RAND......          --         --      --       --            --      --       (375,039)     (4)
Acquisition of Iguana Studios,
 Inc...............................          --         --      --       --            --      --      2,700,000      27
Settlement of stock award to CEO
 and acquisition of outstanding
 minority interest of eHotHouse,
 Inc...............................          --         --      --       --            --      --      5,300,013      54
Acquisition of Canned Interactive,
 Inc...............................          --         --      --       --            --      --      6,436,552      64
Conversion of series A preferred
 shares to common..................          --         --      --       --            --      --             --      --
Conversion of preferred shares to
 common............................          --         --   (2,576)     --    (3,000,000)   (300)   120,002,576   1,200
Net loss for the year ended
 December 31, 2001.................          --         --      --       --            --      --             --      --
                                     ----------   --------   ------   -----    ----------   -----    -----------   ------
Balance at December 31, 2001.......          --   $     --     645    $  --            --   $  --    179,022,336   $1,790
Amortization of deferred
 compensation......................          --         --      --       --            --      --             --      --
Forfeiture of unvested options.....          --         --      --       --            --      --             --      --
Release of shares from escrow in
 connection with the acquisition of
 Iguana Studios, Inc...............          --         --      --       --            --      --      2,300,000      23
Reacquisition of stock from
 shareholder.......................          --         --      --       --            --      --        (33,588)     --
Release of shares from escrow in
 connection with the acquisition of
 Canned Interactive, Inc...........                                                                      715,172       7
Net loss for the year ended
 December 31, 2002.................          --         --      --       --            --      --             --      --
                                     ----------   --------   ------   -----    ----------   -----    -----------   ------
Balance at December 31, 2002.......          --   $     --     645    $  --            --   $  --    182,003,920   $1,820
                                     ==========   ========   ======   =====    ==========   =====    ===========   ======


                                     ADDITIONAL                                    TOTAL
                                      PAID-IN       DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                      CAPITAL     COMPENSATION     DEFICIT        EQUITY
                                     ----------   ------------   -----------   -------------
                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Balance as of December 31, 1999....     2,559            --         (2,363)           245
Sale of warrants to purchase common
 stock.............................       100            --             --            100
Issuance of Series B redeemable
 preferred stock, net of offering
 costs.............................      (550)           --             --           (550)
Beneficial conversion feature
 related to Series B redeemable
 convertible preferred stock.......    40,000            --             --         40,000
Amortization of beneficial
 conversion feature................        --            --        (40,000)       (40,000)
Conversion of Series B preferred
 stock into common stock...........     9,600            --             --         10,000
Nullification of redemption feature
 of Series B preferred stock.......    29,700            --             --         30,000
Deferred compensation..............     2,480        (2,480)            --             --
Amortization of deferred
 compensation......................        --           693             --            693
Removal of restrictions on
 subsidiary stock to employee and
 independent contractors...........     2,228            --             --          2,228
Issuance of subsidiary stock for
 acquisition.......................       704            --             --            704
Net loss for the year ended
 December 31, 2000.................        --            --         (6,238)        (6,238)
                                      -------       -------       --------       --------
Balance as of December 31, 2000....   $86,821       $(1,787)      $(48,601)      $ 37,182
Amortization of deferred
 compensation......................        --           621             --            621
Forfeiture of unvested options.....      (320)          320             --             --
Options Granted to Executive (Note
 8)................................       120          (120)            --             --
Reacquisition of stock in
 connection with sale of RAND......       (22)           --             --            (26)
Acquisition of Iguana Studios,
 Inc...............................     2,958            --             --          2,985
Settlement of stock award to CEO
 and acquisition of outstanding
 minority interest of eHotHouse,
 Inc...............................     5,091            --             --          5,145
Acquisition of Canned Interactive,
 Inc...............................       889            --             --            953
Conversion of series A preferred
 shares to common..................        --            --             --             --
Conversion of preferred shares to
 common............................      (900)           --             --             --
Net loss for the year ended
 December 31, 2001.................        --            --        (32,200)       (32,200)
                                      -------       -------       --------       --------
Balance at December 31, 2001.......   $94,637       $  (966)      $(80,801)      $ 14,660
Amortization of deferred
 compensation......................        --           377             --            377
Forfeiture of unvested options.....      (321)          321             --             --
Release of shares from escrow in
 connection with the acquisition of
 Iguana Studios, Inc...............        46            --             --             69
Reacquisition of stock from
 shareholder.......................        --            --             --             --
Release of shares from escrow in
 connection with the acquisition of
 Canned Interactive, Inc...........         7                                          14
Net loss for the year ended
 December 31, 2002.................        --            --         (3,501)        (3,501)
                                      -------       -------       --------       --------
Balance at December 31, 2002.......   $94,369       $  (268)      $(84,302)      $ 11,619
                                      =======       =======       ========       ========

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 2002         2001          2000
                                                              ----------   -----------   ----------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                         SHARE AMOUNTS)
Cash flows from operating activities:
  Net income (loss).........................................   $(3,501)     $(32,200)     $(6,238)
  Adjustments to reconcile net income (loss) to net cash in
     operating activities:
     Depreciation and amortization..........................       284         2,519           56
     Impairment losses......................................        69         7,263           --
     Decrease in trading activities.........................        --            --          112
     Equity based compensation..............................       377         3,086        2,921
     Equity in losses and impairment of investments in
       unconsolidated affiliates............................       549         5,546        1,732
     Accretion of loan discount.............................       (72)          (36)          --
     Accrued interest on loans receivable...................      (625)          (52)          --
     Provision for doubtful accounts........................        --           111           --
     Loss on disposal of property and equipment.............        --           537           --
     Loss on disposal of subsidiaries, net of cash
       disposed.............................................        --           141           --
     Discontinued operations, net...........................       (93)        1,075           --
Changes in operating assets and liabilities net of
  acquisitions:
     Accounts receivable....................................        --           471          142
     Prepaid expenses and other assets......................        58          (513)        (456)
     Deferred revenues......................................        --           211            8
     Accounts payable and accrued liabilities...............      (545)         (336)         904
                                                               -------      --------      -------
     Net cash used in operating activities..................    (3,499)      (12,177)        (819)
Cash flows from investing activities:
     Investments in affiliates..............................      (278)         (450)      (6,625)
     Capital contribution to discontinued operations........        --          (560)          --
     Purchase of property and equipment.....................        (3)         (655)        (336)
     Cash proceeds from sale of property and equipment......        --            35           --
     Cash paid for acquisitions.............................        --        (4,076)      (1,542)
     Advances on notes receivable...........................    (4,708)       (3,450)          --
     Receipts on notes receivable...........................     2,781            --           --
                                                               -------      --------      -------
       Net cash used in investing activities................    (2,208)       (9,156)      (8,503)
Cash flows from financing activities:
     Principal payments under capital leases................       (51)          (34)          --
     Payment of notes payable...............................        --          (264)         (28)
     Issuance of Series B preferred stock and warrants, net
       of offering costs....................................        --            --       39,550
                                                               -------      --------      -------
Net cash (used in) provided by financing activities.........       (51)         (298)      39,522
                                                               -------      --------      -------
Net (decrease) increase in cash and cash equivalents........    (5,758)      (21,631)      30,200
Cash and cash equivalents at beginning of period............     8,702        30,333          133
                                                               -------      --------      -------
Cash and cash equivalents at end of period..................   $ 2,944      $  8,702      $30,333
                                                               =======      ========      =======

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2002
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) DESCRIPTION OF BUSINESS

     Arinco Computer Systems Inc., the predecessor of the Company together with its subsidiaries, (the "Company"), was incorporated on March 31, 1978; however, the Company formally commenced implementation of its plan to provide professional consulting services on June 15, 2000. The Company provided a broad range of professional consulting services, including e-services and technology strategy, online branding, web architecture and design, systems integration, systems architecture and outsourcing. The Company has served clients throughout the United States and, as of December 31, 2002, has offices in Connecticut and California. During the year ended December 31, 2001, the Board of Directors voted to divest the Company of a majority of its then existing operations.

     At December 31, 2002, the Company's remaining consolidated subsidiaries are:

     - Iguana Studios, Inc. (which has limited continuing operating activities)

     - Papke-Textor, Inc. d/b/a Canned Interactive ("Canned")

     Based on the Company's assessment of the opportunities in the radio business, the Board of Directors decided to merge with Franklin Capital Corporation and jointly develop and acquire network radio programming and sales and syndication businesses. On December 4, 2001, the Company entered into an agreement and plan of merger with Franklin Capital. On July 1, 2002, the Company received a notice of termination from Franklin Capital terminating the proposed merger.

     On September 30, 2002, the Board of Directors adopted a plan of liquidation and dissolution. The plan remains subject to stockholder approval, which the Company intends to seek at its next annual meeting. The plan anticipates the continuation of the Company's business activities pending an orderly wind down of its operations, but permits the Board of Directors to amend, modify or abandon the plan, notwithstanding stockholder approval, if the Board determines that doing so would be in the best interests of the Company and its stockholders. The Company continues to review other alternatives to liquidation. However, if no appropriate alternative can be found, the Company anticipates that it will commence liquidation in 2003. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result from the outcome of this uncertainty.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates embedded in the consolidated financial statements for the periods presented concern the allowances for doubtful accounts, the estimates used in the percentage of completion method, the fair value of purchased intangible assets, and the estimated useful lives of purchased intangible assets.

  (B) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries from the date of acquisition through the date of disposition, if applicable. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in less than

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

majority-owned entities over which the Company has significant influence are accounted for using the equity method.

     Since the Company was the only contributor of capital to a majority-owned subsidiary, eHotHouse, Inc. ("eHotHouse"), and the minority interest holders had no obligation to provide additional capital, 100% of those losses were included in the Company's results for the period prior to the Company's acquisition of the outstanding minority interest in February, 2001. In May, 2001, eHotHouse merged with and into the Company.

  (C) REVENUE RECOGNITION

     Revenues are recognized for fixed-price arrangements in the period services are rendered using the percentage-of-completion method, based on the percentage of costs incurred to date to total estimated projects costs, provided the Company has the ability to produce reasonably dependable estimates, collection of the resulting receivable is probable and no significant obligations remain. The cumulative impact of any revision in estimates of the cost to complete and losses on projects in process are reflected in the period in which they become known.

     Revenues are recognized for time-and-materials based arrangements in the period when the underlying services are rendered, provided collection of the resulting receivable is probable and no significant obligations remain.

     The Company generally enters into short-term, project specific contracts with its clients who are generally billed in the same period in which services are rendered. If services are rendered in advance of billings, the Company records and presents the related amounts as unbilled revenue. If amounts are received in advance of services being performed, the amounts are recorded and presented as deferred revenues.

     In November 2001, the Emerging Issues Task Force ("EITF") concluded that reimbursements for out-of-pocket-expenses incurred should be included in revenue in the income statement and subsequently issued EITF 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" in January 2002. The Company adopted EITF 01-14 effective January 1, 2002 and has reclassified financial statements for prior periods to comply with the guidance in this EITF. Reimbursable expenses were de minimis for all periods presented.

  (D) COST OF REVENUES

     Cost of revenues consists primarily of compensation of billable employees, travel, subcontractor costs, and other costs directly incurred in the delivery of services to clients. Billable employees are full time employees and subcontractors who spent time servicing client projects. Also included in cost of revenues in the statement of operations for the twelve months ended December 31, 2001 and 2000 is the amortization of certain purchased intangible assets, representing the value of customer relationships and workforces acquired. In connection with the adoption of SFAS 142 on January 1, 2002, acquired workforce was subsumed into goodwill and, accordingly, amortization of the remaining acquired workforce ceased.

  (E) CONCENTRATION OF CREDIT RISK

     Financial instruments that subject the Company to credit risks consist primarily of cash and cash equivalents, notes receivable, and trade accounts receivable. Cash and cash equivalents consist of deposits, money market funds, and investments in short term "AAA" rated debt instruments. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends, and other information.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

To date, such losses have been within management's expectations. Notes receivable are generally collateralized and bear a market rate of interest commensurate with the associated risks.

     Revenues from significant customers are as follows:

                                                               TWELVE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2002    2001    2000
                                                              -----   -----   -----
Customer A..................................................    0%      0%     37%
Customer B..................................................    0%      0%     29%
Customer C..................................................    0%      0%     26%
Customer D..................................................    0%      0%      0%
Customer E..................................................   12%     15%      0%
Customer F..................................................   37%     47%      0%
Customer G..................................................    0%      0%      0%
Customer H..................................................    5%      0%      0%
Customer I..................................................    9%      0%      0%

     Accounts receivable from significant customers are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
Customer A..................................................    0%    0%     13%
Customer B..................................................    0%    0%     19%
Customer C..................................................    0%    0%     15%
Customer D..................................................    0%    0%     10%
Customer E..................................................   29%    1%      0%
Customer F..................................................   12%    0%      0%
Customer G..................................................   27%    0%      0%
Customer H..................................................   13%    0%      0%
Customer I..................................................   11%    0%      0%

  (F) CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of less than three months.

  (G) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the respective lease term. The Company provides for depreciation of other machinery and equipment over their estimated useful lives, using the straight-line method, as follows:

ASSET CLASSIFICATION                                           ESTIMATED USEFUL LIFE
--------------------                                           ---------------------
Computers and equipment.....................................               3 - 5 years
Furniture and fixtures......................................                   5 years
Leasehold improvements......................................  5 - 10 years (lease term)

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (H) PURCHASED INTANGIBLE ASSETS

     At December 31, 2001, purchased intangible assets, comprised primarily of the customer lists and the workforce acquired in connection with the acquisition of Canned, were being amortized over a period of 3 years, the estimated period of benefit considering the underlying contractual relationships, the project oriented continuing revenue stream, and analysis of the Company's retention efforts.

     Effective June 2001, the Company adopted Financial Accounting Standards Board Statement of Accounting Standards (SFAS) 141, "Business Combinations". Effective January 1, 2002, the Company adopted SFAS 142, "Goodwill and Intangible Assets" and SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 141 requires that acquisitions entered into after June 30, 2001 be accounted for using the purchase method and establishes criteria to be used in determining whether acquired intangible assets are to be separated from goodwill. At January 1, 2002 the intangible assets consisted of goodwill and the subsumed workforce acquired in connection with the acquisition of Canned.

     SFAS 142 sets forth the accounting for goodwill and intangible assets already recorded. Commencing January 1, 2002, goodwill is no longer being amortized into results of operations. Management conducted valuations of its reporting units in order to test goodwill for impairment by comparing the asset's fair value to the carrying value. This analysis did not indicate impairment as of January 1, 2002.

     The following table reflects the reconciliation of reported net loss and loss per share to amounts adjusted for the exclusion of goodwill amortization:

                                                             TWELVE MONTHS ENDED
                                                                 DECEMBER 31,
                                                         ----------------------------
                                                          2002       2001      2000
                                                         -------   --------   -------
NET LOSS
Reported loss..........................................  $(3,501)  $(32,200)  $(6,238)
Add back: Goodwill amortization........................                          ----
                                                              --        677
                                                                              $(6,238)
Adjusted net loss......................................  $(3,501)  $(31,523)
                                                         =======   ========   =======
PER SHARE OF COMMON STOCK
Basic and Diluted:
                                                         $  (.02)  $  (0.23)  $ (1.31)
  Reported loss........................................
  Add back: Goodwill amortization......................                ----      ----
                                                              --
                                                                   $  (0.23)  $ (1.31)
  Adjusted net loss....................................  $  (.02)
                                                         =======   ========   =======

  (I) EQUITY-BASED COMPENSATION

     The Company accounts for its employee stock option plans in accordance with the provisions of the Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board Interpretation No. 44. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. All such deferred compensation is amortized over the related vesting period on a straight-line basis. The Company adopted the disclosure-only requirements of SFAS No. 123 "Accounting for Stock-Based Compensation", which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock grants made as if the fair value based method of accounting in SFAS No. 123 had been applied to these transactions.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Had compensation cost for these awards been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2002       2001       2000
                                                        -------   --------   --------
Net loss, as reported.................................  $(3,501)  $(32,200)  $(46,238)
Add back: compensation expense related to stock
  options, as reported................................      377        621        693
Deduct: compensation expense related to stock options
  under fair value based method.......................     (514)    (1,334)    (1,191)
                                                        -------   --------   --------
Pro forma net loss....................................  $(3,638)  $(32,913)  $(46,736)
                                                        =======   ========   ========
Basic and diluted net loss per share as reported......  $  (.02)  $  (0.23)  $  (1.31)
                                                        =======   ========   ========
Pro forma basic income loss per share.................  $  (.02)  $  (0.23)  $  (1.32)
                                                        =======   ========   ========

     Each year the Company has estimated the fair value of stock option grants made in that year by using the Black-Scholes option-pricing model. Following are the weighted-average assumptions used:

                                                              2001   2000
                                                              ----   ----
Expected option term (years)................................    10     10
Risk-free interest rate(%)..................................  6.00%  5.78%
Expected volatility(%)......................................    81%    59%
Dividend yield(%)...........................................     0%     0%

     There were no options granted during the year ended December 31, 2002.

  (J) BASIC AND DILUTED NET LOSS PER COMMON SHARE

     Basic net loss per common share excludes the effect of potentially dilutive securities and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income or loss per share is adjusted for the effect of convertible securities, warrants and other potentially dilutive financial instruments only in the periods in which such effect would have been dilutive.

     The following securities were not included in the computation of diluted net loss per share because to do so would have had an antidilutive effect for the periods presented:

                                                             AT DECEMBER 31,
                                                   ------------------------------------
                                                      2002         2001         2000
                                                   ----------   ----------   ----------
Stock Options....................................  14,585,747   16,133,768    4,600,000
Warrants.........................................  25,856,252   41,250,000   41,250,000
Series A Convertible Preferred Stock.............         645          645        3,221
Series B Convertible Preferred Stock.............          --           --    3,000,000

     As a result, the basic and diluted net loss per share is equal for all periods presented.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (K) INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and to operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the rate change occurs. A valuation allowance is provided for the amount of deferred tax assets for which, based on available evidence, realization is not assured.

  (L) COMPREHENSIVE INCOME

     The Company accounts for comprehensive income (loss) under SFAS No. 130 "Reporting Comprehensive Income." This statement established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. For all periods presented, comprehensive income (loss) equals net income (loss) as reported.

  (M) SEGMENT REPORTING

     Although the Company has divested itself of certain of its operations, and is evaluating other business opportunities, it has historically offered, largely through its acquired businesses, a wide variety of professional consulting services such as e-services, technology services and systems integration. Management does not manage its operations by these product offerings, but instead views the Company as one operating segment when making business decisions, with one operating decision maker, the Chief Executive Officer. The Company manages its operations as a cross-disciplinary integrated solutions provider, which attempts to bring forth a coordinated service offering to its clients.

  (N) NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. Effective January 1, 2002, the Company adopted SFAS
144. Adoption of SFAS 144 has not resulted in an impairment charge.

     Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), requires that costs associated with exit or disposal activities be measured initially at fair value, and recognized only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company plans to adopt SFAS 146 effective January 1, 2003. The impact of SFAS 146 on the Company's financial statements will depend on a variety of factors, including interpretive guidance from the FASB. However, the Company does not expect that the adoption will have a material impact on its consolidated results of operations or financial position.

     Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation" ("SFAS 148"), is an amendment to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", and provides alternative methods of transition for an entity that voluntarily changes from the intrinsic value based method of accounting for stock-based employee compensation prescribed in APB No. 25 to the fair value method prescribed in SFAS 123. As permitted under SFAS 148, the Company has continued to apply the accounting provisions of APB No 25, and to provide the annual pro forma disclosures of the effect of adopting the fair value method as required by SFAS 123. SFAS 148 also

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

requires pro forma disclosure to be provided on a quarterly basis. The Company plans to adopt the quarterly disclosure requirement during the first quarter of 2003.

(3) DISCONTINUED OPERATIONS

     On June 30, 2003, the Company sold all of the issued and outstanding shares of its Canned Interactive subsidiary to a limited partnership of which Canned's managing director is the general partner. Accordingly, the assets and liabilities of Canned have been segregated and presented separately in the accompanying balance sheet for the years ended December 31, 2002 and 2001. Additionally, the operations and cash flows of Canned for the years ending December 31, 2002, 2001 and 2000 have been reclassed into a one-line presentation and are included in Loss from Discontinued Operations and Net Cash Used by Discontinued Operations. Revenues included in discontinued operations were $2,678, $971, and $0 for the years ended December 31, 2002, 2001 and 2000, respectively. Net income (loss) of Canned included in discontinued operations was $93, $(466), and $0 for the years ended December 31, 2002, 2001 and 2000, respectively.

(4) SEVERANCE AND IMPAIRMENT CHARGES

     In 2001, in response to continued unfavorable market conditions for its services, the Company embarked on a review of all operations with the goal of formulating a course of action to minimize near-term losses and capital expenditures and reduce cash outflows. As an initial course of action, primarily during July and August 2001, the Company terminated the employment of approximately 90% of its then existing workforce. As a result, the Company incurred severance charges of $1,326, which are included in severance charges in the accompanying Statement of Operations for the year ended December 31, 2001. Of this amount, $1,145 of the severance obligations have been paid as of December 31, 2002.

(5) INVESTMENTS IN AND LOANS TO UNCONSOLIDATED SUBSIDIARIES

     The following summarizes the Company's ownership interests in, and loans to, unconsolidated subsidiaries accounted for under the equity method, and investments accounted for under the cost method of accounting:

                                                              CARRYING VALUE
                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001    COST BASIS
                                                              ------   ------   ----------
Equity method investments:
Broadstream.com Inc. ("Broadstream")........................   $ --     $ --      $7,100
NetPro Holdings, Inc. ("NetPro")............................     --       33         400
InSys LLC ("InSys").........................................    121      312         323
Cost method investments:
Livesky, Inc. ("Livesky")...................................     --      125         125
Alacra, Inc. ("Alacra").....................................     78       --          78
Excelsior Radio Networks, Inc. ("Excelsior")................    250      250         250
                                                               ----     ----      ------
Total investments:..........................................   $449     $720      $8,276
                                                               ====     ====      ======

  INVESTMENTS IN BROADSTREAM AND NETPRO

     In June 2000, the Company purchased 7,626,165 shares of Series A Convertible Redeemable Preferred Stock ("Series A") of Broadstream, Inc. (d/b/a Network Prophecy) ("Broadstream"), representing an

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximately 30% equity interest (calculated on an as-if-converted basis) and approximately 47% voting interest, in exchange for $6,500.

     Broadstream is a streaming media management services company that provides software to measure, manage and monitor delivery of streaming media content and data. The investment in Broadstream is being accounted for under the equity method. Based upon the capital structure of, and the equity participation in, the equity investee, the Company has assumed conversion of Series A shares in computing its share of losses of this investee. The Company's proportionate share of Broadstream's net loss was $3,177 and $1,097 in 2001 and 2000, respectively, and the amortization of the excess of cost over the Company's proportionate interest in the underlying equity was $1,175 and $635 for 2001 and 2000, respectively. These amounts are included in equity in losses of affiliate in the accompanying Statement of Operations.

     In May 2001, Broadstream completed a recapitalization whereby all of the holders of Series A shares exchanged their Series A shares for shares of Series A-1 Convertible Redeemable Preferred Stock ("Series A-1"). The recapitalization modified the conversion ratio, policies regarding dividends and voting rights for Series A-1 holders. No additional consideration was paid by the Company or any other Series A-1 shareholder in connection with this transaction. As a result of the recapitalization the voting interest of common shareholders was reduced from 31% to 13%.

     Also in May 2001, in connection with the recapitalization, the Company transferred 1,191,569 Series A-1 shares to Adelson Investors, LLC ("Adelson"), another shareholder of Broadstream, as payment for certain financing-related services performed by Adelson on behalf of Broadstream. This transfer has been accounted for as a contribution by the Company of such shares to Broadstream in exchange for no consideration. As a result of this non-reciprocal transfer of shares the Company recorded a charge of $1,016 equal to the Company's cost basis in such shares, which approximated fair value, and has been included in equity in losses of affiliate in the accompanying Statement of Operations for the year ended December 31, 2001. Subsequent to the recapitalization and non-reciprocal share transfer, the Company owned 6,434,596 shares of Series A-1 Convertible Redeemable Preferred Stock of Broadstream, representing an approximately 43% equity interest (calculated on an as-if-converted basis) and a 49% voting interest.

     On August 15, 2001 the Company purchased a secured convertible promissory note from Broadstream in exchange for $600 in connection with an aggregate $1,600 bridge loan financing consummated by Broadstream. The aggregate bridge loan financing was secured by all of Broadstream's assets. The note also contained certain conversion provisions in the event Broadstream were to close a new round of financing or enter into certain transactions.

     On November 30, 2001 the Company assigned its Broadstream promissory note to a newly formed entity, NetPro Holdings Inc. ("NetPro") in exchange for 13,674,753 shares of NetPro Series A-1 Convertible Redeemable Participating Preferred Stock. On November 30, 2001 as a result of the application of the equity method, the net book value of the note approximated zero and no gain or loss was recorded as a result of this exchange. Concurrent with this transaction, NetPro foreclosed on the note and elected to take possession of all of Broadstream's assets in full satisfaction of the notes.

     On December 15, 2001, the Company purchased 1,585,479 shares of NetPro Series B-1 Convertible Redeemable Participating Preferred Stock in exchange for $200 in connection with a larger ongoing financing arrangement.

     As of December 31, 2001, the Company's interest in NetPro represented approximately 38% of NetPro outstanding equity, and was being accounted for under the equity method of accounting. The Company's proportionate share of NetPro's net losses totaling $167 from the date of investment through December 31, 2001, is included in equity in losses of unconsolidated subsidiaries in the accompanying Statement of Operations.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On January 10, 2002, the Company invested an additional $100 in NetPro Series B-1 stock, and on March 7, 2002 the Company invested a final $100 in NetPro Series B-1 stock. On March 14, 2002, the board of directors of NetPro voted to suspend all of NetPro's business operations and immediately terminate substantially all of its employees due to NetPro's loss of significant clients and associated revenues. The Company has no obligation to provide additional funding to NetPro. In connection with this action, the Company evaluated the recoverability of this investment by comparison of its carrying value relative to estimated future cash flows. As a result of this analysis, the Company recorded an impairment charge to reduce the remaining investment balance to $0. The Company's proportionate share of net loss, and impairment charge, for the twelve months ended December 31, 2002, totaling $233, is included in equity in losses and impairment of investments in unconsolidated affiliates in the accompanying Statement of Operations.

  INVESTMENT IN AND NOTE RECEIVABLE FROM EXCELSIOR RADIO NETWORKS

     On December 4, 2001 the Company initiated a business combination whereby the Company planned to acquire all issued and outstanding common stock of Franklin Capital Corporation ("Franklin") in a stock-for-stock exchange. On July 1, 2002 the Company received a notice of termination from Franklin terminating the proposed merger.

     On August 28, 2001 the Company purchased a promissory note and warrant from Excelsior Radio Networks, Inc. (d/b/a eCom Capital, Inc.) ("Excelsior") for $2,250. Excelsior, a subsidiary of Franklin, concurrently purchased certain assets from affiliates of Winstar Communications, Inc., which produce, syndicate and distribute radio programs and services. Excelsior had substantially no operations prior to this transaction.

     The warrant to purchase 482,955 shares of Excelsior common stock at an exercise price of $1.125 per share had an allocated fair value of approximately $112 and represented 11% of Excelsior's fully diluted capital stock as of the date of issuance. The warrant is included in other assets in the accompanying Balance Sheet.

     The allocated fair value at issuance of the note receivable, totaling $2,138, is included in Notes Receivable in the accompanying Balance Sheet at December 31, 2001. Also included in notes receivable is the periodic accretion of the note discount, totaling $76, and $36 for the years ended December 31, 2002 and 2001, respectively, which is included in interest income in the accompanying Statement of Operations. On October 1, 2002 the Company received full payment of interest and principal on this note receivable.

     On December 4, 2001 the Company purchased from Franklin 250,000 shares of common stock or an approximate 10% equity interest of Excelsior for $250. This investment is being accounted for under the cost method of accounting.

     On April 3, 2002, the Company loaned to Excelsior an aggregate principal amount of approximately $4,708 for the purpose of funding a portion of the initial cash purchase price of Excelsior's acquisition of certain assets of Dial Communications Group, LLC and Dial Communications Group, Inc. The note earns interest at a rate of 12% per annum, matures on April 3, 2003 and is secured by substantially all of the assets of Excelsior.

     On January 15, 2003, the Company sold the 250,000 shares of Excelsior common stock, and the Excelsior warrant to Sunshine III, LLC, a shareholder of Excelsior, for total consideration of approximately $648 in cash.

     On January 21, 2003 the Company received full prepayment of interest and principal on the $4,708 note.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  INVESTMENT IN LIVESKY, INC.

     On December 21, 2000, the Company purchased 625,001 shares of Series A Convertible preferred stock, representing an approximate 2% equity interest of LiveSky Solutions, Inc. ("LiveSky") in exchange for $125. LiveSky is a developer of wireless technology, including mobile business strategy and assessment as well as mobile application design and development. This investment is being accounted for under the cost method of accounting.

     In June 2002, the Company received notice that the board of directors of LiveSky had voted to liquidate LiveSky in the context of a Chapter 7 bankruptcy case. The Company has no obligation to provide additional funding to LiveSky. In connection with this action, the Company evaluated the recoverability of this investment by comparison of its carrying value relative to future cash flows. As a result of this analysis, the Company recorded an impairment charge in the second quarter to reduce the remaining balance to $0. The impairment charge, totaling $125 for the year ended December 31, 2002, is included in equity in losses and impairment of investments in unconsolidated affiliates in the accompanying Statement of Operations.

  INVESTMENT IN ALACRA

     On January 31, 2002, the Company purchased 38,840 shares of common stock, representing less than 1% equity interest, of Alacra, Inc. ("Alacra") in exchange for $78. The Company has no obligation to provide additional funding to Alacra. Alacra provides a diverse portfolio of online and offline services that allow users to quickly find, analyze, package and present mission-critical business information. This investment is being accounted for under the cost method of accounting.

(6) ACQUISITIONS AND DIVESTITURES

  ACQUISITION OF EHOTHOUSE, INC.

     In February 2001, the Company acquired the remaining outstanding minority interest of its subsidiary, eHotHouse, for 2,155,519 shares of the Company's common stock valued at $2,700 and approximately $218 in cash. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the pro rata portion of tangible and intangible assets acquired on the basis of their respective fair values on the date of acquisition. Of the total purchase price, approximately $2,900 was allocated to identified intangible assets, including the assembled workforce. The fair value of acquired intangible assets was capitalized and was being amortized over the estimated useful life of three years. Related amortization for the year ended December 31, 2001 totaled $648.

     Also in February 2001, the Company acquired the former Chief Executive Officer's (of the Company and eHotHouse) shares of eHotHouse common stock in exchange for approximately $182 in cash and 3,144,494 shares of Company common stock. This transaction was accounted for as the settlement of a prior stock award and, accordingly, the Company recognized $2,682 in related compensation expense, representing the excess of the fair value of the cash and Company shares issued as settlement over the fair value of the eHotHouse shares on the original date of grant. Of this amount, $2,500, representing the stock portion of the settlement, was included in equity-based compensation in the statement of operations for the year ended December 31, 2001.

     Subsequent to the acquisition of the remaining outstanding minority interest, eHotHouse was merged with and into the Company.

     In July 2001, the Board of Directors terminated the employment of the Company's then President and Chief Executive Officer. The former executive had an employment agreement dated August 21, 2000 that provided for severance benefits. The Company has paid, and will continue to pay, the former executive the

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

severance he is entitled to under his employment agreement. The related obligation totaled $181 at December 31, 2002 and is included in accrued expenses in the accompanying balance sheet.

     Additionally, the Company recorded an impairment loss reflecting the impact of the executive's termination upon the carrying value of certain acquired intangible assets, and reversed certain unamortized deferred compensation related to unvested options that were forfeited in connection with the termination. The impairment loss reduced the remaining carrying value of the related intangibles to $0 as of December 31, 2001.

  ACQUISITION AND DIVESTITURE OF INSYS TECHNOLOGIES, INC.

     On October 18, 2000, eHotHouse acquired substantially all of the operating assets and assumed certain liabilities of InSys Technology, Inc. ("InSys"), a provider of systems integration services. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and identified intangible assets acquired on the basis of their respective fair values on the date of acquisition. The results of operations of InSys and the estimated fair value of the assets acquired and liabilities assumed are included in the Company's consolidated financial statements from the date of acquisition. The fair value of the intangible assets was determined based upon a combination of methods, including the income approach for the customer list, and the replacement cost approach for the value of the assembled workforce.

     The total purchase price of $867 consisted of cash, including acquisition related expenses consisting primarily of payments for legal and financial advisory services. Of the total purchase price, approximately $700 was allocated to net tangible assets and the remainder was allocated to identify intangible assets, including the customer list and assembled workforce. The fair value of acquired intangible assets was capitalized and is being amortized over their estimated useful lives of three years. Related amortization for the years ended December 31, 2001 and 2000 totaled $39 and $11, respectively.

     The InSys acquisition is summarized as follows:

Fair value of tangible assets acquired......................  $1,006
Fair value of identified intangible assets acquired.........     155
Liabilities assumed.........................................    (294)
                                                              ------
Cash paid, including acquisition costs of $200..............  $  867
                                                              ======
Less cash acquired..........................................      --
Total transaction consideration.............................  $  867
                                                              ======

     During the year ended December 31, 2001, as a result of the aforementioned terminations, coupled with the historical, current and projected operating and cash flow losses, the Company evaluated the recoverability of its acquired intangible assets by comparison of the carrying value relative to future cash flows. As a result, the Company recorded impairment charges totaling $105, which reduced the remaining carrying value of the related intangibles to $0 as of December 31, 2001.

     On November 8, 2001 the Company sold a 51% voting interest in InSys to a certain member of the management team in exchange for $50 and concurrently forgave approximately $400 of advances to InSys. After considering the net book value of InSys, the level of retained ownership interest, and the value of the consideration exchanged, the Company incurred a loss on the disposition of the majority voting control totaling $183 which is included in loss on disposal of subsidiaries in the accompanying Statement of Operations.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Concurrently, the Company loaned InSys $100 evidenced by a promissory note. The note bears interest at a rate equal to the London Interbank Offer Rate plus 2%, until the principal amount of the note is paid in full. InSys is obligated to pay, at a minimum, on an annual basis 50% of the excess of its annual earnings before taxes. Such amount totaled $0 for the year ended December 31, 2002.

     The Company's retained equity interest and note receivable, net of the Company's pro rata share of InSys' equity losses absorbed during the period from November 8, 2001 to December 31, 2002, totals $121 and is included in investments in and loans to unconsolidated subsidiaries on the accompanying Balance Sheet. The Company's pro rata share of InSys' net loss for the year ended December 31, 2002 and for the period from November 8, 2001 to December 31, 2001 totaled $191 and $11, respectively. This amount is included in equity in losses and impairment of investments in unconsolidated affiliates in the accompanying Statement of Operations.

     Condensed financial information for InSys is summarized as follows (unaudited).

                                                                    INSYS
                                                              -----------------
                                                              DECEMBER 31, 2002
                                                              -----------------
Current assets..............................................       $   311
Non-current assets..........................................           153
Current liabilities.........................................          (121)
Non-current liabilities.....................................          (100)
                                                                   -------
Total stockholders' capital (deficit).......................       $   243
Other stockholders' share of capital........................           124
                                                                   -------
Company's share of capital..................................       $   119
                                                                   -------
Carrying value of investment................................       $   121
                                                                   -------
Operating revenues..........................................       $ 2,174
Cost of revenues............................................        (1,733)
Operating expenses..........................................          (827)
Other income(expense), net..................................            (3)
                                                                   -------
  Net loss..................................................          (389)
Other stockholders' share of net loss.......................          (198)
                                                                   -------
Equity in losses of affiliate...............................          (191)

  ACQUISITION AND DIVESTITURE OF RAND INTERACTIVE CORPORATION

     On November 30, 2000, eHotHouse acquired all of the issued and outstanding common stock of RAND Interactive Corporation ("RAND"), a leading provider of media and technical services. The acquisition was accounted for using the purchase method of accounting and, accordingly, the total consideration was allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the date of acquisition. The results of operations of RAND and the estimated fair value of the assets acquired and liabilities assumed are included in the Company's consolidated financial statements from the date of acquisition.

     The total purchase price of approximately $1,400 consisted of $700 of eHotHouse common stock (1,020,000 shares), $700 in cash including other acquisition related expenses, consisting primarily of payments for legal and financial advisory services. Of the total purchase price, $47 was allocated to net tangible liabilities assumed, and the remainder was allocated to identify intangible assets, including customer lists and the

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

assembled workforce. The fair value of the identified intangible assets was determined using the income approach for the customer list, and the replacement cost approach for the value of the assembled workforce. The purchased intangible assets are being amortized over their estimated useful lives of three years. Related amortization for the years ended December 31, 2001 and 2000 totaled $357 and $39, respectively.

     The RAND acquisition is summarized as follows:

Fair value of tangible assets acquired......................  $  169
Fair value of identified intangible assets acquired.........   1,426
Liabilities assumed.........................................    (216)
                                                              ------
                                                              $1,379
                                                              ======
Cash paid, including acquisition costs of $325..............  $  675
Less cash acquired..........................................      --
  Net cash paid.............................................     675
eHotHouse common stock issued...............................     704
                                                              ------
  Total transaction consideration...........................  $1,379
                                                              ======

     As a result of the aforementioned terminations during 2001, coupled with the historical and projected operating and cash flow losses, the Company evaluated the recoverability of its acquired intangible assets by comparison of the carrying value relative to future cash flows. As a result, the Company recorded impairment charges totaling $1,030, which are included in impairment charges in the accompanying Statement of Operations for the year ended December 31, 2001.

     On November 2, 2001 the Company sold all issued and outstanding shares of RAND to certain members of management in exchange for 375,039 shares of the Company's common stock, and a warrant to purchase such amount of shares of common stock that shall equal, at the time of exercise, 30% of the issued and outstanding shares of RAND common stock on a fully diluted basis. Such warrant has a stated exercise price of $1.00 in the aggregate, expires on November 3, 2013, and is contingently exercisable upon the occurrence of certain prospective events, as defined. After considering the net book value of RAND, the consideration received and the fair value of the warrants received, the Company incurred a loss on the disposition of RAND totaling $194 which is included in loss on disposal of subsidiaries on the consolidated Statement of Operations for the year ended December 31, 2001.

  ACQUISITION OF IGUANA STUDIOS, INC.

     In March 2001, the Company acquired Iguana Studios, Inc. ("Iguana"), a New York City-based interactive agency, for approximately $5,771, including $2,786 in cash, 2,700,000 shares of the Company's common stock valued at approximately $1,990, and replacement options to purchase 1,681,888 shares of Company common stock, which vested upon the change in control, valued at approximately $995.

     The business combination was accounted for using the purchase method of accounting and, accordingly, the total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the date of acquisition. The results of operations of Iguana, and the estimated fair value of the assets acquired and liabilities assumed are included in the Company's consolidated financial statements from the date of acquisition. Of the total purchase price, approximately $1,815 was allocated to the net tangible assets acquired, $1,300 was allocated to identify intangible assets, including customer base and assembled workforce, and the remainder was allocated to goodwill. The fair value of the identified intangible assets was determined using the income approach for the customer base, and the

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

replacement cost approach for the assembled workforce. The purchased intangible assets and goodwill were being amortized over their estimated useful lives of three years. Related amortization for the year ended December 31, 2001 totaled $935.

     The Iguana acquisition is summarized as follows:

Fair value of tangible assets acquired......................  $1,815
Fair value of identified intangible assets acquired.........   4,813
Liabilities assumed.........................................    (857)
                                                              ------
                                                              $5,771
                                                              ======
Cash paid, including acquisition costs of $238..............  $2,817
Less cash acquired..........................................      31
  Net cash paid.............................................   2,786
Common stock of the Company issued..........................   1,990
  Replacement Options.......................................     995
                                                              ------
                                                              $5,771
                                                              ======

     As a result of the aforementioned terminations, coupled with the historical cash flow losses, the Company evaluated the recoverability of its acquired intangible assets and goodwill by comparison of the carrying value relative to future cash flows. As a result, the Company recorded impairment charges totaling $3,878, which reduced the remaining carrying value of the related intangibles to $0 as of December 31, 2001.

     Also in connection with the acquisition of Iguana, 2,300,000 shares of the Company's common stock were placed in escrow (the "Escrow Shares"). The related contingency period expired in July 2002, at which time the fair value of such shares was included in the aggregate purchase price. As of December 31, 2001 all employees of Iguana had been terminated, and the subsidiary's operating activities had ceased. The remaining net book value of Iguana intangibles was $0. Accordingly, the Company has recorded additional impairment charges totaling $69 representing the fair value of such shares. This amount is included in Impairment Losses in the accompanying Statement of Operations for the year ended December 31, 2002.

  ACQUISITION OF PAPKE-TEXTOR, INC.

     In June 2001, the Company acquired Papke-Textor, Inc. d/b/a Canned Interactive ("Canned"), a Los Angeles-based media and entertainment interactive agency, for approximately $1,137 in cash, including acquisition costs, and 6,436,552 shares of the Company's common stock valued at approximately $953.

     The business combination was accounted for using the purchase method of accounting and, accordingly, the total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the date of acquisition. The results of operations of Canned, and the estimated fair value of the assets acquired and liabilities assumed are included in the Company's consolidated financial statements from the date of acquisition. Of the total purchase price, approximately $104 was allocated to the net tangible liabilities assumed, $2,177 was allocated to identified intangible assets, primarily assembled workforce, and to goodwill. The fair value of the identified intangible assets was determined using the replacement cost approach for the assembled workforce. The purchased intangible assets and goodwill were being amortized over their estimated useful lives of three years. On January 1, 2002, in connection with the Company's adoption of SFAS 142, the value ascribed to the acquired workforce was subsumed into goodwill, and amortization of these assets ceased. The remaining unamortized amount, totaling $1,568 at December 31, 2002 is included in goodwill in the accompanying balance sheet.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Canned acquisition is summarized as follows:

Fair value of tangible assets acquired......................  $  329
Fair value of identified intangible assets acquired.........   2,177
Liabilities assumed.........................................    (433)
                                                              ------
                                                              $2,073
                                                              ======
Cash paid, including acquisition costs of $250..............  $1,137
Less cash acquired..........................................      17
                                                              ------
  Net cash paid.............................................   1,120
  Common stock of the Company issued........................     953
                                                              ------
                                                              $2,073
                                                              ======

     Also in connection with the acquisition of Canned, $200 in cash and 715,172 shares of the Company's common stock were placed in escrow (the "Escrow Shares"). The related contingency period expired in December 2002, at which time the cash and the then fair value of the shares, totaling $214, was included in the aggregate purchase price.

(7) NOTE RECEIVABLE

     In April 2001, the Company loaned two consultants an aggregate of $500. The full recourse promissory notes, with initial principal amounts of $350 and $150, respectively, accrue interest at the rate of 7.25% per annum. Payments are due in various installments of principal plus accrued interest commencing on April 25, 2002 and continuing annually thereafter through April 25, 2006. In April 2002, the Company received the first such installment, totaling $61.

(8) COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     The Company leases its facilities and equipment under operating and capital lease agreements. The following are the future minimum lease payments under non-cancelable operating leases as of December 31, 2002:

YEAR ENDED DECEMBER 31,                                       OPERATING   CAPITAL
-----------------------                                       ---------   -------
2003........................................................   $  850      $ 114
2004........................................................      184         31
2005........................................................       46          4
2006........................................................       --         --
2007........................................................       --         --
                                                               ------      -----
                                                               $1,080      $ 149
                                                               ------      -----
Total lease obligation
Amount representing interest................................                  (0)
                                                                           -----
                                                                             149
Current Portion.............................................                (114)
                                                                           -----
Long Term Portion...........................................               $  35
                                                                           =====

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Total minimum lease payments have not been reduced for future minimum sublease rentals totaling approximately $342.

     As a result of the company's divestiture of certain operations, employee terminations and terminated business combination, the Company has evaluated its alternatives with respects to its contractual obligations concerning leased facilities. As of June 30, 2002, the Company determined that certain facilities have no substantive future use of benefit to the Company. The Company accrued the remaining costs, net of sublease income, relating to these leases in the second quarter. At December 31, 2002, $738 of this amount remained.

     Rent expense was approximately $1,183 and $963 for the years ended December 31, 2002 and 2001, respectively.

  LEGAL PROCEEDINGS

     The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operation or liquidity.

(9) STOCKHOLDERS' EQUITY

     On March 28, 2000, Arinco Computer Systems Inc. (the predecessor to the Company, see September 12, 2000 transaction below) was acquired by an investor group led by Pangea Internet Advisors, LLC. Prior to this transaction, neither Arinco Computer Systems Inc., a public shell, or Pangea Internet Advisors, LLC were active or had substantive business operations. Investors purchased 4,000,000 shares of Series B Convertible Preferred Stock ("Series B Stock") for net proceeds to the Company of $39,450. Each share of Series B stock is convertible into 40 common shares, and the Series B Stock, collectively, represents approximately 97% of the voting interest of the Company. If by December 31, 2000 the Company's authorized common stock had not been increased to provide for the conversion of all Series B Stock, holders of 50% of the Series B stock could require the Company to redeem all such Series B Stock at $10 per share on demand. Accordingly, Series B Stock was classified as temporary equity until shareholder approval was obtained to sufficiently increase the number of authorized common shares. However, as the Series B shareholders effectively controlled the Company, shareholder approval was perfunctory and, accordingly, the full deemed dividend was recognized immediately.

     Also on March 28, 2000, certain other investors purchased warrants ("warrants") to purchase 41,250,000 shares of common stock for $100. Of these warrants, 20% have an exercise price of $.25 per share, 30% have an exercise price of $.50 per share, 30% have an exercise price of $.75 per share and 20% have an exercise price of $1.00 per share. The warrants are exercisable at the election of the holder for a period of five years.

     In April, 2002 the Company cancelled 15,468,748 of these outstanding warrants to purchase common stock, with a weighted average exercise price of $0.85, in exchange for no consideration.

     The difference between the price of the Series B Stock on an as converted basis of $0.25 and $4.88 (the fair value of common stock on the date of issuance of the Series B Stock), or $4.63, multiplied by the number of shares of Series B Stock on an as if converted basis, represents the intrinsic value of the beneficial conversion feature, which totaled approximately $741,000. However, as the intrinsic value of the beneficial conversion feature is greater than the $40,000 in gross proceeds received from the Series B Stock issuance, the amount of the discount attributed to the beneficial conversion feature is limited to the $40,000 of gross proceeds received. The beneficial conversion feature was recorded in the quarter ended March 31, 2000 as a non-cash preferred stock dividend because the Series B Stock is effectively convertible at the option of the preferred stockholders. The $40,000 non-cash dividend increased the Company's net loss attributable to common stockholders by the same amount.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 28, 2000, 1,000,000 shares of Series B Stock were converted into 40,000,000 shares of common stock.

     On September 12, 2000, Arinco Computer Systems Inc. merged with and into the Company (d/b/a Pangea Internet, Inc.), a wholly owned subsidiary. All shareholders of Arinco Computer Systems Inc. became stockholders of the Company. Pursuant to the terms of the merger agreement, each outstanding share of Arinco Computer Systems Inc. common stock, Series A preferred stock and Series B preferred stock and warrants was converted into one share of common stock, Series A preferred stock, and Series B preferred stock and warrants, respectively, of the Company. As a result of the merger, the total number of shares of stock which the Company has authority to issue was increased to 505,000,000 shares, of which 500,000,000 are common stock, par value $0.01 per share and 5,000,000 are preferred stock, par value $0.10 per share. This transaction was accounted for as a transaction between companies under common control and therefore there was no adjustment to the historical basis of the assets and liabilities of Arinco Computer Systems Inc. Additionally, as a result of this transaction and the resulting increase in the number of authorized shares of common stock, the redemption feature on the Series B preferred shares was nullified and, accordingly, the Series B Preferred Stock was reclassified to stockholders equity.

     In 2002, the Company purchased an aggregate of 33,588 shares of the Company's common stock from certain stockholders in exchange for an amount which approximated fair value.

     The Company's Series A and Series B Preferred stock are convertible to common stock on a 1 for 1 and 40 for 1 basis respectively, and have voting rights on an as if converted basis. Series A Preferred stock accumulates $0.06 per share cumulative dividends annually, payable each May 31st at the discretion of the Board of Directors. Series A Preferred stockholders are not entitled to payment of any accrued but unpaid dividends existing at the time of a voluntary conversion of such stock to common stock.

(10) EQUITY BASED COMPENSATION

     Under the terms of the Company's incentive stock option plans, employees, directors, and consultants may be granted options to purchase the Company's common stock at no less than 100% of the market price on the date the option is granted (110% of fair market value for incentive stock options granted to holders of more than 10% of the voting stock of the Company). Options generally vest over three or four years and have a maximum term of 10 years.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information related to all CTPI stock options granted by the Company is as follows:

                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
December 31, 1999...........................................          --          --
  Granted...................................................   4,600,000       $1.21
                                                              ----------       =====
December 31, 2000...........................................   4,600,000       $1.21
                                                              ----------       =====
  Granted...................................................  14,200,000        0.04
  Exercised.................................................          --          --
  Options issued in connection with acquisition of Iguana...   1,658,638        1.05
  Forfeited/Cancelled.......................................  (4,324,870)       1.45
                                                              ----------       -----
December 31, 2001...........................................  16,133,768       $0.10
                                                              ----------       =====
  Granted...................................................          --          --
  Exercised.................................................          --          --
  Forfeited/Cancelled.......................................  (1,548,021)        .19
                                                              ----------       -----
December 31, 2002...........................................  14,585,747       $ .08
                                                              ----------       =====

     The following table summarizes information about CTPI stock options outstanding at December 31, 2002:

                             OPTIONS OUTSTANDING
           -------------------------------------------------------            OPTIONS EXERCISABLE
                               WEIGHTED AVERAGE                      -------------------------------------
EXERCISE    OUTSTANDING AT     CONTRACTUAL LIFE   WEIGHTED AVERAGE                        WEIGHTED AVERAGE
 PRICES    DECEMBER 31, 2002      REMAINING        EXERCISE PRICE    NUMBER EXERCISABLE    EXERCISE PRICE
--------   -----------------   ----------------   ----------------   ------------------   ----------------
0.03...       12,000,000             8.71               0.03             5,250,000              0.03
0.06...          700,000             8.83               0.06               700,000              0.06
0.29...          540,747             1.43               0.29               540,747              0.29
0.32...           15,000             8.00               0.32                15,000              0.32
0.41...           15,000             7.83               0.41                15,000              0.41
0.50...        1,300,000             7.75               0.50             1,148,732              0.50
0.67...           15,000             1.85               0.67                15,000              0.67
              ----------                               -----             ---------             -----
TOTAL..       14,585,747                               $ .08             7,684,479             $ .12
              ----------                               =====             ---------             =====

     During 2000, the Company granted stock options to purchase 4,600,000 shares of common stock to the former Chief Executive Officer and members of the Board of Directors at a weighted average exercise price of $1.21, all of which were granted at less than the fair value of the common stock on the measurement date. The Company recorded deferred compensation of approximately $2,480 in connection with the grant of these options. This amount is presented as deferred compensation within the accompanying balance sheet and is being amortized over the related vesting period, of either three or four years. In 2001, in connection with the termination of the former Chief Executive Officer, and in 2002, in connection with the voluntary departure of a member of the board of directors, the Company reversed certain of this unamortized deferred compensation related to unvested options forfeited as a result of the departures. The Company amortized $377, $615 and $693 of deferred compensation during the years ended December 31, 2002, 2001 and 2000, respectively. The

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company will amortize the remaining deferred compensation of $268 over the remaining vesting period of 21 months.

     In September 2001, the Compensation Committee of the Board of Directors, granted to the newly appointed Chief Executive Officer options to purchase 9,000,000 shares of the Company's common stock at an exercise price of $0.03 per share, the then fair value of the underlying common stock. Of this grant, options to purchase 6,000,000 shares of the Company's common stock were subject to shareholder approval, which was obtained in August 2002 when the fair value of the underlying stock was $0.02 per share.

     During the year ended December 31, 2001, the Compensation Committee of the Board of Directors granted to certain members of the Board of Directors options to purchase an aggregate of 3,000,000 and 200,000 shares of the Company's common stock at an exercise price of $0.03 and $0.50 per share, respectively, the then fair value of the underlying common stock.

     On November 7, 2001, the Compensation Committee of the Board of Directors granted to a new member of the Board of Directors options to purchase an aggregate of 2,000,000 shares of the Company's common stock at an exercise price of $0.06 per share, the then fair value of the underlying common stock. However, in connection with such new member of the Board of Directors' resignation on December 31, 2002, he surrendered options to purchase 1,300,000 shares of the Company's common stock. He retained options to purchase the remaining 700,000 shares of the Company's common stock.

(11) RELATED PARTY TRANSACTIONS

     During the year ended December 31, 2002, the Company incurred legal fees in connection with certain transactions and other matters in the normal course of business. A portion of these services was provided by a firm of which a member of the Board of Directors of the Company is a partner. Fees incurred by this firm totaled approximately $387 and $881 for the years ended December 31, 2002 and 2001, respectively.

     Additionally, during the year ended December 31, 2002, the Company incurred management and investment advisory service fees in connection with identifying, evaluating, negotiating, and managing investment opportunities for the Company. These services were provided by a firm of which the current President and Chief Executive Officer of the Company was previously affiliated. Fees incurred by the Company to this firm totaled $135 and $510 in the years ended December 31, 2002 and 2001, respectively. Additionally, this firm occupies a portion of the Company's office space in Connecticut, for which it pays rent at an amount, which approximates fair market value. Such payments to the Company totaled $230 and $283 during the years ended December 31, 2002 and 2001, respectively. Furthermore, the firm was indebted to the Company in the amount of $194 at December 31, 2002, for its pro rata share of certain leasehold improvements and rental payments due, which are reflected in the Related Party Receivable in the accompanying Balance Sheet. As of December 31, 2002, the Company is no longer utilizing this firm to perform any services for the Company.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(12) PROPERTY & EQUIPMENT

     Property and equipment consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
Computer and office equipment...............................  $  735   $  660
Furniture and fixtures......................................     362      364
Leasehold improvements......................................     245      245
                                                              ------   ------
Total property and equipment................................   1,342    1,269
Less accumulated depreciation and amortization..............     906      483
                                                              ------   ------
Property and equipment, net.................................  $  436   $  786
                                                              ======   ======

     At December 31, 2002 and 2001, the Company had approximately $332 and $220, respectively, of equipment under capital leases included in computer and office equipment and related accumulated amortization of approximately $288 and $120, respectively. Amortization of these assets recorded under capital leases is included in depreciation expense.

     Depreciation and amortization aggregated $423, $609 and $10 for the years ended December 31, 2002, 2001 and 2000, respectively.

(13) ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                              DECEMBER 31,
                                                              -------------
                                                              2002    2001
                                                              -----   -----
Accrued severance...........................................  $181    $431
Accrued professional fees...................................   150     535
Accrued NY office leases....................................   244      --
Accrued employee payroll & benefits.........................   204      --
Accrued other...............................................     6      17
                                                              ----    ----
Total.......................................................  $785    $983
                                                              ====    ====

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(14) INCOME TAXES

     The tax effects of temporary differences that give rise to a significant portion of the net deferred income tax assets (liabilities) are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Net deferred income tax assets (liabilities):
Equity losses...............................................  $  3,064   $  2,844
Equity based compensation...................................       692        541
Net operating loss..........................................     8,783      8,024
Property and equipment......................................        (6)        40
Intangibles.................................................      (627)      (715)
Other.......................................................        28         --
                                                              --------   --------
Total net deferred income tax assets........................    11,934     10,734
Valuation allowance.........................................   (11,934)   (10,734)
                                                              --------   --------
Total net deferred income tax assets........................  $     --   $     --
                                                              ========   ========

     The benefit for income taxes differed from the amounts computed by applying the federal income tax rate of 35% to pretax losses as a result of the following:

                                                   RATE RECONCILIATION
                                   ----------------------------------------------------
                                        2002               2001              2000
                                   ---------------   ----------------   ---------------
                                      $        %        $         %        $        %
                                   -------   -----   --------   -----   -------   -----
Expected tax benefit.............   (1,190)  35.00%   (11,165)  35.00%   (2,121)  34.00%
State and local tax benefit......     (119)   3.39%    (1,037)   3.25%     (364)   6.00%
Non-deductible expenses..........       20    0.57%     3,023    9.48%       --      --
Valuation allowance..............    1,200   34.28%     8,689   27.24%    1,881   29.90%
Other............................       89    2.53%       490    1.54%      604   10.10%
                                   -------   -----   --------   -----   -------   -----
Tax Expense......................  $    --    0.00%  $     --    0.00%  $    --    0.00%
                                   =======   -----   ========   -----   =======   -----

     The Company has available estimated net operating loss carry forwards for income tax purposes of approximately $22,000 which expire on various dates from 2002 through 2022. A valuation allowance has been established due to uncertainty as to whether the Company will generate sufficient taxable earnings to utilize the available net operating loss carry forwards. A portion of the Company's net operating loss carry forwards may also be limited due to significant changes in ownership under Section 382 of the Tax Reform Act of 1986.

(15) SUPPLEMENTARY CASH FLOW INFORMATION

     During the years ended December 31, 2002, 2001 and 2000, the Company paid interest of $15, $30 and $1, respectively.

                        CHANGE TECHNOLOGY PARTNERS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(16) VALUATION AND QUALIFYING ACCOUNTS

                                                         ADDITIONS     ADDITIONS    DELETIONS
                                            BALANCE AT   CHARGED TO   INCLUDED IN   INCLUDED     BALANCE
                                            BEGINNING    COSTS AND     ACQUIRED        IN        AT END
DESCRIPTION                                 OF PERIOD     EXPENSED    NET ASSETS    DISPOSALS   OF PERIOD
-----------                                 ----------   ----------   -----------   ---------   ---------
2002:
Allowances for doubtful accounts..........     $--         $  --         $ --         $  --        $--
2001:
Allowances for doubtful accounts..........     $62         $  --         $197         $(259)       $--
2000:
Allowances for doubtful accounts..........     $--         $  --         $ 62         $  --        $62

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            CONDENSED BALANCE SHEET
                JUNE 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002

                                                                JUNE 30,      DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                          ASSETS
Current assets -- cash and cash equivalents.................  $     899,227   $  1,635,761
Equipment, less accumulated depreciation of $98,917 and
  $51,953...................................................        170,769        113,516
Intangible assets, less accumulated amortization of $30,230
  and $21,682...............................................        259,611        184,644
                                                              -------------   ------------
Total.......................................................  $   1,329,607   $  1,933,921
                                                              =============   ============
                         LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accrued expenses..........................................  $      55,000   $     85,000
  Current portion of capital lease obligations..............         20,156
                                                              -------------   ------------
     Total current liabilities..............................         75,156         85,000
Note payable to related parties.............................      2,298,249      2,238,251
Capital lease obligations, net of current portion...........         16,162
                                                              -------------   ------------
       Total liabilities....................................      2,389,567      2,323,251
                                                              -------------   ------------
Commitments and contingencies:
  Mandatorily redeemable convertible preferred stock, $.001
     par value; 147 shares designated, issued and
     outstanding............................................        500,000        500,000
                                                              -------------   ------------
Stockholders' deficiency:
  Series B convertible preferred stock, $.001 par value;
     562,500 shares designated, 490,754 shares issued and
     outstanding............................................            491            491
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 2,490,583 and 2,390,583 shares issued and
     outstanding............................................          2,491          2,391
  Additional paid-in capital................................      3,655,904      3,224,004
  Unearned compensation.....................................       (887,954)      (553,033)
  Deficit accumulated during the development stage..........     (4,330,892)    (3,563,183)
                                                              -------------   ------------
     Total stockholders' deficiency.........................     (1,559,960)      (889,330)
                                                              -------------   ------------
       Total................................................  $   1,329,607   $  1,933,921
                                                              =============   ============

             See Notes to Unaudited Condensed Financial Statements.


NEUROLOGIX, INC.(A DEVELOPMENT STAGE COMPANY)CONDENSED STATEMENTS OF
OPERATIONSSIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) ANDPER-
IOD FROM FEBRUARY 12, 1999 (DATE OF INCEPTION) THROUGH JUNE 30, 2003
                             (UNAUDITED)
                                                                       SIX MONTHS ENDED JUNE 30,
                                                                       -------------------------
                                                                          2003          2002       CUMULATIVE
                                                                       -----------   -----------   -----------
Operating expenses:
  Research and licensing........................................       $  234,008    $  123,250    $ 1,834,528
  Scientific consulting.........................................          160,816       200,000        913,332
  Administrative expenses.......................................          324,445       102,997      1,321,721
                                                                       ----------    ----------    -----------
Loss from operations............................................         (719,269)     (426,247)    (4,069,581)
                                                                       ----------    ----------    -----------
Other income (expenses):
  Dividend income...............................................              662            --         11,284
  Interest income primarily to related parties..................           11,655            --         26,453
  Interest expense..............................................          (60,757)      (58,098)      (299,048)
                                                                       ----------    ----------    -----------
     Totals.....................................................          (48,440)      (58,098)      (261,311)
                                                                       ----------    ----------    -----------
Net loss........................................................       $ (767,709)   $ (484,345)   $(4,330,892)
                                                                       ==========    ==========    ===========
Basic and diluted net loss per share............................       $     (.31)   $     (.21)
                                                                       ==========    ==========
Weighted average common shares outstanding, basic and diluted...        2,490,583     2,269,000
                                                                       ==========    ==========

             See Notes to Unaudited Condensed Financial Statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
            SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND
    PERIOD FROM FEBRUARY 12, 1999 (DATE OF INCEPTION) THROUGH JUNE 30, 2003
                                  (UNAUDITED)

                                        SERIES B                                                          DEFICIT
                                      CONVERTIBLE                                                       ACCUMULATED
                                    PREFERRED STOCK       COMMON STOCK      ADDITIONAL                  DURING THE
                                    ----------------   ------------------    PAID-IN       UNEARNED     DEVELOPMENT
                                    SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     COMPENSATION      STAGE         TOTAL
                                    -------   ------   ---------   ------   ----------   ------------   -----------   -----------
Sale of common stock to founders
  at $.002 per share..............                     2,175,000   $2,175   $    2,235                                $     4,410
Net loss..........................                                                                      $ (328,347)      (328,347)
                                    -------    ----    ---------   ------   ----------    ---------     -----------   -----------
Balance, December 31, 1999........                     2,175,000   2,175         2,235                    (328,347)      (323,937)
Net loss..........................                                                                      (1,054,579)    (1,054,579)
                                    -------    ----    ---------   ------   ----------    ---------     -----------   -----------
Balance, December 31, 2000........                     2,175,000   2,175         2,235                  (1,382,926)    (1,378,516)
Stock options granted for
  services........................                                               9,000                                      9,000
Common stock issued for intangible
  assets at $.25 per share........                        94,000      94        23,406                                     23,500
Net loss..........................                                                                        (870,626)      (870,626)
                                    -------    ----    ---------   ------   ----------    ---------     -----------   -----------
Balance, December 31, 2001........                     2,269,000   2,269        34,641                  (2,253,552)    (2,216,642)
Retirement of founder shares......                       (12,000)    (12)           12
Common stock issued pursuant to
  license agreement at $4.32 per
  share...........................                       133,583     134       576,944    $(577,078)
Private placement of Series B
  preferred stock, net of expenses
  of $37,102 at $5.40 per share...  490,754    $491                          2,612,407                                  2,612,898
Amortization of unearned
  compensation....................                                                           24,045                        24,045
Net loss..........................                                                                      (1,309,631)    (1,309,631)
                                    -------    ----    ---------   ------   ----------    ---------     -----------   -----------
Balance, December 31, 2002........  490,754     491    2,390,583   2,391     3,224,004     (553,033)    (3,563,183)      (889,330)
Sale of common stock..............                       100,000     100       431,900     (431,000)                        1,000
Amortization of unearned
  compensation....................                                                           96,079                        96,079
Net loss..........................                                                                        (767,709)      (767,709)
Balance, June 30, 2003............  490,754    $491    2,490,583   $2,491   $3,655,904    $(887,954)    $(4,330,892)  $(1,559,960)
                                    -------    ====    ---------   ======   ==========    =========     ===========   ===========

             See Notes to Unaudited Condensed Financial Statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
            SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND
    PERIOD FROM FEBRUARY 12, 1999 (DATE OF INCEPTION) THROUGH JUNE 30, 2003

                                                          SIX MONTHS ENDED JUNE 30,
                                                          -------------------------
                                                             2003          2002       CUMULATIVE
                                                          -----------   -----------   -----------
Operating activities:
  Net loss..............................................  $ (767,709)   $ (484,345)   $(4,330,892)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation.......................................      46,964         3,808         98,917
     Amortization.......................................       8,548         2,894         30,230
     Stock options granted for services.................                                    9,000
     Amortization of unearned compensation..............      96,079                      120,124
     Noncash interest...................................      59,998        58,098        298,289
     Changes in operating assets and
       liabilities -- accrued expenses..................     (30,000)      (54,985)        55,000
                                                          ----------    ----------    -----------
       Net cash used in operating activities............    (586,120)     (474,530)    (3,719,332)
                                                          ----------    ----------    -----------
Investing activities:
  Purchases of equipment................................     (63,097)                    (228,566)
  Purchases of intangible assets........................     (83,515)      (30,813)      (266,341)
                                                          ----------    ----------    -----------
       Net cash used in investing activities............    (146,612)      (30,813)      (494,907)
                                                          ----------    ----------    -----------
Financing activities:
  Borrowings from related party.........................                   195,000      1,999,960
  Payments of capital lease obligation..................      (4,802)                      (4,802)
  Proceeds from issuance of common stock................       1,000                        5,410
  Proceeds from issuance of preferred stock.............                 2,612,898      3,112,898
                                                          ----------    ----------    -----------
       Net cash provided by (used in) financing
          activities....................................      (3,802)    2,807,898      5,113,466
                                                          ----------    ----------    -----------
Net increase (decrease) in cash and cash equivalents....    (736,534)    2,302,555        899,227
Cash and cash equivalents, beginning of period..........   1,635,761       118,328             --
                                                          ----------    ----------    -----------
Cash and cash equivalents, end of period................  $  899,227    $2,420,883    $   899,227
                                                          ==========    ==========    ===========
Supplemental disclosure of noncash investing and
  financing activities -- common stock issued for
  intangible assets.....................................                              $    23,500
                                                                                      ===========

             See Notes to Unaudited Condensed Financial Statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION:

     In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of June 30, 2003, its results of operations and cash flows for the six months ended June 30, 2003 and 2002 and for the period from February 12, 1999 (date of inception) through June 30, 2003, and their changes in stockholders' equity (deficiency) for the six months ended June 30, 2003 and for the period from February 12, 1999 (date of inception) through June 30, 2003. Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these condensed financial statements should be read in conjunction with the financial statements, notes to financial statements and the other information in the audited financial statements of the Company as of December 31, 2002 and for the years ended December 31, 2002, 2001 and 2000 and for the period from February 12, 1999 (date of inception) through December 31, 2002 (the "Audited Financial Statements") also included in the Prospectus of this Registration Statement.

     The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and has not generated any revenue as of June 30, 2003. As a result, the Company incurred cumulative net losses of approximately $4,331,000 and cumulative negative cash flows from operating activities of $3,719,000 during the period from February 12, 1999 (date of inception) through June 30, 2003. In addition, management believes that the Company will continue to incur net losses and cash flow deficiencies through at least June 30, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern.

     The Company's existing resources will not be sufficient to support the commercial introduction of any of its product candidates. The Company will need to raise additional funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. The Company does not know whether additional financing will be available when needed, or on terms favorable to it or its stockholders.

     To enable the Company to sustain its operations through at least June 30, 2004, and, ultimately complete its marketing and development program and achieve profitability, management plans to seek additional financing for the Company through the sale of debt and equity securities.

     As discussed in Notes 2 and 8 to the Audited Financial Statements, on August 13, 2003 the Company entered into the merger agreement with Change. As of June 30, 2003, Change's assets consisted primarily of approximately $7,300,000 in cash and cash equivalents. Management believes the merger with Change will enable the Company to conduct the Phase I clinical trial of gene therapy that it has developed for the treatment of Parkinson's disease and to continue the development of innovative therapies for the treatment of other degenerative neurological disorders.

     The accompanying unaudited condensed financial statements do not included any adjustments related to the recoverability and classification of assets or amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

NOTE 2 -- CAPITAL LEASE OBLIGATIONS:

     During the six months ended June 30, 2003, the Company acquired equipment with a capitalized cost of $41,120 pursuant to capital lease obligations. The acquisition of such equipment was a noncash transaction and, accordingly, is not reflected in the accompanying unaudited condensed statement of cash flows for the six

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

months ended June 30, 2003. The net book value of the equipment under the capital lease obligation at June 30, 2003 was approximately $40,000.

     Future minimum lease payments under capital leases in each of the years subsequent to June 30, 2003 are as follows:

YEAR ENDING JUNE 30,                                          AMOUNT
--------------------                                          -------
2004........................................................  $22,245
2005........................................................   16,684
                                                              -------
Total minimum lease payments................................   38,929
Less amount representing interest...........................    2,611
                                                              -------
Present value of net minimum lease payments.................   36,318
Less current portion........................................   20,156
                                                              -------
Long-term portion...........................................  $16,162
                                                              =======

NOTE 3 -- CONSULTING AGREEMENT:

     In May 2003, the Company entered into a stock purchase agreement to sell 100,000 shares of common stock at a purchase price of $.10 per share to an individual. At the time of such agreement, the fair value per share of common stock based on a prior transaction was deemed to be $4.42 per share. The reduced purchase price was provided to the individual as an enticement for the individual to serve as the Chairman of the Company's Advisory Board. Accordingly, the fair value of the shares of approximately $431,000, based on the difference between the purchase price of $.10 per share and the fair value per share of $4.32, will be recognized as an advisory board fee over the vesting period of the shares of three years.

     In addition, on July 1, 2003, the Company entered into a consulting agreement with the individual to serve as the Chairman of its Advisory Board for a three year term. Pursuant to the terms of the agreement, the individual is to receive compensation of $25,000 annually, payable in quarterly installments.

NOTE 4 -- SUBSEQUENT EVENT

     On August 13, 2003, the Company entered into the merger agreement with Change. Under the merger agreement, Subcorp will merge with and into Neurologix, with Neurologix being the surviving corporation and becoming a wholly-owned subsidiary of Change. Under the merger agreement, at the effective time of the Merger, the outstanding shares of Neurologix common stock and preferred stock will automatically convert into Change common stock. The actual number of shares of Change common stock to be issued in the Merger is directly related to Change's Net Cash Assets as of the closing of the Merger. As of July 31, 2003, Change estimated that its Net Cash Assets at closing would be approximately $7,139,995. Accordingly, had the Exchange Ratio been determined as of July 31, 2003, it would have been 70.2127 resulting in an aggregate of 391,275,156 shares of Change common stock being issued to existing Neurologix stockholders and approximately 32% and 68% of the common stock of the combined company outstanding after the Merger being held by existing Change stockholders and existing Neurologix stockholders, respectively. In addition, Neurologix has outstanding options to purchase an aggregate of 257,000 shares of its common stock, which, in accordance with the terms of the merger agreement, would automatically convert into options to purchase an aggregate of 18,044,664 shares of Change common stock. Since the stockholders of Neurologix will receive the majority of the voting shares of the combined company, and the board of directors and management of the combined company will be controlled by members of the board of directors and management of Neurologix, the Merger

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

will be accounted for as a reverse acquisition whereby Neurologix will be the acquirer and Change will be the acquiree for accounting purposes.

     The voting agreement, dated as of August 13, 2003, by and among Change, Neurologix, Subcorp and certain stockholders of Neurologix, further provides for all of the outstanding shares of the initial series of convertible preferred stock of the Company and approximately 79.2% of the outstanding shares of Series B convertible preferred stock of the Company to be converted into shares of common stock of the Company prior to the Merger and for the note payable with the related party to be converted into shares of common stock of the Company at the conversion price of $6 per share.

     Concurrent with the execution of the merger agreement, Change loaned the Company $750,000 and the Company issued a promissory note in the aggregate principal amount of $750,000 due April 30, 2004 in favor of Change. On November 14, 2003, the merger agreement was amended to increase the amount of the loan to $1,100,000 and to extend the term of the loan to June 30, 2004. Change has agreed to fund the additional $350,000 amount of the loan upon Neurologix's request at any time after December 1, 2003. The note accrues interest at 4% per annum, is secured by all of the assets of the Company and is senior to all existing indebtedness of the Company.

     In addition, Neurologix entered into a one year lease agreement for facilities expiring on August 31, 2004 that provides for annual rent of $43,620.

                                     * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Neurologix, Inc.

     We have audited the accompanying balance sheets of NEUROLOGIX, INC. (A Development Stage Company) (the "Company") as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2002, 2001 and 2000 and the period from February 12, 1999 (date of inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neurologix, Inc. as of December 31, 2002 and 2001, and its results of operations and cash flows for the years ended December 31, 2002, 2001 and 2000 and the period from February 12, 1999 (date of inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 2 to the financial statements, the Company's operations have generated recurring losses and it had a stockholders' deficiency as of December 31, 2002. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ J.H. COHN LLP

Roseland, New Jersey
October 14, 2003, except for
Notes 2 and 8 which
are as of November 14, 2003

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                 2002          2001
                                                              -----------   -----------
                                        ASSETS
Current assets -- cash and cash equivalents.................  $ 1,635,761   $   118,328
Equipment, less accumulated depreciation of $51,953 and
  $20,628...................................................      113,516        19,041
Intangible assets, less accumulated amortization of $21,682
  and $9,657................................................      184,644       151,127
                                                              -----------   -----------
     Totals.................................................  $ 1,933,921   $   288,496
                                                              ===========   ===========
                       LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities -- accrued expenses.....................  $    85,000   $    79,985
Note payable to related party...............................    2,238,251     1,925,153
                                                              -----------   -----------
     Total liabilities......................................    2,323,251     2,005,138
                                                              -----------   -----------
Commitments and contingencies
Mandatorily redeemable convertible preferred stock, $.001
  par value; 147 shares designated, issued and
  outstanding...............................................      500,000       500,000
                                                              -----------   -----------
Stockholders' deficiency:
  Series B convertible preferred stock, $.001 par value;
     562,500 shares designated, 490,754 shares issued and
     outstanding............................................          491
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 2,390,583 and 2,269,000 shares issued and
     outstanding............................................        2,391         2,269
  Additional paid-in capital................................    3,224,004        34,641
  Unearned compensation.....................................     (553,033)
  Deficit accumulated during the development stage..........   (3,563,183)   (2,253,552)
                                                              -----------   -----------
     Total stockholders' deficiency.........................     (889,330)   (2,216,642)
                                                              -----------   -----------
     Total..................................................  $ 1,933,921   $   288,496
                                                              ===========   ===========

                       See Notes to Financial Statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
          YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 AND PERIOD FROM
        FEBRUARY 12, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2002

                                                  YEARS ENDED DECEMBER 31,
                                            -------------------------------------
                                               2002         2001         2000       CUMULATIVE
                                            -----------   ---------   -----------   -----------
Operating expenses:
  Research and licensing..................  $   440,830   $ 326,000   $   653,690   $ 1,600,520
  Scientific consulting...................      286,256     202,750       222,000       752,506
  Administrative expenses.................      485,981     246,121       157,353       997,286
                                            -----------   ---------   -----------   -----------
Loss from operations......................   (1,213,067)   (774,871)   (1,033,043)   (3,350,312)
                                            -----------   ---------   -----------   -----------
Other income (expenses):
  Dividend income.........................        6,736                     2,902        10,622
  Interest income.........................       14,798                                  14,798
  Interest expense related parties........     (118,098)    (95,755)      (24,438)     (238,291)
                                            -----------   ---------   -----------   -----------
     Totals...............................      (96,564)    (95,755)      (21,536)     (212,871)
                                            -----------   ---------   -----------   -----------
Net loss..................................  $(1,309,631)  $(870,626)  $(1,054,579)  $(3,563,183)
                                            ===========   =========   ===========   ===========
Basic and diluted net loss per common
  share...................................  $      (.55)  $    (.38)  $      (.48)
                                            ===========   =========   ===========
Weighted average common shares
  outstanding, basic and diluted..........    2,390,583   2,269,000     2,175,000
                                            ===========   =========   ===========

                       See Notes to Financial Statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
             YEARS ENDED DECEMBER 31, 2002 AND 2001 AND PERIOD FROM
        FEBRUARY 12, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2002

                                    SERIES B                                                          DEFICIT
                                  CONVERTIBLE                                                       ACCUMULATED
                                PREFERRED STOCK       COMMON STOCK      ADDITIONAL                  DURING THE
                                ----------------   ------------------    PAID-IN       UNEARNED     DEVELOPMENT
                                SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     COMPENSATION      STAGE         TOTAL
                                -------   ------   ---------   ------   ----------   ------------   -----------   -----------
Sale of common stock to
  founders at $.002 per
  share.......................                     2,175,000   $2,175   $    2,235                                $     4,410
Net loss......................                                                                      $ (328,347)      (328,347)
                                                   ---------   ------   ----------                  -----------   -----------
Balance, December 31, 1999....                     2,175,000   2,175         2,235                    (328,347)      (323,937)
Net loss......................                                                                      (1,054,579)    (1,054,579)
                                                   ---------   ------   ----------                  -----------   -----------
Balance, December 31, 2000....                     2,175,000   2,175         2,235                  (1,382,926)    (1,378,516)
Stock options granted for
  services....................                                               9,000                                      9,000
Common stock issued for
  intangible assets at $.25
  per share...................                        94,000      94        23,406                                     23,500
Net loss......................                                                                        (870,626)      (870,626)
                                                   ---------   ------   ----------                  -----------   -----------
Balance, December 31, 2001....                     2,269,000   2,269        34,641                  (2,253,552)    (2,216,642)
Retirement of founder
  shares......................                       (12,000)    (12)           12
Common stock issued pursuant
  to license agreement at
  $4.32 per share.............                       133,583     134       576,944    $(577,078)
Private placement of Series B
  preferred stock, net of
  expenses of $37,100 at $5.40
  per share...................  490,754    $491                          2,612,407                                  2,612,898
Amortization of unearned
  compensation................                                                           24,045                        24,045
Net loss......................                                                                      (1,309,631)    (1,309,631)
                                -------    ----    ---------   ------   ----------    ---------     -----------   -----------
Balance, December 31, 2002....  490,754    $491    2,390,583   $2,391   $3,224,004    $(553,033)    $(3,563,183)  $  (889,330)
                                -------    ====    ---------   ======   ==========    =========     ===========   ===========

                       See Notes to Financial Statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 AND PERIOD FROM
        FEBRUARY 12, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2002

                                                  YEARS ENDED DECEMBER 31,
                                            -------------------------------------
                                               2002         2001         2000       CUMULATIVE
                                            -----------   ---------   -----------   -----------
Operating activities:
  Net loss................................  $(1,309,631)  $(870,626)  $(1,054,579)  $(3,563,183)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation.........................       31,325      12,694         7,934        51,953
     Amortization.........................       12,025       6,746         2,229        21,682
     Stock options granted for services...           --       9,000            --         9,000
     Amortization of unearned
       compensation.......................       24,045          --            --        24,045
     Noncash interest.....................      118,098      95,755        24,438       238,291
     Changes in operating assets and
       liabilities -- accrued expenses....        5,015      17,879        (3,396)       85,000
                                            -----------   ---------   -----------   -----------
       Net cash used in operating
          activities......................   (1,119,123)   (728,552)   (1,023,374)   (3,133,212)
                                            -----------   ---------   -----------   -----------
Investing activities:
  Purchases of equipment..................     (125,800)         --       (39,669)     (165,469)
  Purchases of intangible assets..........      (45,542)    (93,958)      (22,858)     (182,826)
                                            -----------   ---------   -----------   -----------
       Net cash used in financing
          activities......................     (171,342)    (93,958)      (62,527)     (348,295)
                                            -----------   ---------   -----------   -----------
Financing activities:
  Borrowings from related party...........      195,000     729,360     1,075,600     1,999,960
  Proceeds from issuance of common
     stock................................                                                4,410
  Proceeds from issuance of preferred
     stock................................    2,612,898          --            --     3,112,898
                                            -----------   ---------   -----------   -----------
       Net cash used in investing
          activities......................    2,807,898     729,360     1,075,600     5,117,268
                                            -----------   ---------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.............................    1,517,433     (93,150)      (10,301)    1,635,761
Cash and cash equivalents, beginning of
  period..................................      118,328     211,478       221,779            --
                                            -----------   ---------   -----------   -----------
Cash and cash equivalents, end of
  period..................................  $ 1,635,761   $ 118,328   $   211,478   $ 1,635,761
                                            ===========   =========   ===========   ===========
Supplemental disclosure of noncash
  investing and financing
  activities -- common stock issued for
  intangible assets.......................           --   $  23,500   $        --   $    23,500
                                            ===========   =========   ===========   ===========

                       See Notes to Financial Statements.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS:

     Neurologix, Inc. (A Development Stage Company) (the "Company") was incorporated in the State of Delaware in February 1999. The Company owns or licenses and is developing technologies to deliver gene therapy as a treatment for central nervous system disorders.

  DEVELOPMENT STAGE:

     The Company is in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting for Development Stage Enterprises." Through December 31, 2002, the Company has not generated revenues and has devoted its efforts to various start-up activities including technology development and raising capital. The Company anticipates requiring additional capital to complete its development stage activities.

  USE OF ESTIMATES:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS:

     The Company considers money market accounts and all highly-liquid debt instruments with maturities of three months or less when acquired to be cash equivalents.

  EQUIPMENT:

     Equipment is stated at cost less accumulated depreciation. The Company records depreciation using the declining balance method over the estimated useful life of five years.

  INTANGIBLE ASSETS:

     Intangible assets consist of patents and patent rights obtained under licensing agreements and are amortized on a straight-line basis over the estimated useful lives which range from five to 15 years. The Company estimates amortization expenses related to these intangible assets to be approximately $15,000 per year for the next five years.

  IMPAIRMENT OF LONG-LIVED ASSETS:

     The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the amount by which the carrying amount of the asset exceeds its fair value.

  INCOME TAXES:

     The Company complies with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  STOCK-BASED COMPENSATION:

     The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation" which allows companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"), and disclose the pro forma effect on net income (loss) as if the fair value of the options had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock option incentive plans and make the required pro forma disclosures. The Company has used the minimum value method as permitted by SFAS 123 to estimate the fair value of options granted to employees for such pro forma disclosures.

     In accordance with SFAS 123, all other issuances of common stock, stock options or other equity instruments issued to employees and non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more readily measurable. Such fair value is measured at an appropriate date pursuant to the guidance in the consensus reached for EITF Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date the performance by the other party is complete) and capitalized or expensed.

NOTE 2 -- BASIS OF PRESENTATION:

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and has not generated any revenues as of December 31, 2002. As a result, the Company incurred net losses of $1,310,000, $870,000, $1,055,000 and $3,563,000 and negative cash flows from operating activities of $1,119,000, $729,000, $1,023,000 and $3,133,000 for the years ended December 31, 2002, 2001 and 2000 and for the period from February 12, 1999 (date of inception) to December 31, 2002, respectively. As a result, the Company had an accumulated deficit of approximately $3,563,000 as of December 31, 2002. In addition, management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities through at least December 31, 2003. These matters raise substantial doubt about the Company's ability to continue as a going concern.

     To enable the Company to sustain its operations through at least December 31, 2003 and, ultimately complete its marketing and development program and achieve profitability, management plans to seek additional financing for the Company through the sale of debt and equity securities.

     On August 13, 2003, the Company entered into a merger agreement (the "merger agreement") with Change Technology Partners, Inc. ("Change"), a publicly-traded company, that is expected to be accounted for as a "reverse acquisition." As of June 30, 2003, Change's assets consisted primarily of approximately $7,300,000 (unaudited) in cash and cash equivalents. Management believes that the merger with Change will enable the Company to conduct the Phase I clinical trial of gene therapy that it has developed for the treatment of Parkinson's disease and to continue the development of innovative therapies for the treatment of other degenerative neurological disorders (see Note 8).

     Concurrent with the execution of the merger agreement, Change loaned the Company $750,000 and the Company issued a promissory note in the aggregate principal amount of $750,000 due April 30, 2004 in favor of Change. On November 14, 2003, the merger agreement was amended to increase the amount of the loan to $1,100,000 and to extend the term of the loan to June 30, 2004. Change has agreed to fund the additional $350,000 amount of the loan upon Neurologix's request at any time after December 1, 2003. The note accrues

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

interest at 4% per annum, is collateralized by all of the assets of the Company and is senior to all existing indebtedness of the Company (see Note 8).

     The Company's existing resources will not be sufficient to support the commercial introduction of any of its product candidates. The Company will need to raise additional funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. The Company does not know whether additional financing will be available when needed, or on terms favorable to it or its stockholders.

     The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

NOTE 3 -- RELATED PARTY TRANSACTIONS:

     At December 31, 2002, the Company has a note payable to several of its preferred stockholders pursuant to a $2,000,000 credit line agreement that expires in October 2007 and is collateralized by certain intellectual property of the Company. Interest expense of approximately $118,000, $96,000, $24,000 and $238,000 was accrued at 6% for the years ended December 31, 2002, 2001 and 2000 and for the period from February 12, 1999 (date of inception) to December 31, 2002, respectively, but was not paid.

     Concurrent with the merger (see Note 8), the outstanding balance, including accrued interest, will be converted into common stock of the Company at a conversion price of $6 per share.

     The Company paid its CEO/President a management fee of $24,000 for each of the years ended December 31, 2002, 2001 and 2000 and $72,000 for the period from February 12, 1999 (date of inception) to December 31, 2002. The Company's CEO/President is also a stockholder and a noteholder of the Company.

NOTE 4 -- INCOME TAXES:

     At December 31, 2002, the Company has net operating loss carryforwards ("NOLs") of approximately $3,500,000, which expire through 2022. The deferred tax asset from the Company's NOLs approximated $1,400,000. The Company has a deferred tax asset from research and development credits of approximately $218,000, which expires through 2022. Due to the uncertainties related to the Company's ability to utilize its deferred tax assets, a valuation allowance for the full amount of the deferred tax assets of $1,487,000 has been established at December 31, 2002. There are no other significant permanent or temporary differences.

     The Company had also offset the potential benefits of $880,000, $520,000 and $100,000 from NOLs by equivalent valuation allowances as of December 31, 2001, 2000 and 1999, respectively. As a result of the increases in the valuation allowance of $520,000, $360,000, $420,000 and $1,487,000 during the years ended
December 31, 2002, 2001 and 2000 and for the period from February 12, 1999 (date of inception) to December 31, 2002, respectively, there are no income tax benefits reflected in the accompanying statements of operations to offset pre-tax losses.

NOTE 5 -- PREFERRED STOCK:

     The Articles of Incorporation of the Company, as amended, authorized 1,000,000 shares of $.001 par preferred stock that may be designated in different series at the discretion of the Board of Directors. As of December 31, 2002, the Board of Directors has designated 147 of such shares as Convertible Preferred Stock ("Convertible Preferred Stock") and 562,500 of such shares as Series B Convertible Preferred Stock ("Series B Preferred Stock").

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Pursuant to the terms of a private placement during 1999, the Company sold all of the 147 shares of Convertible Preferred Stock for aggregate consideration of $500,000 or $3,401 per share. Each share of Convertible Preferred Stock is entitled to cumulative dividends at the rate of 10% of the liquidation preference per year; however, such dividend may not be paid unless corresponding dividends are paid to the holders of the Series B Preferred Stock. In addition, each share of Convertible Preferred Stock is convertible into 15,000 shares of the Company's common stock at the option of the holder.

     In the event that shares of the Convertible Preferred Stock are not converted into common stock on or prior to October 15, 2004, the holder of shares of Convertible Preferred Stock shall be entitled to have the Company redeem the shares of Convertible Preferred Stock and to receive $3,401 per share (as adjusted for any share dividends, combinations or subdivision with respect to such shares of Convertible Preferred Stock) plus all accrued and unpaid dividends for each share of Convertible Preferred Stock redeemed by the Company. In addition, this class of stock is preferential to the common stock of the Company for distributions in liquidation and dissolution. The aggregate liquidation preference is $500,000. Holders of the Convertible Preferred Stock are entitled to all voting rights of the common stockholders.

     In 2002, the Company executed preferred stock subscription agreements with certain investors pursuant to which the Company sold 490,754 shares of Series B Preferred Stock and received gross proceeds of $2,650,000 or $5.40 per share. In connection with this private placement, the Company incurred expenses of approximately $37,000. Each share of Series B Preferred Stock is convertible into one share of common stock, subject to certain antidilution provisions. The Series B Preferred Stock carries a liquidation preference which entitles the holder to receive an amount equal to the equity investment prior to distributions to the holders of the Company's common stock and Convertible Preferred Stock. The aggregate Series B Preferred Stock liquidation preference is approximately $2,650,000 or $5.40 per share. In addition, the Series B Preferred Stock does not have a cumulative dividend. Holders of the Series B Preferred Stock are entitled to all voting rights of the common stockholders.

NOTE 6 -- STOCK OPTIONS:

     During 2001, the Company approved a stock option plan (the "Plan") which provided for the granting of stock options and restricted stock to employees, independent contractors, consultants, directors and other individuals. A maximum of 1,400,000 shares of common stock have been approved for issuance under the Plan by the Company's Board of Directors.

     A summary of the status of the Company's shares subject to options as of December 31, 2002 and 2001 and changes during the years then ended is presented below:

                                                       2002                   2001
                                               --------------------   --------------------
                                                           WEIGHTED               WEIGHTED
                                                           AVERAGE                AVERAGE
                                               SHARES OR   EXERCISE   SHARES OR   EXERCISE
                                                 PRICE      PRICE       PRICE      PRICE
                                               ---------   --------   ---------   --------
Outstanding, beginning of year...............   232,000     $ .24
Granted......................................    25,000      4.32      232,000      $.24
                                               --------               --------
Outstanding, end of year.....................   257,000     $ .64      232,000      $.24
                                               --------     =====     --------
Options exercisable, end of year.............   208,167                167,500
                                               --------               --------
Weighted average fair value of options
  granted during the year....................  $    .96               $    .04
                                               ========               ========

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about fixed stock options outstanding at December 31, 2002:

                              OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                -----------------------------------------------   ----------------------------
                              WEIGHTED AVERAGE
                                  YEARS OF          WEIGHTED                       WEIGHTED
                  NUMBER         REMAINING          AVERAGE         NUMBER         AVERAGE
EXERCISE PRICE  OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
--------------  -----------   ----------------   --------------   -----------   --------------
 $.23-$.25        232,000           3.5              $ .24          183,167         $ .24
   $4.32           25,000           4.5               4.32           25,000          4.32
                  -------                                           -------
 $.23-$4.32       257,000           3.6              $ .64          208,167         $ .72
                  -------           ---              =====          -------         =====

     Since the Company has elected to continue to use the intrinsic value method pursuant to the provisions of APB 25 in accounting for stock options granted to employees and the exercise price of all of the options granted to employees has been equal to or greater than the fair market value at the date of grant, no earned or unearned compensation cost was recognized in the accompanying financial statements for stock options granted to employees. The historical amounts reported in the accompanying statements of operations for the years ended December 31, 2002 and 2001 and the pro forma amounts computed as if the Company had elected to recognize costs for stock options granted to employees based on the fair value of the options at the date of grant using the minimum value method as prescribed by SFAS 123 are set forth below:

                                                       2002        2001        2000
                                                    ----------   --------   ----------
Net loss, as reported.............................  $1,309,631   $870,626   $1,054,579
Deduct total stock-based compensation determined
  under fair value -- based method for all
  awards..........................................      23,890
                                                    ----------   --------   ----------
Net loss, pro forma...............................  $1,333,521   $870,626   $1,054,579
                                                    ==========   ========   ==========

     For purposes of determining the pro forma and historical fair values of options granted to employees and non-employees during the years ended December 31, 2002 and 2001 using the minimum value method, Neurologix uses the following assumptions: (i) risk free interest rate of 4%; (ii) estimated life of five years, (iii) volatility of 0%, and (iv) dividend yield of 0%.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES:

  LICENSE AGREEMENTS:

     In September 1999 and April 2001, the Company entered into two license agreements whereby a university grants to the Company the sole and exclusive right and license, under the ownership rights of the university, to certain patent rights and technical information. In conjunction with the agreements, the Company shall pay the university an annual maintenance fee of $25,000 per agreement as well as benchmark payments and royalties as defined. The licenses shall continue for the lives of the patents covered in the agreements. The Company shall have the right to terminate the agreements at any time upon 90 days written notice to the university.

     In December 2001, the Company entered into a license agreement with another university whereby the university granted to the Company the sole and exclusive right and license to certain patent rights and technical information for a period of three years. In conjunction with the agreement, the Company shall pay the university $50,000 per year in quarterly installments.

     The Company is a party to license agreements with another university whereby the university granted to the Company the sole and exclusive right and license to certain patent rights and technical information. In conjunction with the agreements, the Company shall pay the university benchmark payments and royalties, as

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

defined. The license shall continue for the lives of the patents covered in the agreements. The Company shall have the right to terminate the agreements at any time upon 90 days written notice to the university. In November 2002, the license agreements were modified under a new license agreement. In connection with the new agreement, the Company issued 133,583 shares of common stock to the university in exchange for cancellation of annual maintenance fees and modification of the royalty fee structure. The common stock was valued at approximately $577,000 and was initially charged to unearned compensation with an offsetting credit to additional paid-in capital. The unearned compensation will be amortized to research and licensing expense over four years, the estimated benefit period. During the year ended December 31, 2002, approximately $24,000 was amortized.

     In 2002, the Company entered into two license agreements with another university whereby the university granted to the Company the sole and exclusive right and license to certain patent rights and technical information. In conjunction with the agreements, the Company paid the university an initial fee of $100,000 and $50,000, respectively for each agreement. In addition, the Company is committed to pay annual maintenance fees of $100,000 and $20,000, respectively, as well as benchmark payments and royalties, as defined. The maintenance fees can be applied to royalty and benchmark fees incurred in the calendar year of payment only. The licenses shall continue for the lives of the patents covered in the agreements. The Company shall have the right to terminate the agreements at any time upon 90 days written notice to the university.

     In August 2002, the Company entered into a license agreement with two universities whereby the universities grant to the Company a nonexclusive license to certain patent rights and technical information. An initial fee of $20,000 was paid to each of the two universities pursuant to the agreement. In addition, the Company is committed to pay an annual maintenance fee of $5,000 per year to each of the two universities. In conjunction with the agreement, the Company shall make payments upon reaching certain milestones, as defined. The Company shall have the right to terminate the agreement at any time upon 90 days written notice to the university.

  CONSULTING AGREEMENTS:

     The Company has consulting agreements with four scientists who comprise of the Company's Scientific Advisory Board. These agreements provide that the scientists are engaged by the Company to provide advice and consulting services in scientific research on human gene therapy in the brain and central nervous system and to assist the Company in seeking financing and meeting with prospective investors.

     The first agreement, as amended on October 8, 2003, provides for payments of $74,000 per annum through September 2007. The second agreement, as amended on October 8, 2003, provides for payments of $124,000 per annum through 2007. The third and fourth agreements provide for payments of $50,000 and $25,000 per annum, respectively, through March and April 2003, respectively. Each of the agreements shall be automatically renewed annually for up to three additional years unless terminated for cause or upon 30 days written notice to the other party prior to an annual anniversary date. These consulting agreements are subject to confidentiality, proprietary information and invention agreements. Any discoveries and intellectual property obtained through these agreements related to the research covered under the agreements is to be assigned to the Company.

  OPERATING LEASE AGREEMENT:

     In September 2002, the Company entered into an operating lease agreement, expiring in September 2003, with a university for office space. The Company uses the space for research and development and related business development. Approximate future minimum payments are $38,000 for 2003. Rent expense under the lease was approximately $13,000 for the year ended December 31, 2002.

                                NEUROLOGIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- SUBSEQUENT EVENTS:

     In January 2003, the Company entered into a capital lease agreement for equipment. The lease term commenced in March 2003 upon completion of the installation of the equipment. The lease term is for two years and provides for monthly payments of approximately $1,900. In addition to the monthly payments, the lease provides for the Company to pay all operating expenses, including insurance, maintenance, taxes and assessments.

     As described in Note 2, on August 13, 2003 the Company entered into the merger agreement with Change. Under the merger agreement, Subcorp will merge with and into Neurologix, with Neurologix being the surviving corporation and becoming a wholly-owned subsidiary of Change. Under the merger agreement, at the effective time of the Merger, the outstanding shares of Neurologix common stock and preferred stock will automatically convert into Change common stock. The actual number of shares of Change common stock to be issued in the Merger is directly related to Change's Net Cash Assets as of the closing of the Merger. As of July 31, 2003, Change estimated that its Net Cash Assets at closing would be approximately $7,139,995. Accordingly, had the Exchange Ratio been determined as of July 31, 2003, it would have been 70.2127 resulting in an aggregate of 391,275,156 shares of Change common stock being issued to existing Neurologix stockholders and approximately 32% and 68% of the common stock of the combined company outstanding after the Merger being held by existing Change stockholders and existing Neurologix stockholders, respectively. In addition, Neurologix has outstanding options to purchase an aggregate of 257,000 shares of its common stock, which, in accordance with the terms of the merger agreement, would automatically convert into options to purchase an aggregate of 18,044,664 shares of Change common stock. Since the stockholders of Neurologix will receive the majority of the voting shares of the combined company, and the board of directors and management of the combined company will be controlled by members of the board of directors and management of Neurologix, the Merger will be accounted for as a reverse acquisition whereby Neurologix will be the acquirer and Change will be the acquiree for accounting purposes.

     The merger agreement further provides for all of the outstanding preferred stock of the Company to be converted into shares of common stock and for the note payable with the related party to be converted into shares of common stock of the Company at the conversion price of $6 per share.

     Concurrent with the execution of the merger agreement, Change loaned the Company $750,000 and the Company issued a promissory note in the aggregate principal amount of $750,000 due April 30, 2004 in favor of Change. On November 14, 2003, the merger agreement was amended to increase the amount of the loan to $1,100,000 and to extend the term of the loan to June 30, 2004. Change has agreed to fund the additional $350,000 amount of the loan upon Neurologix's request at any time after December 1, 2003. The note accrues interest at 4% per annum, is collateralized by all of the assets of the Company and is senior to all existing indebtedness of the Company.

     In addition, in August 2003, Neurologix entered into a one year lease agreement for facilities expiring on August 31, 2004 that provides for annual rent of $43,620.

                                     * * *

                                                                      APPENDIX A

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                       CHANGE TECHNOLOGY PARTNERS, INC.,
                              CTP/N MERGER CORP.,
                                      AND
                                NEUROLOGIX, INC.
                          DATED AS OF AUGUST 13, 2003

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I  DEFINITIONS AND CONSTRUCTION....................................   A-1
  1.1          Specific Definitions........................................   A-1
  1.2          Additional Definitions......................................   A-4
  1.3          Interpretation..............................................   A-5

ARTICLE II  THE MERGER.....................................................   A-5
  2.1          The Merger..................................................   A-5
  2.2          Effective Time; Closing.....................................   A-5
  2.3          Effects of the Merger.......................................   A-6
  2.4          Certificate of Incorporation and By-laws....................   A-6
  2.5          Directors and Officers of Surviving Corporation.............   A-6
  2.6          Conversion of Securities....................................   A-6
  2.7          Exchange of Certificates....................................   A-9
  2.8          Delivery of CTP Common Stock to Exchange Agent..............  A-10
  2.9          Treatment of Neurologix Stock Options.......................  A-10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF NEUROLOGIX..................  A-11
  3.1          Organization and Qualification..............................  A-11
  3.2          Authority Relative to this Agreement; Enforceability........  A-11
  3.3          Conflicts; Consents and Approvals...........................  A-11
  3.4          Capitalization..............................................  A-12
  3.5          No Litigation; Compliance with Laws; Permits................  A-12
  3.6          Title to Assets.............................................  A-12
  3.7          Taxes.......................................................  A-14
  3.8          Intellectual Property.......................................  A-15
  3.9          Financial Statements........................................  A-15
  3.10         Undisclosed Liabilities.....................................  A-15
  3.11         Environmental Matters.......................................  A-15
  3.12         Material Contracts..........................................  A-16
  3.13         Insurance...................................................  A-16
  3.14         Affiliate Transactions......................................  A-16
  3.15         Employee Benefit Plans......................................  A-17
  3.16         Funded Debt.................................................  A-17
  3.17         Other Business Names........................................  A-17
  3.18         Required Actions............................................  A-17
  3.19         FDA Approval................................................  A-18
  3.20         No Material Adverse Change..................................  A-18
  3.21         Brokerage...................................................  A-18
  3.22         Full Disclosure.............................................  A-18

                                                                             PAGE
                                                                             ----

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF CTP AND SUBCORP..............  A-18
  4.1          Organization and Qualification..............................  A-18
  4.2          Authority Relative to this Agreement; Enforceability........  A-18
  4.3          Conflicts; Consents and Approvals...........................  A-18
  4.4          Capitalization..............................................  A-19
  4.5          CTP SEC Documents and Other Public Disclosures..............  A-19
  4.6          No Material Adverse Change..................................  A-19
  4.7          No Litigation; Compliance with Laws; Permits................  A-20
  4.8          Tax Returns.................................................  S-20
  4.9          Title to Assets.............................................  A-21
  4.10         No Default..................................................  A-22
  4.11         Intellectual Property.......................................  A-22
  4.12         No Current Operations.......................................  A-22
  4.13         Undisclosed Liabilities.....................................  A-22
  4.14         Funded Debt.................................................  A-22
  4.15         Other Business Names........................................  A-23
  4.16         Environmental Matters.......................................  A-23
  4.17         Material Contracts..........................................  A-23
  4.18         Employee Benefit Plans......................................  A-24
  4.19         Insurance...................................................  A-24
  4.20         CTP's Net Cash Assets.......................................  A-24
  4.21         Brokerage...................................................  A-24
  4.22         Full Disclosure.............................................  A-24
  4.23         Former CEO Severance........................................  A-24
  4.24         Affiliate Transactions......................................  A-24

ARTICLE V  COVENANTS OF THE PARTIES........................................  A-25
  5.1          Disclosure Letters; Access and Information..................  A-25
  5.2          Affirmative Covenants.......................................  A-26
  5.3          Negative Covenants..........................................  A-26
  5.4          Closing Documents...........................................  A-28
  5.5          Further Actions.............................................  A-28
  5.6          Public Announcements........................................  A-28
  5.7          Stockholders' Meeting.......................................  A-28
  5.8          Preparation of the Registration Statement...................  A-28
  5.9          Affiliates of Neurologix....................................  A-29
  5.10         Board of Directors of CTP...................................  A-30
  5.11         Merger Subsidiary...........................................  A-30
  5.12         No Solicitation.............................................  A-30
  5.13         Reorganization Treatment....................................  A-32
  5.14         Directors' and Officers' Insurance..........................  A-32
  5.15         Stock Option Plan...........................................  A-32
  5.16         Neurologix Loan.............................................  A-33

                                                                             PAGE
                                                                             ----

ARTICLE VI  CONDITIONS.....................................................  A-33
  6.1          Conditions to the Obligations of Each Party.................  A-33
  6.2          Conditions to CTP's and Subcorp's Obligations...............  A-33
  6.3          Conditions to Neurologix's Obligations......................  A-34

ARTICLE VII  TERMINATION AND AMENDMENT.....................................  A-35
  7.1          Termination.................................................  A-35
  7.2          Effect of Termination.......................................  A-37
  7.3          Amendment...................................................  A-37
  7.4          Extension; Waiver...........................................  A-37

ARTICLE VIII  MISCELLANEOUS................................................  A-38
  8.1          Notices.....................................................  A-38
  8.2          Interpretation; Survival of Representations and
               Warranties..................................................  A-38
  8.3          Counterparts; Telecopied Signatures.........................  A-39
  8.4          Entire Agreement............................................  A-39
  8.5          No Third Party Beneficiaries................................  A-39
  8.6          Governing Law...............................................  A-39
  8.7          Consent to Jurisdiction; Venue; No Trial by Jury............  A-39
  8.8          Specific Performance........................................  A-39
  8.9          Assignment..................................................  A-39
  8.10         Expenses....................................................  A-39
  8.11         Severability................................................  A-40
  8.12         No Strict Construction......................................  A-40
  8.13         Knowledge...................................................  A-40

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 13th day of August, 2003, by and among Change Technology Partners, Inc., a Delaware corporation ("CTP"), CTP/N Merger Corp., a Delaware corporation and a wholly-owned subsidiary of CTP ("Subcorp"), and Neurologix, Inc., a Delaware corporation ("Neurologix").

                             PRELIMINARY STATEMENTS

     A. CTP and Neurologix desire to engage in a transaction consisting of the merger of Subcorp with and into Neurologix, with Neurologix as the surviving corporation (the "Merger"). Pursuant to the Merger, each share of Neurologix Stock issued and outstanding at the Effective Time will be converted into the right to receive CTP Common Stock, and Neurologix will become a wholly owned subsidiary of CTP, all as more fully provided herein.

     B. The respective boards of directors of Neurologix and CTP have determined that the Merger is consistent with and in furtherance of the long-term business strategy of each and that it is in the best interests of the holders of shares of Neurologix Stock and CTP Common Stock to have a continuing equity interest in the combined businesses of CTP and Neurologix through the ownership of CTP Common Stock after the Effective Time.

     C. The respective boards of directors of CTP, Subcorp and Neurologix have determined that the Merger, structured in the manner contemplated herein, is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

     D. For federal income tax purposes, the Parties intend that the Merger constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder (the "Code").

     E. Concurrently with the execution of this Agreement, and as a condition to the willingness of CTP to enter into this Agreement, certain Stockholders and holders of Neurologix Notes have entered into a Voting Agreement with CTP, Subcorp and Neurologix dated as of the date hereof, under which, among other things, those Stockholders have agreed to (i) convert shares of Neurologix Stock into, and to exchange their interests in the Neurologix Note for, shares of Neurologix Common Stock prior to the Effective Time, (ii) execute an irrevocable written consent with respect to all of their shares of Neurologix Stock in favor of adoption of this Agreement and the Merger, (iii) irrevocably waive any and all rights to dissent from the Merger and seek appraisal of their Neurologix Stock, and (iv) take other actions in furtherance of the transactions contemplated by this Agreement (the "Voting Agreement").

     F. Concurrently with execution of this Agreement, CTP shall loan Neurologix the principal amount of $750,000 secured by a first priority perfected security interest in all of the assets of Neurologix (the "Loan") in accordance with the provisions of this Agreement and the related agreements evidencing the Loan.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto (the "Parties") hereby represent, warrant, covenant and agree as follows:

                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

     1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any entity (the "Subject Entity"), any Person or other entity which controls, is controlled by, or is under common control with, the Subject Entity, provided, however, that with respect to the representations and warranties set forth in Article III of this Agreement (except as otherwise specifically provided in such representations and warranties), "Affiliate" shall not include Palisade Capital Management, LLC or any related entities. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          "Amendments" means the amendments to CTP's certificate of incorporation to (i) increase the number of authorized shares of CTP Common Stock to 750 million shares, (ii) decrease the par value of CTP Common Stock to $.001 per share, (iii) change the name of CTP to Neurologix, Inc.; and (iv) divide CTP's board of directors into 3 classes, with staggered three-year terms for each class.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks located in New York, New York are not open for the general transaction of business.

          "CTP Common Stock" means the Common Stock, par value $.01 per share, of CTP.

          "CTP Material Adverse Effect" means a material adverse effect on the financial condition of CTP and its Subsidiaries, taken as a whole; provided, however, that (x) in no event shall any effect that results from
     (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement or (b) changes affecting the United States economy generally constitute a CTP Material Adverse Effect; and (y) a decrease in the market price of CTP Common Stock will not constitute a CTP Material Adverse Effect (except with respect to an effect which, independent of such decrease, would constitute a CTP Material Adverse Effect).

          "CTP Meeting" means the annual or special meeting of CTP's stockholders called to vote upon the Merger, this Agreement and the transactions contemplated hereby, the Amendments and the election of directors contemplated herein.

          "CTP's Net Cash Assets" means as of the Closing Date the aggregate amount of CTP's unencumbered cash and cash equivalents, in excess of (i.e., net of) all liabilities (actual and contingent, accrued and unaccrued) and contractual commitments of CTP and its Subsidiaries, including, but not limited to, obligations incurred and to be incurred in closing or terminating operations of all current businesses, terminating all existing contractual commitments and other obligations; provided, however, that in calculating CTP's Net Cash Assets there shall be (i) excluded from the calculation of liabilities (or, if previously paid, there shall be credited to the amount of cash) up to $500,000 of legal, accounting, Financial Advisor and other fees and expenses incurred by CTP that are directly related to the Merger, this Agreement and the Loan and (ii) included in the calculation of CTP's unencumbered cash and cash equivalents the outstanding principal amount of the Loan and accrued but unpaid interest thereon. In determining the amount of any contractual commitments or other accrued claims, CTP shall not be entitled to any discount from the full contractual amount of any liability unless it is finally settled or compromised prior to the Closing Date. To the extent that there are any pending or threatened litigations or other claims or contingent liabilities at the Closing Date, the estimated cost to CTP of each such litigation, claim or liability (including all legal costs and professional fees required to resolve any such litigation, claim or liability) shall be established, disputed or modified in accordance with the procedures set forth in Section 2.6.3.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Agent" means Continental Stock Transfer or such other Person or entity reasonably acceptable to CTP as Neurologix shall designate to serve as the Exchange Agent hereunder.

          "Financial Advisor" means BNY Capital Markets, Inc.

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "Governmental Entity" means any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

          "Liens" means liens, encumbrances, charges, adverse claims, security interests, pledges, mortgages, title restrictions and other limitations on use, other than restrictions on transfer imposed by federal or state securities laws or under this Agreement and the Voting Agreement.

          "Neurologix Common Stock" means the Common Stock, par value $.001 per share, of Neurologix.

          "Neurologix Holder" means any holder of Neurologix Stock or any other Neurologix security.

          "Neurologix Material Adverse Effect" means a material adverse effect on the business, operations, assets or financial condition of Neurologix; provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (b) changes affecting Neurologix's industry generally or (c) changes affecting the United States economy generally constitute a Neurologix Material Adverse Effect.

          Neurologix Note" means the 6% Amended and Restated Secured Promissory Note of Neurologix in the aggregate principal amount of $2.0 million, payable to Palisade Private Partnership, L.P., Dr. Martin J. Kaplitt and Clark A. Johnson, due in October 2007.

          "Neurologix Series A Preferred" means the Convertible Preferred Stock, par value $.001 per share, of Neurologix.

          "Neurologix Series B Preferred" means the Series B Convertible Preferred Stock, par value $.001 per share, of Neurologix.

          "Neurologix Stock" means, collectively, the Neurologix Common Stock, the Neurologix Series A Preferred and the Neurologix Series B Preferred. "Neurologix Stock" shall also include any equity security issued by Neurologix between the date hereof and the Closing Date that is not Neurologix Common Stock, Neurologix Series A Preferred or Neurologix Series B Preferred.

          "Neurologix Written Consent" means a valid written consent of Neurologix's stockholders approving the Merger, this Agreement and the transactions contemplated hereby.

          "Person" means any individual, corporation, partnership, limited liability company, business trust, sole proprietorship, Governmental Entity, or other entity.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Stockholder" means a holder of record of shares of Neurologix Stock immediately prior to the Effective Time. "Stockholders" shall mean all such holders.

          "Subsidiary" when used with reference to a Person, shall mean any entity (i) the accounts of which would be consolidated with those of such Person in such Person's financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held by such Person and/or one or more subsidiaries of such Person.

          "Taxes" means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

          "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

     1.2 Additional Definitions. The following terms are defined in the following sections of this Agreement:

TERM                                                                 SECTION
----                                                                 -------
Accountants.................................................  2.6.3.5
Agreement...................................................  Heading
Allocation..................................................  2.6.3.3
Certificates................................................  2.7.1
Certificate of Merger.......................................  2.2
Closing.....................................................  2.2
Closing Date................................................  2.2
Code........................................................  Preliminary Statements
Competing Transaction.......................................  5.12
CTP.........................................................  Heading
CTP Calculation.............................................  2.6.3.4
CTP Disclosure Letter.......................................  5.1
CTP Exchange Option.........................................  2.9
CTP Existing Option.........................................  4.4
CTP In-the-Money Options....................................  2.6.3
DGCL........................................................  2.1
Disclosure Letters..........................................  5.1
Effective Time..............................................  2.2
Environmental Laws..........................................  3.11
Exchange Ratio..............................................  2.6.3
Excluded Shares.............................................  2.6.1
FDA.........................................................  3.19
Former CEO..................................................  4.24
Intellectual Property.......................................  3.8
IRS.........................................................  3.7.11
Loan........................................................  Preliminary Statements
Material Contracts..........................................  3.12
Merger......................................................  Preliminary Statements
Neurologix..................................................  Heading
Neurologix Affiliate's Letter...............................  5.9
Neurologix Disclosure Letter................................  5.1
Neurologix Financial Statements.............................  3.9
Neurologix In-the-Money Options.............................  2.6.3

TERM                                                                 SECTION
----                                                                 -------
Neurologix Option...........................................  3.4
Neurologix Reaction Notice..................................  2.6.3.5
New Stock Option Plan.......................................  5.15
Outside Date................................................  7.1.3
Parties.....................................................  Preliminary Statements
Potential Acquiror..........................................  5.12.1
Product.....................................................  3.19
Prospectus/Proxy Statement..................................  5.8.1
Registration Statement......................................  5.8.1
SEC Documents...............................................  4.5
Secretary of State..........................................  2.2
Subcorp.....................................................  Heading
Surviving Corporation.......................................  2.1
Total CTP Existing Shares...................................  2.6.3
Total CTP Stock Consideration...............................  2.6.3
Total Neurologix Existing Shares............................  2.6.3
Updated Worksheet...........................................  2.6.3.4
Voting Agreement............................................  Preliminary Statements
Worksheet...................................................  2.6.3.3

     1.3 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa;
(iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word "including" means "including without limitation."

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Neurologix at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Neurologix shall continue its corporate existence under the laws of the State of Delaware. Neurologix, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     2.2 Effective Time; Closing. Upon completion of the Closing on the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") at 12:01 a.m. on the date when the Certificate of Merger is filed with the Secretary of State or at such later time and date as shall be agreed upon by CTP and Neurologix and specified in the Certificate of Merger. Prior to the filing referred to in this Section 2.2, the closing of the Merger (the "Closing") shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, or such other place as the Parties may agree, on a date specified by Neurologix (provided that such date is, absent CTP's concurrence, no more than five Business Days following the first date upon which all conditions set forth in Article VI (other than the conditions which may be satisfied solely by the delivery of documentation within the control of the Party required to deliver such documentation) have been satisfied or waived), or at such other date as CTP and Neurologix may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date."

     2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

     2.4 Certificate of Incorporation and By-laws. At the Effective Time, (i) the certificate of incorporation of Neurologix as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, with a new corporate name to be designated by Neurologix and (ii) the by-laws of Neurologix in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

     2.5 Directors and Officers of Surviving Corporation. From and after the Effective Time, the individuals listed on Section 2.5 of the Neurologix Disclosure Letter shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. On or prior to the Closing Date, Subcorp shall deliver to Neurologix a written resignation, in form and substance satisfactory to Neurologix, from each officer and director of Subcorp, effective as of the Effective Time.

     2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of any of the Parties, the securities of the constituent corporations shall be converted as follows:

          2.6.1 Cancellation of Treasury Stock and CTP-Owned Stock. Each share of Neurologix Stock owned by Neurologix or by CTP that is issued and outstanding immediately prior to the Effective Time (collectively, the "Excluded Shares") shall be automatically canceled and shall cease to exist, and no shares of CTP Common Stock or other consideration shall be paid in exchange for those Excluded Shares.

          2.6.2 Subcorp's Stock. Each share of common stock, par value $.001 per share, of Subcorp issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation, and shall be owned by CTP.

          2.6.3 Neurologix Stock. If immediately prior to the Closing, (i) CTP's Net Cash Assets are at least $7.5 million, and (ii) Neurologix has not raised cash proceeds between the date hereof and the Closing through the issuance and sale of additional equity securities, then upon consummation of the Merger, (x) each share of Neurologix Common Stock, Neurologix Series A Preferred (on an as-converted to Neurologix Common Stock basis) and Neurologix Series B Preferred (on an as-converted to Neurologix Common Stock basis) issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares and Dissenting Shares) shall be converted into that number of shares of CTP Common Stock multiplied by the Exchange Ratio, and (y) the aggregate number of shares of CTP Common Stock issuable at the Effective Time shall equal the Total CTP Stock Consideration.

                         Total CTP Existing Shares multiplied by 2
    EXCHANGE RATIO   =   -----------------------------------------
                             Total Neurologix Existing Shares

     TOTAL CTP STOCK CONSIDERATION = Total Neurologix Existing Shares multiplied by Exchange Ratio

     WHERE:

     "Total CTP Existing Shares" means the number of shares of CTP Common Stock
     (i) issued and outstanding prior to the Effective Time, (ii) issuable upon conversion of all CTP convertible securities including shares of CTP Series A Preferred Stock, and (iii) issuable upon exercise of all CTP Existing Options with an exercise price per share that is less than or equal to $0.03, which options, as reflected in the CTP Disclosure Letter, provide for the purchase of 12,000,000 shares of CTP Common Stock (the "CTP In-the-Money Options").

     "Total Neurologix Existing Shares" means the number of shares of Neurologix Common Stock (i) issued and outstanding prior to the Effective Time, (ii) issuable upon conversion of all Neurologix convertible securities including shares of Neurologix Series A Preferred and Neurologix Series B Preferred,
     (iii) issuable upon exchange of the Neurologix Note as provided in the Voting Agreement and (iv) issuable upon exercise of all Neurologix Options with an exercise price per share less than or equal to $0.25, which options, as reflected in the Neurologix Disclosure Letter, provide for the purchase of 232,000 shares of Neurologix Common Stock (the "Neurologix In-the-Money Options"), in each case, excluding all Excluded Shares but including all Dissenting Shares.

             2.6.3.1 At the Effective Time, all shares of Neurologix Stock that have been converted into the right to receive shares of CTP Common Stock shall be automatically canceled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares, other than the right to receive certificates representing shares of CTP Common Stock upon surrender of the relevant instrument in accordance with Section 2.7.

             2.6.3.2 Upon consummation of the Merger, each Neurologix Option outstanding immediately prior to the Effective Time shall be converted into a CTP Exchange Option pursuant to the provisions of Section 2.9.

             2.6.3.3 Annexed to CTP's Disclosure Letter is a worksheet setting forth a description of the allocation of the Total CTP Stock Consideration among the Neurologix Holders (the "Allocation") that would be in effect if the Total CTP Stock Consideration was determined as of the date hereof based upon CTP's Net Cash Assets at this date (including a reasonable estimate of all costs and liabilities of all pending litigations and other claims and contingent liabilities, and an estimate of the costs required to wind down CTP's business), the number of shares of CTP Common Stock and CTP Existing Options outstanding at this date, the number of shares of Neurologix Stock and the number of Neurologix Options outstanding at this date, and the number of shares of Neurologix Common Stock issuable upon conversion of the Neurologix Note (the "Worksheet").

             2.6.3.4 At least five Business Days prior to the time set for the Closing, CTP shall deliver to Neurologix CTP's good faith calculation of the Allocation (the "CTP Calculation"), which shall (a) be prepared in accordance with the provisions of Section 2.6.3 or 2.6.4, as applicable,
        (b) be reflected in the form of the Worksheet (the "Updated Worksheet"),
        (c) include CTP's good faith estimate of CTP's Net Cash Assets as of the Closing Date, and (d) set forth (i) the calculation of the Total CTP Stock Consideration, (ii) each of the calculations contemplated by
        Section 2.6.3 or 2.6.4, as applicable, and (iii) confirm the number of shares of CTP Common Stock outstanding and the number of shares of CTP Common Stock issuable upon the exercise and/or conversion of all CTP convertible securities including the CTP Series A Preferred Stock and CTP In-the-Money Options. At least seven Business Days prior to the time set for the Closing, Neurologix shall deliver to CTP a certificate setting forth the total number of shares of Neurologix Common Stock then outstanding and the number of shares of Neurologix Common Stock issuable upon the exercise and/or conversion of the other Neurologix Stock, the Neurologix In-the-Money Options and the Neurologix Note then outstanding, which CTP shall use in preparing the CTP Calculation. In addition, CTP shall, following the date hereof and through Closing, apprise Neurologix of (a) any pending or threatened litigations, claims and other contingent liabilities that were not reflected on the Worksheet and (b) any event or fact that occurs, or of which CTP becomes aware, after the date hereof that could reasonably affect the estimate of any litigation, claim and other contingent liability listed on the Worksheet.

             2.6.3.5 Promptly, but in no event later than two Business Days after receipt of the CTP Calculation, Neurologix shall deliver to CTP a notice (the "Neurologix Reaction Notice") specifying whether Neurologix concurs with the CTP Calculation or disputes any aspect of the CTP Calculation. To enable Neurologix to evaluate the CTP Calculation, CTP and its Subsidiaries shall make available to CTP and its representatives all of the personnel, properties, contracts, books and records, and all other documents and data of CTP and its Subsidiaries that Neurologix shall reasonably request. In the event that the Neurologix Reaction Notice indicates that Neurologix concurs with the CTP Calculation, the CTP Calculation shall be determinative for purposes of determining the Allocation at Closing. With respect to any liability or obligation of CTP or its Subsidiaries for which an estimate of the amount thereof is set forth on the Worksheet, the parties hereto agree that such estimate shall be the amount of such liability or obligation for purposes of the CTP Calculation and that Neurologix shall not dispute such estimate unless (i) the actual amount of such liability or obligation becomes known after the date hereof, in which case such actual amount shall be used in the CTP Calculation (ii) any event occurs after the date of this Agreement as a result of which any party hereto no longer believes that such estimate is reasonable or (iii) any party hereto becomes aware, after the date of this Agreement, of any fact (including, without limitation, any change, modification, or clarification of any fact of which such party was aware prior to the date of this Agreement) as a result of which such party no longer believes that such estimate is reasonable. CTP and Neurologix agree that to the extent the receivable owing to CTP in connection with CTP's lease for 16 West 19th Street (the "Glaser Receivable") is not collected by CTP prior to Closing and provided that Neurologix receives a letter from the lessor reasonably satisfactory to Neurologix to the effect that the Glaser Receivable will be paid within a reasonable time after Closing, the Glaser Receivable shall be included in the calculation of CTP's Net Cash Assets less a $40,000 reserve. CTP and Neurologix agree that to the extent any other receivable set forth on the Worksheet is not collected prior to Closing, such receivable (less a reserve mutually agreed to by CTP and Neurologix) shall be included in the calculation of CTP's Net Cash Assets if, and only if, CTP can provide assurance reasonably satisfactory to Neurologix that such receivable shall be paid within a reasonable time after Closing. Subject to the preceding three sentences, in the event that the Neurologix Reaction Notice indicates that Neurologix disputes any aspect of the CTP Calculation, CTP and Neurologix shall engage an accountant mutually acceptable to CTP and Neurologix (the "Accountants") to promptly review the determination of such aspect of the CTP Calculation and resolve such dispute. In the event that such disputes cannot be resolved prior to the date set for the Closing, the date set for the Closing shall be deferred until such disputes are resolved (but in no event later than the Outside Date). In the event the dispute relates to an estimate of liability for pending or threatened litigation, or other claim or contingent liability, the parties will ask the Accountants to assist them in mediating the dispute.

          2.6.4  Adjustment in Calculation of Exchange Ratio.

          If immediately prior to the Closing, CTP's Net Cash Assets are less than $7.5 million or if Neurologix has raised cash proceeds between the date hereof and the Closing through the issuance and sale of additional equity, then, for purposes of this Agreement, the Exchange Ratio shall be calculated as follows:

                         Total CTP Existing Shares multiplied by X
    EXCHANGE RATIO   =   -----------------------------------------
                             Total Neurologix Existing Shares

     WHERE "X" IS THE QUOTIENT:

        obtained by dividing (x) $15.0 million by (y) the lesser of the (i) amount of CTP's Net Cash Assets as of the Closing Date or (ii) $7.5 million.

        In the event that Neurologix sells any additional equity during the period between the date hereof and the Closing Date, the net cash proceeds there from (after all expenses incurred relating thereto) shall be added to the numerator.

          2.6.5 No Fractional Shares. No certificates or scrip representing fractional shares of CTP Common Stock shall be issued as a result of any conversion provided for in this Section 2.6. All fractional shares shall be rounded to the nearest whole number, with .5 rounded up. If more than one certificate representing shares of Neurologix Stock shall be surrendered for the account of the same holder, the number of shares of Neurologix Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares (on an as-converted to Neurologix Common

     Stock basis) represented by the certificates so surrendered. No cash shall be paid in lieu of fractional shares.

          2.6.6  Anti-Dilution Protection.

             2.6.6.1 To the extent not already taken into account in computing the Exchange Ratio, in the event that, prior to the Effective Time, CTP shall declare a stock dividend or other distribution payable in shares of CTP Common Stock or securities convertible into shares of CTP Common Stock, or effect a stock split, reclassification, recapitalization, combination or any other comparable change with respect to CTP Common Stock, the shares of CTP Common Stock to be received by each Stockholder in the Merger shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, combination or other comparable change.

             2.6.6.2 To the extent not already taken into account in computing the Exchange Ratio, in the event that, prior to the Effective Time, Neurologix shall declare a stock dividend or other distribution payable in shares of Neurologix Common Stock or securities convertible into shares of Neurologix Common Stock, or effect a stock split, reclassification, recapitalization, combination or any other comparable change with respect to Neurologix Common Stock, the shares of CTP Common Stock to be received by each Stockholder in the Merger shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, combination or other comparable change.

             2.6.7 Dissenting Stock. Any holder of shares of Neurologix Stock shall have the right to appraisal in the manner provided in Section 262 of the DGCL, and if all necessary requirements of the DGCL are met, such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of the DGCL ("Dissenting Stock"); provided, however, that (i) if any holder of Dissenting Stock shall subsequently withdraw such holder's demand for appraisal of such shares within sixty days of the Effective Time, or (ii) if any holder fails to follow the procedures for establishing such holder's entitlement to appraisal rights as provided in the DGCL, the right to appraisal of such shares shall be forfeited and such shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the shares of CTP Common Stock such holder would have been entitled to receive had such holder not exercised appraisal rights.

             2.6.8 Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

     2.7 Exchange of Certificates. The following provisions shall apply with respect to the exchange of certificates pursuant to the Merger:

          2.7.1 Procedures. Prior to the Closing, CTP shall enter into an exchange agency agreement with the Exchange Agent, in form and substance satisfactory to Neurologix, pursuant to which the Exchange Agent shall perform the obligations of the Exchange Agent described in this Agreement. As soon as practicable after the Effective Time, CTP shall mail, or shall cause the Exchange Agent to mail, to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented issued and outstanding shares of Neurologix Stock, a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to CTP and shall be in such form and have such other provisions as Neurologix and CTP may reasonably specify, including customary waivers and releases of liability and which shall contain instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of CTP Common Stock). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (and CTP shall cause the Exchange Agent to promptly deliver) a certificate representing that number of whole shares of CTP Common Stock which such holder has the right to receive pursuant to Section 2.6 rounded to the nearest whole number. Any

     Certificate so surrendered shall be immediately canceled. No cash shall be payable in lieu of the issuance of fractional shares. In the event of a transfer of ownership of shares of Neurologix Stock which is not registered on the transfer records of Neurologix, a certificate representing the proper number of whole shares of CTP Common Stock may be issued to such transferee if the Certificate representing such shares of Neurologix Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of CTP Common Stock.

          2.7.2 Stock Transfer Books; Extinction of Stockholder Rights. At the Effective Time, the stock transfer books of Neurologix shall be closed with respect to the shares of Neurologix Stock outstanding immediately prior to the Effective Time. All shares of CTP Common Stock issued upon surrender of a Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to that Certificate and the shares of Neurologix Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Neurologix of shares of Neurologix Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged for certificates representing shares of CTP Common Stock as provided in this Article II.

          2.7.3 Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the Exchange Agent's receipt of appropriate evidence as to such loss, theft or destruction and as to the ownership of such Certificate by the Person claiming such Certificate to be lost, stolen or destroyed, and the receipt by CTP and the Exchange Agent of reasonably appropriate and customary indemnification, CTP shall cause the Exchange Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, shares of CTP Common Stock deliverable in respect thereof as determined in accordance with the provisions of this Agreement.

     2.8 Delivery of CTP Common Stock to Exchange Agent. At or prior to the Effective Time, CTP shall deposit with the Exchange Agent, for the benefit of each Stockholder, for exchange in accordance with this Article II, certificates representing the shares of CTP Common Stock issuable to each Stockholder pursuant to Section 2.6 upon conversion of outstanding shares of Neurologix Stock.

     2.9 Treatment of Neurologix Stock Options. Prior to the Effective Time, CTP and Neurologix shall take all such actions as may be necessary such that at the Effective Time each unexpired and unexercised Neurologix Option prior to the Effective Time shall, by virtue of the Merger and without any action by the holder of such Neurologix Option, be automatically converted at the Effective Time into an option (an "CTP Exchange Option") to purchase that number of shares of CTP Common Stock equal to the number of shares of Neurologix Common Stock covered by such Neurologix Option multiplied by the Exchange Ratio, which number shall be correspondingly adjusted (to the extent not already taken into account in computing the Exchange Ratio) to reflect the effect of any adjustment made pursuant to Section 2.6.4. Each CTP Exchange Option shall have an exercise price equal to the exercise price which existed under the corresponding Neurologix Option divided by the Exchange Ratio but in no event less than the par value of the shares of CTP Common Stock underlying such CTP Exchange Option. With the exception of the adjustments set forth above and the fact that the CTP Exchange Options shall be administered by the Compensation Committee of CTP's board of directors or such other committee as shall be designated from time to time by such board, the terms and conditions of each CTP Exchange Option shall be identical to the terms and conditions to which the corresponding Neurologix Option was subject immediately prior to the Effective Time; provided that with respect to any Neurologix Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of CTP Exchange Options, CTP shall (i) reserve for issuance the number of shares of CTP Common Stock that will become subject to CTP Exchange Options pursuant to this Section 2.9 and (ii) register the shares of CTP Common Stock subject to the CTP Exchange Options on a registration statement on Form S-8 to the extent that such shares are so registerable.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF NEUROLOGIX

     Neurologix represents and warrants to CTP and Subcorp as follows:

     3.1 Organization and Qualification. Neurologix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, lease and operate its properties and to conduct its business as presently conducted. Neurologix is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a Neurologix Material Adverse Effect. Neurologix has no Subsidiaries, and except as set forth on Section 3.1 of the Neurologix Disclosure Letter, Neurologix does not own, directly or indirectly, any shares of capital stock of, or any other security or interest convertible into or exchangeable or exercisable for shares of capital stock of or other ownership interests in, any other Person.

     3.2 Authority Relative to this Agreement; Enforceability. The execution, delivery and performance of this Agreement are within the corporate power and authority of Neurologix and have been duly and validly authorized by all requisite corporate action on the part of Neurologix. This Agreement has been duly executed and delivered by Neurologix and is a legal, valid and binding obligation of Neurologix, enforceable against Neurologix in accordance with its terms, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles limiting the availability of equitable remedies. All persons who executed this Agreement on behalf of Neurologix have been duly authorized to do so.

     3.3 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Neurologix nor the consummation of the transactions contemplated hereby will: (a) conflict with, or result in a breach of any provision of, Neurologix's certificate of incorporation or by-laws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Neurologix under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Neurologix is a party or by which Neurologix is bound; (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Neurologix or its properties or assets; or (d) require any action or consent or approval of, or review by, or registration or filing by Neurologix or any of its Affiliates with, any third party or any Governmental Entity, other than filing of the Certificate of Merger and registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

     3.4 Capitalization. As of the date hereof, the authorized capital stock of Neurologix consists solely of: (a) 20,000,000 shares of Neurologix Common Stock and (b) 1,000,000 shares of Neurologix preferred stock, of which 500 of such shares have been designated as Neurologix Series A Preferred and 562,500 of such shares have been designated as Neurologix Series B Preferred. As of the date hereof there are 2,490,583 shares of Neurologix Common Stock issued and outstanding, 147 shares of Neurologix Series A Preferred issued and outstanding, which are convertible into 2,205,000 shares of Neurologix Common Stock, and 490,754 shares of Neurologix Series B Preferred issued and outstanding, which are convertible into 490,754 shares of Neurologix Common Stock, and no shares of Neurologix Stock were held in Neurologix's treasury. There are no options, warrants or other securities, rights or agreements outstanding that entitle any Person to acquire (either currently or upon the passage of time or the occurrence of any condition or event) any shares of Neurologix Common Stock or any other security convertible into or exchangeable or exercisable for Neurologix Common Stock, other than as set forth in the immediately preceding sentence and except for (x) stock options to purchase 257,000 shares of Neurologix Common Stock granted by Neurologix to current or former directors, officers, employees, consultants or representatives of Neurologix or to other persons with relationships to Neurologix (each, a "Neurologix Option") and (y) the Neurologix Note which the holders thereof (including all Persons having a participatory interest therein) and Neurologix have agreed will be exchanged, pursuant to the terms of the Voting Agreement, for Neurologix Common Stock, at a price of $6 per share (383,040 shares if computed at June 30, 2003).

     3.5 No Litigation; Compliance with Laws; Permits. There is no (i) action, suit, claim, proceeding, demand, arbitration, hearing, complaint, examination or investigation pending or, to the best of Neurologix's knowledge, threatened against or affecting Neurologix, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or any other Governmental Entity (including, without limitation, any action, suit, claim, proceeding, demand arbitration, hearing, complaint, examination or investigation against any director, officer or employee of Neurologix or other person for whom Neurologix may be liable), (ii) arbitration proceeding relating to Neurologix pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or, to the best of Neurologix's knowledge, threatened against or affecting Neurologix (including without limitation any inquiry as to the qualification of Neurologix to hold or receive any license or permit), except as would not have, either individually or in the aggregate, a Neurologix Material Adverse Effect. Neurologix has complied with all material laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services. Neurologix has all necessary permits, licenses, grants, consents, approvals and other authorizations required to conduct its business as now conducted, except such permits, licenses, grants, consents, approvals and other authorizations that, if not obtained, would have, either individually or in the aggregate, a Neurologix Material Adverse Effect, and such permits, licenses, grants, consents, approvals, and other authorizations are in full force and effect. No suspension or cancellation of any such permit, license, grant, consent and authorization is pending or, to the best of Neurologix's knowledge, threatened. No such suspension or cancellation will result from transactions contemplated by this Agreement.

     3.6 Title to Assets. Neurologix has good and marketable title to or a valid leasehold interest in, or licenses to, its properties and assets and all such properties and assets owned by Neurologix are free and clear of all Liens, except for (i) Liens for current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations of Neurologix, (ii) Liens granted to CTP and the holders of the Neurologix Note and (iii) as set forth on Section 3.6 of the Neurologix Disclosure Letter. Each lease or agreement to which Neurologix is a party under which it is a lessee of any property, real or personal, is a valid and existing agreement without any default of Neurologix thereunder and, to the best of Neurologix's knowledge, without any default thereunder of any other party thereto. To the best of Neurologix's knowledge, no event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by Neurologix under any such lease or agreement or, to the best of Neurologix's knowledge, by any other party thereto.

     3.7  Taxes.  As of the date of this Agreement:

          3.7.1 all Tax Returns required to be filed by or with respect to Neurologix have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects;

          3.7.2 Neurologix has paid all Taxes owed by it (whether or not shown on any Tax Return), and has made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof;

          3.7.3 Neurologix has given or otherwise made available to CTP true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired;

          3.7.4 there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Neurologix for any taxable period and no request for any such waiver or extension is currently pending;

          3.7.5 to the knowledge of Neurologix, no audit or other proceeding by any Governmental Entity is pending or threatened with respect to any Taxes due from or with respect to Neurologix, no Governmental Entity has given notice of any intention to assert any deficiency or claim for additional Taxes against Neurologix, and no claim has been made by any Governmental Entity in a jurisdiction where Neurologix does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against Neurologix have been fully and timely paid, settled or properly reflected in the most recent audited financial statements;

          3.7.6 there are no Liens for Taxes upon the assets or properties of Neurologix, except for statutory Liens for current Taxes not yet due;

          3.7.7 Neurologix has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);

          3.7.8 Neurologix has withheld (or will withhold) from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws;

          3.7.9 Neurologix has not constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

          3.7.10 Neurologix has not agreed, and is not required to make, any adjustment under Section 481(a) of the Code, and to the knowledge of Neurologix, no Governmental Entity has proposed any such adjustment or change in accounting method;

          3.7.11 any adjustment of Taxes of Neurologix made by the Internal Revenue Service (the "IRS"), which adjustment is required to be reported to the appropriate state, local, or foreign governmental authorities, has been so reported;

          3.7.12 Neurologix has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and Neurologix is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity;

          3.7.13 there is no contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by CTP, Subcorp, or Neurologix by reason of Section 280G of the Code;

          3.7.14 Neurologix is not a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code;

          3.7.15 Neurologix has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law;

          3.7.16 Neurologix has not filed a consent under Section 341(f) of the Code;

          3.7.17 Neurologix is not a party to any lease arrangement involving a defeasance of rent, interest or principal;

          3.7.18 Neurologix is not a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or Tax opinion relating to Neurologix;

          3.7.19 Neurologix does not owe any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code;

          3.7.20 Neurologix has never been (i) a "passive foreign investment company," (ii) a "foreign personal holding company," (iii) a "foreign sales corporation," (iv) a "foreign investment company," or (v) a person other than a United States person, each within the meaning of the Code;

          3.7.21 Neurologix is not a "personal holding company" within the meaning of Section 542 of the Code;

          3.7.22 Neurologix has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017 or 4977 of the Code or any other material Tax election; and

          3.7.23 Neurologix is not an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

     3.8 Intellectual Property. Neurologix owns or possesses licenses or other rights to all patents, patent applications, trademarks, copyrights, know-how, trade secrets and other intellectual property ("Intellectual Property") necessary to the conduct of its business as currently conducted by it, free and clear of any Liens (except as set forth on Section 3.8 of the Neurologix Disclosure Letter) and without any Neurologix obligation to any person or entity for royalties, fees or commissions (except pursuant to various licenses, research, development and consulting agreements which have been provided to counsel to CTP). Section 3.8 of the Neurologix Disclosure Letter sets forth a true and complete list of all registrations and issuances of, and applications for, any Intellectual Property owned or purported to be owned by Neurologix, setting forth the serial or registration number and name or title of each item of Intellectual Property. To the best of Neurologix's knowledge, Neurologix's operations do not infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. To the best of Neurologix's knowledge, all such Intellectual Property owned, purported to be owned or licensed by Neurologix, or which Neurologix otherwise uses, reproduces, prepares derivative works based upon, distributes, performs, displays, makes, has made, sells, offers to sell and imports (collectively, "Practices"), is valid and enforceable and has not been challenged in any judicial or administrative proceeding. To the best of Neurologix's knowledge, no claim is pending or threatened against Neurologix to the effect that any such Intellectual Property owned or licensed by Neurologix, or which Neurologix otherwise Practices, is invalid or unenforceable by Neurologix. To the best of Neurologix's knowledge, no Person nor such Person's business or products has infringed, misused, misappropriated or conflicted with such Intellectual Property owned, purported to be owned or licensed by Neurologix, or which Neurologix otherwise Practices or currently is infringing, misusing, misappropriating or conflicting with such Intellectual Property owned, purported to be owned or licensed by Neurologix, or which Neurologix otherwise Practices. To the best of Neurologix's knowledge, Neurologix has made, or is diligently preparing to make, all statutorily required filings in the United States, if any, to record its interests, and taken reasonable actions to protect its rights in such Intellectual Property owned or licensed by Neurologix, or which Neurologix otherwise Practices. Except as set forth on Section 3.8 of the Neurologix Disclosure Letter, Neurologix is:
(i) diligently preparing to file patent applications in the United States and all foreign jurisdictions in which Neurologix currently contemplates conducting business for all inventions which Neurologix owns or with respect to which Neurologix has the contractual right to control the filing of a patent application and which Neurologix believes are material to its business within a sufficient time period to avoid statutory disqualification of any such potential application; and (ii) diligently prosecuting all patent applications it has previously filed and which it deems to be material to its business. Except as set forth on Section 3.8 of the Neurologix Disclosure Letter, each present or past employee, officer or consultant who developed any part of any product of Neurologix or any Intellectual Property that is or will be Practiced by Neurologix has executed an invention assignment agreement with Neurologix substantially in the form provided to counsel to CTP. It is not necessary for the business of Neurologix to acquire the rights to Practice any Intellectual Property owned by any present or past director, officer, employee or consultant of Neurologix (or Persons Neurologix presently intends to hire), except for such rights which Neurologix already has acquired. To the knowledge of Neurologix, at no time during the conception or reduction to practice of any of the Intellectual Property that is or currently is intended to be Practiced by Neurologix was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authorities or subject to any employment agreement, invention, assignment, nondisclosure agreement or other contract with any Person (other than institutions to which Neurologix is a party to research or license agreements, copies of which agreements have been delivered to CTP's counsel) that could adversely affect the rights of Neurologix to such Intellectual Property. Neurologix is a joint owner, together with Rockefeller University ("RU") and Thomas Jefferson University ("TJU"), and is an exclusive licensee of RU's and TJU's interest in, the intellectual property contained in United States provisional patent application No. 60/292,604, filed on May 22,2001, titled "Transcriptional Regulation of Target Genes" Klauber & Jackson Docket No. 2573-1-001P, and the related non-provisional patent application No. 10/151,702 (publication no. 20020087264 A1), which bears the same title (collectively, the "MDT IP") subject to an agreement between Neurologix and Medtronic Neurological, dated as of February 28, 2002. The MDT IP (i) is not necessary to the conduct of Neurologix's business as currently conducted or its current product strategy, and (ii) will not be part of Neurologix's Phase I human clinical trials of gene therapy for the treatment of Parkinson's disease.

     3.9 Financial Statements. Attached as Section 3.9 of the Neurologix Disclosure Letter are the audited balance sheet of Neurologix as of December 31, 2002, and the related audited statements of income, changes in stockholders' equity and cash flows of Neurologix for the year ended December 31, 2002, each prepared in accordance with GAAP applied on a consistent basis, and the unaudited balance sheet of Neurologix as of June 30, 2003 and the related unaudited statements of income and cash flows for the six months then ended (the "Neurologix Financial Statements"). The Neurologix Financial Statements fairly present (subject, in the case of any unaudited interim statements, to normal, year-end adjustments, none of which will be material) the financial condition of Neurologix and the results of Neurologix's operations and cash flows as at the dates and for the periods to which they apply, as the case may be, and such statements have been prepared in conformity with GAAP.

     3.10 Undisclosed Liabilities. Neurologix has no liabilities or obligations of any kind whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, other than those (i) reflected in the Neurologix Financial Statements including the footnotes thereto, (ii) that arise under the contracts delivered to CTP's counsel or in
Section 3.10 of the Neurologix Disclosures Letter, (iii) incurred in the ordinary course of business since June 30, 2003 and which would not have a Neurologix Material Adverse Effect or (iv) as would not have an impact on Neurologix's unencumbered cash and cash equivalents in excess of (i.e., net of) all liabilities (actual and contingent, accrued and unaccrued) and contractual commitments of Neurologix.

     3.11 Environmental Matters. Neurologix has complied in all material respects with all federal, state or local statutes, ordinances, orders, judgments, rulings or regulations relating to protection of the environment or natural resources or to environmental regulation or control (collectively, "Environmental Laws"). Neurologix, to its knowledge, is not the subject of any federal, state, local or foreign investigation, and Neurologix has not received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or material remedial action under any applicable Environmental Laws. Neither Neurologix nor any of its officers, employees, representatives or agents, nor, to the knowledge of Neurologix, any other person, has utilized, treated, stored, processed, released, manufactured, discharged, spilled or otherwise disposed of any odor, pollutant, contaminant or other substance defined as hazardous or toxic by any Environmental Law, or any waste or by-products thereof, at any real property or any other facility owned or leased by Neurologix, in violation of any applicable statutes, regulations, ordinances or directives of any Governmental Entity or court, except as would not have a Neurologix Material Adverse Effect.

     3.12 Material Contracts. Except as set forth in Section 3.12 of the Neurologix Disclosure Letter, Neurologix is not a party to or bound by any:

          3.12.1 employment agreement (other than those that are terminable by Neurologix without cost or penalty upon 60 days' or less notice);

          3.12.2 operating or capital lease, whether as lessor or lessee, with respect to any real property;

          3.12.3 contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset;

          3.12.4 loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

          3.12.5 mortgage, security agreement, conditional sales contract, capital lease or similar agreement which effectively creates a lien on any assets of Neurologix;

          3.12.6 contract restricting Neurologix in any material respect from engaging in business or from competing with any other parties;

          3.12.7  plan of reorganization;

          3.12.8  partnership, joint venture or similar agreement;

          3.12.9  collective bargaining agreement;

          3.12.10 "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

          3.12.11 contract or commitment (whether written or oral) which continues for a period of more than six months from the date hereof or requires payments, in the aggregate, in excess of $50,000;

          3.12.12  investment banking or other professional service agreement;

          3.12.13 agreement regarding acquisitions or dispositions of a material portion of Neurologix's assets other than in the ordinary course of Neurologix's business;

          3.12.14 outstanding loan or loan commitment to any person or any factoring, credit line or subordination agreement; or

          3.12.15 any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, cosigner, endorser, co-maker, indemnitor in respect of the contract or commitment of any other Person.

All of the foregoing are collectively referred to as "Neurologix Material Contracts." To the extent Neurologix Material Contracts are evidenced by documents, true and complete copies thereof (and summaries of oral Neurologix Material Contracts) have been delivered or made available to CTP. Each Neurologix Material Contract is in full force and effect. Neurologix and, to the best of Neurologix's knowledge, each other party thereto have in all material respects performed all of the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Neurologix Material Contract.

     3.13 Insurance. Section 3.13 of the Neurologix Disclosure Letter sets forth a list of all insurance policies which Neurologix currently has in effect, and the status of any unpaid claims thereunder. True and correct copies of such insurance policies have been made available to CTP. All premiums due and payable under all such policies have been paid, and to Neurologix's knowledge, Neurologix is in compliance in all material respects with the terms and conditions of all such policies.

     3.14 Affiliate Transactions. Except as set forth on Section 3.14 of the Neurologix Disclosure Letter, there are no other transactions, agreements, arrangements or understandings between Neurologix, on the one hand, and any officer, director, employee, family member of any of the foregoing, or any Affiliate (including, without limitation, Palisade Capital Management LLC and its Affiliates) of Neurologix or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

     3.15 Employee Benefit Plans. Except as set forth in Section 3.15 of the Neurologix Disclosure Letter, neither Neurologix nor any of its Affiliates maintains, sponsors or otherwise has any obligation or liability with respect to any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other plan, policy, contract or arrangement (whether written or oral), including any plan, policy, contract or arrangement providing bonuses, stock options, stock purchase rights, deferred compensation, health or welfare benefits, vacation or sick benefits, or any other employee fringe benefits (each an "Employee Benefit Plan"), and there exists no circumstances, whether known or unknown, contingent or otherwise, under which Neurologix could have any material liability, whether direct or indirect, with respect to any Employee Benefit Plan that Neurologix or any of its Affiliates maintained, sponsored or otherwise had any obligation or liability with respect to prior to the Closing Date. No suit is currently pending, or to Neurologix's knowledge is being threatened, by any former employee alleging wrongful termination, breach of an employment agreement, discrimination or any other payments from Neurologix.

     3.16  Funded Debt.

          3.16.1 Except as set forth in (i) the balance sheet of Neurologix as of December 31, 2002 and the footnotes thereto included in the Neurologix Financial Statements, (ii) the balance sheet of Neurologix as of June 30, 2003 and the footnotes thereto included in the Neurologix Financial Statements, or (iii) Section 3.16 of the Neurologix Disclosure Letter, Neurologix does not have any term or funded debt, debt to banks or debt to Affiliates. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Neurologix which has not been cured or waived under any agreement or other instrument relating to any funded debt, bank loan or debt to Affiliates.

          3.16.2 Except as set forth in Section 3.16 of the Neurologix Disclosure Letter, Neurologix is not a guarantor of the obligations of any Person.

          3.16.3 There are no accrued or declared dividends on any shares of any of Neurologix's capital stock that have not been paid.

     3.17 Other Business Names. Section 3.17 of the Neurologix Disclosure Letter sets forth each business name or registered trade name currently used by Neurologix in connection with its business, and each jurisdiction, if any in which such name is registered.

     3.18 Required Actions. Pursuant to the Voting Agreement, a majority of the holders of each class of the capital stock of Neurologix has committed to take all action in accordance with the federal securities laws, the DGCL, its certificate of incorporation and its by-laws necessary to obtain the consent and approval of its Stockholders to the Merger, this Agreement and the transactions contemplated hereby. Neurologix's board is recommending to its Stockholders approval of the Merger and the transactions contemplated by this Agreement and declaring its advisability.

     3.19 FDA Approval. (i) Neurologix has no knowledge that any Governmental Entity, including, but not limited to, the United States Food and Drug Administration (the "FDA"), will ultimately prohibit the marketing, sale, license or use in the United States or any other jurisdiction in which Neurologix expects to exploit its Intellectual Property of any product proposed to be developed, produced or marketed by Neurologix, or with third parties (each, a "Product"), (ii) no Product is on clinical hold and Neurologix does not have any reason to expect that any Product is reasonably likely to be placed on clinical hold, (iii) Neurologix has made available to CTP all submissions to the FDA and the FDA responses (and other material correspondence received from or submitted to the FDA), including, but not limited to, all FDA warning letters, regulatory letters and notice of adverse finding letters and the relevant responses, received by Neurologix or any agent thereof relative to the development of its Products, (iv) to the knowledge of Neurologix, the FDA has not prohibited any product or production process from being marketed or used in the United States which product or process is substantially similar to any Product in composition, (v) neither Neurologix nor, to the knowledge of Neurologix, the employees, consultants, contractors, and sub-contractors of Neurologix, has ever been sanctioned, formally or otherwise, by the FDA, and
(vi) there has not been any suspensions or debarments by the FDA or other federal departments and state regulatory bodies against Neurologix, or, to the knowledge of Neurologix, any current or former employee, consultant, contractor or subcontractor of Neurologix. Neither Neurologix, nor to its knowledge any officer, employee or agent of

Neurologix, has knowingly made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity.

     3.20 No Material Adverse Change. Except as set forth on Section 3.20 of the Neurologix Disclosure Letter, since December 31, 2002, Neurologix has conducted its business in the ordinary course consistent with past practice, and there has not been any material adverse change in the business, financial condition, prospects, assets or operations of Neurologix.

     3.21 Brokerage. No broker or finder has rendered services to Neurologix or, to the best of Neurologix's knowledge, to any Stockholder in connection with this Agreement or the transactions contemplated hereby, other than Palisade Capital Securities, L.L.C. Neurologix has agreed to pay Palisade Capital Securities, L.L.C. an aggregate of $200,000 at the Effective Time for such services. Other than as set forth in this Section 3.21, there is no agreement executed by Neurologix which will obligate Neurologix or any of its successors or Affiliates to pay any brokerage or finder's fee in the future with respect to any type of commercial, corporate, financial, acquisition, banking, borrowing or other business transaction.

     3.22 Full Disclosure. No representation or warranty made in this Article III, and no certification furnished or to be furnished by Neurologix pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF CTP AND SUBCORP

     CTP and Subcorp represent and warrant to Neurologix as follows:

     4.1 Organization and Qualification. Each of CTP and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, lease and operate its properties and to conduct its business as now conducted. Each of CTP and Subcorp is duly qualified or licensed to transact business as a foreign corporation, and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a CTP Material Adverse Effect. CTP has no Subsidiaries (other than Subcorp and Iguana Studios, Inc., a Delaware corporation which is inactive). CTP has no interests in any other Person other than inactive subsidiaries with no material assets or liabilities. Subcorp was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     4.2 Authority Relative to this Agreement; Enforceability. The execution, delivery and performance of this Agreement are within the corporate power and authority of CTP and Subcorp and have been duly and validly authorized by all requisite corporate action on the part of CTP and Subcorp. This Agreement has been duly executed and delivered by CTP and Subcorp and is a legal, valid and binding obligation of CTP and Subcorp, enforceable against CTP and Subcorp in accordance with its terms, except insofar as its enforcement may be limited by
(a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles limiting the availability of equitable remedies. All persons who executed this Agreement on behalf of CTP and Subcorp have been duly authorized to do so.

     4.3 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by CTP and Subcorp nor the consummation of the transactions contemplated hereby will: (a) conflict with, or result in a breach of any provision of, CTP or Subcorp's certificate of incorporation or by-laws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of CTP or Subcorp under, any of the

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

terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which CTP or Subcorp is a party or by which CTP or Subcorp is bound; (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CTP or Subcorp or their respective properties or assets; or (d) require any action or consent or approval of, or review by, or registration or filing by CTP or Subcorp or any of their respective Affiliates with, any third party or any Governmental Entity, other than the filing of the Certificate of Merger and registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

     4.4 Capitalization. As of the date hereof, the authorized capital stock of CTP consists solely of: (a) 500,000,000 shares of CTP Common Stock, and (b) 5,000,000 shares of CTP preferred stock, of which 500,000 of such shares have been designated as CTP Series A Preferred Stock and 4,000,000 of such shares have been designated as CTP Series B Preferred Stock. As of the date hereof, there are 182,003,920 shares of CTP Common Stock issued and outstanding, 645 shares of CTP Series A Preferred Stock issued and outstanding, which are convertible into 645 shares of CTP Common Stock, and no shares of CTP Series B Preferred Stock issued and outstanding. There are no options, warrants or other securities, rights or agreements outstanding that entitle any person to acquire (either currently or upon the passage of time or the occurrence of any condition or event) any shares of CTP Common Stock or any other security convertible into or exchangeable or exercisable for CTP Common Stock, except for such stock options to purchase shares of CTP Common Stock granted by CTP to current or former directors, officers, employees, consultants or representatives of CTP or to other persons with relationships to CTP (each, a "CTP Existing Option") as are set forth in the CTP Disclosure Letter. Each outstanding share of CTP Common Stock is, and all shares of CTP Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of CTP Common Stock has not been, and all shares of CTP Common Stock to be issued in connection with the transactions contemplated hereby will not be, issued in violation of any preemptive or similar rights. As of the date hereof, except as set forth on
Section 4.4 of the CTP Disclosure Letter, CTP did not have, and was not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CTP Common Stock or any other equity securities of CTP or any securities representing the right to purchase or otherwise receive any shares of CTP Common Stock. Section 4.4 of the CTP Disclosure Letter sets forth with respect to each CTP Existing Option (i) the name of the holder thereof, (ii) its exercise price,
(iii) its expiration date, and (iv) its vesting schedule.

     4.5 CTP SEC Documents and Other Public Disclosures. CTP has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000 under the Exchange Act (such documents, as supplemented and amended since the time of filing, collectively, the "SEC Documents"). The SEC Documents, including any financial statements or schedules included therein, after giving effect to any amendment or restatement thereof (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act. CTP has previously provided to Neurologix's counsel true and complete copies of the SEC Documents filed since June 30, 2002. The audited consolidated financial statements and unaudited consolidated interim financial statements of CTP and its consolidated Subsidiaries included or incorporated by reference in the SEC Documents at the time (a) filed complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (c) fairly present (subject, in the case of unaudited interim statements, to normal, year-end adjustments) the consolidated financial position of CTP and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP.

     4.6 No Material Adverse Change. Except (i) as set forth in the SEC Documents at least five Business Days prior to the date of this Agreement or on
Section 4.6 of the CTP Disclosure Letter, and (ii) for the

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

disposition and/or termination of the business and operations of CTP and its Subsidiaries, since December 31, 2002, there has not been any material adverse change in the business, financial condition, prospects, assets or operations of CTP.

     4.7 No Litigation; Compliance with Laws; Permits. Except as set forth in the SEC Documents at least five Business Days prior to the date of this Agreement or on Section 4.7 of the CTP Disclosure Letter, there is no (i) action, suit, claim, proceeding, demand, arbitration, hearing, complaint, examination or investigation pending or, to the best of the CTP's knowledge, threatened against or affecting CTP, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any other Governmental Entity (including, without limitation, any action, suit, claim, proceeding, demand, arbitration, hearing complaint, examination or investigation against any director, officer or employee of CTP or other person for whom CTP may be liable), (ii) arbitration proceeding relating to CTP pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or, to the best of CTP's knowledge, threatened against or affecting CTP (including without limitation any inquiry as to the qualification of CTP to hold or receive any license or permit), except as would not have, either individually or in the aggregate, a CTP Material Adverse Effect. CTP has complied with all material laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services. CTP had all necessary permits, licenses and other authorizations required to conduct its business as conducted in the past, except such permits, licenses, grants, consents, approvals and other authorizations that, if not obtained, would have, either individually or in the aggregate, a CTP Material Adverse Effect.

     4.8  Tax Returns.  As of the date of this Agreement:

          4.8.1 all Tax Returns required to be filed by or with respect to CTP have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects;

          4.8.2 CTP has fully and timely paid all Taxes owed by them (whether or not shown on any Tax Return), and have made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof;

          4.8.3 CTP has given or otherwise made available to Neurologix true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired;

          4.8.4 there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from CTP or Subcorp for any taxable period and no request for any such waiver or extension is currently pending;

          4.8.5 no audit or other proceeding by any Governmental Entity is pending or, to the knowledge of CTP or Subcorp, threatened with respect to any Taxes due from or with respect to CTP or Subcorp, no Governmental Entity has given notice of any intention to assert any deficiency or claim for additional Taxes against CTP or Subcorp, and no claim has been made by any Governmental Entity in a jurisdiction where CTP or Subcorp do not file Tax Returns that CTP or Subcorp is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against CTP or Subcorp have been fully and timely paid, settled or properly reflected in the most recent audited financial statements;

          4.8.6 there are no Liens for Taxes upon the assets or properties of CTP or Subcorp, except for statutory Liens for current Taxes not yet due;

          4.8.7 CTP has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);

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

          4.8.8 CTP has withheld (or will withhold) from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws;

          4.8.9 CTP has not constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under
     Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

          4.8.10 CTP has not agreed, and is required to make, any adjustment under Section 481(a) of the Code, and to the knowledge of CTP and Subcorp, no Governmental Entity has proposed any such adjustment or change in accounting method;

          4.8.11 any adjustment of Taxes of CTP or Subcorp made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign governmental authorities, has been so reported;

          4.8.12 neither CTP nor Subcorp has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither CTP nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity;

          4.8.13 there is no contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by CTP, Subcorp, or Neurologix by reason of Section 280G of the Code;

          4.8.14 none of CTP and Subcorp is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code;

          4.8.15 neither CTP nor Subcorp has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law;

          4.8.16  CTP has not filed a consent under Section 341(f) of the Code;

          4.8.17 CTP is not a party to any lease arrangement involving a defeasance of rent, interest or principal;

          4.8.18 CTP is not a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or Tax opinion relating to CTP and Subcorp;

          4.8.19 CTP does not owe any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code;

          4.8.20  CTP has never been (i) a "passive foreign investment company,"
     (ii) a "foreign personal holding company," (iii) a "foreign sales corporation," (iv) a "foreign investment company," or (v) a person other than a United States person, each within the meaning of the Code;

          4.8.21  CTP is not a "personal holding company" within the meaning of
     Section 542 of the Code; and

          4.8.22 CTP has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017 or 4977 of the Code or any other material Tax election.

     4.9 Title to Assets. CTP and its Subsidiaries have good and marketable title to or a valid leasehold interest in their respective properties and assets and all such properties and assets owned by them are free and clear of all Liens, except (i) for Liens for current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations of CTP, and (ii) as set forth on Section 4.9 of the CTP Disclosure Letter. Each lease or agreement to which CTP or any of its Subsidiaries is a party under which it is a lessee of any property, real or personal, is a valid and existing agreement without any default of CTP or any such Subsidiaries thereunder and, to the best of CTP's knowledge, without any default thereunder of any other party thereto. To the best of CTP's knowledge, no event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by CTP or any of its Subsidiaries under any such lease or agreement or, to the best of CTP's knowledge, by any other party thereto.

     4.10 No Default. CTP, and to the best of CTP's knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any lease, agreement or contract now in effect to which CTP is a party.

     4.11 Intellectual Property. To the best of CTP's knowledge, no claim is pending or overtly threatened to the effect that the prior or current operations of CTP infringe or infringed upon or conflict or conflicted with the asserted rights of any other person under any patents, patent applications, trademarks, copyrights, know-how, trade secrets and other intellectual property.

     4.12 No Current Operations. Except as set forth on Section 4.12 of the CTP Disclosure Letter, CTP and its Subsidiaries have no current business operations. Except as set forth in Section 4.12 of the CTP Disclosure Letter or the SEC Documents, CTP and its Subsidiaries have (i) disposed (whether by sale, liquidation or otherwise) of all of their active business operations on or prior to June 30, 2003 and (ii) neither CTP nor its Subsidiaries have any liabilities or obligations to the acquirors of such business operations, nor did the terms of disposition require them to retain any liabilities of such disposed business operations.

     4.13  Undisclosed Liabilities.

          4.13.1 As of the date hereof, neither CTP nor any of its Subsidiaries has any liabilities or obligations of any kind or nature whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, other than those (i) reflected in the most recent balance sheet, including the footnotes thereto (the "Recent Balance Sheet"), included in CTP's consolidated financial statements (the "CTP Financial Statements") contained in the SEC Documents, (ii) contractual liabilities or liabilities related to litigation or other claims or contingent liabilities estimated on the Worksheet, (iii) incurred in the course of disposing of and winding down the Company's existing business since June 30, 2003 and estimated through Closing on the Worksheet or (iv) as would not change CTP's Net Cash Assets or the number of shares of CTP Common Stock outstanding.

          4.13.2 As of the Closing Date, neither CTP nor any of its Subsidiaries has any liabilities or obligations of any kind or nature whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, other than those (i) reflected in the most Recent Balance Sheet included in CTP's Financial Statements contained in the SEC Documents, (ii) contractual liabilities or liabilities related to litigation or other claims or contingent liabilities estimated on the Updated Worksheet, (iii) incurred in the course of disposing of and winding down the Company's existing business since June 30, 2003 and estimated through Closing on the Updated Worksheet or (iv) as would not change CTP's Net Cash Assets or the number of shares of CTP Common Stock outstanding.

     4.14  Funded Debt.

          4.14.1 Except as set forth in (i) the consolidated balance sheet of CTP and its consolidated Subsidiaries as of December 31, 2002 and the footnotes thereto set forth in CTP's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) the consolidated balance sheet of CTP and its consolidated Subsidiaries as of June 30, 2003 and the footnotes thereto set forth in CTP's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, or (iii) Section 4.14 of the CTP Disclosure Letter, none of CTP nor Subcorp has any term or funded debt, debt to banks or debt to Affiliates. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by CTP which has not been cured or waived under any agreement or other instrument relating to any funded debt, bank loan or debt to Affiliates.

          4.14.2 Except as set forth in Section 4.14 of the CTP Disclosure Letter, neither CTP nor Subcorp is a guarantor of the obligations of any Person.

          4.14.3 There are no accrued or declared dividends on any shares of any of CTP's capital stock that have not been paid.

     4.15 Other Business Names. Neither CTP nor any of its Subsidiaries currently uses a business name or registered trade name.

     4.16 Environmental Matters. CTP has complied in all material respects with all Environmental Laws. Neither CTP nor Subcorp is, to CTP's knowledge, the subject of any federal, state, local or foreign investigation, and neither CTP nor Subcorp has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or material remedial action under any applicable Environmental Laws. Neither CTP nor Subcorp, nor any of their respective officers, employees, representatives or agents, nor, to the knowledge of CTP, any other person, has utilized, treated, stored, processed, released, manufactured, discharged, spilled or otherwise disposed of any odor, pollutant, contaminant or other substance defined as hazardous or toxic by any Environmental Law, or any waste or by-products thereof, at any real property or any other facility owned or leased by CTP or Subcorp, in violation of any applicable statutes, regulations, ordinances or directives of any Governmental Entity or court, except as would not have a CTP Material Adverse Effect.

     4.17 Material Contracts. Except as set forth in the list of material contracts in Part II, Section 6 of CTP's most recent Form 10-Q or Section 4.17 of the CTP Disclosure Letter, neither CTP nor its Subsidiaries is a party to or bound by any:

          4.17.1 employment agreement (other than those that are terminable by CTP or any Subsidiary without cost or penalty upon 60 days' or less notice);

          4.17.2 operating or capital lease, whether as lessor or lessee, with respect to any real property;

          4.17.3 contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset;

          4.17.4 loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

          4.17.5 mortgage, security agreement, conditional sales contract, capital lease or similar agreement which effectively creates a lien on any assets of CTP or its Subsidiaries;

          4.17.6 contract restricting CTP or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

          4.17.7  plan of reorganization;

          4.17.8  partnership, joint venture or similar agreement;

          4.17.9  collective bargaining agreement;

          4.17.10 "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

          4.17.11 contract or commitment (whether written or oral) which continues for a period of more than six months from the date hereof or requires payments, in the aggregate, in excess of $50,000;

          4.17.12  investment banking or other professional service agreement;

          4.17.13 agreement regarding acquisitions or dispositions of a material portion of CTP's assets other than in the ordinary course of CTP's business;

          4.17.14 outstanding loan or loan commitment to any person or any factoring, credit line or subordination agreement; or

          4.17.15 any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, cosigner, endorser, co-maker, indemnitor in respect of the contract or commitment of any other Person.

     All of the foregoing are collectively referred to as the "CTP Material Contracts." To the extent CTP Material Contracts are evidenced by documents, true and complete copies thereof (and summaries of oral CTP Material Contracts) have been delivered or made available to Neurologix. Each Material Contract is in full force and effect. CTP and, to the best of CTP's knowledge, each other party thereto have in all material respects performed all of the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any CTP Material Contract.

     4.18 Employee Benefit Plans. Except as set forth in Section 4.18 of the CTP Disclosure Letter, neither CTP nor any of its Affiliates maintains, sponsors or otherwise has any obligation or liability with respect to any Employee Benefit Plan, and there exists no circumstances, whether known or unknown, contingent or otherwise, under which CTP could have any material liability, whether direct or indirect, with respect to any Employee Benefit Plan that CTP or any of its Affiliates maintained, sponsored or otherwise had any obligation or liability with respect to prior to the Closing Date. No suit is currently pending, or to CTP's knowledge is being threatened, by any former employee alleging wrongful termination, breach of an employment agreement, discrimination or any other payments from CTP.

     4.19 Insurance. Section 4.19 of the CTP Disclosure Letter sets forth a list of all insurance policies which CTP and Subcorp currently have in effect, and the status of any unpaid claims thereunder. True and correct copies of such insurance policies have been made available to Neurologix. All premiums due and payable under all such policies have been paid, and to CTP's knowledge, CTP and Subcorp are in compliance in all material respects with the terms and conditions of all such policies.

     4.20 CTP's Net Cash Assets. CTP's Net Cash Assets (assuming for purposes of such calculation that the Closing Date is the date hereof and that the estimates of pending litigations and other claims and contingent liabilities and costs to wind down CTP's business set forth on the Worksheet are reasonable) are as reflected on the Worksheet.

     4.21 Brokerage. No broker or finder has rendered services to CTP or Subcorp or, to the best of CTP's knowledge, to any stockholder of CTP in connection with this Agreement or the transactions contemplated hereby. There is no agreement executed by CTP or Subcorp which will obligate CTP or Subcorp or any of its successors or Affiliates to pay any brokerage or finder's fee in the future with respect to any type of commercial, corporate, financial, acquisition, banking, borrowing or other business transaction.

     4.22 Full Disclosure. When taken together with the SEC Documents, no representation or warranty made in this Article IV, and no certification furnished or to be furnished by CTP or Subcorp pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

     4.23 Former CEO Severance. In exchange for obtaining a release from William B. Avery, the former chief executive officer of CTP (the "Former CEO"), of any and all other claims he may have against CTP or its affiliates, CTP shall not have paid the Former CEO any consideration other than as previously paid or provided for on the Worksheet.

     4.24 Affiliate Transactions. Except as set forth in Section 6 of Part II of CTP's most recent Form 10-Q or on Section 4.24 of the CTP Disclosure Letter, there are no other transactions, agreements, arrangements or understandings between CTP, on the one hand, and any officer, director, employee, family member of any of the foregoing, or any Affiliate of CTP or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     5.1 Disclosure Letters; Access and Information. (a) On or prior to the date hereof, CTP has delivered to Neurologix and Neurologix has delivered to CTP a letter (respectively, the "CTP Disclosure Letter" and the "Neurologix Disclosure Letter" and, collectively, the "Disclosure Letters") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more of its covenants contained herein; provided that the mere inclusion of an item in the Disclosure Letters as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a CTP Material Adverse Effect or Neurologix Material Adverse Effect, as applicable.

     (b) Prior to the Closing, Neurologix shall be entitled to make or cause to be made such reasonable investigation of CTP or Subcorp, and the financial and legal condition thereof, as Neurologix reasonably deems necessary or advisable, and CTP and Subcorp shall cooperate with any such investigation. Prior to the Closing, CTP shall be entitled to make or cause to be made such reasonable investigation of Neurologix, and the financial and legal condition thereof, as CTP reasonably deems necessary or advisable, and Neurologix shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, each of the Parties shall (a) permit the other Parties and their respective agents and representatives to have reasonable access to its premises, operating systems, computer systems (hardware and software), computer equipment and books and records upon reasonable notice during regular business hours, and
(b) use all reasonable commercial efforts to cause its accountants to furnish to such Party and its accountants access to all work papers relating to any of the periods covered by the Neurologix Financial Statements, with respect to Neurologix, or to the financial statements contained in the SEC Documents, with respect to CTP and its Subsidiaries, subject to the execution by the Party seeking such disclosure of such reasonable and customary documentation as such accountants shall request to be executed.

     (c) Neither Neurologix nor its representatives shall use any information provided to it in confidence by CTP or Subcorp for any purpose unrelated to this Agreement. None of CTP, Subcorp, nor their respective representatives, shall use any information provided to any of them in confidence by Neurologix for any purpose unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) CTP and Subcorp will deliver to Neurologix all documents obtained by them from Neurologix in confidence or otherwise and any copies thereof in the possession of CTP, Subcorp, or their respective agents and representatives or, at the option of Neurologix, CTP and Subcorp shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Neurologix and (b) Neurologix will deliver to CTP all documents obtained by it from CTP or Subcorp in confidence or otherwise and any copies thereof in the possession of Neurologix or its agents and representatives or, at the option of CTP, Neurologix shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to CTP.

     (d) Notwithstanding anything herein to the contrary, any Party to this Agreement (and each employee, representative, or other agent of any Party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any Party to such transactions or to disclose confidential commercial information regarding such transactions; provided further that this sentence shall not be effective with respect to any Person until the earliest of the date of a public announcement (if any) of discussions relating to any such transaction involving such Person, the date of a public announcement (if any) of any such transaction involving such Person or the date of the execution of a definitive agreement to enter into any such transaction involving such Person, it being understood that there are no limits at any time on the ability of any Party to consult its own independent tax advisor regarding the tax treatment or tax structure of the transaction.

     5.2 Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Parties shall (and shall cause each of its Subsidiaries to):

          5.2.1 use reasonable commercial efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or pertaining to its businesses;

          5.2.2 conduct its operations only in the ordinary course of business consistent with past practice (except in connection with the disposition and/or termination of the business and operations of CTP and its Subsidiaries);

          5.2.3 maintain its books, accounts and records in accordance with past practice;

          5.2.4  Tax Matters

             5.2.4.1 prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date ("Post Signing Returns");

             5.2.4.2 fully and timely pay all Taxes due and payable in respect of such Post Signing Returns that are so filed;

             5.2.4.3 properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes payable by it (or them) for which no Post Signing Return is due prior to the Closing Date;

             5.2.4.4 consult with one another with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to one another no later than ten (10) business days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

             5.2.4.5 promptly notify one another of any material federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to it (or them) in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Action without the consent of the other Parties;

             5.2.4.6 not make or revoke any Tax election or adopt or change a tax accounting method without consent of the other Parties;

          5.2.5 use reasonable commercial efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the conditions to Neurologix's obligation to close to be satisfied and to cause the conditions to CTP's obligation to close to be satisfied; and

          5.2.6 promptly notify the other Parties in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties made by it herein cease to be accurate and complete in all material respects (except for any representation and warranty which is qualified hereunder as to materiality, as to which such notification shall be given if the Party obtains knowledge that such representation and warranty is inaccurate in any respect) or (b) it fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2.6 shall not limit or otherwise affect the remedies available hereunder.

     5.3 Negative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Parties shall not (and shall cause each of its Subsidiaries to not):

          5.3.1 change any method or principle of accounting in a manner that is inconsistent with past practice (except for any change required by the SEC or GAAP);

          5.3.2 take any action that would likely result in the representations and warranties set forth herein (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

          5.3.3 take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a CTP Material Adverse Effect or Neurologix Material Adverse Effect, as applicable;

          5.3.4 consummate the acquisition of any entity (by merger, combination, purchase of the equity of such entity or purchase of all or substantially all of the assets of such entity);

          5.3.5 enter into any contract or transaction outside the ordinary course of business consistent with past practice;

          5.3.6 (i) issue any security (including any option or warrant) to any Person, including, without limitation, convertible securities, or incur any indebtedness to any Person, other than upon stock option exercises, the conversion of Neurologix Series A Preferred, Neurologix Series B Preferred and the Neurologix Note as described in Section 2.6 of this Agreement, or
     (ii) enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, except in the case of either of the foregoing clauses (i) and (ii), the issuance and sale for cash of not more than $1 million (net of expenses) of additional equity securities by Neurologix

          5.3.7 other than the adoption of the Amendments by CTP's board of directors and the approval of the amendments by CTP's shareholders, effect any change to its certificate of incorporation or by-laws; or

          5.3.8  agree or commit to take any action precluded by this Section
     5.3.

          5.3.9 make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

          5.3.10 except for increases in salary, wages and benefits of officers or employees consistent with past practice, in conjunction with new hires, promotions or other bona fide changes in job status or pursuant to existing collective bargaining agreements, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees, (ii) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies or as part of the disposition and/or termination of the business and operations of CTP and its Subsidiaries), or enter into any employment or severance agreement with, any director, officer or other employee or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law;

          5.3.11 incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), other than in the ordinary course of business consistent with past practice under existing lines of credit;

          5.3.12 assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

          5.3.13 make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice or in accordance with the terms of this Agreement;

          5.3.14  make any loans to its directors, officers or shareholders;

          5.3.15 waive, release, assign, settle or compromise any material rights, claims or litigation except in connection with the disposition and/or termination of the business and operations of CTP and its Subsidiaries;

          5.3.16 pay, discharge or satisfy any material liabilities, other than in the ordinary course of business consistent with past practice except in connection with the disposition and/or termination of the business and operations of CTP and its Subsidiaries; or

          5.3.17 propose, authorize, agree or commit to take any action precluded by this Section 5.3.

     5.4 Closing Documents. Neurologix shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to CTP the documents or instruments described in Section 6.2. CTP and Subcorp shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Neurologix the documents or instruments described in Section 6.3.

     5.5 Further Actions. Subject, in the case of CTP, to Section 5.12.1.2 below, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable under the circumstances (after taking into effect all such factors as shall reasonably effect timing hereunder), the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a CTP Material Adverse Effect or a Neurologix Material Adverse Effect from occurring prior to or after the Effective Time, (C) the taking of all action necessary to ensure that the Merger constitutes a reorganization within the meaning of
Section 368(a) of the Code, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. If any "control share acquisition", "business combination", voting restriction or other form of takeover statute or regulation (collectively, "Business Combination Restraint(s)") is or shall become applicable to the transactions contemplated hereby or any shares of CTP Common Stock to be issued pursuant to the Merger, each of the Parties, and its board of directors, shall grant such approvals and take all such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practical on the terms contemplated hereby and otherwise act to eliminate the effects of such Business Combination Restraints on the transactions contemplated hereby, including without limitation taking all action to ensure that the restrictions of Section 203 of the DGCL will not apply to or affect Palisade Capital Management, LLC and its Affiliates or any other shareholder of Neurologix if it is deemed an "interested stockholder" under Section 203 of the DGCL. CTP represents that it has taken any such actions which were required prior to the execution of this Agreement.

     5.6 Public Announcements. Unless otherwise required by applicable law, no Party shall make any press release or other public announcement regarding the Merger or this Agreement without the prior written consent of the other Parties hereto.

     5.7 Stockholders' Meeting. CTP shall take, as promptly as practicable, all action in accordance with the federal securities laws, the DGCL, its certificate of incorporation and its by-laws necessary to obtain the consent and approval of its stockholders to the Merger, this Agreement and the transactions contemplated hereby, including its board's recommending to its stockholders approval of the Merger and the transactions contemplated by this Agreement, the Amendments and the election of CTP's directors as contemplated herein.

     5.8  Preparation of the Registration Statement.

          5.8.1 CTP shall, as soon as is reasonably practicable, prepare a prospectus/proxy statement (the "Prospectus/Proxy Statement") to be included in a registration statement on Form S-4 as promulgated by the SEC (the "Registration Statement"). Once both Parties consent to the filing of the Registration

     Statement with the SEC (which consent shall not be unreasonably withheld), CTP shall file the Registration Statement with the SEC. CTP and Neurologix shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Neurologix or CTP shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, the Party obtaining such knowledge will so advise the other Party in writing and both Neurologix and CTP will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Proxy Statement. Neurologix shall promptly furnish to CTP all information concerning it as may be required for the Prospectus/Proxy Statement and any supplements or amendments thereto, including without limitation, financial statements in conformity with all applicable provisions of the Securities Act and Exchange Act, as the case may be. CTP and Neurologix shall cooperate in the preparation of the Prospectus/Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Registration Statement with the Staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, Neurologix shall use all reasonable efforts to mail at the earliest practicable date to its Stockholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to Neurologix's Stockholders in connection with the Merger and the transactions contemplated thereby. Promptly after the Registration Statement is declared effective by the SEC, CTP shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to CTP's stockholders in connection with the Merger and the transactions contemplated thereby, the Amendments and the election of directors as contemplated herein by Section 5.10.

          5.8.2 None of the financial or other information to be supplied by Neurologix or its representatives for inclusion in the Registration Statement or the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at
     (i) the time the Registration Statement becomes effective, (ii) the Closing and (iii) the Effective Time, and, in the case of the Prospectus/Proxy Statement, (iv) on the date or dates the Prospectus/Proxy Statement is first mailed to CTP's Stockholders, (v) at the date or dates of the CTP Meeting, (vi) at the Closing, and (vii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Neurologix agrees that the financial statements of Neurologix to be included in the Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

          5.8.3 None of the financial or other information supplied by CTP for inclusion or incorporation by reference in the Registration Statement or in the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective, (ii) the Closing and (iii) the Effective Time, and, in the case of the Prospectus/Proxy Statement,
     (iv) on the date or dates the Prospectus/Proxy Statement is first mailed to CTP's stockholders, (v) at the date or dates of the CTP Meeting, (vi) at the Closing, and (vii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. CTP agrees that the Registration Statement and the Prospectus/Proxy Statement will (with respect to CTP and Subcorp) comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

     5.9 Affiliates of Neurologix. Within ten business days of the date hereof, Neurologix shall cause each Person who may be at the Effective Time, or was on the date hereof, an "affiliate" of Neurologix for purposes of Rule 145 under the Securities Act to execute and deliver to CTP a letter in the form and substance of the letter annexed hereto as Appendix 5.9 (the "Neurologix Affiliate's Letter"). Neurologix has provided CTP with a letter specifying all of the persons or entities who, in Neurologix's opinion, may be deemed to be "affiliates" of Neurologix under the preceding sentence. The foregoing notwithstanding, CTP shall be entitled to place legends as specified in the Neurologix Affiliate's Letter on the certificates evidencing any shares of the CTP Common Stock to be received by (i) any such "affiliate" of Neurologix specified in such letter or (ii) any Person CTP reasonably identifies (by written notice to Neurologix) as being a Person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the CTP Common Stock, consistent with the terms of the Neurologix Affiliate's Letter, regardless of whether such Person has executed the Neurologix Affiliate's Letter and regardless of whether such Person's name appears on the letter to be delivered pursuant to the preceding sentence.

     5.10 Board of Directors of CTP. On or prior to the Closing Date, CTP shall deliver to Neurologix a written resignation, in form and substance reasonably satisfactory to Neurologix, from each officer and director of CTP (other than no more than two directors to be designated by CTP, referred to as the "CTP Directors"), effective as of the Effective Time. At the Effective Time, CTP's board of directors shall consist of the CTP Directors and the five members of Neurologix's then current board of directors (the "Existing Neurologix Directors") plus up to two additional members to be designated by Neurologix (together with the Existing Neurologix Directors, the "Neurologix Designated Directors"). Following the Effective Time, the board of directors of CTP shall be free to fix the number of directors from time to time and to nominate, or have a Nominating Committee nominate, such directors as such board or committee may choose in its sole discretion. Upon the Closing of the Merger, pursuant to an election of directors at the CTP Meeting, CTP's board of directors shall be divided into three classes, as nearly equal in size as is practicable, designated as Class I, Class II and Class III, respectively. At the first annual meeting of CTP's stockholders following the dates of the Closing of the Merger, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of CTP's stockholders following the Closing of the Merger, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Closing of the Merger, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of CTP's stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. At the Effective Time, each of the CTP Directors shall be designated as Class III directors and each of the Neurologix Designated Directors shall be designated by Neurologix, in its discretion, as either Class I, Class II or Class III directors as necessary to make each class of directors as nearly equal as possible. At the CTP Meeting, CTP's stockholders shall take all action required by applicable law to ensure that at the Effective Time, CTP's board of directors will consist of the persons described in this Section 5.10.

     5.11 Merger Subsidiary. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a nominal amount of cash paid to Subcorp for the issuance of its stock to CTP) or any material liabilities.

     5.12  No Solicitation.

          5.12.1 CTP agrees that, during the term of this Agreement, it shall not, and it shall cause its directors, officers, employees, agents or representatives, not to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving CTP or Subcorp, or acquisition of any capital stock of CTP or Subcorp or 5% or more of the assets of CTP or any of its Subsidiaries in a single transaction or a series of related transactions, or any acquisition by CTP or Subcorp of any material assets or capital stock of any other Person, or any liquidation of CTP or Subcorp, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any Person (other than Neurologix and its directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. CTP will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding the foregoing and anything to the contrary contained in this Section 5.12.1 or in any other provision of

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

     this Agreement, CTP and CTP's board of directors may ask questions of, consider and clarify a proposal from, and conduct a due diligence investigation of (but not negotiate with or provide any information to, without Neurologix's prior written consent) any third party making an unsolicited Competing Transaction (a "Potential Acquirer"), solely for the purpose of evaluating such Competing Transaction, if CTP's board of directors or any committee thereof determines, after consultation with CTP's Financial Advisor and CTP's legal counsel, that (A) such third party has submitted to CTP a Competing Transaction which has a reasonable likelihood of resulting in a Superior Proposal (as defined in Section 5.12.1.3), and (B) the failure to participate in such process will constitute a breach of CTP's board of directors' fiduciary duties under applicable law. In the event that CTP shall determine to enter into the process described above, or shall receive any Competing Transaction, it shall promptly (subject to obligations under any confidentiality agreement) inform Neurologix in writing of the identity of the Potential Acquirer and the material terms of such Competing Transaction. If CTP, after consultation with its Financial Advisor and CTP's legal counsel, determines that the Competing Transaction is a Superior Proposal, and the failure to consider such Competing Transaction would constitute a breach of CTP's board of directors' fiduciary duties under applicable law, then it shall promptly notify Neurologix of such determination, and CTP and CTP's board of directors, if CTP has complied with the provisions of this Section 5.12.1, may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Potential Acquirer. In the event that CTP shall determine to provide any information to such Potential Acquirer following its determination that the Competing Transaction is a Superior Proposal it shall promptly (within two (2) Business Days) inform Neurologix orally and in writing as to the fact that information is to be provided. CTP agrees that any non-public information furnished to a Potential Acquirer will be pursuant to a confidentiality agreement on terms no less favorable to CTP than the confidentiality provisions contained in this Agreement. CTP will inform Neurologix promptly of any related developments, discussions and negotiations with respect to the Competing Transaction (including the terms and conditions of the Competing Transaction and any modifications or changes thereto).

             5.12.1.1 Subject to Section 5.12.1.2 below, neither CTP's board of directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Neurologix, the approval or recommendation by CTP's board of directors or committee thereof of this Agreement and the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction or (iii) cause CTP to enter into, approve or recommend, or propose publicly to approve or recommend, or execute, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Competing Transaction or agree or propose to agree to do any of the foregoing, or
        (iv) submit any Competing Transaction at the CTP Meeting or any other stockholders meeting for purposes of voting upon approval and adoption of the Competing Transaction.

             5.12.1.2 Notwithstanding Section 5.12.1.1 above, CTP's board of directors (or any committee thereof) may withdraw or modify its approval or recommendation of this Agreement or the Merger and approve or recommend a Competing Transaction, if CTP has complied with the provisions of this Section 5.12.1 and, in the event that CTP's board of directors (or any committee thereof) determines in good faith, after consultation with the Financial Advisor and CTP's legal counsel, that the Competing Transaction is a Superior Proposal, and that the failure to take such action would be a breach of CTP's board of directors' or any such committee's fiduciary duties under applicable law; provided, however, that prior to taking any such action, the Company shall (A) notify Neurologix in writing that it intends to enter into an agreement relating to a Superior Proposal (which notice shall include the most recent draft of such Superior Proposal), (B) during the two (2) Business Days following CTP's notice (or such longer period as agreed to by the parties), CTP shall negotiate in good faith with Neurologix to make such adjustments in the terms and conditions of such Agreement such that the Competing Transaction is no longer a Superior Proposal, and CTP's board of directors (or committee thereof) shall have concluded, after termination of such time period, that the Competing Transaction giving rise to CTP's obligations to provide notice hereunder, continues to be a Superior Proposal, (C) pay the termination fee set forth in Section
        7.2.2.2 to Neurologix in full
        and in immediately available funds and (D) deliver written acknowledgment from CTP and from the other Person to the Competing Transaction that CTP and such other Person have irrevocably waived any right to contest such payment.

             5.12.1.3 For purposes of this Agreement, a "Superior Proposal" means any bona fide written proposal (or its most recent amended or modified terms, if amended or modified) made by a Potential Acquirer to enter into an Acquisition Proposal, the effect of which would be that
        (i) the Company stockholders would beneficially own less than 20% of the voting stock, common stock and participating stock of the combined or on-going entity, or (ii) the transaction would result in the sale, transfer or other disposition of all or substantially all of the assets of CTP and Subcorp, taken as a whole, and which CTP determines in its good faith judgment, based on among other things, the advice of the Financial Advisor, if consummated, would result in a transaction more favorable to CTP's stockholders from a financial point of view than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of CTP's board of directors, after obtaining the advice of the Financial Advisor, the Potential Acquirer is reasonably able to finance the transaction, whether such transaction is subject to any material contingency to which the other party has not demonstrated its ability to overcome and whether such transaction is reasonably capable of being completed, and any proposed changes to this Agreement that may be proposed by Neurologix in response to the Competing Transaction).

             5.12.1.4 During the period from the date of this Agreement through the Effective Time, CTP shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any possible Competing Transaction) to which it or Subcorp is a party.

          5.12.2 Neurologix agrees that, during the term of this Agreement, it shall not, and it shall cause its directors, officers, employees, agents or representatives, not to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any Competing Transaction involving Neurologix with respect to, or negotiate, explore or otherwise engage in discussions with any Person (other than CTP and its directors, officers, employees, agents and representatives) with respect to any such Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Neurologix will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding the foregoing, Neurologix shall have the right, in its sole discretion, to raise up to $1.0 million of additional equity between the date hereof and the Closing Date.

     5.13 Reorganization Treatment. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. Each of the Parties shall use its best efforts to cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code. No Party shall knowingly take any action inconsistent with the treatment of the Merger as a "reorganization" under Section 368(a) of the Code.

     5.14 Directors' and Officers' Insurance. For a period of six years after the Closing, CTP shall maintain in effect a policy of directors' and officers' liability insurance covering all individuals who were directors and officers of Neurologix immediately prior to the Closing, with coverage limits no less favorable than those currently in effect. All rights to indemnification now existing in favor of any such director or officer as provided in the certificate of incorporation and bylaws of Neurologix in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Closing.

     5.15 Stock Option Plan. CTP may establish a new incentive stock option plan (the "New Stock Option Plan") after Closing, provided that all options under the plan, if fully exercised, would represent no more than 5% of the total number of shares of CTP Common Stock outstanding immediately after adoption. Such New Stock Option Plan shall not be amended or replaced for a period ending 18 months after the Effective Date.

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

     5.16 Neurologix Loan. On the date hereof, simultaneously with the execution of this Agreement, CTP shall loan to Neurologix the principal amount of $750,000 secured by all of the assets of Neurologix. Interest on the unpaid principal shall accrue at the rate of 4% per year. The outstanding principal under the Loan and the accrued interest thereon shall be due and payable on demand at any time after April 30, 2004. In the event that the Merger is consummated pursuant to this Agreement, the principal amount and accrued interest on such Loan shall be included in the calculation of CTP's Net Cash Assets.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to the Obligations of Each Party. The obligations of Neurologix, CTP and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

          6.1.1 No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the Merger and the transactions contemplated by this Agreement.

          6.1.2 There shall not be pending any legal proceeding by any Governmental Entity or other third party (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Neurologix, CTP or Subcorp of, or to compel Neurologix, CTP or Subcorp to dispose of or hold separate, any material portion of the business or assets of Neurologix, CTP or any Subsidiary of CTP, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose limitations on the ability of CTP to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation.

          6.1.3 The Merger, this Agreement and the transactions contemplated hereby, the Amendments and the election of directors contemplated herein shall have been approved and adopted by CTP's stockholders in the manner required by any applicable law.

          6.1.4 The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

          6.1.5 All consents, approvals and action of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained or made.

     6.2 Conditions to CTP's and Subcorp's Obligations. The obligations of CTP and Subcorp to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

          6.2.1  The representations and warranties of Neurologix set forth in
     Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

          6.2.2 Neurologix shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

          6.2.3 Since December 31, 2002, there shall not have occurred any act, event, change, occurrence, circumstance, development or omission resulting in a Neurologix Material Adverse Effect, nor any loss or damage to the assets of Neurologix, whether or not insured, which materially affects the ability of Neurologix to conduct it businesses. CTP shall have received a certificate (executed by an officer of Neurologix on behalf of Neurologix to its best knowledge), dated the Closing Date, to the foregoing effect.

          6.2.4 All material authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by Neurologix and the consummation by Neurologix of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. Neurologix shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by Neurologix under any material contract to which Neurologix is a party or for the continuation of any material agreement to which Neurologix is a party.

          6.2.5 The aggregate number of shares of Dissenting Stock shall not exceed 5% of the aggregate number of shares of Neurologix Common Stock and Neurologix Series B Preferred outstanding on the Closing Date.

          6.2.6 Prior to or at the Closing, Neurologix shall have delivered the following closing documents, in form and substance reasonably acceptable to CTP (which acceptance shall not be unreasonably withheld):

             6.2.6.1 a certificate of an officer of Neurologix, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to the best of each such person's knowledge, the conditions specified in Section 6.2.1 and 6.2.2 have been satisfied;

             6.2.6.2 a certificate of the Secretary or Assistant Secretary of Neurologix, dated the Closing Date, as to the incumbency of any officer of Neurologix executing this Agreement;

             6.2.6.3 a certified copy of the resolutions of Neurologix's board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and the resolutions of the stockholders of Neurologix approving the Merger, this Agreement and the transactions contemplated hereby;

             6.2.6.4 good standing certificates with respect to Neurologix from such jurisdictions as CTP shall reasonably designate; and

             6.2.6.5 such other closing documents as CTP shall reasonably request.

     6.3 Conditions to Neurologix's Obligations. The obligations of Neurologix to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

          6.3.1 The representations and warranties of CTP and Subcorp set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

          6.3.2 CTP and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by CTP and Subcorp under this Agreement at or prior to the Closing.

          6.3.3 Since December 31, 2002, there shall not have occurred any act, event or omission resulting in a CTP Material Adverse Effect. Neurologix shall have received a certificate (executed by an officer of CTP on behalf of CTP to its best knowledge), dated the Closing Date, to the foregoing effect.

          6.3.4 Prior to or at the Closing, Neurologix shall have received the written resignations (in form and substance reasonably satisfactory to Neurologix) of each of the directors and officers of CTP and Subcorp, except for the CTP Directors, effective as of the Closing, as contemplated herein.

          6.3.5 All material authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by CTP and Subcorp and the consummation by CTP and Subcorp of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. CTP and Subcorp shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by CTP and Subcorp under any material contract to which CTP or Subcorp is a party or for the continuation of any material agreement to which CTP or Subcorp is a party.

          6.3.6 CTP's Net Cash Assets as of the Closing shall be at least $6.5 million, and Neurologix shall have received a certificate from CTP's chief executive officer stating the amount of CTP's Net Cash Assets as of the Closing.

          6.3.7 CTP shall have terminated any and all of its Employee Benefit Plans.

          6.3.8 Prior to or at the Closing, CTP shall have delivered the following closing documents, in form and substance reasonably acceptable to Neurologix (which acceptance shall not be unreasonably withheld):

             6.3.8.1 a certificate of the President or a Vice President of CTP, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) to the best of such person's knowledge, the conditions specified in Sections 6.3.1 and 6.3.2 have been satisfied;

             6.3.8.2 a certificate of the Secretary or Assistant Secretary of each of CTP and Subcorp, dated the Closing Date, as to the incumbency of any officer of CTP and Subcorp executing this Agreement;

             6.3.8.3 a certified copy of the resolutions of CTP's board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and the resolutions of the stockholders of CTP approving the Merger, this Agreement and the transactions contemplated hereby, the Amendments and the election of directors contemplated herein;

             6.3.8.4 a certified copy of the resolutions of Subcorp's board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby; and

             6.3.8.5 such other closing documents as Neurologix shall reasonably request.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Neurologix's or CTP's stockholders):

          7.1.1  by mutual written consent of CTP and Neurologix;

          7.1.2 by either CTP or Neurologix if there shall be any law or regulation that, as supported by the written opinion of legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a Governmental Entity enjoining CTP or Neurologix from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          7.1.3 by either CTP or Neurologix if the Merger shall not have been consummated on or before December 19, 2003 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section
     7.1.3 shall not be available to any Party whose failure or whose Affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          7.1.4 by CTP or Neurologix if, at or before the completion of the Closing, it shall have discovered that any representation or warranty made in this Agreement for its benefit, or in any certificate, exhibit or document furnished to it pursuant to this Agreement, is untrue in any material respect and, but only if, the failure to be true in any material respect (i) would give rise to failure of condition set forth in 6.2.1 or 6.3.1, and (ii) would reasonably be expected to prevent CTP or Neurologix, respectively, from obtaining the material portion of the benefits intended by the Parties to be derived by CTP or Neurologix, as applicable, from this Agreement and the transactions contemplated hereby (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right of termination if untrue in any respect and, but only if, the failure to be true in any respect would reasonably be expected to prevent CTP or Neurologix, respectively, from obtaining the material portion of the benefits intended by the Parties to be derived by CTP or Neurologix, as applicable, from this Agreement and the transactions contemplated hereby); provided, however, that in order to terminate this Agreement under this Section 7.1.4, the terminating Party shall, upon discovery of such a breach or default, give written notice thereof to the breaching or defaulting Party and the latter shall fail to cure the breach or default by the earlier of thirty (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

          7.1.5 by CTP if (i) Neurologix shall have defaulted in the performance of any material obligation under this Agreement, but only if, the default would reasonably be expected to prevent CTP from obtaining the material portion of the benefits intended by the Parties to be derived by CTP from this Agreement and the transactions contemplated hereby or (ii) any party (other than CTP or Subcorp) shall have defaulted in the performance of any material obligation under the Voting Agreement such that Neurologix cannot represent that it has requisite shareholder approval for the Merger; provided, however, that in order to terminate this Agreement under this Section 7.1.5, CTP shall, upon discovery of such a breach or default, give written notice thereof to Neurologix and Neurologix shall fail to cure the breach or default by the earlier of thirty (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

          7.1.6 by Neurologix if CTP shall have defaulted in the performance of any material obligation under this Agreement and, but only if, the default would reasonably be expected to prevent Neurologix from obtaining the material portion of the benefits intended by the Parties to be derived by Neurologix from this Agreement and the transactions contemplated hereby; provided, however, that in order to terminate this Agreement under this
     Section 7.1.6, Neurologix shall, upon discovery of such a breach or default, give written notice thereof to CTP and CTP shall fail to cure the breach or default by the earlier of thirty (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

          7.1.7 by CTP if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present material business or operations conducted by Neurologix or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement would constitute a Neurologix Material Adverse Effect upon consummation of the transactions contemplated by this Agreement;

          7.1.8 by CTP, in the event that any of the conditions to its obligations set forth in Article VI have not been satisfied or waived by the Outside Date or in the event that any such condition cannot possibly be satisfied prior to the Outside Date;

          7.1.9 by Neurologix, in the event that any of the conditions to its obligations set forth in Article VI have not been satisfied or waived by the Outside Date or in the event that any such condition cannot possibly be satisfied prior to the Outside Date; or

          7.1.10 by CTP or Neurologix if (i) at the CTP Meeting (including any adjournment or postponement thereof) the requisite vote of CTP's stockholders to approve the Merger, this Agreement and the transactions contemplated hereby, the Amendments and the election of directors contemplated herein shall not have been obtained or (ii) CTP's board of directors withdraws its recommendation to its stockholders to approve the Merger, this Agreement and the transactions contemplated hereby.

     7.2  Effect of Termination.

          7.2.1  In the event of the termination of this Agreement pursuant to
     Section 7.1, this Agreement, except for any provisions relating to the confidentiality obligations of the Parties to each other and the provisions of this Section 7.2 and Section 8.10, shall become void and have no effect without any liability on the part of any Party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the Party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other Parties for their respective fees and expenses of their counsel, accountants, financial advisors and other expenses incident to the negotiation, preparation and execution of this Agreement and the preparation, filing and mailing of the Registration Statement and Prospectus/Proxy Statement ("Costs").

          7.2.2  CTP agrees as follows:

             7.2.2.1  If Neurologix or CTP terminates this Agreement pursuant to
        Section 7.1.10(i), then upon such termination CTP will pay to Neurologix $225,000 in cash by wire transfer in immediately available funds to an account designated by Neurologix. Notwithstanding the foregoing sentence, if within 120 days after such termination, CTP acquires or offers, makes a proposal or agrees to acquire in any manner, whether directly or indirectly, any business or company (including, but not limited to, the assets, capital stock or ownership interests thereof) then Neurologix shall be entitled to the amount set forth in 7.2.2.2 in lieu of the payment that Neurologix would otherwise be entitled to receive pursuant to the preceding sentence.

             7.2.2.2  If Neurologix or CTP terminates this Agreement pursuant to
        Section 5.12.1 or pursuant to Section 7.1.10(ii) upon CTP's board of director's withdrawal of its recommendation, then upon such termination or withdrawal of its recommendation, CTP will pay to Neurologix an amount equal to $750,000 in cash by wire transfer in immediately available funds to an account designated by Neurologix. CTP shall be entitled to offset against such payment the aggregate amount of the unpaid principal of the Loan.

          7.2.3 Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated such that Neurologix would be entitled to receive from CTP either or both of the payments provided for in
     Section 7.2.2.1 and Section 7.2.2.2, Neurologix shall be entitled to receive from CTP only the payment provided for in Section 7.2.2.2.

     7.3 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, so long as no amendment which by law requires stockholder approval shall be made without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

     7.4 Extension; Waiver. At any time prior to the Effective Time, CTP (with respect to Neurologix) and Neurologix (with respect to CTP and Subcorp) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a Party as shall be specified by like notice):

     if to CTP or Subcorp:

    Change Technology Partners, Inc.
     537 Steamboat Road
     Greenwich, CT 06830
     203.661.6942
     203.661.1331 (facsimile)

     Attention: Michael Gleason, Chairman and Chief Executive Officer

     with a copy (which shall not constitute notice) to:

     Paul, Weiss, Rifkind, Wharton & Garrison LLP
     1285 Avenue of the Americas
     New York, NY 10019-6064
     212.373.3000
     212.757.3990 (facsimile)

     Attention: James H. Schwab, Esq.

     if to Neurologix:

     Neurologix, Inc.
     One Bridge Plaza
     Fort Lee, NJ 07024
     201.585.7733 x 11
     201.585.9798 (facsimile)

     Attention: Mark Hoffman, Secretary

     with a copy (which shall not constitute notice) to:

     Lowenstein Sandler PC
     65 Livingston Avenue
     Roseland, NJ 07068
     973.597.2500
     973.597.2400 (facsimile)

     Attention: Alan Wovsaniker, Esq.

     8.2 Interpretation; Survival of Representations and Warranties. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The representations and warranties provided for in this Agreement shall not survive the Closing.

     8.3 Counterparts; Telecopied Signatures. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original. A signed signature page telecopied by one Party to another Party shall be deemed to constitute an original.

     8.4 Entire Agreement. This Agreement (including the appendices, documents and other instruments referred to herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, arrangements or representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.

     8.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries other than the directors and officers of Neurologix prior to the Closing with respect to Section 5.15 of this Agreement.

     8.6 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any Party, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

     8.7 Consent to Jurisdiction; Venue; No Trial by Jury. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the Parties irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each of Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Merger, on behalf of itself or its property, by the delivery of copies of such process to such Party in the same manner as notice is to be provided pursuant to Section 8.1. Nothing in this Section 8.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8.7.

     8.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     8.10 Expenses. Upon consummation of the Merger, CTP shall pay all transaction expenses (including legal and accounting fees and disbursements) incurred by CTP, Subcorp and Neurologix relating to the Merger, this Agreement and the transactions contemplated hereby. In the event the Merger is not consummated, subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except that those reasonable out-of-pocket expenses incurred in connection with the preparation, filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement (including all filing fees related thereto) shall be paid by CTP.

     8.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

     8.12 No Strict Construction. Each of CTP, Subcorp and Neurologix acknowledges that this Agreement has been prepared jointly by the Parties and that there shall not be a presumption that ambiguities shall be construed against any Party.

     8.13 Knowledge. Any representation made herein which is qualified by the knowledge of, or notice given to, Neurologix shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of Neurologix, after reasonable inquiry by such executive officers. Any representation made herein which is qualified by the knowledge of, or notice given to, CTP shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of CTP, after reasonable inquiry by such executive officers.

                            (Signature Page Follows)

     IN WITNESS WHEREOF, CTP, Subcorp and Neurologix have signed this Agreement and Plan of Merger as of the date first written above.

                                          CHANGE TECHNOLOGY PARTNERS, INC.

                                          By:      /s/ MICHAEL GLEASON
                                            ------------------------------------
                                            Name: Michael Gleason
                                            Title:  Chairman and Chief Executive
                                              Officer

                                          CTP/N MERGER CORP.

                                          By:      /s/ MICHAEL GLEASON
                                            ------------------------------------
                                            Name: Michael Gleason
                                            Title:  Chief Executive Officer

                                          NEUROLOGIX, INC.

                                          By:     /s/ MARTIN J. KAPLITT
                                            ------------------------------------
                                            Name: Martin J. Kaplitt
                                            Title:  President

                                                                      APPENDIX B

                                                                  EXECUTION COPY

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is made and entered into as of the 14th day of November, 2003, by and among Change Technology Partners, Inc., a Delaware corporation ("CTP"), CTP/N Merger Corp., a Delaware corporation and a wholly-owned subsidiary of CTP ("Subcorp"), and Neurologix, Inc., a Delaware corporation ("Neurologix").

PRELIMINARY STATEMENTS

     A. Each of CTP, Subcorp and Neurologix is a party to an Agreement and Plan of Merger, dated as of August 13, 2003 (the "Merger Agreement").

     B. CTP, Subcorp and Neurologix wish to amend certain provisions of the Merger Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

     1. Definitions. All capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Merger Agreement, as such meanings may have been amended by this Amendment.

     2. Amendment of the Merger Agreement. The Merger Agreement hereby is amended as follows:

          (a) All references throughout the Merger Agreement to the "Agreement" shall refer to the Merger Agreement as amended by this Amendment.

          (b) Preliminary Statement F hereby is amended and restated in its entirety as follows:

             "F. On August 13, 2003, CTP loaned to Neurologix the principal amount of $750,000 secured by a first priority perfected security interest in all of the assets of Neurologix (the "Original Loan") in accordance with the then-existing provisions of this Agreement and terms of the Senior Secured Promissory Note, dated as of August 13, 2003, issued by Neurologix (the "Note"), the Security Agreement, dated as of August 13, 2003, between Neurologix and CTP (the "Security Agreement"), and the Subordination and Intercreditor Agreement, dated as of August 13, 2003, among Neurologix, CTP, Palisade Private Partnership, L.P., Dr. Martin J. Kaplitt and Clark A. Johnson (together with the Note and the Security Agreement, the "Original Loan Documents")."

          (c) Immediately after Preliminary Statement F the following new Preliminary Statement G shall be added:

             "G. CTP and Neurologix desire to amend the terms of the Original Loan such that, upon the request of Neurologix at anytime after December 1, 2003, CTP shall loan to Neurologix an additional principal amount of $350,000 secured by a first priority perfected security interest in all of the assets of Neurologix (as the Original Loan is so amended, the "Loan"). All references throughout this Agreement to the "Loan" shall refer to the Loan as so amended.

          (d) The definition of "CTP's Net Cash Assets" in Section 1.1 hereby is amended by replacing the reference therein to "$500,000" with "$600,000."

          (e) To the extent that the consent of any of the parties to the Merger Agreement is necessary to prevent either Neurologix's or CTP's execution of, or consummation of the transactions contemplated by, this Amendment from constituting a breach of Section 5.3 of the Merger Agreement, this Amendment shall be deemed to constitute such consent.

          (f) Section 5.16 hereby is amended and restated to read in its entirety as follows:

          "Upon the request of Neurologix at anytime after December 1, 2003, CTP shall loan to Neurologix, within two business days after it receives such request, the principal amount of $350,000 secured by all of the assets of Neurologix, which principal amount is in addition to the $750,000 that CTP loaned to Neurologix on August 13, 2003, pursuant to the then existing provisions of this Agreement and the terms of the Original Loan Documents. Interest on the outstanding unpaid principal amount of the Loan shall accrue at the rate of 4% per year. The outstanding unpaid principal amount of the Loan and the accrued and unpaid interest thereon shall be due and payable on demand at any time after June 30, 2004. In the event that the Merger is consummated pursuant to this Agreement, the outstanding unpaid principal amount and accrued and unpaid interest on such Loan shall be included in the calculation of CTP's Net Cash Assets."

          (g) Section 6.3.7 hereby is amended to add the following immediately before the end thereof:

          ", other than its 2000 Stock Option Plan"

          (h) Section 7.1.3 hereby is amended by replacing the reference therein to "December 19, 2003" with "February 15, 2004."

          (i) Section 7.2.2.2 hereby is amended by replacing the reference therein to "$750,000" with "$1,100,000."

     3.  Authority of Neurologix Relative to this Agreement;
Consents.  Neurologix represents and warrants to CTP and Subcorp as follows:

          (a) The execution, delivery and performance of the Merger Agreement and this Amendment are within the corporate power and authority of Neurologix and have been duly authorized by all corporate action on the part of Neurologix. In addition, neither the execution and delivery of this Amendment by Neurologix nor Neurologix's consummation of the transactions contemplated hereby will (i) require any consent or approval which has not already been obtained, and (ii) conflict with, or result in a breach of any provision of Neurologix's certificate of incorporation, bylaws or other organizational documents.

     4. Authority of CTP and Subcorp Relative to this Agreement; Consents. CTP and Subcorp represent and warrant to Neurologix as follows:

          (a) The execution, delivery and performance of the Merger Agreement and this Amendment are within the corporate power and authority of CTP and Subcorp and have been duly authorized by all corporate action on the part of CTP and Subcorp. In addition, neither the execution and delivery of this Amendment by CTP and Subcorp nor their consummation of the transactions contemplated hereby will (i) require any consent or approval which has not already been obtained (other than the approval of the stockholders of CTP), and (ii) conflict with, or result in a breach of any provision of CTP or Subcorp's certificate of incorporation, bylaws or other organizational documents.

     5. Effect of Amendment. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Merger Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the parties hereto. Except as amended or modified hereby, the Merger Agreement shall remain in full force and effect in accordance with its original terms.

     6. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with the Merger Agreement, this Amendment shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in any state or federal court sitting in the State of Delaware.

     7. Counterparts; Telecopied Signatures. This Amendment may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Amendment, each of which shall constitute an original. A signed signature page telecopied by one party to another party shall be deemed to constitute an original.

                            (Signature Page Follows)

     IN WITNESS WHEREOF, CTP, Subcorp and Neurologix have signed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

                                          CHANGE TECHNOLOGY PARTNERS, INC.

                                          By:      /s/ MICHAEL GLEASON
                                            ------------------------------------
                                            Name: Michael Gleason
                                            Title: Chairman and Chief Executive
                                              Officer

                                          CTP/N MERGER CORP.

                                          By:      /s/ MICHAEL GLEASON
                                            ------------------------------------
                                            Name: Michael Gleason
                                            Title: Chief Executive Officer

                                          NEUROLOGIX, INC.

                                          By:     /s/ MARTIN J. KAPLITT
                                            ------------------------------------
                                            Name: Martin J. Kaplitt
                                            Title: President

                                                                      APPENDIX C

                                                                  EXECUTION COPY

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT, is made as of August 13, 2003 (this "Agreement"), by and among CTP/N Merger Corp., a Delaware corporation ("MergerCo"), the persons listed on Exhibit A hereto (collectively, the "Securityholders" and each a "Securityholder"), Change Technology Partners, Inc., a Delaware corporation and the parent corporation of MergerCo ("CTP"), and Neurologix, Inc., a Delaware corporation ("Target").

                             PRELIMINARY STATEMENTS

     WHEREAS, as of the date hereof each Securityholder owns (beneficially and of record) the number of shares of (i) Target common stock, par value $.001 per share (the "Target Common Stock"), (ii) Target convertible preferred stock, par value $.001 per share (the "Target Series A Preferred"), and (iii) Target Series B convertible preferred stock, par value $.001 per share (the "Target Series B Preferred" and, together with the Target Common Stock and the Target Series A Preferred, the "Target Stock"), in each case, set forth opposite such Securityholder's name on Exhibit B hereto (all such securities and any shares of capital stock of Target hereafter acquired by the Securityholders prior to the termination of this Agreement are collectively referred to herein as the "Shares");

     WHEREAS, as of the date hereof each Securityholder owns (beneficially) the principal amount of, or participatory interest in, the 6% secured promissory note of Neurologix due in October 2007 (the "Neurologix Note" and, together with the Shares, the "Securities") set forth opposite such Securityholder's name on Exhibit B hereto;

     WHEREAS, CTP, MergerCo and Target are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of MergerCo with and into Target (the "Merger") with Target being the Surviving Corporation (the "Surviving Corporation");

     WHEREAS, each of the Securityholders desires, immediately prior to the consummation of the Merger, to (i) convert all of the shares of Target Series A Preferred and Target Series B Preferred that such Securityholder owns into Target Common Stock in accordance with their terms (all such shares of Target Common Stock to be issued upon conversion are referred to collectively as the "Target Conversion Common Shares") and (ii) exchange the principal amount of, or participatory interest in, the Neurologix Note, that such Securityholder holds for the number of whole shares of Target Common Stock, which shall not exceed an aggregate of 400,000 shares of Target Common Stock, determined by dividing (x) the sum of (a), the product of the outstanding unpaid principal amount of the Neurologix Note as of the date of the exchange multiplied by such Securityholder's percentage participatory interest in the Neurologix Note (such portion of the principal amount, the "Securityholder's Portion") plus (b) the amount of accrued and unpaid interest on the Securityholder's Portion as of the date of the exchange by (y) $6.00 (all such shares of Target Common Stock to be issued upon exchange are referred to collectively as the "Target Exchange Common Shares" and together with the Target Conversion Common Shares, the "Target Common Shares");

     WHEREAS, the Securityholders desire that, in connection with the Merger, the Target Common Shares, as well as all other shares of Target Common Stock that the Securityholders hold, be converted into shares of common stock, par value $.001 per share ("New Common"), of CTP as provided in the Merger Agreement; and

     WHEREAS, as a condition to the willingness of CTP and MergerCo to enter into the Merger Agreement and consummate the transactions contemplated therein, CTP and MergerCo have requested that each

Securityholder agree, and, in order to induce CTP and MergerCo to enter into the Merger Agreement each such Securityholder is willing to agree, to vote the Shares pursuant to the terms and conditions hereof;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Securityholder hereby severally represents and warrants to CTP, MergerCo and Target as follows:

     SECTION 1.01 Due Authority. (a) Such Securityholder has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform such Securityholder's obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of such Securityholder and, assuming its due authorization, execution and delivery by MergerCo and Target, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     (b) There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Securityholder is a trustee, or other person or entity whose consent is required for the execution and delivery of this Agreement by such Securityholder or the consummation by such Securityholder of the transactions contemplated hereby.

     SECTION 1.02 No Conflict; Consents. (a) The execution and delivery of this Agreement by such Securityholder do not, and the performance by such Securityholder of such Securityholder's obligations under this Agreement and the compliance by such Securityholder with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to such Securityholder or such Securityholder's Securities, (ii) conflict with or violate the Securityholder's charter, bylaws, partnership agreement or other organizational documents, if applicable, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Securityholder's Securities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Securityholder is a party or by which such Securityholder or such Securityholder's Securities are bound.

     (b) The execution and delivery of this Agreement by such Securityholder do not, and the performance of this Agreement by such Securityholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, will not prevent or delay the performance by such Securityholder of his or her obligations under this Agreement in any material respect.

     SECTION 1.03 Title to Securities. (a) The Securities set forth opposite such Securityholder's name on Exhibit B hereto constitute all of the securities of Target that are owned by such Securityholder. Such Securityholder is the record and beneficial owner of all of such Securityholder's shares of Target Stock and has such interest in the Neurologix Note as is set forth opposite such Securityholder's name on Exhibit B hereto. As of the date hereof, (i) the aggregate number of outstanding shares of Target Common Stock held by the Securityholders represents approximately 86.1% of the aggregate number of outstanding shares of Target Common Stock held by all of Target's stockholders,
(ii) the aggregate number of outstanding shares of Target Series A Preferred held by the Securityholders represents 100% of the aggregate number of outstanding shares of Target Series A Preferred held by all of Target's stockholders, (iii) the aggregate number of outstanding shares of Target Series B Preferred held by the Securityholders represents approxi-mately 79.2% of the aggregate number of outstanding shares of Target Series B Preferred held by all of Target's stockholders, and (iv) the aggregate number of outstanding shares of Target Common Stock, Target Series A Preferred (on an as-converted to Target Common Stock basis) and Target Series B Preferred (on an as-converted to Target Common Stock basis) held by the Securityholders represents approximately 91.4% of the aggregate number of outstanding shares of Target Common Stock, Target Series A Preferred (on an as-converted to Target Common Stock basis) and Target Series B Preferred (on an as-converted to Target Common Stock basis) held by all of Target's stockholders. Such Securityholder has, and such Securityholder will have as of the Closing Date, good and marketable title to such Securities, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever ("Encumbrances").

     (b) Such Securityholder has, and during the Voting Term (as defined below) will have, the sole voting power with respect to the matters set forth in
Article IV hereof with respect to all of the Shares held by such Securityholder, with no restrictions on such rights, subject to applicable laws and the terms of this Agreement.

     SECTION 1.04 No Prior Voting Agreements. Such Securityholder's Shares and the certificates representing such Shares are now, and at all times during the Voting Term hereof will be, held by such Securityholder free and clear of all proxies, voting trusts and voting agreements, understandings or arrangements providing for any right on the part of any person other than such Securityholder to vote such Shares except any such understandings arising under this Agreement.

     SECTION 1.05 Acknowledgment of Reliance. Such Securityholder understands and acknowledges that CTP and MergerCo are entering into the Merger Agreement in reliance upon such Securityholder's execution and delivery of this Agreement.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF CTP AND MERGERCO

     Each of CTP and MergerCo (each a "CTP Party") hereby represents and warrants to the Securityholders and Target as follows:

     SECTION 2.01 Due Authority. Such CTP Party has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform such CTP Party's obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of such CTP Party and, assuming its due authorization, execution and delivery by the other CTP Party, the Securityholders and Target, constitutes a legal, valid and binding obligation of such CTP Party, enforceable against such CTP Party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     SECTION 2.02 No Conflict; Consents. (a) The execution and delivery of this Agreement by such CTP Party do not, and the performance by such CTP Party of such CTP Party's obligations under this Agreement and the compliance by such CTP Party with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to such CTP Party, (ii) conflict with or violate such CTP Party's charter, bylaws, partnership agreement or other organizational documents, if applicable, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such CTP Party is a party.

     (b) The execution and delivery of this Agreement by such CTP Party do not, and the performance of this Agreement by such CTP Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to CTP, the Securityholders and MergerCo as follows:

     SECTION 3.01 Due Authority. Target has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform Target's obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of Target and, assuming its due authorization, execution and delivery by the Securityholders and MergerCo, constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     SECTION 3.02 No Conflict; Consents. (a) The execution and delivery of this Agreement by Target do not, and the performance by Target of Target's obligations under this Agreement and the compliance by Target with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to Target,
(ii) conflict with or violate Target's charter or bylaws, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party.

     (b) The execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to prevent or delay the performance by Target of its obligations under this Agreement in any material respect.

     SECTION 3.03 Valid Issuance. The (a) Target Exchange Common Shares, when issued in compliance with the provisions of this Agreement and the Merger Agreement for the consideration expressed herein, and (b) Target Conversion Common Shares will, when issued in each case, be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

     SECTION 3.04 Stockholder Written Consent. Upon Target's receipt of the Stockholder Written Consent (as defined below) from the Securityholders and executed thereby, Target's stockholders will have taken all action required of them to approve the Merger, the Merger Agreement and the transactions contemplated thereby for purposes of the federal securities laws, the DGCL, Target's certificate of incorporation and Target's by-laws.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

     SECTION 4.01 Transfer of Shares. During the Voting Term, each Securityholder shall not hereafter (a) sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of such Securityholder's Securities, (b) deposit such Securityholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any of securities of Target, or (d) take any action that would make any representation or warranty of such Securityholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling, in whole or in part, such Securityholder from performing such Securityholder's obligations under this Agreement; provided, however, that nothing in this Agreement shall prevent any Securityholder from selling, tendering, transferring, pledging, encumbering, assigning or otherwise disposing of any of such Securityholder's securities of Target to any other Securityholder who remains bound by this Agreement.

     SECTION 4.02 Voting of Shares. (a) Each Securityholder, by this Agreement, does hereby agree, during and for the Voting Term, to vote all of such Securityholder's Shares at every meeting of the stockholders of Target or any adjournment thereof or in connection with any written consent of Target's stockholders, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and (ii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents that are necessary or appropriate in order to effectuate the foregoing. Without limiting the foregoing and in accordance therewith, each Securityholder agrees to execute and deliver to Target, concurrently with the execution of this Agreement, a written consent substantially in the form attached hereto as Exhibit D (the "Stockholder Written Consent").

     (b) For the purposes of this Agreement, "Voting Term" means the period from the execution of this Agreement until the earlier of (i) the date of any termination of the Merger Agreement pursuant to the terms thereof or (ii) the Effective Time.

     (c) Each Securityholder agrees that such Securityholder will not enter into any agreement or understanding with any person or entity or take any action during the Voting Term that will permit any person or entity to vote or act by written consent or give instructions to vote or so act with respect to any of such Securityholder's Shares in any manner inconsistent with the terms of this
Section 4.02.

     SECTION 4.03 Certain Events. Each Securityholder agrees that, during the Voting Term, this Agreement and the obligations hereunder shall attach to such Securityholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, if applicable, such Securityholder's heirs, guardians, administrators, successors or assigns.

     SECTION 4.04 Conversion and Exchange of Securities. (a) Each Securityholder agrees that immediately prior to the Effective Time, such Securityholder shall (a) convert all of the shares of Target Series A Preferred and Target Series B Preferred that such Securityholder holds (collectively, the "Rollover Shares") into such number of shares of Target Common Stock as such Rollover Shares, by their terms, are then convertible (as indicated on Exhibit C hereto).

     (b) Target and each of the Noteholders (as defined below) agrees that immediately prior to the Effective Time, such Noteholder shall exchange all of such Noteholder's interest in the Neurologix Note (regardless whether such interest (i) arises under the any of the Credit Documents (as defined below) and
(ii) relates to any right to receive any payment or other consideration in respect of unpaid principal, accrued and unpaid interest thereon, or any other obligation or liability of Target under the Credit Documents) for such whole number of Target Exchange Common Shares as is determined by dividing (x) the sum of (a) the product of the outstanding unpaid principal amount of the Neurologix Note as of the date of the exchange multiplied by such Securityholder's Portion, plus (b) the amount of the accrued and unpaid interest on the Securityholder's Portion as of the date of the exchange by (y) $6.00. Each of the Securityholders having such an interest in the Neurologix Note (Palisade Private Partnership, L.P. ("Palisade"), Clark A. Johnson ("Johnson"), and Martin J. Kaplitt ("Kaplitt")) is referred to individually as a "Noteholder." The Noteholders agree that, notwithstanding any other provision of this Agreement to the contrary, in no event shall Target be required or obligated to issue more than 400,000 Target Exchange Common Shares in the aggregate to the Noteholders in consideration of their exchange of the Neurologix Note. Target agrees that, upon the tender to Target of the Neurologix Note for cancellation by the holder thereof, Target shall, immediately prior to the Effective Time and in accordance with the terms of this Agreement and the Merger Agreement, issue to the Noteholders all of the Target Exchange Common Shares.

     SECTION 4.05 Termination of Credit Documents. Target and each of the Noteholders agrees that (a) upon the exchange of the Neurologix Note and the issuance of the Target Exchange Common Shares as provided in Section 4.04, each of the Credit Documents and all of such parties respective rights and obligations thereunder shall be terminated effective as of the closing date of the Merger, (b) the Credit Documents shall be of no further force or effect. For purposes of this Agreement, the term "Credit

Documents" means each of the following agreements or instruments: (i) the Neurologix Note, (ii) the Credit Line Agreement, dated as of November 1, 1999, between Target and Palisade, (iii) the Participation Agreement between Palisade and Johnson with respect to the Neurologix Note and (iv) the Participation Agreement between Palisade and Kaplitt with respect to the Neurologix Note and
(c) such Noteholder shall forthwith deliver to Target UCC-3 termination statements terminating the Noteholder's security interest under the Credit Documents and any other agreement granting the Noteholder a security interest in any of Target's assets, which agreement was executed and delivered in connection with the Credit Documents (as each such agreement or Credit Document may have heretofore been amended, modified or supplemented), and the security interest granted by the Credit Documents or such other agreement shall become null and void and of no further force and effect.

     SECTION 4.06 Waiver of Appraisal Rights. Each Securityholder hereby waives, with respect to all of such Securityholder's Shares (including, without limitation, the Target Common Shares whether acquired prior to or after date of the Stockholder Written Consent) and to the fullest extent permitted by applicable law, all appraisal or other rights to which such Securityholder may be entitled under Section 262 of the Delaware General Corporation Law in connection with the Merger. This waiver shall be binding upon all of such Securityholder's heirs, representatives, executors, successors and assigns, as applicable.

     SECTION 4.07 Stop Transfer. (a) Each Securityholder agrees with, and covenants to, CTP and MergerCo that such Securityholder shall not request that Target register the transfer (book-entry or otherwise) of any certificate or instrument representing any of such Securityholder's Securities, unless such transfer is made in compliance with this Agreement. Each Securityholder agrees that such Securityholder will surrender to Target, within fifteen Business Days after the date hereof, the certificates and instruments representing such Securities, and Target will place a legend in substantially the following form on such certificates and instruments (as well as on all other Shares issuable to the Securityholder after the date hereof) in addition to any other legend required thereof:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT, DATED AS OF AUGUST 13, 2003, BY AND AMONG NEUROLOGIX, INC. (THE "COMPANY"), THE HOLDER HEREOF, AND OTHER PARTIES THERETO (AS AMENDED FROM TIME TO TIME, THE "VOTING AGREEMENT"). THE COMPANY WILL FURNISH A COPY OF SUCH VOTING AGREEMENT TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

Target shall notify its transfer agent of the provisions set forth in this
Section 4.07 and instruct its transfer agent not to permit any transfer of Securities except in compliance with the terms hereof, and each Securityholder agrees to provide such documentation and to do such other things as may be required to give effect to such provisions with respect to such Securities.

     SECTION 4.08 Target agrees that it shall not issue any shares with respect to any new class or series of capital stock authorized after the date hereof unless the prospective holders of such shares become party to this Agreement or a enter into a similar written agreement for the benefit of CTP, MergerCo and Target.

                                   ARTICLE V

                               GENERAL PROVISIONS

     SECTION 5.01 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

     SECTION 5.02 Entire Agreement. This Agreement, those documents expressly referred to herein, the Merger Agreement, and the other documents dated as of the date hereof, contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior discussions and agreements between the parties with respect to the subject matter hereof.

     SECTION 5.03 Amendments. This Agreement may not be modified, amended, waived; altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, however, that CTP and MergerCo may in writing waive or consent to a modification of any provision of this Agreement with respect to any Securityholder without the agreement of any other party hereto.

     SECTION 5.04 Termination. This Agreement shall terminate upon the earlier to occur of the (a) the consummation of the Merger and (b) the termination of the Merger Agreement.

     SECTION 5.05 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except in accordance with Section 4.01.

     SECTION 5.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its heirs, successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 5.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

     SECTION 5.08 Choice of Law; Consent to Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom ("Agreement Matters") shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. Each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the District of Delaware and any state court in the State of Delaware (and of the appropriate appellate courts from any of the foregoing) in connection with any suit, arbitration, mediation, action or other proceeding (each a "Proceeding") directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of such a court in any United States or foreign court having jurisdiction over the other party hereto, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, and (iv) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice hereunder.

     SECTION 5.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 5.10 Definitions. Terms used in this Agreement but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

     SECTION 5.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed by the parties hereto.

     SECTION 5.12 Exculpation. No Securityholder shall have any liability or obligation whatsoever under or by reason of this Agreement because of a breach by any other Securityholder of its obligations, representations or warranties hereunder or thereunder.

     SECTION 5.13 Directors and Officers. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any of the Securityholders who are serving on Target's board of directors or who are officers of Target from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director or officer of Target.

     SECTION 5.14 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

     If to CTP or MergerCo, to:

     Change Technology Partners, Inc.
     537 Steamboat Road
     Greenwich, CT 06830
     (203) 661-6942
     (203) 661-1331
     Attention: Michael Gleason, Chairman and Chief Executive Officer

     with a copy to (which shall not constitute notice):

     Paul, Weiss, Rifkind, Wharton & Garrison LLP
     1285 Avenue of the Americas
     New York, New York 10019-6064
     (212) 373-3000
     (212) 757-3990
     Attention: James H. Schwab, Esq.

     If to Target, to:

     Neurologix, Inc. c/o
     Palisade Capital Management, L.L.C.
     One Bridge Plaza
     Fort Lee, NJ 07024
     Attention: Mark Hoffman
     Facsimile: (201) 585-9798

     with a copy to (which shall not constitute notice):

     Lowenstein Sandler PC
     65 Livingston Avenue
     Roseland, New Jersey 07068-1791
     Attention: Alan Wovsaniker, Esq.
     Facsimile: (973) 597-2400

and if to any of the Securityholders, at the address or facsimile transmission number specified below its name on the signature pages hereto (or, in the case of persons who subsequently become parties hereto, at their last addresses or facsimile transmission numbers shown on the record books of Target). Any Person who becomes a Securityholder shall provide its address and facsimile number to Target, which shall promptly provide such information to each of the other Securityholders.

      (Remainder of page intentionally left blank; signature pages follow)

     IN WITNESS WHEREOF, the parties have duly executed this Voting Agreement as of the date first written above.

                                          "TARGET"

                                          NEUROLOGIX, INC.

                                          By:     /s/ MARTIN J. KAPLITT
                                            ------------------------------------
                                            Name:    Martin J. Kaplitt
                                            Title:   President

                                          "CTP"

                                          CHANGE TECHNOLOGY PARTNERS, INC.

                                          By:      /s/ MICHAEL GLEASON
                                            ------------------------------------
                                            Name:    Michael Gleason
                                            Title:   Chairman and Chief
                                                     Executive Officer

                                          "MERGERCO"

                                          CTP/N MERGER CORP.

                                          By:      /s/ MICHAEL GLEASON
                                            ------------------------------------
                                            Name:    Michael Gleason
                                            Title:   Chief Executive Officer

                      (SIGNATURE PAGE TO VOTING AGREEMENT)

                                          "STOCKHOLDERS"

                                          AUCKLAND TECHNOLOGY ENABLING
                                          CORPORATION

                                          By:       /s/ MATHEW DURING
                                            ------------------------------------
                                              Name:    Mathew During, on behalf
                                            of
                                                  Mr. Warwick Greenwood, Trustee
                                                  and Director
                                              Title:

                                          Address for Notice:
                                          P.O. Box 10-359
                                          Wellington, New Zealand

                                          Facsimile:
                                          --------------------------------------

                                          ZENITH PARTNERS

                                          By:     /s/ MARTIN J. KAPLITT
                                            ------------------------------------
                                            Name:    Martin J. Kaplitt
                                            Title:

                                          Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile:
                                          --------------------------------------

                      (SIGNATURE PAGE TO VOTING AGREEMENT)

                                          PALISADE PRIVATE PARTNERSHIP, L.P.
                                          By: Palisade Private Holdings, LLC,
                                            General Partner

                                          By:       /s/ MARK HOFFMAN
                                            ------------------------------------
                                            Name:    Mark Hoffman
                                            Title:   Member

                                          Address for Notice:
                                          One Bridge Plaza
                                          Fort Lee, NJ 07024

                                          Facsimile:
                                          --------------------------------------

                                          CLARK A. JOHNSON

                                                 /s/ CLARK A. JOHNSON
                                          --------------------------------------
                                          Name:    Clark A. Johnson

                                          Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile:
                                          --------------------------------------

                      (SIGNATURE PAGE TO VOTING AGREEMENT)

                                          MARTIN J. KAPLITT KEOGH-PROFIT SHARING

                                          By:      /s/ MARTIN J. KAPLITT
                                              ----------------------------------
                                            Name:    Martin J. Kaplitt
                                            Title:

                                          Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile:
                                          --------------------------------------

                                          MARTIN J. KAPLITT

                                                 /s/ MARTIN J. KAPLITT
                                          --------------------------------------
                                          Name:    Martin J. Kaplitt

                                          Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile:
                                          --------------------------------------

                      (SIGNATURE PAGE TO VOTING AGREEMENT)

                                          MEDTRONIC INTERNATIONAL, LTD.

                                          By:        /s/ GARY L. ELLIS
                                              ----------------------------------
                                            Name:    Gary L. Ellis
                                            Title:   V.P. Corporate Controller &
                                                     Treasurer

                                          Address for Notice:
                                          710 Medtronic Parkway
                                          MS LC 460
                                          Minneapolis, MN 55432

                                          Facsimile:

                      (SIGNATURE PAGE TO VOTING AGREEMENT)

                                   EXHIBIT A

                                SECURITYHOLDERS

Auckland Technology Enabling Corporation
Zenith Partners
Palisade Private Partnership, L.P.
Clark A. Johnson
Martin J. Kaplitt Keogh-Profit Sharing
Medtronic International, Ltd.
Martin J. Kaplitt

                                   EXHIBIT B

                    SECURITYHOLDERS' OWNERSHIP OF SECURITIES

                                       TARGET                TARGET                TARGET
SECURITYHOLDER                      COMMON STOCK       SERIES A PREFERRED    SERIES B PREFERRED    NEUROLOGIX NOTE
--------------                   -------------------   -------------------   -------------------   ---------------
                                                                                                     (PERCENTAGE
                                 (OWNED BENEFICIALLY   (OWNED BENEFICIALLY   (OWNED BENEFICIALLY    PARTICIPATORY
                                   AND OF RECORD)        AND OF RECORD)        AND OF RECORD)        INTEREST)*
Auckland Technology Enabling
  Corporation..................       1,312,500
Zenith Partners................         832,500
Palisade Private Partnership,
  L.P..........................                              138.768                 9,260               94.4%
Clark A. Johnson...............                                5.880                55,560                4.0%
Martin J. Kaplitt Keogh-Profit
  Sharing......................                                2.352
Medtronic International,
  Ltd. ........................                                                    324,074
Martin Kaplitt.................                                                                           1.6%
                                      ---------              -------               -------              -----
TOTALS.........................       2,145,000              147.000               388,894              100.0%
                                      =========              =======               =======              =====

---------------

* The Neurologix Note is owned of record by Palisade Private Partnership, L.P.

                                   EXHIBIT C

              ROLLOVER SHARES AND TARGET CONVERSION COMMON SHARES

                                          TARGET SERIES A PREFERRED            TARGET SERIES B PREFERRED
                                      ----------------------------------   ----------------------------------
                                                        SHARES OF TARGET                     SHARES OF TARGET
                                          TARGET          COMMON STOCK         TARGET          COMMON STOCK
                                      SERIES A SHARES   RECEIVABLE UPON    SERIES B SHARES   RECEIVABLE UPON
SECURITYHOLDER                          OUTSTANDING        CONVERSION        OUTSTANDING        CONVERSION
--------------                        ---------------   ----------------   ---------------   ----------------
Auckland Technology Enabling
  Corporation.......................
Zenith Partners.....................
Palisade Private Partnership,
  L.P...............................      138.768          2,081,520             9,260             9,260
Clark A. Johnson....................        5.880             88,200            55,560            55,560
Martin J. Kaplitt Keogh-Profit
  Sharing...........................        2.352             35,280
Medtronic International, Ltd. ......                                           324,074           324,074
Martin Kaplitt......................
                                          -------          ---------           -------           -------
TOTALS..............................      147.000          2,205,000           388,894           388,894
                                          =======          =========           =======           =======

                                   EXHIBIT D

                          STOCKHOLDER WRITTEN CONSENT

                                                                      APPENDIX D

                           BNY CAPITAL MARKETS, INC.
                             MERCHANT BANKING GROUP
                                445 PARK AVENUE,
                            NEW YORK, NEW YORK 10022

August 11, 2003

Board of Directors
Change Technology Partners, Inc.
537 Steamboat Road, 2nd Floor
Greenwich, CT 06830

Gentlemen:

     We understand that Change Technology Partners, Inc. ("CTP" or the "Company") and Neurologix, Inc. ("Neurologix") are contemplating entering into an Agreement and Plan of Merger (the "Merger Agreement"), whereby a wholly owned subsidiary of CTP ("Subcorp") shall be merged into and with Neurologix, with Neurologix surviving the merger as a wholly owned subsidiary of the Company (the "Proposed Transaction"). Pursuant to the Merger Agreement, if, immediately prior to the closing of the Proposed Transaction, CTP's net cash assets (as determined in accordance with the Merger Agreement, "Net Cash Assets") are at least $7.5 million, and Neurologix has not raised any additional cash proceeds between the date hereof and the consummation of the Proposed Transaction through the issuance and sale of additional equity securities, then each issued and outstanding share of: (i) common stock, par value $0.001 per share, of Neurologix ("Neurologix Common Stock"); and (ii) Series B Preferred Stock, par value $0.001 per share, of Neurologix ("Neurologix Series B Preferred Stock" and together with the Neurologix Common Stock, the "Neurologix Stock"), shall be converted into the right to receive shares of CTP's common stock, par value $0.01 per share ("CTP Common Stock") equal to the number of shares of Neurologix Stock multiplied by the Exchange Ratio, calculated as follows: CTP's total shares outstanding including CTP Common Stock, CTP Series A Preferred Stock, par value $0.10 per share (the "CTP Series A Preferred Stock") and CTP's in-the-money options ("CTP In-the-Money Options" and together with CTP Series A Preferred Stock and CTP Common Stock, "Total CTP Existing Shares") multiplied by two, all divided by the total shares of Neurologix Stock and the Neurologix shares issuable upon exercise of all in-the-money options (the "Neurologix In-the-Money Options" and together with Neurologix Stock, "Total Neurologix Existing Shares") (the "Exchange Ratio"). The Neurologix In-the-Money Options shall be converted into an option to purchase the number of shares of CTP Common Stock equal to the number of shares of Neurologix stock covered by such Neurologix In-the-Money Options multiplied by the Exchange Ratio.

     If, immediately prior to the closing of the Proposed Transaction, CTP's Net Cash Assets are less than $7.5 million, or if Neurologix has raised additional cash proceeds between the date hereof and the consummation of the Proposed Transaction through the issuance and sale of additional equity securities, then the Exchange Ratio will be adjusted as follows: Total CTP Existing Shares multiplied by the quotient obtained by dividing $15.0 million plus the net cash proceeds (after all expenses incurred relating thereto) from the sale of additional equity by Neurologix, by the lesser of CTP's Net Cash Assets or $7.5 million, all divided by Total Neurologix Existing Shares. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

     We further understand that concurrently with the execution of the Merger Agreement and as a condition to the willingness of CTP to enter into the Merger Agreement, certain holders of Neurologix Stock and Neurologix's 6% Amended and Restated Secured Promissory Note in the aggregate principal amount of $2.0 million and due October 2007 (the "Neurologix Note") have entered into a voting agreement with CTP, Subcorp and Neurologix, under which, among other things, they have agreed to: (i) convert shares of Neurologix Stock into, and to exchange their interests in the Neurologix Note for, shares of Neurologix Stock

BNY CAPITAL MARKETS, INC.
August 11, 2003
Page  2

prior to the consummation of the Proposed Transaction, (ii) execute an irrevocable written consent with respect to all of their shares of Neurologix in favor of adoption of the Merger Agreement, (iii) irrevocably waive any and all rights to dissent from the merger and seek appraisal of their Neurologix Stock, and (iv) take other actions in furtherance of the transactions contemplated by the Merger Agreement (the "Voting Agreement"). In addition, concurrently with the execution of the Merger Agreement, CTP shall loan Neurologix the principal amount of $750,000 secured by a first priority perfected security interest in all of the assets of Neurologix (the "Loan").

     You have asked for our opinion as to whether the Proposed Transaction is fair from a financial point of view to each of the Series A Preferred Stockholders (as defined below) and the Common Stockholders (as defined below). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     For the purpose of this opinion, "Series A Preferred Stockholders" shall mean all holders of the CTP Series A Preferred Stock (the "Series A Preferred Stockholders"), and "Common Stockholders" shall mean all holders of CTP Common Stock (the "Common Stockholders").

     For purposes of the opinion set forth herein, we have:

          (i)  reviewed the Merger Agreement, the Voting Agreement and the Loan;

          (ii) reviewed and analyzed certain internal financial statements, including audited historical and unaudited interim statements, and other financial and operating data concerning CTP and Neurologix, as well as projections prepared by the management of Neurologix;

          (iii) discussed the past and current operations and financial condition as well as the prospects of CTP and Neurologix with senior executives and consultants of CTP and Neurologix;

          (iv) reviewed CTP's Annual Reports on Form 10-K for the years ended December 31, 2000 through 2002, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, its Reports on Form 8-K dated June 18, 2003, and June 30, 2003, and its Certificate of Incorporation;

          (v) reviewed the reported prices and trading activity of CTP Common Stock from March 28, 2000, to present;

          (vi) reviewed publicly available information for certain publicly-traded companies selected for comparative purposes;

          (vii) considered traditional valuation methodologies, including but not limited to publicly-traded companies selected for comparative purposes, recent industry merger and acquisition transactions, recent industry venture capital transactions and discounted cash flow analyses; and

          (viii) performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us, without assuming any responsibility for independent verification of such information, and have further relied upon the assurances of management of CTP and Neurologix that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the financial projections, upon advice of the Company and Neurologix, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of CTP and Neurologix. We have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on CTP or Neurologix. Our opinion is

BNY CAPITAL MARKETS, INC.
August 11, 2003
Page  3

necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We do not express any opinion as to the price or range of prices at which the shares of CTP Common Stock may trade subsequent to the announcement of the Proposed Transaction or as to the price or range of prices at which the shares of CTP Common Stock may trade subsequent to the consummation of the Proposed Transaction.

     BNY Capital Markets, Inc. ("BNYCMI") is a nationally recognized investment banking firm and is acting as exclusive financial advisor to the Board of Directors of CTP to the extent set forth in the letter agreement between BNYCMI and the Company dated July 30, 2003 (the "Engagement Letter"), and will receive a fee for its services. In addition, the Company has agreed to indemnify BNYCMI for certain liabilities that may arise out of the rendering of this opinion. BNYMCI is a wholly owned subsidiary of The Bank of New York Company, Inc. ("BNYCo."). In the ordinary course of business, affiliates of BNYCo. may from time to time trade in the securities of CTP for the accounts of investment funds under their management and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter is for the information of the Board of Directors of CTP and may be used in the manner and to the extent set forth in the Engagement Letter. This letter may not be used for any other purpose without our prior written consent.

     Based on and subject to the foregoing, BNYCMI is of the opinion on the date hereof that the Proposed Transaction is fair from a financial point of view to each of the Series A Preferred Stockholders and the Common Stockholders.

                                          Very truly yours,

                                             /s/ BNY CAPITAL MARKETS, INC.
                                          --------------------------------------
                                          BNY Capital Markets, Inc.

                                                                      APPENDIX E

                               8 DEL.C. SEC. 262

                            DELAWARE CODE ANNOTATED

                             TITLE 8. CORPORATIONS

                       CHAPTER 1. GENERAL CORPORATION LAW

               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

sec. 262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The registrant's certificate of incorporation contains such a provision.

     The registrant's certificate of incorporation and bylaws provide that it will indemnify each director and officer against all claims and expenses resulting from the fact that he or she was an officer, or director of the registrant. In addition, the registrant's board of directors may, at its option, indemnify any other employee. A claimant is eligible for indemnification if the claimant (i) acted in good faith and in a manner that, in the claimant's reasonable belief, was in or not opposed to the best interests of the registrant, or (ii) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. The registrant's certificate of incorporation and bylaws contain no specific provisions regarding such insurance. The registrant has obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibit index is hereby incorporated by reference.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on November 14, 2003.

                                          CHANGE TECHNOLOGY PARTNERS, INC.

                                          By:      /s/ MICHAEL GLEASON
                                            ------------------------------------
                                                      Michael Gleason
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Gleason such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement (including those filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                      DATE
              ---------                               -----                      ----

         /s/ MICHAEL GLEASON              Director (Principal Executive    November 14, 2003
--------------------------------------    Officer, Principal Financial
           Michael Gleason                    Officer and Principal
                                               Accounting Officer)


       /s/ AUSTIN M. LONG, III                      Director               November 14, 2003
--------------------------------------
         Austin M. Long, III


         /s/ CRAIG J. NICKELS                       Director               November 14, 2003
--------------------------------------
           Craig J. Nickels

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Merger by and among Change Technology
          Partners, Inc., CTP/N Merger Corp. and Neurologix, Inc.,
          dated as of August 13, 2003 and, as amended as of November
          14, 2003 (included as Appendix A and Appendix B to the proxy statement and prospectus).
 2.2      Agreement and Plan of Merger of Arinco Computer Systems Inc.
          with and into Change Technology Partners, Inc. (d/b/a Pangea
          Internet, Inc.), dated April 21, 2000 (filed as an exhibit to the Registrant's Report on Form 8-K dated September 12,
          2000 and incorporated herein by reference).
 2.3      Agreement and Plan of Merger of CTPI Acquisition Corp. with and into eHotHouse, Inc., dated February 5, 2001 (filed as an exhibit to the Registrant's Annual Report on Form 10-K
          dated March 27, 2001 and incorporated herein by reference).
 2.4      Agreement and Plan of Merger among Change Technology
          Partners, Inc. and Franklin Capital Corporation, dated
          December 4, 2001 (filed as an exhibit to the Registrant's
          Report on Form 8-K dated December 5, 2001 and incorporated herein by reference).
 2.5      Amendment No. 1 to Agreement and Plan of Merger by and
          between Change Technology Partners, Inc. and Franklin
          Capital Corporation, dated April 3, 2002 (filed as an
          exhibit to the Registrant's Report on Form 8-K dated April
          4, 2002 and incorporated herein by reference).
 2.6      Plan of Liquidation and Dissolution of Change Technology
          Partners, Inc., dated September 30, 2002 (filed as an
          exhibit to Registrant's Report on Form 8-K dated October 2,
          2002 and incorporated herein by reference).
 3.1      Certificate of Incorporation of Change Technology Partners,
          Inc. (filed as an exhibit to the Registrant's Quarterly
          Report on Form 10-Q for the fiscal quarter ended September
          30, 2000 and incorporated herein by reference).
 3.2      Bylaws of Change Technology Partners, Inc. (filed as an
          exhibit to the Registrant's Quarterly Report on Form 10-Q
          for the fiscal quarter ended September 30, 2000 and
          incorporated herein by reference).
 4.1      Form of stock certificate for common stock (filed as an
          exhibit to the Registrant's Annual Report on Form 10-K dated
          March 27, 2001 and incorporated herein by reference).
 4.2      Registration Rights Agreement by and among Arinco Computer
          Systems Inc., Pangea Internet Advisors LLC and the persons party to the Securities Purchase Agreement, dated as of
          March 28, 2000 (filed as an exhibit to the Registrant's
          Report on Form 8-K dated March 28, 2000 and incorporated
          herein by reference).
 5.1*     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
          regarding legality.
10.1      Voting Agreement, dated as of August 13, 2003, by and among
          CTP/N Merger Corp., Change Technology Partners, Inc.,
          Neurologix, Inc., and the other signatories thereto
          (included as Appendix C to the proxy statement and
          prospectus).
10.2      Senior Secured Promissory Note, dated August 13, 2003,
          issued by Neurologix, Inc. for the benefit of Change
          Technology Partners, Inc.
10.3      Security Agreement, dated August 13, 2003, by and between
          Neurologix, Inc. and Change Technology Partners Inc.
10.4      Subordination and Intercreditor Agreement, dated as of
          August 13, 2003, by and among Neurologix, Inc., Change
          Technology Partners, Inc., Palisade Private Partnership,
          L.P., Dr. Martin J. Kaplitt and Clark A. Johnson.
10.5      Securities Purchase Agreement, dated March 9, 2000, by and between Arinco Computer Systems Inc., Pangea Internet
          Advisors LLC and the purchasers listed on Schedule I
          attached thereto (filed as an exhibit to the Registrant's
          Report on Form 8-K dated March 28, 2000, and incorporated
          herein by reference).
10.6      Amended and Restated Business Opportunity Allocation and
          Miscellaneous Services Agreement by and between Change
          Technology Partners, Inc., FG II Ventures, LLC and Pangea
          Internet Advisors LLC, dated as of November 10, 2000 (filed as an exhibit to the Registrant's Annual Report on Form 10-K dated March 27, 2001 and incorporated herein by reference).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.7      Warrants for William Avery, Cary S. Fitchey, The Roberts
          Family Revocable Trust U/D/T dated as of December 15, 1997,
          David M. Roberts and Gail M. Simpson, Trustees, Roberts
          Children Irrevocable Trust U/D/T dated October 21, 1996,
          Stephen H. Roberts, Trustee and Turtle Holdings LLC (filed as an exhibit to the Registrant's Report on Form 8-K dated
          March 28, 2000 and incorporated herein by reference).
10.8      Stock Purchase Agreement, dated September 15, 2000, by and between Change Technology Partners, Inc. and eHotHouse, Inc.
          (filed as an exhibit to the Registrant's Quarterly Report on
          Form 10-Q for the quarter ended September 15, 2000 and
          incorporated herein by reference).
10.9      Agreement for Sale and Purchase of Business Assets among
          InSys Technology Inc., ATC InSys Technology, Inc., and ATC
          Group Services Inc. dated October 5, 2000 (filed as an
          exhibit to the Registrant's Report on Form 8-K dated October
          18, 2000 and incorporated herein by reference).
10.10     Assumption Agreement among InSys Technology, Inc., ATC InSys
          Technology Inc. and ATC Group Services Inc. dated October
          18, 2000 (filed as an exhibit to the Registrant's Report on
          Form 8-K dated October 18, 2000 and incorporated herein by reference).
10.11     Agreement and Plan of Merger among Change Technology
          Partners, Inc., Iguana Studios I, Inc., and Iguana Studios,
          Inc., dated March 1, 2001 (filed as an exhibit to the
          Registrant's Report on Form 8-K dated March 14, 2001 and
          incorporated herein by reference).
10.12     Stockholders Agreement entered into by Change Technology
          Partners, Inc., and Stockholders of Iguana dated March 1,
          2001 (filed as an exhibit to the Registrant's Report on Form
          8-K dated March 14, 2001 and incorporated herein by
          reference).
10.13     Agreement and Plan of Merger among eHotHouse Inc., eHH
          Merger I, Inc., RAND Interactive Corporation, and Todd
          Burgess, David Kelley, John Snow, Stephen Riddick and
          Brobeck, Phleger and Harrison LLP dated November 30, 2000
          (filed as an exhibit to the Registrant's Report on Form 8-K dated November 30, 2000 and incorporated herein by
          reference).
10.14     Agreement and Plan of Merger among Change Technology
          Partners, Inc., Canned Interactive, Inc., Papke-Textor,
          Inc., Textor Family Limited Partnership, Papke Family
          Limited Partnership, Douglas Textor and Jay Papke, dated
          June 12, 2001 (filed as an exhibit to the Registrant's
          Report on Form 8-K dated June 12, 2001 and incorporated
          herein by reference).
10.15     Employment Agreement effective as of September 19, 2001 by and between Change Technology Partners, Inc. and William
          Avery (filed as an exhibit to the Registrant's Annual Report on Form 10-K dated March 26, 2002 and incorporated herein by reference).
10.16     Severance Compensation Agreement effective as of September
          19, 2001 by and between Change Technology Partners, Inc. and
          William Avery (filed as an exhibit to the Registrant's
          Annual Report on Form 10-K dated March 26, 2002 and
          incorporated herein by reference).
10.17     Promissory Note issued by InSys Technology LLC to Change
          Technology Partners, Inc. dated November 8, 2001 (filed as an exhibit to the Registrant's Report on Form 8-K dated
          November 8, 2001 and incorporated herein by reference).
10.18     Share Purchase Agreement by and between Change Technology
          Partners, Inc. and John Snow, dated November 2, 2001 (filed as an exhibit to the Registrant's Report on Form 8-K dated
          November 2, 2001 and incorporated herein by reference).
10.19     Warrant to Purchase Common Stock, issued by RAND Interactive
          Corporation to Change Technology Partners, Inc. dated
          November 2, 2001 (filed as an exhibit to the Registrant's
          Report on Form 8-K dated November 2, 2001 and incorporated herein by reference).
10.20     Promissory Note issued by eCom Capital, Inc. to Change
          Technology Partners, Inc. dated August 28, 2001 (filed as an exhibit to the Registrant's Report on Form 8-K dated August
          28, 2001 and incorporated herein by reference).
10.21     Security Agreement among eCom Capital, Inc., Franklin
          Capital Corporation and Change Technology Partners, Inc.
          dated August 28, 2001 (filed as an exhibit to the
          Registrant's Report on Form 8-K dated August 28, 2001 and
          incorporated herein by reference).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.22     Warrant, issued by eCom Capital, Inc. to Change Technology
          Partners, Inc. dated August 28, 2001 (filed as an exhibit to the Registrant's Report on Form 8-K dated August 28, 2001
          and incorporated herein by reference).
10.23     Stock Purchase Agreement between Change Technology Partners,
          Inc. and Franklin Capital Corporation dated December 4, 2001
          (filed as an exhibit to the Registrant's Annual Report on
          Form 10-K dated March 26, 2002 and incorporated herein by
          reference).
10.24     Promissory Note issued by Excelsior Radio Networks, Inc. to
          Change Technology Partners, Inc. dated April 3, 2002 (filed as an exhibit to the Registrant's Report on Form 8-K dated
          April 4, 2002 and incorporated herein by reference).
10.25     Security Agreement among Excelsior Radio Networks, Inc.,
          Sunshine II, LLC and Change Technology Partners, Inc. dated
          April 3, 2002 (filed as an exhibit to the Registrant's
          Report on Form 8-K dated April 4, 2002 and incorporated
          herein by reference).
10.26     Purchase Agreement between Sunshine III, LLC and Change
          Technology Partners, Inc., dated January 15, 2003 (filed as an exhibit to the Registrant's Report on Form 8-K dated
          January 17, 2003 and incorporated herein by reference).
10.27     Stock Purchase Agreement by and among Textor Family Limited
          Partnership, Canned Interactive, Inc., Douglas Textor and
          Change Technology Partners, Inc. dated as of June 30, 2003
          (filed as an exhibit to the Registrant's Report on Form 8-K dated July 15, 2003 and incorporated herein by reference).
10.28     Separation Agreement and General Release by and between
          Change Technology Partners, Inc. and William B. Avery, dated as of June 17, 2003 (filed as an exhibit to the Registrant's
          Quarterly Report on Form 10-Q for the fiscal quarter ended
          June 30, 2003 and incorporated herein by reference).
10.29     Consulting Agreement by and between Neurologix, Inc. and Dr.
          Michael Kaplitt, dated October 1, 1999, as amended October
          8, 2003.
10.30     Consulting Agreement by and between Neurologix, Inc. and Dr.
          Matthew During, dated October 1, 1999, as amended October 8,
          2003.
10.31     2000 Stock Option Plan of Change Technology Partners, Inc.
          (filed as an annex to the Registrant's Definitive Proxy
          Statement on Schedule 14A dated August 11, 2003 and
          incorporated herein by reference).
10.32     Neurologix, Inc. 2001 Stock Plan and Stock Option Agreement.
21.1      List of Subsidiaries of Change Technology Partners, Inc.
23.1*     Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP
          (included in Exhibit 5.1).
23.2      Consent of KPMG LLP.
23.3      Consent of J.H. Cohn LLP.
23.4      Consent of BNY Capital Markets, Inc.
24.1      Power of Attorney (included on signature page).
99.1*     Form of proxy card of Change Technology Partners, Inc.

---------------

* To be filed by amendment.